Exhibit 10.7

EXECUTION VERSION

$850,000,000

CREDIT AGREEMENT

dated as of February 17, 2011

among

REVEL AC, INC.,

as Borrower,

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

J.P. MORGAN SECURITIES LLC,

as Lead Arranger and Syndication Agent,

and

J.P. MORGAN SECURITIES LLC and

MORGAN STANLEY & CO. INCORPORATED,

as Joint Bookrunning Managers,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

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-ii-

-iii-

SCHEDULES

Schedule 1.01(a)	—	ACHA Parcel

Schedule 1.01(b)	—	Environmental Reports

Schedule 1.01(c)	—	Guarantors

Schedule 1.01(d)	—	Mortgaged Property

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Schedule 1.01(e)	—	Management Case Projected EBITDA

Schedule 1.01(f)	—	Buffer Property

Schedule 3.03	—	Consents; Authorizations; Filings; Notices

Schedule 3.05(b)(i)	—	Real Property

Schedule 3.05(b)(iv)	—	Assessments

Schedule 3.05(b)(vii)	—	Options to Purchase; Rights of First Refusal; Restrictions on Transfer

Schedule 3.05(d)	—	Resolutions of ACHA, City of Atlantic City and City Council of Atlantic City

Schedule 3.05(f)	—	Project Property

Schedule 3.06(b)	—	Trademarks

Schedule 3.06(c)	—	Patents

Schedule 3.06(d)	—	Copyrights

Schedule 3.06(e)	—	Licenses

Schedule 3.07(a)	—	Subsidiaries; Equity Interests

Schedule 3.07(c)	—	Organizational Chart

Schedule 3.08	—	Litigation

Schedule 3.09	—	Material Agreements

Schedule 3.18	—	Environmental Matters

Schedule 3.19(a)	—	UCC Filing Offices

Schedule 3.19(b)	—	Mortgage Filing Offices

Schedule 3.19(c)	—	Intellectual Property Filing Offices

Schedule 5.04(a)	—	Insurance Policies and Programs

Schedule 6.01(c)	—	Existing Indebtedness

Schedule 6.02(f)	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire

Exhibit B	—	Form of AC Property Co. Mortgage

Exhibit C	—	Form of Assignment and Assumption

Exhibit D	—	Form of Borrowing Request

Exhibit E	—	Form of Compliance Certificate

Exhibit F	—	Form of CUP Land Lease

Exhibit G	—	Form of Disbursement Agreement

Exhibit H	—	Form of Energy Services Agreement

Exhibit I	—	Form of In-Balance Test Certificate

Exhibit J	—	Form of Intercompany Note

Exhibit K	—	Form of Intercreditor Agreement

Exhibit L	—	Form of Interest Election Request

Exhibit M	—	Form of Note

Exhibit N-1	—	Form of Perfection Certificate

Exhibit N-2	—	Form of Perfection Certificate Supplement

Exhibit O	—	Form of Security Agreement

Exhibit P	—	Form of Tax Compliance Certificate

Exhibit Q	—	Form of Solvency Certificate

Exhibit R	—	Form of Title Policies

Exhibit S	—	Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit T	—	Form of Purchasing Borrower Party Assignment and Assumption

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of February 17, 2011 among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger (in such capacity, “Arranger”) and syndication agent (in such capacity, “Syndication Agent”), J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers (collectively in such capacity, the “Bookrunners”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

W I T N E S E T H:

WHEREAS, the Borrower and the other Loan Parties are developing and propose to own and operate the Project;

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Tranche B Loans on the Closing Date, in an aggregate principal amount not in excess of $850,000,000; and

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12;

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“AC Property Co” shall mean Revel Atlantic City, LLC, a New Jersey limited liability company.

“AC Property Co Mortgage” shall mean the First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing substantially in the form of Exhibit B hereto, dated as of the date hereof, made by AC Property Co and REG in favor of the Collateral Agent for the benefit of the Secured Parties.

“ACHA” shall mean the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City or any other Governmental Authority succeeding to rights of the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City under the ACHA Contract.

“ACHA Contract” shall mean that certain Contract for Sale of Land for Private Redevelopment, dated as of November 30, 2004, between ACHA and AC Property Co, as successor in interest, as amended by the First Amendment to Contract for Sale of Land for Private Redevelopment, dated as of July 28, 2005, the Second Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Third Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Assignment and Fourth Amendment to Contract For Sale of Land for Private Redevelopment, dated as of June 28, 2007, and the Fifth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of January 24, 2008, and the Sixth Amendment to Contract for Sale of Land for Private Redevelopment, dated on or about the Closing Date, as the same may be further amended from time to time.

“ACHA Documents” shall mean all agreements, instruments and other documents between AC Property Co and ACHA and all other agreements, instruments and documents with, by or in favor of ACHA encumbering or otherwise applicable to the ACHA Parcel (and entered into by AC Property Co and its Affiliates), including without limitation, the ACHA Contract, the Initial Deed and the Revel Deed.

“ACHA Parcel” shall mean that portion of the Mortgaged Property described as such on Schedule 1.01(a).

“Acquisition” shall mean (i) the acquisition of Revel Entertainment Group, LLC, a Delaware limited liability company, which shall be merged with and into Revel Entertainment, LLC, a New Jersey limited liability company (with Revel Entertainment, LLC the surviving entity and changing its name to Revel Entertainment Group, LLC), by Revel Acquisition, LLC and (ii) the acquisition of AC Property Co by Revel Acquisition, LLC.

“ADA Laws” shall mean the Americans with Disabilities Act of 1990, as amended and supplemented from time to time, and any state or local laws covering similar issues.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the higher of (i) (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period and (ii) 1.50%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of the person specified.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Disbursement Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the highest of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, in the case of Tranche B Loans, a percentage per annum equal to 7.50%, in the case of Eurodollar Loans, and 6.50%, in the case of ABR Loans.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Architectural Services Agreement” shall have the meaning assigned to such term in the Disbursement Agreement.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) any of the foregoing for an aggregate consideration of less than $200,000 with respect to any transaction or series of related transactions, (ii) sales or dispositions of inventory, in the ordinary course of business, (iii) assignments and dispositions of cash and cash equivalents and (iv) issuances or sales of Equity Interests described in the following clause (b) and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, (i) to the extent accounted for as a capitalized lease, the amount of the associated Capital Lease Obligations and (ii) to the extent not accounted for as a capitalized lease, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Available Construction Funds” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Bank Proceeds Account” shall mean a deposit account of one or more of the Loan Parties at the Administrative Agent under the control of the Collateral Agent pursuant to a Bank Proceeds Account Control Agreement.

“Bank Proceeds Account Control Agreement” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the Administrative Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunners” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Boutique Hotel Easements” shall have the meaning assigned to such term in Section 6.06(q).

“Buffer Property” means the Real Property described on Schedule 1.01(f).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure” shall mean with respect to any Person for any period, without duplication, the aggregate amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP, but excluding (i) amounts for replacements, substitutions, restorations, acquisitions or repairs of fixed assets, capital assets or equipment in each case to the extent made with insurance or condemnation proceeds resulting from a Casualty Event or with proceeds of an Asset Sale, (ii) the purchase price of property acquired in ordinary course trade-ins to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of consolidated lease expense or arise out of a sale leaseback transaction permitted hereunder, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or cash equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has liability, (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (vi) expenditures that constitute (x) acquisitions permitted under Section 6.04, including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to such acquisition or transaction expenses constituting transition capital expenditures in connection with such acquisition or (y) other Investments permitted under Section 6.04 constituting an acquisition of a Person, business unit or division or substantially all of a Person’s assets, (vii) expenditures financed with the Net Cash Proceeds of Indebtedness permitted to be incurred under Section 6.01(e), (f) or (t), (viii) expenditures financed with net cash proceeds received by Borrower from a contribution to its common equity capital or the issuance of its Equity Interests (and identified at the time of such contribution or issuance as being for the purpose of expenditures referred to above) and (ix) interest or labor costs capitalized in accordance with GAAP during such period or reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, the obligations of the Loan Parties under the Energy Services Agreement shall not, for purposes of the Loan Documents, constitute Capital Lease Obligations.

“Cash” means money, currency or a credit balance in any demand or Cash Account.

“Cash Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such person; (b) securities issued by corporations chartered by the United States government that have borrowing capacity at the United States Treasury or have United States Treasury funds to support payment having maturities of not more than one year from the date of acquisition by such person; (c) time deposits and certificates of deposit of any Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (c) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper and variable or fixed rate notes issued by an Approved Fund (or by the parent company thereof) (determined at the time of acquisition) or any person incorporated in the United States , in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such person; (f) marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such person; (g) investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above; (h) investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Group or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance and (i) demand deposit accounts maintained in the ordinary course of business.

“Cash Management Account” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Casino License” shall mean any and all licenses, approvals and authorizations under the Gaming Laws required by any Gaming Authority and necessary for the ownership (directly or indirectly) of the Project or for the operation of gaming at the Project.

“Casualty Event” shall mean any involuntary loss of title, damage to or any destruction of, or any condemnation or other Taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to Events of Eminent Domain.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any Person, other than the transactions contemplated by the REG Lease or Closing Date Transactions (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Borrower;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 30% of the Voting Stock of Borrower or any parent company of the Borrower, measured by voting power rather than number of shares; or

(4) after an initial public offering of Borrower or any parent company of the Borrower (in either case, the “public company”), the first day on which a majority of the members of the public company Board of Directors are not Continuing Directors.

For purposes of this definition, (i) a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) it is acknowledged and agreed that nothing in any stockholders or securityholders agreement relating to the Units, the Warrants or the shares of common stock receivable upon exercise of the Warrants, will result in the holders of the Units or the Warrants or the shares of stock being considered a “person” or a “group” referred to in clause (3) above.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Loans or Other Loans.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Closing Date Transactions” shall mean on or about (or in the case of clause (vii), within 90 days of) the Closing Date, (i) the distribution by Revel Atlantic City, LLC, a New Jersey limited liability company, of all its owned real property, other than New Jersey classified real property, to Revel Entertainment Group, LLC, a Delaware limited liability company (“Entertainment Delaware”), (ii) the transfer, pursuant to the Purchase and Sale Agreement, dated as of January 24, 2011 among Revel Holding, LLC (“Holdings”), Revel Acquisition, LLC (“Revel Acquisition”) and Kevin G. DeSanctis, of (a) 100% of the membership interests in Revel Atlantic City, LLC by Entertainment Delaware to Revel Acquisition and (b) 100% of the membership interests in Entertainment Delaware by Holdings to Revel Acquisition, (iii) the name change of Revel Acquisition to Revel AC, LLC, (iv) the merger of Entertainment Delaware with and into Revel Entertainment, LLC, a New Jersey limited liability company, with Revel Entertainment, LLC surviving such merger and changing its name to Revel Entertainment Group, LLC,

(v) the entry by NB Acquisition LLC into the CUP Land Lease, (vi) the termination of all obligations under the Existing Credit Agreements and the release of all Liens and security interests in respect thereof, (vii) the issuance by the Borrower of the Warrants and (viii) the Acquisition, the transactions contemplated by the Financing Agreements and the payment of fees and expenses relating thereto.

“Closing Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Assignments” shall mean (i) that certain Assignment of Permits and Contracts with respect to the Project, dated as of the date hereof, given by the Loan Parties to the Collateral Agent, as the same may be amended, replaced or supplemented from time to time and (ii) the consents to assignment of the Architectural Services Agreement, the Construction Management Agreement and the Energy Services Agreement.

“Commitment” shall mean, a Tranche B Commitment or an Incremental Commitment, as the context may require.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party or JPMorgan Chase Bank or any Affiliate thereof) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a casino or a convention, trade show or exhibition facility (provided, that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such casino, convention, trade show or exhibition facility to be a Competitor).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit E.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated January 2011.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such Person with respect to such period (whether or not paid during such period), (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), (f) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business, (g) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income, pre-opening expenses related to the initial opening of the Project, (h) Non-Cash Charges, (i) expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity, (j) expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof, and (k) expenses and losses relating to the CRDA Obligations and payments made in connection therewith, minus, to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA)) and (iii) other non cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all as determined on a consolidated basis, plus, to the extent not included in determining such Consolidated Net Income for such period, (i) any distributions, dividends or other payments whether constituting fees or otherwise received from any Unrestricted Subsidiary or any joint venture solely to the extent not constituting a return of investment and (ii) for purposes of determining compliance with the Financial Performance Covenants only (solely for the purposes of Section 6.10), Equity Contributions made pursuant to Section 8.04 to cure failure to comply with any Financial Performance Covenant for a fiscal quarter in such period; provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the Loan Parties during such period shall be excluded for such period (as if the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated Adjusted EBITDA of any Person (other than any Unrestricted Subsidiary) or attributable to any line of business acquired by the Loan Parties during such period shall be included for such period (as if the consummation of such acquisition had occurred as of the first day of such period).

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Restricted Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate outstanding principal amount of all Indebtedness of Borrower and its Restricted Subsidiaries constituting obligations for borrowed money and Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP; provided that (x) Indebtedness incurred with respect to any Incremental Loans pursuant to Section 2.18 shall not constitute Indebtedness for a period of six full fiscal quarters following the incurrence thereof and (y) any ERGG Monetization Indebtedness shall not constitute Indebtedness.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period ending after the Initial Calculation Date, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period to the extent such Consolidated Interest Expense has been paid in cash or is required to be paid in cash (and is not capitalized, paid in kind or accreted or amortized) minus (i) interest income of Borrower and its Restricted Subsidiaries for such period, (ii) amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting), (iii) the accretion or accrual of discounted liabilities during such period, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification No. 815-Derivatives and Hedging, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates (vi) debt discount or premium and financing fees and expenses, including underwriting and arrangement fees and prepayment or redemption premiums, (vii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (viii) any interest accrued on any Incremental Loans for a period of six full fiscal quarters following the incurrence thereof and (ix) any interest accrued on any ERGG Monetization Indebtedness (provided that if any Person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of Borrower and its Restricted Subsidiaries for such period, with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by Borrower and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net of amounts payable to the Borrower and its Restricted Subsidiaries under Hedging Agreements in respect of interest rates, to the extent such net costs or net amounts received are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” shall mean, at any date of determination, the ratio of (a) (i) Consolidated Indebtedness on such date minus (ii) the amount of Unrestricted Cash, not to exceed $25,000,000, of Borrower and its Restricted Subsidiaries as of such date, as determined in accordance with GAAP to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends; provided, that in calculating Consolidated Net Income of Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (except to the extent such Person was a Subsidiary prior to such merger or consolidation), (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower that is not an Unrestricted Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Agreement) or Requirement of Law applicable to such Subsidiary, and (d) the cumulative effect of a change in accounting principles.

“Construction Consultant” shall mean Merritt & Harris, Inc. or such other construction consultant of recognized national standing appointed by the Administrative Agent with, unless at the time of such appointment there exists an Event of Default, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

“Construction Contracts” means all contracts, agreements, warranties and representations relating to or governing the construction of any component of the Project, as amended, modified or supplemented from time to time.

“Construction Disbursement Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Construction Management Agreement” shall mean that certain Construction Management Agreement between REG and the Construction Manager dated April 5, 2007, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Construction Manager” shall mean Tishman Construction Corporation of New Jersey.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean the directors (or equivalent Persons) of Borrower on the date of an initial public offering of the Borrower or any parent company of the Borrower and each other director (or equivalent Person), if, in each case, such other director’s (or equivalent Person’s) nomination for election to the board of directors (or equivalent governing body) of Borrower is recommended by a majority of the then Continuing Directors or such other director (or equivalent Person) receives the vote, directly or indirectly, of the Permitted Investors in his or her election by the equityholders of Borrower.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other contract to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean, collectively, (a) the Bank Proceeds Account Control Agreement and (b) each other control agreement executed and delivered by any Loan Party from time to time pursuant to the Security Agreement.

“CRDA” shall mean the Casino Reinvestment Development Authority.

“CRDA Obligations” shall have the meaning assigned to such term in Section 3.25.

“Credit Extension” shall mean the making of a Loan by a Lender.

“CUP” shall mean the central utility plant that will provide energy, hot water and chilled water to the Project.

“CUP Easements” shall have the meaning assigned to such term in Section 6.06(n).

“CUP Holder” shall mean ACR Energy Partners, LLC, a joint venture of Marina Energy and DCO Energy, that owns the CUP.

“CUP Land Lease” shall mean that certain leasehold grant with respect to that portion of the Mortgage Property described as the “CUP Parcel” on Schedule 1.01(d) to the CUP Holder substantially on the terms set forth on Exhibit F hereto, including all amendments, extensions, replacements, renewals and/or modifications thereto.

“CUP Mortgage” shall mean the First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the date hereof, made by NB Acquisition LLC in favor of the Collateral Agent for the benefit of the Secured Parties.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disbursement Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement substantially in the form of Exhibit G hereto, dated as of the date hereof, among the Borrower, the Administrative Agent, the Second Lien Collateral Agent, the Trustee and the Disbursement Agent.

“Disbursement Agreement Event of Default” shall mean an “Event of Default” as defined in the Disbursement Agreement.

“Discounted Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.10(k).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations or to the extent such redemption is permitted under this Agreement.

“Disqualification” shall mean, with respect to any person:

(a) the failure of such person if not extended, timely to (i) file pursuant to applicable Gaming Laws any application or waiver request required of such person by any Gaming Authority in connection with any licensing or qualification of such person as a lender to the Loan Parties or (ii) have a finding of failure to cooperate with any Gaming Authority or provide any information or documentation required by any Gaming Authority;

(b) the withdrawal by such person (except where requested or permitted by the applicable Gaming Authority) of any such application; or

(c) any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such person is “unsuitable” or disqualified as a lender to the Loan Parties or (ii) denying the issuance to such Person of any Casino License required under applicable Gaming Laws to be held by such person as a lender to the Loan Parties.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend (other than a dividend of Qualified Capital Stock of such Person) or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than consideration consisting of Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments (other than payments in Qualified Capital Stock) made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Dutch Auction” means an auction (an “Auction”) conducted by a Purchasing Borrower Party in order to purchase Loans in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:

(A) Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the applicable Lenders) of the Classes of Loans on an individual tranche basis that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 (the “Auction Amount”) with respect to each applicable tranche, (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans at issue that represents the range of purchase prices that could be paid in the Auction (it being understood that different Discount Ranges and/or Auction Amounts may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer) and (iii) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment (the “Acceptance Date”).

(B) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par of such Lender’s tranche or tranches of Loans subject to the Auction Notice that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable tranches of Loans which must be in increments of $1,000,000 (the “Reply Amount”). A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of the applicable Loans. Lenders may only submit one Return Bid per Auction (it being understood that different Return Bids may be offered with respect to different tranches of Loans and, in such an event, each such Return Bid will be treated as a separate Return Bid). In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, a form of assignment and acceptance (the “Form of Assignment and Acceptance”) in a form reasonably acceptable to the Administrative Agent and Borrower.

(C) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Borrower or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Borrower or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. Borrower or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Borrower or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(D) Subject to clause (C) above (including the right of the Borrower to withdraw any Auction), each Discounted Voluntary Prepayment shall be made without premium or penalty, upon irrevocable notice as described above. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(E) Additional Procedures. Once initiated by an Auction Notice, Borrower or its Subsidiary, as applicable, may withdraw an Auction in the case of a Failed Auction or by giving notice thereof prior to the required date of purchase. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course, including insurance companies, mutual funds and lease financing companies; and (v) any Lender or Approved Fund; provided, that “Eligible Assignee” shall not include (x) the Borrower or any Affiliate of the Borrower (other than a Person who is an Affiliate solely because such Person owns Voting Stock or other Equity Interests of Borrower or any of its Subsidiaries or pursuant to assignments in accordance with Sections 10.04(i)), (y) any Person that is subject to a Disqualification or (z) any Competitor.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.

“Eminent Domain Proceeds” shall mean all cash and cash equivalents received by a Loan Party in respect of any Event of Eminent Domain, net of (a) all direct costs of recovery of such Eminent Domain Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the Event of Eminent Domain to which such Eminent Domain Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof by a Loan Party or any direct or indirect owner of Borrower (after taking into account any tax credits or deductions and any tax sharing arrangements attributable to the Loan Parties, in each case reducing the amount of taxes so paid or estimated to be payable).

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates.

“Energy Services Agreement” shall mean an energy services agreement between Borrower and the CUP Holder to provide energy, hot water and chilled water to the Project substantially in the form of Exhibit H hereto.

“Entertainment Venue Easements” shall have the meaning assigned to such term in Section 6.06(p).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata and natural resources.

“Environmental Claim” shall mean any claim, notice, governmental enforcement lien, demand, order, action, suit or proceeding alleging liability or obligation for any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, punitive damages, fines, penalties or costs resulting from or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any Mortgaged Property or (ii) any violation or alleged violation of any Environmental Law by a Loan Party, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to public health, safety (as it relates to environmental matters), or the Environment.

“Environmental Law” shall mean any Laws regulating protection of public health and safety (as it relates to environmental matters) or the Environment, the Release or threatened Release of Hazardous Materials or Hazardous Materials Activity.

“Environmental Permit” shall mean any permit, license, registration, or written exemption, consent, notification, approval or other authorization, required by or from a Governmental Authority under Environmental Law.

“Environmental Report(s)” shall mean those certain environmental summaries (including reports referenced therein) as more particularly identified on Schedule 1.01(b).

“Equity Contribution” shall mean a contribution in cash to the equity of Borrower from a person other than a Loan Party upon which no interest shall accrue and which does not constitute Disqualified Capital Stock.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt convertible or exchangeable into such equity.

“ERGG Agreement” shall mean The State Economic Redevelopment and Growth Incentive Grant Agreement, dated on or about the Closing Date by and among Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a Delaware limited liability company, the New Jersey Economic Development Authority and the Treasurer of The State of New Jersey.

“ERGG Monetization Indebtedness” means Indebtedness of any Loan Party incurred to monetize the anticipated stream of payments under the ERGG Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code or, solely for purposes of Section 302 of ERISA and Section 412(b) or (c) of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which would result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Event of Eminent Domain” shall mean, with respect to any property, (a) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (b) any settlement in lieu of any of the actions described in clause (a) above.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated Adjusted EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Consolidated Interest Expense, to the extent paid in cash, and scheduled principal amortization of Loans pursuant to Section 2.09, to the extent actually made, for such Excess Cash Flow Period;

(b) Capital Expenditures during such Excess Cash Flow Period that are paid in cash (other than Capital Expenditures to the extent financed with the proceeds of the incurrence of Indebtedness or the issuance of Equity Interests);

(c) Capital Expenditures that the Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided, that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures are reasonably expected to be made in the following Excess Cash Flow Period;

(d) taxes of Borrower and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Excess Cash Flow Period or that will be paid within six months after the last day of such Excess Cash Flow Period and for which reserves have been established;

(e) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(f) Non-Cash Charges to the extent added to clause (h) of the definition of “Consolidated Adjusted EBITDA”;

(g) extraordinary, non-recurring or unusual expenses, charges or losses and other items to the extent added to clause (e) of the definition of “Consolidated Adjusted EBITDA”;

(h) preopening expenses related to the initial opening of the Project;

(i) amounts added to Consolidated Adjusted EBITDA pursuant to clause (i) of the definition of “Consolidated Adjusted EBITDA”;

(j) expenses and losses relating to the CRDA Obligations and payments made in connection therewith;

(k) to the extent added in determining Consolidated Adjusted EBITDA, all items constituting cash payment by Borrower or any of its Restricted Subsidiaries;

(l) Investments made under Section 6.04(l), 6.04(m) or 6.04(p)(ii);

(m) Dividends made under Section 6.08 (other than pursuant to Section 6.08(e)); and

(n) the aggregate amount of all repayments or redemptions of Indebtedness of Borrower and the Restricted Subsidiaries (including the principal component of payments in respect of Capitalized Leases and the amount of any scheduled repayment of any Loans (to the extent actually made) but excluding (A) prepayments of Loans pursuant to Section 2.10(a) and (B) purchases or repayments of Loans by a Purchasing Borrower Party pursuant to a Dutch Auction, except to the extent financed with the proceeds of other Indebtedness of Borrower or its Restricted Subsidiaries or the issuance of Equity Interests of Borrower (or with contributions made to Borrower);

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period; and

(ii) any amount deducted in calculating Excess Cash Flow in any prior fiscal year pursuant to clause (c) above that was not ultimately applied to make Capital Expenditures in the succeeding fiscal year.

“Excess Cash Flow Period” shall mean the period beginning with the first full fiscal year commencing after the Opening Date to December 31 of such year and each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Real Property” shall mean (i) the Buffer Property and (ii) (a) any real property constituting a leasehold interest and (b) any fee interest in real property having a fair market value of less than $2,500,000 and which, in each case, is not material to the Project.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income taxes) by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or having any other present or former connection with such jurisdiction (other than a connection deemed to arise solely from such recipient having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any other transaction pursuant to this Agreement or any other Loan Document), (b) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (a), (c) other than an assignee pursuant to a request by any Loan Party under Section 2.16, any U.S. federal withholding tax imposed pursuant to a law in effect

(including FATCA) at the time such person becomes a party hereto (or designates a new lending office), except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), and (d) any withholding tax resulting from a person’s failure to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing Credit Agreements” shall mean (i) that certain Amended and Restated First Lien Credit Agreement dated as of April 30, 2009 among REG, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, (ii) that certain Amended and Restated Second Lien Credit Agreement dated as of April 30, 2009 among REG, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and (iii) that certain Amended and Restated Third Lien Credit and Guarantee Agreement dated as of April 30, 2009 among Revel Holding, LLC, certain of its subsidiaries party thereto and Morgan Stanley Senior Funding, Inc., as lender.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(f).

“Expansion Capital Expenditures” shall mean any Capital Expenditure that is not characterized as a Maintenance Capital Expenditure.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any federal regulation promulgated or Revenue Ruling, Revenue Procedure, Notice or other official guidance issued thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees and the Closing Fee.

“Final Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Final Maturity Date” shall mean the latest of the Tranche B Maturity Date and any Incremental Loan Maturity Date applicable to existing Incremental Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Performance Covenant” shall mean the financial covenants contained in Section 6.10.

“Financing Agreements” shall mean, collectively, this Agreement and the other Loan Documents, the Second Lien Documents, the Warrant Agreement and the other Unit Documents, and any other loan, security or similar agreement entered into on or after the Closing Date in connection with the foregoing, including with respect to Permitted Refinancings of the Loans or the Second Lien Notes.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Account” shall mean any account with respect to which the Secured Parties have a perfected Lien (subject only to Permitted Liens).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gaming Approvals” shall mean, with respect to any action by a particular person, any consent, approval or other authorization required for such action by such person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” shall mean, any Governmental Authorities that hold regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by the Loan Parties within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Facility” shall mean any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by a Loan Party or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by a Loan Party.

“Gaming Laws” shall mean all laws, regulations, orders, resolutions, decisions or other rules or rulings pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by the Loan Parties, and all regulations promulgated under such laws, including, but not limited to, those applicable to the Loan Parties during the construction of the Project and the application process in connection therewith.

“Gaming Reserves” shall mean any mandatory gaming security reserves or other reserves required under applicable Gaming Laws or by directive of the Gaming Authorities.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the Gaming Authorities, Liquor Authorities, any zoning authority, the FDIC, the Comptroller of the Currency, the Federal Reserve Board, any redevelopment authority, any central bank and any comparable authority), any self-regulatory agency (e.g., NASD), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean each Restricted Subsidiary listed on Schedule 1.01(c), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11.

“Hazardous Materials” shall mean the following: polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; asbestos or asbestos-containing materials; radon gas, radiation, petroleum, crude oil or any fraction thereof; and any other pollutant, contaminant, or hazardous or toxic chemicals, wastes, materials, or substances, regulated under any Environmental Laws.

“Hazardous Materials Activity” shall mean any manufacture, storage, generation, transportation, processing, treatment, disposal, disposition, abatement, corrective action, response action, removal or remediation of any Hazardous Materials.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Immaterial Subsidiary” shall mean each Subsidiary of Borrower which is hereafter designated as such from time to time by written notice to the Administrative Agent in a manner consistent with the provisions of Section 5.16; provided that no Person shall be so designated (i) if, as of the date of its designation, its Consolidated Adjusted EBITDA for the then most recent period of twelve months is in excess of $2,000,000, (ii) at any time when the aggregate book value (as reasonably determined by Borrower) of the assets of all Immaterial Subsidiaries would thereby be in excess of $5,000,000, (iii) if it owns any Equity Interests in Borrower or any Guarantor, (iv) if it owns any material assets that are used in connection with the Project or (v) when any Default or Event of Default has occurred and remains continuing.

“Improvements” shall mean the improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“In-Balance Projections” shall mean with respect to the In-Balance Test, good faith projections of the Available Construction Funds and the aggregate Remaining Costs for the Project from the first day of the calendar month in which the In-Balance Test is being made through the Scheduled Completion Date.

“In-Balance Test” shall mean the covenant set forth in Section 5.17.

“In-Balance Test Certificate” shall mean, with respect to the Project, an Officers’ Certificate in substantially the form of Exhibit I, setting forth the calculation of the Available Construction Funds and the aggregate Remaining Costs for the Project as of the date of such certificate.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.18.

“Increase Joinder” shall have the meaning assigned to such term in Section 2.18.

“Incremental Commitment” shall have the meaning assigned to such term in Section 2.18.

“Incremental Loan” shall have the meaning assigned to such term in Section 2.18. Other Loans may be made in the form of additional Tranche B Loans or, to the extent permitted by Section 2.18 and provided for in the relevant Increase Joinder, Other Loans. Each Incremental Loan shall be either an ABR Loan or a Eurodollar Loan.

“Incremental Loan Maturity Date” shall have the meaning assigned to such term in Section 2.18.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of such property; (f) all Capital Lease Obligations of such person; (g) for purposes of Section 8.01(f) only, all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such Person is a limited partner) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the Energy Services Agreement or the transactions contemplated thereunder, the Special Assessment Obligations, casino “chips” or gaming winnings of customers constitute Indebtedness.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Deed” shall mean that certain Bargain and Sale Deed, dated as of May 3, 2006, between ACHA and MS Atlantic City, LLC and recorded in the real property records of Atlantic County, New Jersey as instrument number 2006 05 77 03, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Initial Calculation Date” shall mean the last day of the initial period of four consecutive fiscal quarters of the Borrower commenced on or following the Opening Date.

“Insurance Consultant” shall mean Marsh Inc., or such other insurance consultant appointed by the Administrative Agent with, unless at the time of such appointment there exists an Event of Default, the consent of the Borrower (such consent not to be unreasonably withheld, conditional or delayed).

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner, lessee or operator of Mortgaged Property or any part of the Project pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Proceeds” shall mean all cash and cash equivalents paid under any casualty insurance policy maintained by a Loan Party (other than payments in respect of business interruption as reasonably determined by Borrower), net of (a) all costs of recovery of such Insurance Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) all amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the event to which such Insurance Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof, whether by a Loan Party or any direct or indirect owner thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable).

“Insurance Requirements” shall mean, collectively, all material provisions of the Insurance Policies, all material requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner, lessee or operator of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, trade names, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements or the Security Agreement.

“Intellectual Property License Agreements” shall mean those agreements providing for the assignment and/or license of trademarks and related property from one or more Loan Parties to a Permitted Investor, parent company of the Borrower or Affiliate thereof and the license to one or more Loan Parties of trademarks or related property for use in Atlantic City, New Jersey.

“Intellectual Property Security Agreements” shall mean any Intellectual Property Security Agreement executed and delivered by a Loan Party from time to time, substantially in the form of Exhibit 4, 5 or 6, as applicable, to the Security Agreement.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit J.

“Intercreditor Agreement” shall mean the Intercreditor Agreement to be dated the Closing Date among the Collateral Agent and the Second Lien Collateral Agent and the other parties from time to time party thereto, substantially in the form of Exhibit K.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit L.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Tranche B Maturity Date or an Incremental Loan Maturity Date, as the case may be.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months, to the extent nine or twelve month interest periods are available to all applicable the Lenders), as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Reserve Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“JPMSLLC” shall mean J.P. Morgan Securities LLC.

“Land” shall mean the real estate comprising the Mortgaged Property, which together with the Mortgaged Property as more specifically described, and as shall be more specifically described, in the Mortgages including all oil, gas and mineral rights, oil, gas and minerals, easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privileges relating, in any manner whatsoever, to the Land.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions that are a party hereto, (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption and (c) each Incremental Lender.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, conservator, supervisor or similar official with respect to any casino, gaming or Liquor License issued by any Gaming Authority or applicable Governmental Authority covering any casino or gaming facility operated in connection with the Project.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquor Authorities” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws.

“Liquor Laws” shall mean, the laws, rules, regulations and orders applicable to or involving the sale and/or distribution of beer, wine or liquor by Borrower or any of its Restricted Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations or administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.

“Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01 or an Incremental Loan, as the context requires. Each Loan shall be either an ABR Loan or a Eurodollar Loan.

“Loan Documents” shall mean this Agreement, the Security Documents, the Disbursement Agreement, the Notes, and any other instruments, certificates, documents or agreements executed and delivered by any Loan Party with or for the benefit of the Administrative Agent or any Lender in its capacity as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Parties” shall mean Borrower and the Guarantors.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Maintenance Capital Expenditures” shall mean Capital Expenditures for the maintenance, repair, restoration or refurbishment of tangible property, but excluding any Capital Expenditures that add to or significantly improve or upgrade such property.

“Make-Whole Premium” shall mean, on any optional prepayment date on or prior to the second anniversary of the Closing Date, the present value at such date of prepayment of all interest that would accrue on the Tranche B Loans subject to such prepayment from such date of prepayment to the second anniversary of the Closing Date, calculated using the Adjusted LIBOR Rate for an Interest Period of three months plus the Applicable Margin, computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Lease Easements” shall have the meaning assigned to such term in Section 6.06(o).

“Material Adverse Effect” shall mean any event or circumstance which: (a) has a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) materially and adversely affects the ability of the Companies, taken as a whole, to pay the Obligations, or (c) materially and adversely affects the rights of the Secured Parties under their respective Loan Documents, including the validity, enforceability or priority of the Liens purported to be created by the Security Documents (it being understood that any delay in construction will not be deemed a Material Adverse Effect in the event that the Borrower reasonably expects the Opening Date to occur on or prior to January 1, 2013).

“Material Agreement” shall mean (a) the Construction Management Agreement, (b) the ACHA Documents, (c) the Intellectual Property License Agreements, (d) the Energy Services Agreement, (e) the Transportation Improvement Project Documents, (f) the Redevelopment Agreement, (g) the Architectural Services Agreement and (h) the REG Lease (but in any case excluding the Financing Agreements).

“Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MNPI” shall have the meaning assigned to such term in Section 10.01(e).

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, and includes, without limitation, the AC Property Co Mortgage and the CUP Mortgage.

“Mortgaged Property” shall mean the real properties listed on Schedule 1.01(d) or otherwise as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages (but only for such period that such real properties are subject to a Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Restricted Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Restricted Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or payable in connection with such sale including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b) with respect to any Debt Issuance by the Borrower or any of its Restricted Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses (including legal, accounting and investment banking fees and expenses) incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, including but not limited to Insurance Proceeds and Eminent Domain Proceeds, net of all costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event (including (i) any costs incurred in connection with the adjustment or settlement of any claims in respect thereof and (ii) costs incurred in connection with any sale of such assets, including income taxes payable as a result of any gain recognized in connection therewith).

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to Financial Accounting Codification No. 815—Derivatives and Hedging and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock or equity based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Guarantor Subsidiary” shall mean each Subsidiary that is not a Guarantor.

“Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit M.

“Notice of Intent to Cure” shall have the meaning specified in Section 5.01(c).

“Obligations” shall mean obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officers’ Certificate” shall mean a certificate executed on behalf of a Loan Party by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, any Financial Officer, Vice President or Secretary each in his or her official (and not individual) capacity.

“Opening Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Lender” shall mean a Lender with an Incremental Commitment in respect of Other Loans or an outstanding Other Loan.

“Other Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Other Loan, as set forth in the applicable Increase Joinder.

“Other Loans” shall have the meaning assigned to such term in Section 2.18(c).

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes and any other excise, property, mortgage recording or similar Taxes, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(p).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit N-1 or any other form approved by the Collateral Agent with the consent of the Borrower, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit N-2 or any other form approved by the Collateral Agent.

“Permits” shall mean the collective reference to any and all consents, orders, licenses, permits, approvals, notifications, certifications, registrations, regulatory filings or notices and authorizations required under any Requirement of Law (including Gaming Laws), including, without limitation, any Casino License or other Gaming Approvals and the Redevelopment Plan.

“Permitted Businesses” shall mean (a) the gaming business, (b) the development, construction, ownership and operation of a Gaming Facility, (c) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services, (d) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services, (e) any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or (f) the ownership by a person of Equity Interests in its Subsidiaries and other Investments permitted hereunder; provided, however, that with respect to Borrower and its Subsidiaries the foregoing shall only be Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Encumbrances” shall mean those exceptions specified in Schedule B-II of the title policies delivered on the Closing Date with respect to the Mortgaged Properties.

“Permitted Investors” shall mean (i) any members of management of Borrower on the Closing Date and family members thereof, (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the immediately preceding clause (i), (iii) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act), which is controlled by any of the Persons referred to in the immediately preceding clauses (i) or (ii), and (iv) any Affiliates of any of the Persons referenced in clauses (i), (ii) or (iii), provided that for this purpose, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by (i) an amount equal to unpaid accrued interest, make-whole amounts, penalties and premium thereon plus other amounts paid, and fees (including, without limitation, upfront fees and original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, that are determined in good faith by a Responsible Officer of the Borrower to be at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) Indebtedness of a Subsidiary that is not a Guarantor or the Borrower shall not refinance Indebtedness of Borrower or a Guarantor, and (f) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor (or required to become an obligor) under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension; provided that if any Loan Party is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness, other Loan Parties may be guarantors of such Indebtedness.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest Amount” shall mean the aggregate principal amount of all increases in outstanding principal amount of Second Lien Notes (or any Permitted Refinancing thereof) in connection with the payment of interest on the Second Lien Notes (or any Permitted Refinancing thereof) in kind.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Plans and Specifications” shall have the meaning assigned to such term in the Disbursement Agreement.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(e).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(e).

“Proceedings” shall have the meaning assigned to such term in Section 5.02(a).

“Project” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Budget” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Documents” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Site” shall mean that portion of the Mortgaged Property described on Schedule 1.01(d), on which the Project will be located.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“Purchasing Borrower Party” means Borrower or any Subsidiary of Borrower that makes a Discounted Voluntary Prepayment pursuant to Section 2.10(k).

“Purchasing Borrower Party Assignment and Assumption” shall have the meaning specified in Section 10.04(i).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which the relevant Loan Party or Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option, which includes, without limitation, the Site Easements, the Project Site and the other Mortgaged Property.

“Redevelopment Agreement” shall mean that certain Redevelopment Agreement among the City of Atlantic City, the City Council of the City of Atlantic City and Borrower dated November 8, 2007, as amended by that certain Amendment to the Redevelopment Agreement, dated November 30, 2010, among the City of Atlantic City, the City Council of Atlantic City, and Revel Atlantic City, LLC, and as amended by that certain Second Amendment to the Redevelopment Agreement, dated on or about the Closing Date, among the City of Atlantic City, the City Council of Atlantic City, and Revel Entertainment Group, LLC, as the same may be amended from time to time.

“REG” shall mean Revel Entertainment Group, LLC, a New Jersey limited liability company.

“REG Lease” means that certain Ground Lease dated the date hereof between AC Property Co as lessor and REG as lessee, together with all amendments, extensions and renewals of the foregoing.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any reportable or actionable spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or throughout any structure or facility.

“Remaining Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Repair Plan” shall have the meaning assigned to such term in Section 2.17(d).

“Required Class Lenders” shall mean, with respect to each Class of Loans, Lenders having more than 50% of all Loans of such Class outstanding.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding.

“Requirements of Law” shall mean, as to any person, the Organizational Documents of such person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including, without limitation, zoning and subdivision ordinances, building codes, Permits, Environmental Laws, ADA Laws and Gaming Laws, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revel Deed” shall mean that certain Bargain and Sale Deed, dated as of June 11, 2007, between Ventura AC LLC (f/k/a MS Atlantic City, LLC) and AC Property Co and recorded in the real property records of Atlantic County, New Jersey as instrument number 2007 06 61 26, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Scheduled Completion Date” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Second Lien Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Second Lien Documents, and its successors and assigns, including any collateral agent under any Permitted Refinancing of Second Lien Notes.

“Second Lien Documents” shall mean the Second Lien Indenture and the other Collateral Documents (as defined in the Second Lien Indenture), including each mortgage and other security documents and any guarantee entered into in connection therewith and any related notes.

“Second Lien Indenture” shall mean (i) that certain indenture dated as of the date hereof among Borrower, the Guarantors and the Second Lien Trustee, as trustee and collateral agent for the Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under (x) the indenture referred to in clause (i) or (y) any subsequent Second Lien Indenture, unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Indenture hereunder. Any reference to the Second Lien Indenture hereunder shall be deemed a reference to any Second Lien Indenture then in existence.

“Second Lien Notes” shall mean (i) the $304,400,000 12% second lien notes due 2018 issued on the Closing Date issued under the Second Lien Indenture as part of the Units and any notes issued in connection therewith (or increases thereto) resulting from payment of interest in kind and any notes issued in exchange therefor having the same economic terms, including guarantees thereof by the Guarantors and (ii) any notes issued in connection with a Permitted Refinancing of such notes (including notes issued in connection therewith (or increases thereto) resulting from payment of interest in kind).

“Second Lien Proceeds Account” shall mean the account holding the proceeds of the Second Lien Notes and subject to a Lien in favor of the Second Lien Secured Parties.

“Second Lien Secured Parties” shall mean the Second Lien Trustee, the Second Lien Collateral Agent and each person that is a holder of Second Lien Notes (either separately or as part of a Unit).

“Second Lien Trustee” shall mean U.S. Bank National Association, in its capacity as Trustee under the Second Lien Indenture, and its successors and assigns, including any trustee or agent under any Permitted Refinancing of the Second Lien Notes.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement existing on or entered into after the Closing Date, in each case with any counterparty that is a Secured Party; provided that (i) the Obligations of the Borrower under any such Hedging Agreement or Treasury Services Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under such Hedging Agreements or Treasury Services Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement existing on or entered into after the Closing Date if such person was an Agent, the Syndication Agent or a Lender or an Affiliate of an Agent, the Syndication Agent or a Lender (x) on the Closing Date, in the case of a Hedging Agreement or Treasury Services Agreement existing on the Closing Date or (y) at the date of entering into such Hedging Agreement or Treasury Services Agreement, in the case of a Hedging Agreement or Treasury Services Agreement entered into after the Closing Date (provided that, as consideration for the benefits of being deemed a Secured Party under the Loan Documents, each such counterparty appoints the Collateral Agent as its agent under the Loan Documents and otherwise agrees to be bound by the provisions of the Security Agreement and the provisions of Article IX hereof as if it were a direct party thereto and hereto as a Lender).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit O among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the collective reference to the Security Agreement, the Intellectual Property Security Agreements, the Control Agreements, the Mortgages, the Collateral Assignments and all other pledge and security documents now or hereafter delivered to the Collateral Agent or the Administrative Agent granting a Lien on any Property (or associated with such a grant) of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent” shall mean with respect to any person, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,

(b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its then existing debts as such debts become absolute and matured considering potential financing alternatives and asset sales that may be available to such person,

(c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and

(d) such person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Amount” shall mean $10,000,000, which may be applied without duplication pursuant to Section 6.04(p) or 6.10(d)(ii).

“Special Assessment Obligations” shall mean special improvement bonds, special assessment bonds, municipal bonds, community facility district bonds, private activity bonds, tax increment financing, general obligation bonds, special assessment revenue bonds and any similar bonds (i) issued by a government agency or authority, (ii) all or a portion of the net proceeds of which are utilized or available to pay or to reimburse the Companies for Project costs or which are utilized for the purpose of improving roadways and public access and other areas adjacent to the Project Site and (iii) which are paid or satisfied (in whole or in part) through special taxes or assessments on Real Property.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Step 1 Incremental Test” shall mean that at the time any Incremental Loans are incurred (i) if financial statements for only one full fiscal quarter have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such fiscal quarter is equal to or greater than the Consolidated Adjusted EBITDA listed on Schedule 1.01(e) in column A (and less than that listed in column B) for the applicable fiscal quarter, (ii) if financial statements for only two full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such two fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(e) in column A for such two fiscal quarters (and less than the sum of the amounts listed in column B) for the applicable two fiscal quarter period, (iii) if financial statements for only three full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such three fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(e) in column A for such three fiscal quarters (and less than the sum of the amounts listed in column B) for the applicable three fiscal quarter period, and (iv) if financial statements covering at least four full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for the most recently completed four fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(e) in column A for such four fiscal quarters (and less than the sum of the amounts listed in column B) for the applicable four fiscal quarter period.

“Step 2 Incremental Test” shall mean that at any time any Incremental Loans are incurred (i) if financial statements for only one full fiscal quarter have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such fiscal quarter is equal to or greater than the Consolidated Adjusted EBITDA listed on Schedule 1.01(e) in column B for the applicable fiscal quarter, (ii) if financial statements for only two full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such two fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(e) in column B for such two fiscal quarters, (iii) if financial statements for only three full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such three fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(e) in column B for the applicable three fiscal quarter period, and (iv) if financial statements covering at least four full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for the most recently completed four fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(e) in column B for the applicable four fiscal quarter period.

“Subcontractor” shall mean any subcontractor or supplier engaged by the Construction Manager and any contractor or supplier engaged by Borrower, under one or more contracts or work orders with respect to the construction of the Project.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean any Restricted Subsidiary that is a Guarantor hereunder.

“Substantial Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of the Real Estate, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, or in contemplation of, any condemnation or other Event of Eminent Domain affecting any Real Property or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Return” means all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

A “Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period).

“Title Company” shall mean Chicago Title Insurance Company and First American Title Insurance Company.

“Title Policy” shall mean the mortgagee’s policy of title insurance insuring that each Mortgage is a valid first and prior enforceable lien on the applicable Loan Parties’ fee simple or leasehold interest in the Mortgaged Property (including any easements appurtenant thereto) subject only to the Permitted Encumbrances.

“Tower II Air Parcel” shall mean the vertical airspace above the podium for the second tower.

“Tranche B Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Tranche B Loan hereunder on the Closing Date in the amount set forth on its signature page hereto or after the Closing Date by an Increase Joinder. The initial aggregate amount of the Lenders’ Tranche B Commitments is $850,000,000.

“Tranche B Lender” shall mean a Lender with a Tranche B Commitment or an outstanding Tranche B Loan.

“Tranche B Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a)(ii) or by an Increase Joinder. Each Tranche B Loan shall be either an ABR Loan or a Eurodollar Loan.

“Tranche B Maturity Date” shall mean the date which is six years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Transportation Improvement Project” shall mean that certain road improvement project for the widening and landscaping of roadways to and from the Project described in the Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC.

“Transportation Improvement Project Documents” shall mean the (i) Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC, (ii) Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009, (iii) Project Grant Agreement, dated December 18, 2007 (executed on January 28, 2011), between the CRDA and Revel Entertainment, LLC, and (iv) Entertainment-Retail District Project Donation and Credit Agreement, dated December 18, 2007, between CRDA and Revel Entertainment, LLC.

“Treasury Rate” shall mean, as of any optional prepayment date, the weekly average yield to maturity as of such date of actually traded United States Treasury securities adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Units” shall mean the Units of the Borrower, each consisting of (i) $2,000 principal amount of Second Lien Notes and (ii) a Warrant.

“Unrestricted Cash” shall mean Cash or Cash Equivalents of Borrower and its Restricted Subsidiaries other than (i) Cash or Cash Equivalents held in the Second Lien Proceeds Account and (ii) all cage cash required to be maintained as cash by the provisions of applicable Gaming Laws to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.15 after the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Warrant Agent” shall mean U.S. Bank National Association , it its capacity as warrant agent for Borrower under the Warrant Agreement, and its successors and assigns.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of the date hereof, by and between Borrower and the Warrant Agent.

“Warrants” shall mean the Warrants of Borrower, initially issued on the date hereof, each exercisable to purchase 1,000 shares of the common stock, par value $0.0001, of Borrower, subject to adjustment as provided therein.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Period” has the meaning assigned to such term in Section 10.20(b).

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche B Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Tranche B Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche B Borrowing,” “Borrowing of Tranche B Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Tranche B Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders; provided, however, that if Borrower notifies the Administrative Agent that Borrower wishes to amend Section 6.10 or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date (or if the Administrative Agent notifies Borrower that the Required Lenders wish to amend Section 6.10 or any financial definition used therein for such purpose), then Borrower and the Administrative Agent shall negotiate in good faith to amend Section 6.10 or the definitions used therein to preserve the original intent thereof in light of such changes in GAAP; provided further that until Borrower and the Administrative Agent agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all determinations of compliance or pro forma compliance with Section 6.10 provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used in the Loan Documents shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Ac-

counting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value,” as defined therein. Obligations of the Loan Parties under the CUP Documents shall not constitute Indebtedness or Capital Lease Obligations, notwithstanding any treatment in GAAP to the contrary. All other determinations with respect to whether leases constitute Indebtedness or Capital Lease Obligations shall be made based on GAAP as in effect on the date hereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Tranche B Loan to Borrower on the Closing Date in the principal amount not to exceed its Tranche B Commitment. Amounts paid or prepaid in respect of Tranche B Loans may not be reborrowed.

SECTION 2.02 Loans.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class made by the applicable Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $3,000,000 or (ii) equal to the remaining available balance of the applicable Commitments. Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $3,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time. The Administrative Agent shall promptly credit $8,413,510.19 to the Construction Disbursement Account, $123,600,000.00 to the Interest Reserve Account, $5,285,262.73 to the Cash Management Account and $634,116,721.14 to the Bank Proceeds Account (which is net of certain fees and expenses related to the Transaction payable on the date hereof). From time to time thereafter, amounts contained in the Bank Proceeds Account and the Interest Reserve Account shall be remitted by the Disbursement Agent upon satisfaction of the applicable conditions set forth in the Disbursement Agreement.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request Eurodollar Loans, or to elect to convert or continue, any Borrowing to Eurodollar Loans if the Interest Period requested with respect thereto would end after the Tranche B Maturity Date or Incremental Loan Maturity Date, as applicable.

SECTION 2.03 Borrowing Procedure. To request a Credit Extension, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing and whether it is for Tranche B Loans or Other Loans;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c).

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in the form of Exhibit M.

SECTION 2.05 Fees.

(a) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”). All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

(b) Closing Fee. Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee (the “Closing Fee”) in an amount equal to 1.50% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loans as and when funded on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time; provided that in the case of Other Loans, the Applicable Margin may be provided in Section 2.18, subject to the provisions thereof.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time; provided that in the case of Other Loans, the Applicable Margin may be provided in Section 2.18, subject to the provisions thereof.

(c) Default Rate. Notwithstanding the foregoing, if any of the Events of Default set forth in clause (a), (b), (g) or (h) of Section 8.01 has occurred and is continuing, then the past due amounts hereunder (and on all amounts hereunder upon the occurrence and during the continuance of an Event of Default under Section 8.01(g) or (h)) shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination of Commitments. The Tranche B Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

SECTION 2.08 Interest Elections.

(a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower was requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Amortization of Borrowings.

(a) Borrower shall pay to the Administrative Agent, for the account of the Tranche B Lenders, on the last day of each full fiscal quarter commencing with the first full fiscal quarter ending after the Opening Date, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Repayment Date”), a principal amount of the Tranche B Loans equal to 0.25% of the aggregate principal amount of Tranche B Loans outstanding on the Opening Date; provided that the amount of such repayment shall be reduced in connection with any optional and mandatory prepayments of the Tranche B Loans in accordance with Section 2.10(h). To the extent not previously paid, all Tranche B Loans shall be due and payable on the Tranche B Maturity Date.

(b) The Borrower shall pay to the Administrative Agent, for the account of the Other Lenders, on each Other Loan Repayment Date, a principal amount of the Other Loans equal to the amount set forth for such date in the applicable Increase Joinder; provided that the amount of such repayment shall be reduced in connection with any optional and mandatory prepayments of the Other Loans in accordance with Section 2.10(h). To the extent not previously paid, all Other Loans shall be due and payable on the Incremental Loan Maturity Date.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, if less, the outstanding principal amount of such Borrowing.

(b) Prepayment Premiums. Each prepayment of Tranche B Loans pursuant to Section 2.10(a) shall be accompanied by a premium payable by Borrower equal to (i) the Make-Whole Premium if such prepayment or repayment occurs on or prior to the second anniversary of the Closing Date, (ii) if such prepayment or payment is made after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, 2% of the principal amount of the Tranche B Loans so prepaid and (iii) if such prepayment or payment is made after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, 1% of the principal amount of the Tranche B Loans so prepaid.

(c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any of its Restricted Subsidiaries, Borrower shall make or cause to be made prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds in excess of $1,000,000 in the aggregate; provided that:

(i) no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r) or (s); (B) the granting of any Lien permitted by Section 6.02, or (C) any Asset Sale permitted by Section 6.05; and

(ii) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in assets useful in the business of Borrower or any of its Subsidiaries (other than reinvestments in assets classified as current assets) within 12 months following the date of such Asset Sale or, if some or all of such Net Cash Proceeds are scheduled to be received more than 12 months after such Asset Sale, within 12 months following the receipt thereof (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within either such 12-month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c) (it being understood that, if within such 12-month period Borrower (or one of its Subsidiaries) has contractually committed to so reinvest Net Cash Proceeds, then any Net Cash Proceeds so committed will be exempt from the prepayment required pursuant to this Section 2.10(c), so long as such funds are in fact reinvested as provided above within eighteen months after such Asset Sale).

(d) Debt Issuance. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance by Borrower or any of its Subsidiaries, Borrower shall make or cause to be made prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e) Amounts Remaining in Bank Proceeds Account. Not later than 90 days after the Final Completion Date, Borrower shall apply 100% of any amounts remaining in the Bank Proceeds Account in excess of the sum of (i) $20,000,000 plus (ii) any Disputed Amounts (as defined in the Disbursement Agreement) toward the prepayment of Obligations in accordance with Sections 2.10(h) and (i).

(f) Casualty Events. Not later than (i) in the case of Net Cash Proceeds from a Casualty Event subject to Section 2.17(a), eighteen months after the receipt of such Net Cash Proceeds and (ii) in the case of Net Cash Proceeds from a Casualty Event subject to Section 2.17(c) or (d), thirty Business Days following the completion date set forth in the associated Repair Plan, Borrower shall apply any such Net Cash Proceeds that have not been used to repair or restore the Project as permitted under the Loan Documents toward the prepayment of Obligations in accordance with Sections 2.10(h) and (i).

(g) Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to each fiscal year in which an Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), Borrower shall make or cause to be made prepayments in accordance with Section 2.10(h) and in an aggregate amount equal to (A) 50% of Excess Cash Flow for the Excess Cash Flow Period then last ended minus (B) any voluntary prepayments of Loans pursuant to Section 2.10(a) or (k) (x) made during such Excess Cash Flow Period (which, in any event shall not include any designated prepayment pursuant to clause (y) below) and (y) at Borrower’s option, at any time on or prior to the date of payment with respect to such Excess Cash Flow Period during the Fiscal Year immediately following the Fiscal Year that such Excess Cash Flow calculation relates to, in each case to the extent such prepayments are not funded with the proceeds of Indebtedness or equity.

(h) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h). All prepayments shall reduce the amortization payments required under Section 2.09 in order of maturity. In the event of any optional or mandatory prepayment of Borrowings made at a time when Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated between the Tranche B Loans and any Other Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class.

(i) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) to the extent the date of the next expiring Interest Period with respect to Eurodollar Loans is no greater than 90 days after the date of prepayment of Loans pursuant to this Section 2.10, deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13; provided that if the next expiring Interest Period with respect to Eurodollar Loans is greater than 90 days after the date of prepayment of Loans pursuant to this Section 2.10, then such Eurodollar Loans shall be prepaid immediately as set forth in clause (B) above.

(j) Notice of Prepayment. Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

(k) Discounted Voluntary Prepayments. Notwithstanding anything to the contrary in this Agreement, any Purchasing Borrower Party shall have the right at any time six months after the Opening Date and from time to time thereafter to prepay Loans to the applicable Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”)

pursuant to a Dutch Auction and the procedures described in the definition thereof; provided that (A) immediately after giving effect to any Discounted Voluntary Prepayment, the amount of Unrestricted Cash and unused commitments under Indebtedness permitted under Section 6.1(f) of the Borrower and its Restricted Subsidiaries shall be not less than $15,000,000, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders on a pro rata basis, (C) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.10(k) has been satisfied, (3) such Purchasing Borrower Party does not have any MNPI with respect to Borrower or any of its Subsidiaries that (a) has not been disclosed or made available to the Lenders (other than Lenders that do not wish to receive MNPI with respect to Borrower, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Loans.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii) subject any Lender to any (i) Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.15 or (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;

(iv) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and setting forth in reasonable detail the basis of such amounts and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 Business Days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston, Texas. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(1) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(2) Each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders, except with respect to a Disqualified Lender, in which case payment shall be applied solely to such Disqualified Lender’s Loans and not pro rata, subject to any necessary Gaming Approvals.

(3) For the avoidance of doubt, the provisions of this Section shall not be construed to apply to the assignments and participations (including by means of a Dutch Auction) described in Sections 2.10(k) and 10.04.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Setoff. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (including by means of a Dutch Auction) described in Sections 2.10(k) and 10.04.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by Law to deduct any Indemnified Taxes (including any Other Taxes), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) have been made, each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of paragraph (a) above, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by Borrower. Borrower shall, without duplication of additional amounts paid pursuant to Section 2.15(a), indemnify each Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed on such Agent or such Lender (or, in the case of any Lender that is treated as a domestic partnership for United States federal income tax purposes, such Lender’s partners) by any Governmental Authority in connection with this Agreement or any other Loan Document and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed, asserted or otherwise determined to be payable by the relevant Governmental Authority. A certificate, prepared in good faith, as to the amount of such payment or liability and setting forth in reasonable detail the calculation of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Lender shall, at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and the Administrative Agent if such Lender may not lawfully deliver such documentation under applicable Law. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, Borrower, Administrative Agent or other applicable withholding agent may withhold amounts required to be withheld by applicable Law from such payments at the applicable rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of Borrower or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit P (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(V) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender or the Administrative Agent under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and 1472(b) of the Code, as applicable) and such Lender or the Administrative Agent is entitled to an exemption from such withholding, such Lender and the Administrative Agent shall deliver to Borrower and the Administrative Agent, at such time or times reasonably requested by Borrower and/or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or the Administrative Agent has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) in the event such Lender is incapable of delivering such forms, certificates or other evidence under applicable Law, notify the Administrative Agent and Borrower if such Lender may not lawfully deliver such forms, certificates or other evidence under applicable Law.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If any Agent or any Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender); provided that the applicable Loan Party, upon the request of such Agent or such Lender, agrees to repay the amount paid over such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Agent or any Lender be required to pay any amount to any Loan Party under this Section 2.15(f) the payment of which would place such Agent or Lender in a less favorable net after-tax position than such Agent or Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g) Payments Made by Administrative Agent. For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(h) Lender Treated as Partnership. If any Lender is treated as domestic partnership for purposes of an applicable Indemnified Tax or Other Tax, any withholding made by such Lender shall be treated as if such withholding had been made by Borrower or the Administrative Agent; provided, however, that no additional amounts or indemnification payments shall be required to be made by or on behalf of any Loan Party pursuant to Section 2.15(a) or (c) in an amount greater than the amount of such payments that would have been made had the Borrower been making payments directly to the partners in such partnership; and provided further that no partner of a Lender shall be entitled to the benefits of Section 2.15(a) or Section 2.15(c) pursuant to this Section 2.15(h) unless such partner agrees to be subject to Section 2.15 as if such partner were a Lender. The determination of whether a U.S. federal withholding tax on payments was imposed pursuant to any applicable Law in effect at the time a Lender became a party hereto will be made by reference to the time when the applicable direct or indirect partner became a direct or indirect partner of such Lender, but only if such date is later than the date on which such Lender became a party hereto.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (or in the case of any Lender that is treated as a domestic partnership for United States federal income tax purposes, such Lender’s partners), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 (or in the case of any Lender that is treated as a domestic partnership for United States federal income tax purposes, such Lender’s partners), or if any Lender defaults in its obligation to fund Loans hereunder or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 from the assignee or Borrower);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law, including the receipt of any required Gaming Approvals.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17 Net Cash Proceeds from Casualty Events.

This Section 2.17 shall apply to all Net Cash Proceeds from Casualty Events in excess of $5,000,000 arising from any particular Casualty Event received by any Loan Party (i) in the case of such Net Cash Proceeds related to the Project, from and after the Opening Date and (ii) in the case of such Net Cash Proceeds that are not applicable to the Project, at all times. Any such Net Cash Proceeds (other than those described in subsection (b) below) shall be applied to the prepayment of the Obligations in accordance with Sections 2.10 and 2.14, unless each of the following conditions are satisfied or waived by the Required Lenders as required pursuant to Section 2.17(c) or 2.17(d), as the case may be, within 90 Business Days (or, in the case of such Net Cash Proceeds described in Section 2.17(d), 120 Business Days) after any Loan Party’s receipt of such Net Cash Proceeds, in which event such amounts shall be applied to the repair or restoration of the Project in accordance with the terms of such Sections:

(i) the Borrower certifies (and the Construction Consultant, in the exercise of its reasonable business judgment, acknowledges that such certification is reasonable), that the damage or destruction or Event of Eminent Domain giving rise to such Net Cash Proceeds does not constitute the destruction of all or substantially all of the Project;

(ii) no Event of Default has occurred and is continuing (other than a Default or an Event of Default arising under Section 8.01(c), 8.01(d) or 8.01(e), in each case resulting solely from such Casualty Event or Event of Eminent Domain) at the time of such damage or destruction or Event of Eminent Domain and after giving effect to any proposed repair and restoration, no Event of Default would reasonably be expected to result from such damage or destruction or proposed repair and restoration or Event of Eminent Domain;

(iii) the Borrower certifies (and the Construction Consultant, in the exercise of its reasonable business judgment, acknowledges that such certification is reasonable), that repair or restoration of the Project to a condition substantially similar to the condition of the Project immediately prior to the event or events to which the relevant Insurance Proceeds or Eminent Domain Proceeds, as the case may be, relate, is technically and economically feasible within an eighteen-month period after receipt of any such Insurance Proceeds or Eminent Domain Proceeds, and that a sufficient amount of funds is or will be available to the relevant Loan Party to make such repairs and restorations;

(iv) the Borrower delivers to the Administrative Agent and the Construction Consultant a plan describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith (the “Repair Plan”), and the Construction Consultant, in the exercise of its reasonable judgment, acknowledges that the Repair Plan is achievable;

(v) the Borrower certifies that a sufficient amount of funds is or will be available to the Borrower to make all payments on Indebtedness which will become due during and following the repair period and prior to the completion of such repairs or restoration and, in any event, to maintain compliance with the covenants set forth in Section 6.10 during such repair period;

(vi) the Borrower reasonably expects it or the appropriate Loan Party to obtain any Permit necessary to proceed with the repair and restoration of the Project; and

(vii) the proposed repair or restoration is not prohibited by any of the other Financing Agreements.

(b)(i) The Loan Parties shall have the right to use up to an amount of $50,000,000 of Insurance Proceeds and/or Eminent Domain Proceeds received by the Loan Parties for each single loss or series of related losses (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), to repair, restore and/or replace the Property with respect to which such Insurance Proceeds and/or Eminent Domain Proceeds relate and Sections 2.10 and 2.17 (other than this Section 2.17(b)(i)) shall not apply to such proceeds.

(4) If, subject to Section 2.17(b)(i), there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses not in excess of $50,000,000 are payable (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in amounts from time to time necessary to make payments for work undertaken towards repair, restoration or reconstruction necessitated by such event(s), upon presentation of documentation reasonably satisfactory to the Administrative Agent supporting such requested payments.

(c) Provided that the conditions set forth in Section 2.17(a) have been waived by the Required Lenders, or have been satisfied, if there shall occur any Casualty Event or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $50,000,000 (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness) but not in excess of $100,000,000 (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), are payable, such Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in accordance with subsection (e) below.

(d) Provided that the conditions set forth in Section 2.17(a) above have been waived by the Required Lenders, or have been satisfied, if there shall occur any damage, destruction or Event of Eminent Domain of or with respect to the Project with respect to which Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) for any single loss or series of related losses in excess of $100,000,000 are payable (excluding amounts received on account thereof and applied (or to be applied) as payments to the Loans or other Indebtedness), such Insurance Proceeds and/or Eminent Domain Proceeds shall be held by the Administrative Agent in a Funding Account and released by the Administrative Agent to the relevant Loan Party(ies) in accordance with subsection (e) below.

(e) Except as provided in Section 2.17(b), amounts which are to be applied to repair or restoration of the Project pursuant to this Section 2.17 or to fund actual or contemplated debt service costs with respect to Indebtedness under the Financing Agreements shall be disbursed by the Administrative Agent from the applicable Funding Account in accordance with the procedures set forth in this Section 2.17(e). The Administrative Agent shall release Insurance Proceeds and/or Eminent Domain Proceeds for application toward such repairs or restoration or debt service, conditioned upon the relevant Loan Party’s delivery to the Administrative Agent of a certificate from the Borrower (I) describing in reasonable detail (x) the nature of the repairs or restoration to be effected with such release and certifying that such repairs or restoration are materially consistent with, and shall be undertaken in accordance with, the Repair Plan or (y) the debt service costs to be funded with such release (including by deposit into reserve accounts established under the Disbursement Agreement), (II) stating the cost of such repairs or restoration, which shall be no less than the amount of Insurance Proceeds and/or Eminent Domain Proceeds requested in such release, and that such requested release amount will be applied to the cost thereof, (III) stating that the aggregate amount requested in respect of such repairs or restoration and the debt service costs to be funded (including by deposit to reserve accounts) (when added to any other Insurance Proceeds and/or Eminent Domain Proceeds received by the relevant Loan Party(ies) or funds otherwise made available to the Loan Parties) does not exceed the cost of such repairs or restoration (including debt service costs) and that a sufficient amount of funds is or will be available to the relevant Loan Party(ies) to complete such repair or restoration and (IV) stating that neither a Default nor an Event of Default has occurred and is continuing (other than a Default or an Event of Default arising under Section 8.01(c) 8.01(d) or 8.01(e), in each case resulting solely from such damage or destruction or Event of Eminent Domain (provided that in any event no Default or Event of Default under Section 8.01(a) shall have occurred and be continuing).

(f) The Borrower agrees to use commercially reasonably efforts to obtain such additional title insurance, title insurance endorsements, mechanic’s lien waivers, certificates, opinions or other matters as may reasonably be requested by the Required Lenders as necessary or appropriate in connection with such repairs or restoration of the Project or to preserve or protect the Lenders’ interests hereunder and in the applicable Collateral.

SECTION 2.18 Incremental Loan Commitments.

(a) Borrower Request. At any time after the date that is six months after the Opening Date, Borrower may by written notice to the Administrative Agent elect to request an increase to the Tranche B Loans and/or the establishment of one or more new term loan Commitments (each, an “Incremental Commitment”) in an amount not in excess of $25,000,000 in the aggregate if the Step 1 Incremental Test is satisfied at the time of incurrence or $50,000,000 in the aggregate if the Step 2 Incremental Test is satisfied at the time of incurrence. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such Incremental Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b) Conditions. The Incremental Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) no Event of Default or Default shall have occurred and be continuing or would result from the Credit Extension to be made on the Increase Effective Date;

(ii) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(iii) each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date.

(c) Terms of Incremental Loans. The terms and provisions of Loans made pursuant to the Incremental Commitments (“Incremental Loans”) shall be either (A) identical to the Tranche B Loans or (B) different from the Tranche B Loans (“Other Loans”) as set forth in the Increase Joinder (it being understood that, among other things, interest rates and yields, maturity dates and Weighted Average Life to Maturity on the Other Loans may be different than the Tranche B Loans subject to the provisions of clause (i)-(iv) below). With respect to any Other Loans:

(i) the Weighted Average Life to Maturity of any Other Loans shall be no shorter than the Weighted Average Life to Maturity of the Tranche B Loans;

(ii) the maturity date of any Other Loans (the “Other Loan Maturity Date”) shall not be earlier than the Tranche B Maturity Date;

(iii) the Applicable Margins for the Other Loans shall be determined by Borrower and the Lenders of the Other Loans; provided that in the event that the Applicable Margins for any Other Loans are greater than the Applicable Margins for the Tranche B Loans by more than 0.50% per annum, then the Applicable Margins for the Tranche B Loans shall be increased to the extent necessary so that the Applicable Margins for the Other Loans are equal to the Applicable Margins for the Tranche B Loans plus 0.50%; provided, further, that in determining the Applicable Margins applicable to the Tranche B Loans and the Other Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Tranche B Loans or the Other Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arranger (or its affiliates) in connection with the Tranche B Loans or to one or more arrangers (or their Affiliates) of the Other Loans shall be excluded; and

(iv) to the extent that the terms and provisions of Other Loans are not identical to the Loans (except to the extent permitted by clauses (i)-(iii) above) they shall be reasonably satisfactory to the Administrative Agent.

(d) The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders (and notwithstanding anything to the contrary contained in Section 10.02), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to Loans made pursuant to new Commitments and Incremental Loans made pursuant to this Agreement.

(e) Making of New Loans. On any Increase Effective Date on which new Commitments for Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Loan to Borrower in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Loans or any such new Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Closing Date that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability company or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) Each Loan Party has the corporate, limited liability company or other organizational power and authority, and the legal right, to execute, deliver and perform the Loan Documents and the Financing Agreements to which it is a party and to carry out the transactions contemplated thereby (subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt of requisite approvals from the Gaming Authorities relating to the Project and the Financing Agreements, including the pledges of Equity Interests of the Loan Parties and their Subsidiaries that are licensed or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Financing Agreements, which filings and reports will be provided, and approvals shall be sought, diligently and in good faith by Borrower or REG prior to the Opening Date) and, in the case of Borrower, to borrow and issue Indebtedness hereunder and under the Financing Agreements. Each Loan Party has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of the Loan Documents and the Financing Agreements to which it is a party and, in the case of Borrower, to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Financing Agreements.

(b) Each Loan Document and Financing Agreement has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan

Document and Financing Agreement upon execution by all parties thereto will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) applicable Gaming Laws.

SECTION 3.03 No Consents; No Conflicts; No Defaults.

(a) No material consent or material authorization of, material filing with, material notice to or other act by or in respect of, any Governmental Authority or any person is required to be obtained, made or taken by any Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement, any of the other Loan Documents or any of the other Financing Agreements, except (i) consents, authorizations, filings, notices and other acts described in Schedule 3.03, which consents, authorizations, filings, notices and other acts have, unless otherwise indicated on Schedule 3.03, been obtained, made or taken (or waived) and are in full force and effect, (ii) the filings and actions referred to in Section 3.19, (iii) ministerial filings and filings with respect to notices given or issued to Governmental Authorities, including notices as to the status of construction of the Project and (iv) organizational approvals of the Loan Parties and other Affiliates that have been obtained and Gaming Approvals described in Schedule 3.03.

(b) The execution, delivery and performance of this Agreement, the other Loan Documents and the Financing Agreements, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Requirement of Law, (ii) any Contractual Obligation of any Loan Party or (iii) the Organizational Documents of any Loan Party, except to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such Contractual Obligation (other than the Liens created, or permitted to be incurred, by the Security Documents).

(c) No Loan Party is in default under or with respect to any Material Agreement in any respect that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. The audited consolidated balance sheets of Revel Holding, LLC and its consolidated Subsidiaries as at December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of Revel Holding, LLC and its consolidated Subsidiaries as at such date, and the consolidated results of Revel Holding, LLC and its consolidated Subsidiaries’ operations and consolidated cash flows for such fiscal year. The unaudited consolidated balance sheets of Revel Holding, LLC and its consolidated Subsidiaries as at September 30, 2010, and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of Revel Holding, LLC and its consolidated Subsidiaries as at such date, and the consolidated results of Revel Holding, LLC and its consolidated Subsidiaries’ operations and consolidated cash flows for the nine-month period then ended (subject to normal year end audit adjustments and the absence of footnotes and except for impairment charges related to the assets held for sale). Except as noted in the preceding sentence, all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as noted therein.

(b) No Liabilities. As of the Closing Date, the Loan Parties do not have any material Contingent Obligations, contingent liabilities or liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transactions or other obligations in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 3.04, except for the Obligations and other obligations and liabilities in respect of the Second Lien Note Documents, the Energy Services Agreement and the Transportation Improvement Project.

(c) [Reserved].

(d) No Material Adverse Effect. Since December 31, 2009, there have been no developments or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(e) Projections. The projections, forward-looking statements, estimates and pro forma financial information contained in the Confidential Information Memorandum or in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Agents, the Arrangers or the Lenders (including, without limitation, the Projections) are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Agents, the Arrangers and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Loan Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

SECTION 3.05 Properties.

(a) Generally. The Loan Parties are the sole owners of, and have legal title to, or a valid right to use, all of their property necessary to the operation of their businesses, and none of such property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) or to any Lien, other than Permitted Liens.

(b) Real Property.

(i) As of the Closing Date, Schedule 3.05(b)(i) sets forth a true, complete and correct list of all Real Property, including a brief description thereof, including, in the case of leases, the street address, landlord name, tenant name, lease date and lease expiration date. Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases as in effect on the Closing Date.

(ii) All Real Property and the current use thereof comply with all applicable Requirements of Law (including applicable building and zoning ordinances and codes) and with all Insurance Requirements, and none of the Loan Parties are non-conforming users of such Real Property, except, in each case, where noncompliance or such non-conforming use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) No Taking has been commenced with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Except for those disclosed in the Title Policies or as set forth on Schedule 3.05(b)(iv), and except in connection with any municipal bonds to be issued to finance the Transportation Improvement Project, as of the Closing Date (x) there are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Property, nor (y) are there any contemplated improvements to such Real Property that may reasonably be expected to result in such special or other assessments, in any case that would reasonably be expected to result in a Material Adverse Effect.

(v) None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot that is not owned by a Loan Party or is not subject to a Mortgage. As of the Closing Date, the Mortgaged Properties have been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Properties may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

(vi) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all approvals from Governmental Authorities having jurisdiction over the Land and Improvements, including, but not limited to, building permits, street openings or closings, zoning or use permits, variances or special exceptions, zoning reclassifications, setback requirements however established, and approvals of fire underwriters, have been obtained for the portion of the Improvements that have been constructed, to the extent required under applicable Law, and to the extent so obtained, have not been withdrawn, (B) the construction of the Improvements shall be performed in conformity with all applicable Laws, and the Plans and Specifications, (C) the Plans and Specifications to the extent required by applicable law, have been approved by all applicable Governmental Authorities and (D) all construction heretofore performed on the Improvements has been performed within the perimeter of the Land in accordance with the Plans and Specifications and all applicable Governmental Authorities, and in accordance with any restrictive covenants applicable thereto. There are no existing material structural defects in the Improvements and no material violation of any governmental requirements exists with respect thereto. The anticipated use thereof complies with applicable zoning ordinances and all regulations affecting the Project and all governmental requirements for such use have been satisfied, to the extent required to be satisfied at such time and subject to receipt of Gaming Approvals, except to the extent such noncompliance or failure to satisfy government requirements would not reasonably be expected to result in a Material Adverse Effect.

(vii) As of the Closing Date, except as set forth on Schedule 3.05(b)(vii), there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Property (other than those restrictions on transfer set forth in, or otherwise permitted under, the ACHA Documents and the Redevelopment Agreement (each as in effect on the Closing Date) or set forth in the Loan Documents, including, without limitation, Permitted Liens).

(viii) (A) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, (i) all utility services necessary for the current state of construction of the Project are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and (ii) all permits and approvals have been obtained or are available so that the Improvements may be hooked up to the public sanitary sewer service, which public sanitary sewer service shall be available to the full extent required for the full operation of the Project and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Project. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, after the Closing Date, the Borrower reasonably expects to have all utilities available, as and when necessary, to complete the construction of the Improvements.

(B) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower reasonably expects that as of the Opening Date, all public sanitary sewer service and storm sewers necessary for the full operation of the Project will be available at the title lines of the Land (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(C) Upon completion of the Central Utility Plant, the Project shall have all hot and chilled water for purposes of heating and air conditioning, electricity, and gas services necessary for the operation of the Project at the title lines of the Land (or, if they pass through adjoining private or public land, in accordance with valid public or unencumbered private easements or licenses which inure to the benefit of Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(ix) All roads necessary for the utilization of the Real Property related to the Project Site for its current and intended purposes are indicated on the Survey and the Plans and Specifications with respect to its intended purposes as of the Closing Date are expected to be, completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Property.

(x) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting such Real Property or encroaches on any easement or on any property owned by others.

(c) Landmark Status. The Real Property and the site conditions thereof are not preserved as landmarks or historic sites in such way that would reasonably be expected to have a Material Adverse Affect on the Real Property.

(d) Redevelopment. The Loan Parties have not breached any of their obligations to the City of Atlantic City, ACHA or the City Council of Atlantic City with respect to the Project to the extent such breach would reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, all resolutions pertaining to the Project and adopted by ACHA, the City of Atlantic City, or the City Council of Atlantic City are set forth on Schedule 3.05(d) hereto and as of the Closing Date each is in full force and effect.

(e) Budget. The In-Balance Certificate delivered on the Closing Date is a true, correct and complete statement in all material respects of the proposed sources and uses for the development and completion of the Project as of the Closing Date. As of the Closing Date the Project Budget and all of the amounts set forth therein, present a true, full and complete statement in all material respects of all Project Costs reasonably anticipated by the Borrower to be incurred in connection with the development and completion of the Project in accordance with this Agreement. As of the Closing Date no material capital expenditures with respect to the Real Property are being incurred or are to the Borrower’s knowledge reasonably necessary, except as specified in the Project Budget.

(f) Project Property. The Real Property set forth on Schedule 3.05(f) constitutes all of the real property currently owned or leased by the Loan Parties and used in the development of the Project, and no other Real Property is necessary to complete the development of the Project and begin operations.

SECTION 3.06 Intellectual Property.

(a) Ownership No Claims. Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no claim has been asserted or is pending by any person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property within the past three (3) years, nor as of the Closing Date does Borrower know of any valid basis for any such claim, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, the use by each Loan Party of the Intellectual Property that is material to the conduct of its business as currently conducted, does not infringe on the rights of any person, which infringement, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b) Trademarks. As of the Closing Date, Schedule 3.06(b) (i) identifies each of the registrations and pending applications for material trademarks, service-marks and trade names currently registered by, made by or otherwise held by the Loan Parties (other than Excluded Property) and identifies which such person registered, made or otherwise holds, or filed an application with respect to, such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c) Patents. As of the Closing Date, Schedule 3.06(c) (i) identifies each of the material patents and patent applications currently owned or made by the Loan Parties and identifies which such person applied for or owns such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d) Copyrights. As of the Closing Date, Schedule 3.06(d) (i) identifies each of the material copyrights applications and registrations currently registered or applied for by the Loan Parties and identifies which such person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e) Licenses. As of the Closing Date, Schedule 3.06(e) identifies all licenses, sublicenses and other agreements relating to Intellectual Property (excluding Intellectual Property available on a commercial basis in the ordinary course) to which any of the Loan Parties is a party that are material to the conduct of such person’s business and pursuant to which (i) any of the Loan Parties is a licensor, sub-licensor, licensee or sub-licensee or the equivalent or (ii) any other person is authorized to use any Intellectual Property of a Loan Party as a licensee, sub-licensee or the equivalent.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) The persons listed on Schedule 3.07(a) constitute all the Subsidiaries of Borrower as of the Closing Date. Schedule 3.07(a) sets forth, as of the Closing Date, (i) the name and jurisdiction of formation of Borrower and each of its Subsidiaries and (ii) the persons that own its Equity Interests and the percentage and number of each class of Equity Interests owned by any such person. As of the Closing Date, each such Subsidiary is a Wholly Owned Subsidiary of Borrower.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, officers or directors and directors’ qualifying shares and the Warrants) of any nature relating to any Equity Interests of the Borrower or any Subsidiary of the Borrower.

(c) An accurate organizational chart, showing the ownership structure of Borrower and each of its Subsidiaries on the Closing Date is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation; Compliance with Laws. Except as set forth on Schedule 3.08, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing by or against any Loan Party, or against any of their respective properties or revenues (a) as of the Closing Date, with respect to any of the Financing Agreements or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. As of the Closing Date, no Requirement of Law or Contractual Obligation applicable to any Loan Party would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Schedule 3.09 accurately and completely lists all Material Agreements to which any Loan Party is a party which are in effect on the Closing Date and Borrower has delivered to the Administrative Agent complete and correct copies of all such Material Agreements as of the Closing Date, including any amendments, supplements or modifications with respect thereto entered into on or prior to the Closing Date, and all such Material Agreements are in full force and effect as of the Closing Date.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act; Other Regulations. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” subject to regulation under, the Investment Company Act of 1940, as amended. None of the Loan Parties is subject to regulation under the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than the Gaming Laws and laws of general applicability) or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 3.12 Use of Proceeds. Borrower will use the proceeds of Tranche B Loans made on the Closing Date (a) for the payment of amounts owing in connection with or related to the Acquisition, and payment of transaction costs, fees and expenses incurred in connection with this Agreement, the other Financing Agreements, the Acquisition and the other transactions contemplated hereby and (b) for the payment of Project Costs; provided that following the Opening Date, such amounts may be used for general corporate purposes. Borrower will use the proceeds of any Incremental Loans solely for Expansion Capital Expenditures and to pay fees and expenses relating to such Loans (provided that if the cost of Expansion Capital Expenditures is less than that estimated by the Borrower in good faith at the time of incurrence, the Borrower may apply any remaining proceeds of Incremental Term Loans for general corporate purposes).

SECTION 3.13 Taxes.

(a) Each of the Loan Parties has filed, or caused to be filed, all material tax returns that are required to have been filed by it in any jurisdiction. Each of the Loan Parties has paid all taxes shown to be due and payable on such returns and all other taxes payable by it, to the extent the same have become due and payable (other than those taxes it is contesting in good faith and by appropriate proceedings in accordance with applicable law (or which have been subject to such a contest) and with respect to which it has established reserves as are required by GAAP). Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits which would be imposed on any Real Property or Loan Party that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. As of the Closing Date, no Loan Party has received any notice that any portion of the Real Property has been reassessed or is currently the subject of a reassessment.

(b) There are no Liens for taxes on any of the properties of the Loan Parties other than Liens permitted pursuant to Section 6.02.

SECTION 3.14 No Material Misstatements. No statement or information (excluding projections, forward-looking statements, estimates, pro forma financial information (as such pro forma financial information relates to future events or forward-looking circumstances) and information of a general, economic or industry nature) contained in the Confidential Information Memorandum or in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Agents, the Arranger or the Lenders, or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and as updated from time to time (but without any obligation on behalf of any Loan Party to provide such update, except expressly as set forth herein), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

SECTION 3.15 Labor Matters. There are no strikes, stoppages, lockouts, slowdowns or other labor disputes pending against any Loan Party, or to the knowledge of Borrower, threatened against any Loan Party, in each case that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The hours worked by, and payments made to, employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters, in any manner which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

SECTION 3.16 Solvency. As of the Closing Date, both prior to and after giving effect to the transactions contemplated hereby and under the other Financing Agreements (including, without limitation, the issuance of the Second Lien Notes, and after giving effect to the application of the proceeds thereof), the Loan Parties, taken as a whole on a consolidated basis, are “Solvent.”

SECTION 3.17 Employee Benefit Plans. Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or would reasonably be expected to occur, (b) no liability to the PBGC (other than required premium payments) or the Internal Revenue Service in respect of any Employee Benefit Plan, or to any Employee Benefit Plan or any trust established under Title IV of ERISA has been or would reasonably be expected to be incurred by any Company or any of their respective ERISA Affiliates, and (c) the actuarial present value of all benefit liabilities under each Pension Plan (based on those assumptions that would be used to determine whether each such Pension Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of their respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which an actuarial report is available, the potential liability of the Loan Parties and their ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as set forth on Schedule 3.18:

(a) To the knowledge of Borrower, each of the Loan Parties is, and during the past three years has been, in compliance with all applicable Environmental Laws and Environmental Permits, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of Borrower, there has not been a Release of Hazardous Materials at, on, under or from the Mortgaged Properties, or at any other location to which any Loan Party has sent Hazardous Material for treatment, storage, or disposal and for which any Loan Party would reasonably be expected to incur liability, in either case which would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there is no Environmental Claim under any Environmental Law to which any of the Loan Parties is named as a party that is pending or, to the knowledge of Borrower, threatened in writing.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or otherwise liable for a Release of Hazardous Materials under any other Environmental Law.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has (i) entered into any written consent decree, order, or settlement or other agreement that remains outstanding, or is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, pertaining to compliance with or liability under any Environmental Law or as a result of any Environmental Claim or (ii) assumed by contract or, to the knowledge of the Borrower, by operation of law any specific liabilities under any Environmental Law or for any Hazardous Materials.

SECTION 3.19 Security Documents.

(a) Pledge and Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and the proceeds and products thereof to the extent such Collateral is subject to the UCC; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. In the case of the certificated Pledged Stock (as defined in the Security Agreement), when any stock or membership certificates representing such certificated Pledged Stock are delivered to the Collateral Agent with a corresponding endorsement in blank or transfer instrument with respect thereto endorsed in blank, and in the case of the other Collateral (excluding deposit accounts and Intellectual Property) described in the Security Agreement to the extent such Collateral is subject to the UCC, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and such other filings and actions as are specified in the Security Agreement are made and taken (which may or may not be required pursuant to the terms of the Security Agreement), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens).

(b) Mortgages. Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the Mortgaged Properties described therein, any improvements thereon and any fixtures related thereto and the proceeds and products thereof, and when the Mortgages and related fixture filings are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the mortgagors thereunder in the Mortgaged Properties, all improvements thereon and all fixtures related thereto, and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens); provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws.

(c) Intellectual Property Security Agreements. The Intellectual Property Security Agreements, together with the Security Agreement, are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and the proceeds and products thereof; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. With respect to domestic Intellectual Property Collateral, upon (i) the filing and recordation of the Intellectual Property Security Agreements in the appropriate indices of the United States Patent and Trademark Office relative to patents and trademarks (within three (3) months after the Closing Date), and the United States Copyright Office relative to copyrights (within thirty (30) days after the Closing Date), together with payment of all requisite fees, and (ii) the filing of financing statements in appropriate form for filing in the offices specified on Schedule 3.19(c) (which financing statements have been duly completed in accordance with applicable Requirements of Law), the Intellectual Property Security Agreements, together with the Security Agreement, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens); provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws.

(d) Control Agreements. Each of the Control Agreements, together with the Security Agreement, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the accounts described therein and the proceeds and products thereof; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. Upon the execution of the Security Agreement and each Control Agreement, each such Control Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the accounts described therein and the proceeds and products thereof, as security for the Secured Obligations, in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Liens permitted under Sections 6.02(a), (c) and (s)); provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws.

SECTION 3.20 Permits. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) each Loan Party has obtained and holds all Permits required as of the date this representation is deemed made in respect of all Real Property and any other property currently owned, leased or otherwise operated by or on behalf of, or for the benefit of, such Person, for the operation of its business at such date, (b) each Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made) and (c) as of the Closing Date no other Permits are required for the continuation of such business, including but not limited to, the resumption of Project construction.

SECTION 3.21 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.22 Flood Insurance Laws. No Mortgage encumbers improved real property which is located in an area that has been identified by the Director of the Federal Emergency Management Agency (“FEMA”) as an area having special flood hazards and in which flood insurance has been made available under Flood Insurance Laws (except any Mortgaged Properties as to which such flood insurance as required by Flood Insurance Laws has been obtained and is in full force and effect as required by this Agreement or the other Loan Documents).

SECTION 3.23 Insurance. Each of the Loan Parties is insured by insurers of recognized financial responsibility (as of the date such insurance was purchased) against such losses and risks and in such amounts as are customary in the businesses in which it is engaged, for companies located in a similar geographic area, taking into account the activities and relative size (as compared to other similarly situated companies) of the Loan Parties and in any event in accordance with Section 5.04.

SECTION 3.24 Compliance with Gaming Laws. Incurrence of the Obligations by the Loan Parties under the Loan Documents complies with all applicable provisions of the Gaming Laws, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt of requisite approvals from the Gaming Authorities relating to the Financing Agreements and the Project, including the pledges of Equity Interests of the Loan Parties that are or will be licensed, qualified or registered by the Gaming Authorities and qualification or waiver of the Arrangers, the Agents and each Lender, which approvals as necessary shall be sought, diligently and in good faith by Borrower prior to the Opening Date.

SECTION 3.25 CRDA Obligations; Special Assessments.

(a) The obligations of the Loan Parties under the Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009 pursuant to N.J.S.A. 5:12 §§ 144.1, 162, 163 and 177, are limited to either purchasing bonds of CRDA or making a donation to or direct investment in CRDA eligible projects, in an amount not to exceed 1.25% of the gross gaming revenues attributable to the Project over the fifty year period after opening of the casino (the “CRDA Obligations”).

(b) Except as set forth in Section 3.25(a), the financial obligations of the Loan Parties under the Transportation Improvement Project Documents are to fund (i) a developer’s contribution toward roadway improvements of an original $21,000,000, of which an approximate amount of $8,600,000 is remaining as of the Closing Date and (ii) a CRDA demolition program for blighted properties in the amount of $500,000 of which $250,000 is remaining as of the Closing Date.

(c) As of the Closing Date, no Loan Parties have any Special Assessment Obligations and Borrower has no knowledge of any actual Special Assessment Obligations that are to be imposed on any Loan Party after the Closing Date.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Borrower, confirming that there has been no event or circumstance since December 31, 2009 which has resulted in, or which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(d) Financial Statements; Pro Forma Financials; Projections. The Arranger shall have received the financial statements and forecasts described in Section 3.04.

(e) Indebtedness. After giving effect to the Closing Date Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness other than (i) the Loans and Credit Extensions hereunder, (ii) the Indebtedness listed on Schedule 6.01(c), (iii) Indebtedness owed to Borrower or any Guarantor and (iv) the Second Lien Notes.

(f) Opinions of Counsel. The Administrative Agent shall have received a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Loan Parties and (ii) Cooper Levenson April Niedelman & Wagenheim, P.A., local counsel to the Loan Parties in New Jersey and gaming counsel to the Loan Parties, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) in a form reasonably satisfactory to the Administrative Agent.

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit Q, dated the Closing Date and signed by a Financial Officer of Borrower.

(h) Acquisition and Units. The Acquisition shall have been consummated in accordance with the terms of that certain purchase and sale agreement among Revel Holding, LLC, Revel Acquisition, LLC and Kevin G. DeSanctis, dated as of January 24, 2011. The Units shall have been issued for a face amount of not less than $304,400,000. The Warrant Agreement shall have been executed and delivered by each party thereto and shall be in full force and effect.

(i) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least 3 Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including (i) the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, Gibbons P.C., special New Jersey counsel to the Agents, and Michael & Carroll P.C., special gaming counsel to the Agents and (ii) the fees and expenses of any consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(j) Personal Property Collateral Requirements. The Collateral Agent shall have received:

(i) all certificates, agreements, acknowledgements or instruments representing, acknowledging or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among the Loan Parties, accompanied by an instrument of transfer undated and endorsed in blank;

(iii) all other certificates, agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(v) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents; and

(vi) the Control Agreements, in each case as referred to in the Security Agreement and duly executed by the appropriate parties.

(k) Real Property Collateral Requirements. The Collateral Agent shall have received each of the following:

(i) Appraisal and Feasibility Study. The Update Appraisal of Long Lived Assets issued by Integra Realty Resources for Revel Holding, LLC dated September 30, 2010, and the Project Feasibility Report issued by Spectrum Gaming Group to Revel Entertainment dated December 23, 2009 and updated February 28, 2010;

(ii) Title Policy. A paid Title Policy or policies, in the aggregate amount of the aggregate Commitments, issued by each Title Company, substantially in the form of the pro forma title policies attached as Exhibit R hereto and with only such exceptions as are set forth on Schedule B Section II of the Title Policies set forth on such exhibit;

(iii) Survey. A certified copy of the survey of the Land and Improvements prepared by Arthur W. Ponzio Co. & Associates, Inc., dated November 18, 2010, certified to the Collateral Agent and the Title Insurer (the “Survey”);

(iv) Permits and Approvals. All material authorizations (including plot plan and subdivision approvals, zoning variances, environmental, water, sewer, building and other permits) required by Governmental Authorities or otherwise necessary for the construction, use, occupancy and operation of the Project Site and/or Improvements for the purposes contemplated by the Plans and Specifications in accordance with all applicable Laws (“Governmental Approvals”), including, but not limited to, building permits, approvals and permits for public or private water company and public or private sanitary sewers, subdivision, development and/or escrow agreements, have been made available to the Collateral Agent;

(v) Management and Leasing Contracts. Copies of all agreements providing for or relating to the management, maintenance, operation or leasing of the Land or Improvements that have a term in excess of sixty (60) days;

(vi) Chattel Searches. UCC searches against each Loan Party in its jurisdiction of formation and in Atlantic County, N.J.;

(vii) Plans, Etc. A complete set of the Plans and Specifications and copies of a soil-engineer’s report, a site plan (showing all necessary approvals, utility connections and site improvements) and all inspection and test records and reports made by or for the Loan Parties or their architects;

(viii) Consultant’s Report. A report from the Construction Consultant to the effect that (i) it has received and reviewed the construction related items required by the Disbursement Agreement and certifications from the professionals of record asserting that (a) the Plans and Specifications have been approved by all applicable Governmental Authorities, (b) the Improvements as shown by the Plans and Specifications will comply with applicable zoning and other Laws in all material respects, (c) the presently installed and proposed roads and utilities will be sufficient for the full utilization of the Improvements for their intended purpose and will be available to and servicing the Project Site upon completion of the Improvements, (d) the construction of the Improvements heretofore performed were performed in accordance with the Plans and Specifications in all material respects and (ii) major subcontracts are in effect which satisfactorily provide for the construction of the Improvements and (iii) construction of the Improvements, along with all necessary roads and utilities, are expected to be finished on or before the Scheduled Completion Date;

(ix) Collateral Assignments. The Collateral Assignments shall have been received (other than with respect to the Energy Services Agreement);

(x) Progress and Construction Schedules. A projected construction schedule showing the anticipated timeline for development of the Project;

(xi) Architect’s Certification; Zoning. A certification from Borrower’s architect that the Improvements shown on the Plans and Specifications, if built in accordance with the Plans and Specifications, will comply with all applicable zoning, environmental protection, land use and building laws, permits, approvals, ordinances and regulations of any public authority having jurisdiction over the Improvements or any aspect of the Improvements which are in effect as of the date hereof;

(xii) Budget. The Collateral Agent shall have received the Project Budget;

(xiii) Environmental Report. The Collateral Agent shall have received the Environmental Report relating to the Mortgaged Property, together with letters from the preparer(s) thereof permitting the Collateral Agent and Lenders to rely upon the Environmental Report;

(xiv) Easements. Borrower shall have delivered to the Collateral Agent satisfactory evidence that the Land is benefited by such easements or other rights as may be necessary for the development of the Land, and Borrower shall have delivered copies of any easements pertaining to the Project;

(xv) Consents. Borrower shall have obtained all material consents from each Governmental Authority necessary to consummate the Closing Date Transactions contemplated hereby, but not limited those required by the ACHA Documents and the Redevelopment Agreement;

(xvi) Estoppel Certificate. Borrower shall have obtained an estoppel certificate from each of ACHA, CRDA, the City of Atlantic City and the City Council of the City of Atlantic City with respect to Borrower and any other Loan Parties’ compliance with the ACHA Documents, the Redevelopment Agreement and the Transportation Improvement Project Documents;

(xvii) Utilities. The Loan Parties shall have sufficient utilities and sewer access to continue with construction of the Project as so planned pending finalization of the Energy Services Agreement and provision of utilities through the CUP;

(xviii) Compliance with Approvals. Evidence that construction of the Improvements in accordance with the Plans and Specifications is authorized by the Governmental Approvals; and

(xix) Flood Hazard Determinations. Evidence indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if so, a flood notification form signed by the Borrower as evidence that flood insurance is in place for the building and contents.

(l) Insurance Coverage. Evidence of insurance required pursuant to Section 5.04 along with certificates showing the Collateral Agent listed as an additional insured or loss payee, as applicable.

(m) Construction Documents. The Administrative Agent and the Construction Consultant shall have received the following:

(i) copies of (A) Construction Management Agreement and (B) Architectural Services Agreement;

(ii) a plan and cost review report from the Construction Consultant.

(n) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date.

(o) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.

(p) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested.

(q) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the extensions of credit requested to be made on such date.

(r) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it. It is understood and agreed that if any Lender is restrained by any occurrence set forth above, no other unaffected Lender shall be relieved from its obligation to make Loans subject to satisfaction of the conditions hereunder.

(s) Termination of Existing Indebtedness. The Administrative Agent shall have received evidence that the Existing Credit Agreements have been or concurrently with the Closing Date are being terminated and all Liens securing obligations under the Existing Credit Agreements have been or concurrently with the Closing Date are being, released and discharged.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that from and after the Closing Date and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, Etc. Furnish to the Administrative Agent:

(a) Annual Reports. As soon as available, but in any event not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheets of Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception (other than any qualification for periods ending prior to the Opening Date that advises of the development stage nature of the Borrower and its consolidated Subsidiaries) or qualification arising out of the scope of the audit, by Ernst & Young LLP or another independent certified public accountants of nationally recognized standing; and

(b) Quarterly Reports. As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheets of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

all such financial statements delivered pursuant to this Section 5.01 shall be complete and correct in all material respects (in the case of financial statements delivered pursuant to subsection (b) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or Responsible Officer referred to above, as the case may be, and disclosed therein). The requirements of Sections 5.01(a) and (b) may be satisfied through the delivery of a Form 10-K or Form 10-Q containing the consolidated financial statements of Borrower and its consolidated Subsidiaries required under Sections 5.01(a) and (b), respectively (subject, in the case of Section 5.01(a), to delivery of the report required thereunder and, in the case of Section 5.01(b), delivery of the Responsible Officer certificate required thereunder);

(c) Financial Officer’s Certificate. (i) Concurrently with the delivery of the financial statements referred to in Section 5.01(a), to the extent such financial statements cover a period when Section 6.10 is applicable, to the extent available on commercially reasonable terms and in accordance with the standards of the Public Company Accounting Oversight Board (United States), a written statement of the independent certified public accountants reporting on such financial statements stating (A) whether in connection with their audit examination, such independent certified public accountants obtained knowledge of any condition or event that constitutes an Event of Default as a result of failure to comply with Section 6.10 (to the extent applicable) and (B) if such independent certified public accountants obtained knowledge of such a condition, the nature thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of such an Event of Default; and

(ii) Concurrently with the delivery of any financial statements pursuant to Section 5.01(a) or (b), (i) a certificate of a Financial Officer of the Loan Parties stating that such Financial Officer has obtained no knowledge of the existence of any Default or Event of Default that is continuing except as specified in such certificate, (ii) to the extent such financial statements cover a period when Section 6.10 is applicable, a Compliance Certificate showing calculations for determining compliance by the Loan Parties with Section 6.10 as of the last day of the applicable fiscal quarter or fiscal year, as the case may be covered by such financial statements and, if such Compliance Certificate demonstrates an Event of Default of any Financial Performance Covenant, a notice of intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.04 may be delivered with such Compliance Certificate and (iii) a list identifying each Unrestricted Subsidiary (if any) (and, in the event there are any Unrestricted Subsidiaries, a reconciliation or narrative explanation of such financial statements depicting or explaining the results of Borrower, the Borrower and the Restricted Subsidiaries, on the one hand and the Unrestricted Subsidiaries on the other hand);

(d) Narrative Discussion. Within 45 days after the end of each fiscal quarter of Borrower after the Opening Date (other than the fourth fiscal quarter of a Fiscal Year) and within 120 days after the end of the fourth fiscal quarter of each fiscal year after the Opening Date, a narrative discussion and analysis of the financial condition and results of operations of each of the Loan Parties for such fiscal quarter and for the period from the beginning of the then current fiscal year (or if the then current fiscal year is the fiscal year in which the Opening Date has occurred, from the Opening Date) to the end of such fiscal quarter (provided that such discussion and analysis may be provided through delivery of a Form 10-K or Form 10-Q for the Borrower covering such applicable period);

(e) Budgets. Commencing with the Opening Date, no later than the Opening Date, and no later than 90 days after the beginning of each fiscal year thereafter, a detailed consolidated budget of Borrower, the Borrower and its Restricted Subsidiaries for such fiscal year (or portion thereof from the Opening Date through the end of such fiscal year), including a projected consolidated balance sheet of Borrower, the Borrower and its Restricted Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income and of projected cash flow (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that, at the time made, such Projections are based on estimates and assumptions believed by the Responsible Officer to be reasonable at the time made;

(f) Proceedings. Within forty-five days after the end of the first three fiscal quarters of each fiscal year and within 120 days after the fourth fiscal quarter of each fiscal year, a schedule of all Proceedings involving an alleged liability of, or claims against, any Loan Party, equal to or greater than $5,000,000, and promptly after request by the Administrative Agent, such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(g) Insurance. Within 120 days after the end of each fiscal year commencing after the Opening Date, a certificate certifying that the insurance requirements of Section 5.04 have been implemented and are being complied with in all material respects (or if such requirements are not being met, an explanation as to why such requirements are not being met);

(h) Governmental Filings and Notices. Promptly upon request by the Administrative Agent, copies of any other material reports or documents that were filed by any Loan Party with any Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to any Loan Party; and

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, as the Administrative Agent or any Lender (through the Agent) may reasonably request (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege).

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days of the occurrence or obtaining knowledge thereof):

(a) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Company, or any property of any Company (collectively, “Proceedings”) not previously disclosed in writing by Borrower to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect, or any material development in any such Proceeding, in each case together with such other information as may be reasonably available to the Loan Parties to enable the Administrative Agent and its counsel to evaluate such matters (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(b) copies of all notices provided to any Company pursuant to any documents evidencing Material Indebtedness relating to material defaults and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing Material Indebtedness;

(c) the institution of any special or other assessments (other than ad valorem taxes) for public improvements or otherwise affecting any Real Estate, or any contemplated improvements to such Real Estate that would reasonably result in such special or other assessments;

(d) the occurrence of any Default or Event of Default;

(e) the occurrence, or any Responsible Officer of a Loan Party obtaining knowledge of a forthcoming occurrence, of any ERISA Event and in any event within 10 days after any Responsible Officer of a Loan Party knows of such ERISA Event, a written notice specifying the nature thereof, what actions the affected Loan Party or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f) at the request of the Administrative Agent following the occurrence of any Event of Default, a complete and accurate list of the names and addresses of each Subcontractor; and

(g) any other developments or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to clauses (a) and (g) of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

SECTION 5.03 Existence; Businesses and Properties.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and in each case remain a Wholly Owned Subsidiary of Borrower and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.05 or Section 6.06 and except, in the case of subsection (ii) above, to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Keep all property and systems material to the operation of the business of the Loan Parties in good working order and condition, ordinary wear and tear, accidents and force majeure and, casualty and condemnation events, excepted.

(c) Maintain, as of a particular date, all rights of way, easements, grants, privileges, licenses (including, without limitation, Liquor Licenses), certificates, and Permits necessary for the intended use by the Loan Parties of any Real Property at such date, except any such item the loss of which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

(d) Comply with the terms of each lease or other grant of Real Property, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

SECTION 5.04 Insurance.

(a) Generally. At all times maintain in full force and effect the insurance policies and programs listed on Schedule 5.04(a), which policies and programs may be modified or cancelled from time to time if, (i) and only to the extent that, such policies and programs are not then available on commercially reasonable terms and (ii) the resulting coverage is, at the time of the modification or cancellation, customary for companies engaged in the same or similar business, which are similarly situated, and which have obtained or are then obtaining insurance coverage under similar conditions as those then currently applicable to the applicable Loan Party. In the event that, in accordance with the preceding sentence, any Loan Party is, at any time or from time to time, permitted to deviate from the insurance policies and programs described in Schedule 5.04(a) and, thereafter, any such policy or program as set forth in Schedule 5.04(a) becomes available on commercially reasonable terms, the applicable Loan Party, as the case may be, shall promptly procure coverage satisfying the requirement for such policy or program.

(b) Notice to Agents. Deliver to the Administrative Agent on behalf of the Lenders, (i) promptly upon request of the Administrative Agent or any Lender from time to time, information as to the insurance carried, (ii) promptly following receipt thereof, from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Closing Date, unless such coverage is replaced prior to the cancellation or non-renewal thereof in accordance with Section 5.04(a), (iii) forthwith, notice of any cancellation, non-renewal or material change in coverage received by any Loan Party, unless such insurance is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a) and (iv) promptly after such information is available to any Loan Party, information as to any claim for an amount in excess of $5,000,000 with respect to any property or casualty insurance policy maintained by any such Loan Party.

SECTION 5.05 Obligations.

(a) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes imposed upon it or its properties, and all lawful claims for labor, material and supplies which, if unpaid might give rise to a Lien upon such properties, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings in accordance with applicable law and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Each Loan Party shall timely file, or cause to be filed, all material Tax Returns that are required to be filed by it in any jurisdiction.

SECTION 5.06 Employee Benefits. Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 business days after any Responsible Officer of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event would reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount that would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any of the property of any Company, a statement of a Responsible Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon the reasonable request by the Administrative Agent, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA) sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep in all material respects records and books of account in accordance with GAAP. Subject to any Gaming Laws restricting or modifying such actions, each Company will permit representatives of the Administrative Agent (or if an Event of Default is continuing, any Lender coordinated through the Administrative Agent), at the Administrative Agent’s expense (unless an Event of Default is continuing, in which case at Borrower’s expense), to visit and inspect any of its properties and examine any of its financial books and records at any reasonable time and upon reasonable prior notice, and as often as may reasonably be desired and during normal business hours, to discuss the business, operations, properties and financial and other condition of any Company with officers of such Company and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public accountants if the Borrower so chooses); provided that, notwithstanding the foregoing, (x) such inspection rights shall be subject to confidentiality restrictions binding on the Loan Parties and their Subsidiaries, and shall not encompass materials subject to attorney client privilege and (y) unless an Event of Default has occurred and is continuing, the Administrative Agent may visit and inspect the Loan Parties’ and their Subsidiaries’ offices and books and records not more than two times per fiscal year of Borrower.

(b) Within 125 days after the end of each fiscal year commencing after the Closing Date, at the request of the Administrative Agent or Required Lenders, hold a meeting or conference call (at a mutually agreeable time and, to the extent applicable, location and venue, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08 Use of Proceeds; Cash and Cash Equivalents. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws; Permits.

(a) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain, maintain and comply with, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain, maintain and comply with any and all Environmental Permits.

(b) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and comply as required with all Environmental Laws governing the Mortgaged Property or the improvements thereon or any other Collateral.

(c) The Administrative Agent may (but shall not be required to) at Borrower’s expense, (i) at any time that the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law or (ii) at any other time but not more than once in any twelve-month period (unless the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law, in which case such limitation shall not apply) (A) retain an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for the Loan Parties, (B) conduct its own investigation of the Mortgaged Property in respect of such Release or (C) conduct a further Phase I investigation or other environmental assessment of the Mortgaged Property. The Administrative Agent shall retain a Licensed Site Remediation Professional (“LSRP”), as defined in N.J.S.A. 58:10C-2, to conduct any such investigation pursuant to this Section 5.09. For purposes of conducting such a review and/or investigation, the Administrative Agent and its agents, employees, consultants and contractors shall have the right, upon prior notice, to enter into or onto the Mortgaged Property and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos containing materials) as are reasonably necessary to investigate such Release, to conduct such further Phase I investigation or other environmental assessment, or investigate such recommendations as may be set forth in such subsequent Phase I or other environmental assessment report. The Administrative Agent shall share the results of such investigation with Borrower, shall provide copies of the non-privileged portions of associated reports to Borrower and provide Borrower with the reasonable opportunity to participate in any sampling investigation, including the right to take split or other verification samples. Any such investigation shall be conducted, unless otherwise agreed to in writing by Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at the Mortgaged Property or the Project or cause any damage or loss to any property at the Mortgaged Property or the Project. Any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section 5.09 will be obtained and shall be used by the Administrative Agent and the Lenders solely for the purposes of the Lenders’ internal credit decisions, to monitor and police the Loans and to protect the Lenders’ security interests, if any, created by the Loan Documents, and unless an Event of Default has occurred and is continuing, or except as may be required by applicable law and subject to any independent obligations of the LSRP, neither the Administrative Agent nor any Lender shall confer with, make filings to or otherwise correspond with any Governmental Authority with respect to or relating to such sampling or investigation without the reasonable consent of, or participation by, Borrower; provided, however, should any such investigation conducted at the request of the Administrative Agent confirm a Release of Hazardous Materials at, on, under or from the Mortgaged Property, Borrower shall, at Borrower’s sole cost and expense without prejudice to Borrower’s right to assert any claims against any Governmental Authority or other Person, if and to the extent required under Environmental Law, undertake to remediate such Release and shall otherwise comply with any Environmental Law with respect to such Release.

(d) Deliver to the Administrative Agent (i) as soon as practicable following receipt thereof, copies in such Loan Party’s possession or control of all non-privileged portions of environmental audits, investigations, analyses and reports not previously made available to the Administrative Agent, whether prepared by personnel of such Loan Party or by independent consultants, Governmental Authorities or any other Persons, with respect to the Mortgaged Property or with respect to any Environmental Claims, (ii) reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws, (B) any remedial action taken by any Person in response to (1) any Release of Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect, or (2) any Environmental Claims against such Loan Party that would reasonably be expected to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by such Loan Party, a copy of any and all material written communications with any third parties with respect to (A) any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, and (C) any request for information from any Governmental Authority stating that such Governmental Authority is investigating whether such Loan Party may be potentially responsible under CERCLA or any analogous Environmental Law or may otherwise have liability under any Environmental Law and (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent regarding any matters disclosed pursuant to this Section 5.09(d) or otherwise affecting the Mortgaged Property under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 [Reserved].

SECTION 5.11 Additional Collateral; Additional Guarantors.

(a) With respect to any property or property interest acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest (other than any (i) Excluded Property, (ii) Excluded Real Property, (iii) property described in paragraph (c) below, (iv) cash and cash equivalents and (v) other property with respect to which the Loan Documents do not require the Collateral Agent or any other Secured Party to have a perfected security interest), subject to compliance with applicable Gaming Laws promptly (and in any event within twenty (20) Business Days following the date of such acquisition or such longer period as may be reasonably approved by the Administrative Agent) execute and deliver to the Collateral Agent a joinder to this Agreement in a form reasonably satisfactory to the Collateral Agent and such amendments to the Security Agreement or such other documents, and take all the actions, as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in such property (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be reasonably required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent. In addition to the foregoing, in the event any such property or interest therein acquired after the Closing Date consists of Real Property (other than Excluded Real Property) or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, (I) in the case of clauses (A), (B) and (D) below, within twenty (20) Business Days following, and (II) in the case of clause (C) below, no later than five (5) Business Days prior to, the date of such acquisition or such longer or shorter period as may be reasonably approved by the Administrative Agent) (A) execute and deliver a mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law (including Gaming Laws) or that the Administrative Agent or the Collateral Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Collateral Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Collateral Agent on behalf of the Secured Parties a Lien on such Real Property subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens), (B) provide the Collateral Agent on behalf of the Secured Parties with a commitment from the Title Company to issue title and extended coverage insurance covering such Real Property in an amount at least equal to the fair market value of such Real Property (including pursuant to a tie-in endorsement, if applicable), or obtain a commitment from the Title Company to issue an appropriate endorsement or supplement to an existing Title Policy (in the case of an appropriate endorsement or supplement to an existing Title Policy, without any increase in the coverage amount of such Title Policy), (C) provide the Administrative Agent with an environmental assessment report or reports with respect to such Real Property along with a corresponding reliance letter from an environmental consultant, such reports and reliance letters to be reasonably satisfactory to the Administrative Agent, confirming that no Hazardous Materials were found in, on or under such Real Property in a manner that could reasonably be expected to result in a Material Adverse Effect and (D) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent or the Collateral Agent may reasonably request to obtain such security interest, including delivering documents which would have been required under Section 4.01(k)(xix) if such Real Property were part of the Mortgaged Property on the Closing Date.

(b) With respect to any new Subsidiary (other than an Unrestricted Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date (which, for the purpose of this paragraph shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary) by any Loan Party or upon any Immaterial Subsidiary ceasing to be designated as such pursuant to Section 5.16, subject to compliance with Gaming Laws, promptly (and in any event within twenty (20) Business Days following the date of such acquisition or creation or such longer period as may be reasonably approved by the Administrative Agent) (i) except with respect to a Subsidiary ceasing to be an Immaterial Subsidiary, execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Subsidiary (subject only to Permitted Liens); provided that if such new Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such new Subsidiary be required to be so pledged and provided further if such Equity Interests constitute Excluded Property, such Equity Interests shall not be required to be pledged, (ii) except with respect to a Subsidiary ceasing to be an Immaterial Subsidiary or with respect to Equity Interests constituting Excluded Property, deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as applicable, (iii) if such new Subsidiary is a Wholly Owned Subsidiary that is a Domestic Subsidiary, cause such new Subsidiary (or Subsidiary ceasing to be an Immaterial Subsidiary that is a Wholly Owned Subsidiary) (A) to become a party to the Security Agreement, the Intercompany Note, and, to the extent applicable, the Intellectual Property Security Agreements and the other Security Documents, and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)) in the Collateral described in the Security Documents with respect to such new Subsidiary owned by any Loan Party (or Subsidiary ceasing to be an Immaterial Subsidiary), including, without limitation, the execution and delivery by all necessary persons of Control Agreements and the filing of UCC financing statements and other filings in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above and (v) execute and/or deliver such other documents or provide such other information as the Administrative Agent or the Collateral Agent may reasonably request with respect to the foregoing requirements, including delivering documents and taking such other actions which would have been required under Section 4.01 if such new Subsidiary were a Loan Party (or, in the case of a Subsidiary ceasing to be an Immaterial Subsidiary, if such Subsidiary had not been an Immaterial Subsidiary) on the Closing Date. In addition to the foregoing, in the event any such new Subsidiary (or Subsidiary ceasing to be an Immaterial Subsidiary) owns or otherwise has interests in any Real Property or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, the Borrower shall, or shall cause the other Loan Parties to, take the actions required by clause (a) of this Section in relation thereto.

(c) With respect to any Immaterial Subsidiary or Unrestricted Subsidiary created, acquired or designated after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Immaterial Subsidiary or such Unrestricted Subsidiary that is owned by such Loan Party; provided that if any such new Immaterial Subsidiary or such Unrestricted Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such Subsidiary be required to be so pledged and (ii) deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party and take such other action as may be necessary or, in the opinion of the Administrative Agent or Collateral Agent advisable to perfect the Lien of the Collateral Agent thereon.

(d) Notwithstanding anything to the contrary in this Section 5.11, the Loan Parties shall not be required to (i) (A) take the actions necessary to grant a perfected security interest in, or (B) obtain title and extended coverage insurance with respect to, any Property acquired after the Closing Date to the extent that the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of taking such actions or obtaining such insurance or (ii) deliver a Phase I Report or a Phase II Report with respect to any fee, easement or other interest in real property acquired after the Closing Date to the extent the Administrative Agent in its reasonable discretion has determined that the size, location and proposed use thereof are insufficient to justify the time and expense of obtaining such reports. Additionally, to the extent any such acquisition relates to Real Property, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreement) related to descriptions of Real Property shall be deemed amended to the extent necessary to reflect such acquisition (and the Administrative Agent is authorized to execute written amendment to such Loan Documents in connection therewith).

SECTION 5.12 Security Interests; Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may deem necessary or desirable for the continued validity, perfection and priority of the Lien of the Collateral Agent on the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof which do not constitute Excluded Property, Excluded Real Property or other property with respect to which the Loan Documents do not require the Collateral Agent to have a security interest) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority following the occurrence and during the continuance of an Event of Default, Borrower shall, or shall cause any other applicable Loan Party to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, Collateral Agent or such Secured Party may be required to obtain from Borrower or the applicable Loan Party for such governmental consent, approval, recording, qualification or authorization. In the event that, notwithstanding the covenants contained in Section 6.02, a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property, any other item of Collateral or any portion thereof (or a mechanic’s or materialmen’s claim of lien shall be filed or otherwise asserted against the Mortgaged Property, any other item of Collateral or any portion thereof), the relevant Loan Party shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of lien filed or otherwise asserted against the Mortgaged Property or such other item of Collateral or any portion thereof within 60 days after the date of notice thereof (which period the Administrative Agent may extend in its sole discretion so long as the relevant Loan Party is diligently pursuing such actions); provided, that the provisions of this Section 5.12 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Section 6.02. Each of the Loan Parties shall fully preserve the Lien and the priority (subject to Permitted Liens) of each of the Mortgages and the other Security Documents without cost or expense to the Administrative Agent, the Collateral Agent or the Secured Parties. If any Loan Party fails to promptly discharge, remove or bond off any Lien on the Collateral which is not a Permitted Lien and which is not being contested by the applicable Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 90 days after the receipt of notice thereof from the Administrative Agent, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens or claims of Liens under this Section 5.12, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien or the claim. Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.12 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent, the Collateral Agent or any Secured Party shall constitute Obligations and shall be paid by Borrower in accordance with the terms hereof.

SECTION 5.13 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv)

in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement or an Officer’s Certificate confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the most recent certificate delivered pursuant to this Section 5.13(b).

SECTION 5.14 Compliance with Laws, Project Documents, etc.; Permits.

(a) Comply with all Requirements of Law, noncompliance with which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and comply in all material respects with its Organizational Documents.

(b) Comply, duly and promptly, in all respects with its respective obligations and enforce all of its respective rights under all Project Documents, except where the failure to so comply or enforce its rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) From time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable Requirements of Law, except to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.15 Designation of Restricted and Unrestricted Subsidiaries.

(a) Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving pro forma effect to such designation, Borrower shall be in compliance with Section 6.10 (to the extent then applicable), and, as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness that is either subordinate or junior in right of payment of the Obligations (including Subordinated Debt) or any other Indebtedness permitted under Section 6.01(d), and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s (as applicable) investment therein without duplication in the case of Subsidiaries of Persons designated as Unrestricted Subsidiaries. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on and payment in respect of any Investment by Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary.

(b) If Borrower designates a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with this Section 5.15, so long as no Default or Event of Default exists, (i) the Obligations of such Restricted Subsidiary and its Subsidiaries under the Loan Documents shall terminate and be of no further force and effect and all Liens granted by such Restricted Subsidiary and its Subsidiaries under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests of such Restricted Subsidiary and its Subsidiaries shall be terminated and released and of no further force and effect, in each case, without any action required by the Administrative Agent or the Collateral Agent, and (ii) at Borrower’s request, the Administrative Agent and the Collateral Agent will execute and deliver any instrument evidencing such termination and the Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).

SECTION 5.16 Designation of Immaterial Subsidiaries. Within 45 days after any Immaterial Subsidiary ceases to satisfy the requirements set forth in the definition of such term, Borrower shall notify the Administrative Agent thereof and shall take the actions required pursuant to Section 5.11(b) and such Subsidiary shall cease to be an Immaterial Subsidiary.

SECTION 5.17 In Balance Test.

(a) On the Closing Date, and monthly thereafter through the Substantial Completion Date, Borrower shall deliver to the Administrative Agent:

(i) the In-Balance Projections prepared for the In-Balance Test for the Project, which shall be accompanied by an Officers’ Certificate stating that such In-Balance Projections are based on estimates, information and assumptions that are reasonable at the time;

(ii) an In-Balance Test Certificate, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as the Administrative Agent or the Construction Consultant shall reasonably request; and

(iii) such other information as the Administrative Agent or the Construction Consultant shall reasonably request in connection with the In-Balance Test.

(b) The Project shall be deemed to satisfy the In-Balance Test if, as of such date, the Available Construction Funds equal or exceed the aggregate Remaining Costs for the Project.

SECTION 5.18 Post-Closing Collateral Matters. Within thirty (30) days following the Closing Date (or such later date as the Administrative Agent in its discretion may agree), Borrower shall:

(i) either (x) close the accounts maintained by the Loan Parties at TD Bank, N.A. set forth on Schedule 10 to the Perfection Certificate delivered on the Closing Date or (y) deliver or cause to be delivered to the Administrative Agent a Control Agreement (as defined in the Security Agreement) in form and substance reasonably acceptable to the Administrative Agent with respect to such accounts; and

(ii) use its commercially reasonable efforts to obtain a lender’s loss payable endorsement to Borrower’s commercial property insurance policy in a form reasonably satisfactory to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, from and after the Closing Date and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness of any Loan Party to Borrower or any Guarantor; provided, that in each case such Indebtedness is evidenced by, and subject to the terms and conditions of, the Intercompany Note;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 6.01(c) and Permitted Refinancings thereof;

(d) Indebtedness of Borrower incurred pursuant to the Second Lien Notes;

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions and Permitted Refinancings thereof in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(f) Indebtedness in respect of one or more revolving credit facilities in an aggregate principal amount not to exceed $50,000,000; provided that such Indebtedness shall not be incurred prior to the date that, at the time of incurrence and based on the Project Schedule then in effect, is reasonably expected to be six months or more prior to the Opening Date;

(g) Indebtedness of any Loan Party in respect of performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments issued by a Person other than any Company for the benefit of a trade creditor of any Loan Party or in respect of obligations (other than obligations constituting Indebtedness for borrowed money) of any Loan Party incurred in the ordinary course of business, in an aggregate amount (with respect to all Loan Parties) not to exceed $20,000,000 at any time outstanding; provided that in the event that the Loan Parties enter into the revolving credit facility permitted under Section 6.01(f), such amount shall be reduced to $10,000,000;

(h) [Reserved];

(i) To the extent constituting Indebtedness of the Loan Parties, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(j) Contingent Obligations of the Loan Parties with respect to Indebtedness of the Loan Parties permitted under this Section 6.01;

(k) Indebtedness consisting of endorsements of instruments for deposit in the ordinary course of business;

(l) to the extent constituting Indebtedness, agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by any Loan Party under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business;

(m) Indebtedness under Hedging Agreements with respect to interest rates not entered into for speculative purposes; provided that such Hedging Agreements (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;

(n) the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement for value of Equity Interests of Borrower permitted pursuant to Section 6.08(d);

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its incurrence;

(p) Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(q) the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.01;

(r) to the extent constituting Indebtedness, the obligations under or payments or advances made under the Transportation Improvement Project Documents;

(s) any ERGG Monetization Indebtedness; and

(t) additional Indebtedness of the Loan Parties in an aggregate principal amount (with respect to all Loan Parties) not to exceed $20,000,000 at any time outstanding.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or claims not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such taxes, assessments, governmental charges or claims being contested are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of the applicable Loan Party, to the extent required by GAAP and (ii) at any time prior to the Final Completion Date, the amount of the Loan Parties’ likely liability under each such Lien or claim (as determined by the Borrower in good faith) is reserved through an allocation in the applicable Disbursement Agent Accounts (as defined in the Disbursement Agreement);

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(d) Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business;

(e) easements, covenants, rights-of-way, restrictions, subdivisions, parcelizations, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction or operation of the Project on the Project Site, including, without limitation, those matters set forth on any title policy provided to the Collateral Agent on or prior to the Closing Date or subsequent to the Closing Date with respect to property acquired subsequent to the Closing Date;

(f) Liens in existence on the date hereof listed on Schedule 6.02(f) after giving effect to the Closing Date Transactions; provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien (i) shall materially interfere with the development, construction or operation of the Project on the Project Site, or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(g) Liens created pursuant to the Security Documents or otherwise securing the Obligations (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a Secured Party);

(h) leases and subleases, in each case permitted under Section 6.06, and any leasehold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sublessee under any such lease or sublease; provided, that (i) no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(i) licenses of patents, trademarks, copyrights and other Intellectual Property rights granted by a Loan Party in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of the Loan Parties to operate the Project in the ordinary course and licenses permitted under Section 6.06(h) or (m);

(j) subject to the terms of the Intercreditor Agreement, Liens securing Indebtedness permitted under Section 6.01(d) (including Liens on proceeds of the Second Lien Notes, the ERGG Agreement, amounts paid in respect of the ERGG Agreement or proceeds of ERGG Monetization Indebtedness, none of which constitute Collateral);

(k) Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the Property to be disposed of and such Asset Sale is permitted by Section 6.05 or 6.06;

(l) [Reserved];

(m) Liens arising out of judgments, attachments or awards not resulting in a Default or Event of Default under Section 8.01(i);

(n) Permitted Encumbrances; provided that the same do not (i) materially interfere with the development, construction or operation of the Project on the Project Site or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(o) Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by this Agreement;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(r) Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens either exist on the date hereof or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under Section 6.01(e) and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(s) Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where any Loan Party maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(t) Liens on cash or cash equivalents deposited with, or held for the account of, any Loan Party securing reimbursement obligations under performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments permitted under Section 6.01(g), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit, bankers’ acceptances, surety bonds or similar instruments, so long as (i) such cash or cash equivalents are segregated from the Loan Parties’ general cash accounts so that such Liens attach only to such cash and cash equivalents and (ii) the amount of cash and/or cash equivalents secured by such Liens does not exceed 110% of the amount of the obligations secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions or other amounts declared or paid in respect of such cash equivalents);

(u) [Reserved];

(v) Liens of sellers of goods to any Loan Party arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(w) the filing of a subdivision map(s) over Real Property held by the Loan Parties designed to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(x) Liens securing Indebtedness permitted under Section 6.01(m), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(y) Liens securing Indebtedness permitted under Section 6.01(f), which may be secured equally and ratably with the Obligations on a “first-out” or “super-priority” basis pursuant to an intercreditor agreement on terms prevailing on the date thereof for similar intercreditor agreements, as reasonably determined by the Administrative Agent;

(z) Asset Sales described in Sections 6.06(g) and 6.06(l);

(aa) Liens arising under the ACHA Documents, as the same may be amended from time to time as permitted hereunder, so long as such Liens are at no time materially broader or secure materially broader obligations than such Liens as in effect on the Closing Date;

(bb) From and after the lease or sublease of any interest pursuant to Section 6.06(f), (n), (o), (p) or (q), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(cc) Liens relating to the Special Assessment Obligations;

(dd) (i) the Master Lease Easements, the Entertainment Venue Easements, and the Boutique Hotel Easements in connection with the transactions contemplated under Sections 6.06 (o), (p) and (q), (ii) the CUP Easements in connection with the transactions contemplated under Sections 6.06(n), and (iii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under Sections 6.06(f);

(ee) Liens securing ERGG Monetization Indebtedness that are limited to Liens on (x) the ERGG Agreement, and (y) any rights, title and interest of any Loan Party to any payment rights under or proceeds of the ERGG Agreement and any accounts containing payments and proceeds under the ERGG Agreement;

(ff) Liens on amounts paid with respect to the ERGG Agreement, including the segregated account where such funds are held; and

(gg) additional Liens incurred by any Loan Party so long as the obligations secured by such Liens does not exceed $15,000,000 in the aggregate (with respect to all Loan Parties) at any time.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) the Attributable Indebtedness is permitted by Section 6.01 and (iii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other securities of, or any other equity interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(b) Investments in Cash Equivalents;

(c) to the extent constituting Investments, the incurrence of Indebtedness permitted by Section 6.01(b);

(d) loans and advances to employees of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount (with respect to all Loan Parties) not to exceed $1,000,000 at any one time outstanding;

(e) Investments by any Loan Party in Borrower or any Subsidiary Guarantor;

(f) Investments received in settlement of debt as liabilities owed to the Loan Parties or in satisfaction of judgments;

(g) [Reserved];

(h) to the extent constituting Investments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may engage in Asset Sales permitted pursuant to Section 6.06 (including receipt of consideration constituting Investments), (iii) any Loan Party may make Dividends permitted pursuant to Section 6.08 and (iv) any Loan Party may take actions permitted pursuant to Section 6.09;

(i) Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums as provided in Sections 6.02(d), (s) and (t);

(j) Investments consisting of debt securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.06;

(k) prepaid expenses and similar items in the ordinary course of business pursuant to transactions not otherwise prohibited hereunder;

(l) Investments or other payments made in respect of (i) the Transportation Improvement Project in an aggregate amount not to exceed $10,000,000 following the Closing Date, (ii) the CRDA Obligations or Investments relating thereto and (iii) advances made pursuant to the Energy Services Agreement which, with respect to such advances made on or after the Closing Date, will not exceed $5,000,000 outstanding at any time;

(m) in addition to Investments otherwise expressly permitted by this Section 6.04, so long as no Default or Event of Default shall have occurred and be continuing at the time such Investments are made or would result therefrom, Investments by the Loan Parties in an aggregate amount (with respect to all Loan Parties), not to exceed $25,000,000 at any time outstanding;

(n) Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Sections 6.06(p) and (q) or received in consideration for dispositions under Sections 6.06(p) and (q); and

(o) Investments in an amount equal to any Net Cash Proceeds received by the Loan Parties after the Closing Date from capital contributions or issuances of Equity Interests;

(p) Investments in Unrestricted Subsidiaries and joint ventures (i) constituting Buffer Property and (ii) of an amount not to exceed $10,000,000 plus the Special Amount for the purpose of developing and maintaining such property; provided that (x) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of such development and (y) such development shall not materially interfere with or materially impair or detract from, the operation of the Project; and

(q) the Closing Date Transactions.

The amount of any Investment shall be the initial cost thereof (or, in the case of Investments under clause (m) (in a form other than cash or Cash Equivalents), based on the fair market value of the assets contributed on the date of such contributions), minus all payments received from time to time with respect to such Investment, whether constituting dividends, distributions, sale proceeds, interest, principal or otherwise; and in the case of an Investment which is a Contingent Obligation, the amount thereof shall be determined as provided in the definition of Contingent Obligation and shall be reduced as the underlying obligation is reduced.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) (i) any Loan Party may be merged or consolidated with or into Borrower or any Subsidiary Guarantor (provided, that in the event any such merger or consolidation involves Borrower, Borrower shall be the continuing or surviving entity) and (ii) any Loan Party which is not a Subsidiary Guarantor may be merged or consolidated with or into any Loan Party which is not a Subsidiary Guarantor;

(b) any Subsidiary Guarantor may dispose of any or all of its assets (including, to the extent permitted hereunder, upon voluntary liquidation, dissolution, winding up or otherwise) to Borrower or any other Subsidiary Guarantor;

(c) any Subsidiary of Borrower may liquidate, wind up or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders;

(d) any Loan Party or Subsidiary of a Loan Party may dispose of any of its property in accordance with Section 6.06; and

(e) the Closing Date Transactions.

SECTION 6.06 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) the disposition for fair market value of obsolete, surplus or worn out property or property no longer useful or necessary in the business of the Loan Parties;

(b) the disposition of cash or Cash Equivalents (in each case in transactions not prohibited hereunder), Investments permitted pursuant to Section 6.04, inventory in the ordinary course of business, and receivables (in connection with the collection thereof and otherwise as customary in businesses of the type conducted by the Loan Parties);

(c) dispositions permitted by Section 6.05 or Section 6.08;

(d) the sale or issuance of any Loan Party’s Equity Interests (other than Disqualified Capital Stock) to its direct parent or (except in the case of the sale or issuance of the Borrower’s Equity Interests) to another Loan Party;

(e) dispositions of property having a fair market value not in excess of $5,000,000 in the aggregate (with respect to all the Loan Parties) in any fiscal year; provided, that (i) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (determined as of the time of execution of a binding agreement with respect to such dis-

positions); and (ii) the consideration received therefor shall be at least 75% in cash or Cash Equivalents; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown the most recent balance sheet of Borrower and its consolidated Subsidiaries provided hereunder or in the footnotes thereto) of the Borrower or such Loan Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Borrower and the applicable Loan Parties shall have been validly released and (B) any securities or instruments received by the Borrower or such Loan Party from such transferee that are converted by the Borrower or such Loan Party into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition;

(f) subject to the last paragraph of this Section 6.06, the Borrower and its Restricted Subsidiaries may enter into any leases or subleases with respect to any of its Real Property;

(g) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(h) any Loan Party may (i) license trademarks, trade names, copyrights, patents and other Intellectual Property in the ordinary course of business, provided that such licensing, individually or in the aggregate (with respect to all Loan Parties), does not interfere in any material respect with the ordinary conduct of the business of the Loan Parties and (ii) abandon any trademarks, trade names, copyrights, patents or other Intellectual Property no longer necessary in the business of the Loan Parties;

(i) the incurrence of Liens permitted under Section 6.02; provided, that any leases (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 6.06;

(j) Asset Sales in connection with or as a result of any Casualty Event; provided, that the Loan Parties otherwise comply with Sections 2.10 and 2.17, as applicable;

(k) Asset Sales by any Loan Party to the Borrower or any Subsidiary Guarantor, including the lease of the land constituting the Project Site by AC Property Co. to REG; provided, that in each case each Subsidiary Guarantor shall have taken all actions required pursuant to Section 5.11 with respect to any property acquired by it pursuant to this clause (k);

(l) the granting of easements, rights of way and rights of access to Governmental Authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(m) the assignment and/or license of trademarks and related property made pursuant to the Intellectual Property License Agreements;

(n) the lease of the property subject to the CUP Land Lease to CUP Holder or any other party that operates the CUP on the terms set forth in the CUP Land Lease, and any other

Asset Sales contemplated under the CUP Land Lease, the Energy Services Agreement or any agreement related or ancillary thereto, in each case on the terms set forth in and in accordance with the Energy Services Agreement; provided that the Collateral Agent on behalf of the Secured Parties shall provide the party to the CUP Land Lease and the agent or representative for the lenders to CUP Holder with a subordination, nondisturbance and attornment agreement relating to (i) the CUP Land Lease and (ii) easements, licenses, leases, permits, rights of way, restrictive covenants and other rights or privileges in the nature of easements or restrictive covenants with respect to or that pertain to any property included in the Project that are reasonably necessary or advisable in connection with the provision of utility services to any Mortgaged Property (the “CUP Easements”), in each case as reasonably required pursuant to the terms thereof;

(o) any Loan Party may, subject to obtaining any necessary Gaming Approvals, (i) enter into a master lease with respect to any portion of the Project with a person who shall from time to time directly or indirectly lease or sublease such property to persons who, either directly or through Affiliates of such persons, shall operate or manage all or some of the food and beverage or retail venues within the Project, including without limitation restaurants, night clubs and bars, or recreation venues within the Project, and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements”, and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided, further that (x) the Collateral Agent on behalf of the Secured Parties shall provide the master lessee tenant under any Master Lease and any tenants under any sublease entered into pursuant to such Master Lease with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit S hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties) the applicable Loan Party shall enter into, and cause the tenant under any such Master Lease Document to enter into, such subordination, non-disturbance and attornment agreement;

(p) subject to obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage a night club, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements”, and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Entertainment Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit S hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such Entertainment Venue Document to enter into, such subordination, non-disturbance and attornment agreement;

(q) subject to obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, “Boutique Hotel Easements”, and together with any such master lease, are referred to collectively as “Boutique Hotel Documents” and individually as a “Boutique Hotel Document”); provided that (A) no Event of Default shall exist and be continuing at the time such Boutique Hotel Document is entered into or would occur as a result of entering into such Boutique Hotel Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, (C) no Boutique Hotel Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, and (D) no more than 350 rooms shall be subject to such boutique hotel; provided, further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Boutique Hotel Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit S hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any Boutique Hotel Document to enter into, such subordination, non-disturbance and attornment agreement;

(r) Investments permitted under Section 6.04; and

(s) the Closing Date Transactions

Notwithstanding the foregoing provisions of this Section 6.06, subsection (f) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the

Project, (c) no gaming, hotel or casino operations (other than hotel operations approved in writing by the Required Lenders and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Loan Parties and (d) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any such lease or sublease (at the request of the Borrower) with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit S hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed, or in such other form as is reasonably satisfactory to the Collateral Agent and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such lease or sublease to enter into with the Collateral Agent for the benefit of the Secured Parties, a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit S hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, in no event will the Administrative Agent be required to deliver a subordination, non-disturbance and attornment agreement to the tenant under the REG Lease.

SECTION 6.07 [Reserved].

SECTION 6.08 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) to the extent constituting Dividends, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may make Investments permitted pursuant to Section 6.04 and (iii) any Loan Party may take actions permitted pursuant to Section 6.09;

(b) any Loan Party may pay Dividends to Borrower or any Subsidiary Guarantor and any Person that is not a Loan Party may pay Dividends on a ratable basis to its equity owners;

(c) [Reserved];

(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may pay dividends or distributions to the other Loan Parties or Borrower to permit such other persons to (i) repurchase Qualified Capital Stock of Borrower or any Loan Party from present or former employees (or the estates, family members or heirs) of such persons upon the death, disability or termination of employment of such employees or (ii) make payments in respect of Indebtedness issued by Borrower solely for the purposes described in clause (i); provided, that the aggregate amount of payments under this subsection (d), will not exceed $3,000,000 during any fiscal year; provided further that if any portion of such permitted dividend or distribution is not made in any fiscal year, such portion may be carried over for dividends or distributions to be made in accordance with clause (i) or (ii) above in the next succeeding fiscal year (with amounts expended in such next succeeding fiscal year to be applied first against the amount carried over and second against the amount set forth above in respect of such succeeding fiscal year);

(e) on and after the Final Completion Date and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may pay Dividends not otherwise permitted under any other subsection of this Section 6.08 in an amount not to exceed, in the aggregate (with respect to all Loan Parties), $2,000,000 per fiscal year;

(f) to the extent constituting Dividends, the Loan Parties may pay Project Costs as permitted pursuant to the Disbursement Agreement;

(g) to the extent constituting a Dividend, payment of State Distribution Proceeds (as defined in the ERGG Agreement) to the New Jersey Economic Development Authority;

(h) [Reserved];

(i) the making of any Dividend in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of, Equity Interests of Borrower (other than Disqualified Capital Stock), or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Borrower, or from the substantially concurrent contribution of common equity capital to Borrower;

(j) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(k) any termination or cancellation of Equity Interests issued to, or reserved for issuance to, any director, officer or employee of the Loan Parties or Borrower, including upon the death, disability or termination of employment of such director, officer or employee;

(l) Dividends constituting payment in respect of fractional shares relating to the exercise of stock options or warrants;

(m) Dividends up to an amount contributed as capital contributions or received through issuances of Equity Interests and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied; and

(n) the Closing Date Transactions.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more of its Restricted Subsidiaries), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) on terms that are not less favorable to the applicable Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of such Loan Party and the applicable Loan Party has delivered to the Administrative Agent prior to the consummation of any such transaction (1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of the applicable Loan Party certifying that such transaction or series of related transactions complies with this Section 6.09 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the Board of Directors of the applicable Loan Party, to the extent there are any such disinterested members of such Board of Directors and (2) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(b) a disposition permitted pursuant to Section 6.06 (provided, that the requirements of subsection (a) above shall apply to leases of portions of the Project permitted pursuant to Section 6.06(f) and dispositions permitted pursuant to Section 6.06(b) and provided further that dispositions permitted pursuant to Section 6.06(o), (p) and (q) shall be on terms at least as favorable to the Loan Parties, taken as a whole and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction), an Investment permitted pursuant to Section 6.04 or a Dividend permitted pursuant to Section 6.08;

(c) the payment of Project Costs as permitted pursuant to the Disbursement Agreement;

(d) customary employment, employee benefit, compensation, indemnification and insurance arrangements with officers, managers and directors of any Loan Party;

(e) the disposition or issuance by any Loan Party of its Equity Interests permitted pursuant to Section 6.06 and the issuance by the Borrower of its Equity Interests;

(f) (i) the reimbursement of Affiliates of the Loan Parties permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of a casualty, Event of Eminent Domain or Taking prior to receipt of Insurance Proceeds or Eminent Domain Proceeds as the case may be, by the Loan Parties with respect thereto;

(g) transactions contemplated by the Financing Agreements and transactions entered into in connection with modifications to the Financing Agreements;

(h) transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Sections 6.06(p) and (q) or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures;

(i) transactions contemplated by the Intellectual Property License Agreements;

(j) transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Section 6.04(o); and

(k) the Closing Date Transactions.

SECTION 6.10 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any Test Period ending on and after the Initial Calculation Date to exceed the ratio set forth opposite such fiscal quarter in the table below (provided that notwithstanding anything to the contrary in such table, the applicable fiscal quarter date shall be the next succeeding fiscal quarter if the Opening Date has not occurred prior to June 30, 2012 (and has occurred prior to September 30, 2012); the second succeeding fiscal quarter if the Opening Date has not occurred prior to September 30, 2012 (and has occurred prior to December 31, 2012) and the third succeeding fiscal quarter if the Opening Date has not occurred by December 31, 2012):

Fiscal Quarter Ending:	Ratio
June 30, 2013	10.50 to 1.00
September 30, 2013	9.25 to 1.00
December 31, 2013	8.50 to 1.00
March 31, 2014	8.50 to 1.00
June 30, 2014	8.50 to 1.00
September 30, 2014	8.50 to 1.00
December 31, 2014	7.25 to 1.00
March 31, 2015	7.25 to 1.00
June 30, 2015	7.25 to 1.00
September 30, 2015	7.25 to 1.00
December 31, 2015	6.50 to 1.00
March 31, 2016	6.50 to 1.00
June 30, 2016	6.50 to 1.00
September 30, 2016	6.50 to 1.00
December 31, 2016	5.75 to 1.00
March 31, 2017	5.75 to 1.00
June 30, 2017 and thereafter	5.75 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for the last day of any Test Period ending on and after the Initial Calculation Date to exceed the ratio set forth opposite such fiscal quarter in the table below (provided that notwithstanding anything to the contrary in such table, the applicable fiscal quarter date shall be the next succeeding fiscal quarter if the Opening Date has not occurred prior to June 30, 2012 (and has occurred prior to September 30, 2012); the second succeeding fiscal quarter if the Opening Date has not occurred prior to September 30, 2012 (and has occurred prior to December 31, 2012) and the third succeeding fiscal quarter if the Opening Date has not occurred by December 31, 2012):

Fiscal Quarter Ending:	Ratio
June 30, 2013	1.50 to 1.00
September 30, 2013	1.50 to 1.00
December 31, 2013	1.10 to 1.00
March 31, 2014	1.10 to 1.00
June 30, 2014	1.10 to 1.00
September 30, 2014	1.10 to 1.00
December 31, 2014	1.10 to 1.00
March 31, 2015	1.10 to 1.00
June 30, 2015	1.10 to 1.00
September 30, 2015	1.10 to 1.00
December 31, 2015	1.10 to 1.00
March 31, 2016	1.10 to 1.00
June 30, 2016	1.10 to 1.00
September 30, 2016	1.10 to 1.00
December 31, 2016	1.25 to 1.00
March 31, 2017	1.25 to 1.00
June 30, 2017 and thereafter	1.25 to 1.00

(c) Minimum EBITDA. Permit the Consolidated Adjusted EBITDA for the two fiscal quarters ending as of the date set forth below to be less than the amount set forth opposite the ending date of such fiscal quarter (provided that notwithstanding anything to the contrary in such table, if the Opening Date has not occurred prior to September 30, 2012, the test set forth in this Section 6.10(c) shall not be tested for the two fiscal quarters ending as of June 30, 2013):

Fiscal Quarter Ending:	Consolidated EBITDA
June 30, 2013	$58,000,000
September 30, 2013	$75,400,000

(d) Capital Expenditures.

(i) Permit Maintenance Capital Expenditures to exceed the amount set forth below for each of the fiscal years of the Borrower set forth below:

Twelve Month Period Ending:	Amount
December 31, 2012	$5,000,000
December 31, 2013	$10,000,000
December 31, 2014	$15,000,000
December 31, 2015	$25,000,000
December 31, 2016 and thereafter	$30,000,000

; provided that the amounts for any period set forth above may be increased by carrying over in any such period any amount not spent in the immediately preceding period (with carried-over amounts applied first in any succeeding year); and

(ii) Permit Expansion Capital Expenditures not reflected in the Project Budget or incurred in connection with the construction of the Project and commenced after the Opening Date; provided that Expansion Capital Expenditures not to exceed (x) $40,000,000 may be made if the Step 1 Incremental Test is satisfied and (y) $80,000,000 if the Step 2 Incremental Test is satisfied, in each case plus the Special Amount at the time such applicable Expansion Capital Expenditure is made or committed to be made or at the time work with respect to such Expansion Capital Expenditure is initiated; provided that such Expansion Capital Expenditures (other than the Special Amount) shall be for the purposes and shall not exceed the amounts set forth below:

Purpose	Amount
Additional Rooms	$50,000,000
Restaurant Construction	$20,000,000
Black Box Theater	$15,000,000
Northeast Meeting Space	$5,000,000

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc. Directly or indirectly:

(a) make any optional or voluntary payment, prepayment, repurchase or redemption of principal on, or otherwise voluntarily or optionally defease, the Second Lien Notes and Subordinated Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any derivatives counterparty obligating any Loan Party to make payments to such derivatives counterparty as a result of any change in market value of such Indebtedness, except (i) with respect to the prepayment, repurchase, redemption or defeasance (and the segregation of funds related thereto) of Indebtedness with the proceeds of Permitted Refinancings thereof or from the proceeds of equity contributions or issuances of Qualified Capital Stock or in connection with the conversion of Indebtedness to Qualified Capital Stock of Borrower and (ii) payments or distributions in connection with any AHYDO “catch-up” payment with respect to the Second Lien Notes;

(b) terminate, amend or modify, or permit the termination, modification of its Organizational Documents other than any such termination, amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders or in connection with the Closing Date Transactions or the transactions permitted under Section 6.04, 6.05 or 6.06;

(c) agree to any amendments to, or assignments, terminations or waivers of, any of its rights under, any Permits or Material Agreements without in each case obtaining the prior written consent of the Required Lenders if any such amendments, assignments, terminations or waivers would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made); or

(d) amend or otherwise change the terms of any Financing Agreements (other than the Loan Documents) or make any payment consistent with an amendment thereof or change thereto if the effect of such amendment or change is to increase the outstanding principal amount thereunder (other than as a result of interest payable in kind), increase the interest rate on such Indebtedness (except increases not to exceed 2% per annum in the case of interest payable in cash or 4% in the case of interest payable in kind), change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (to require any additional or earlier prepayment) or change the subordination provisions of any such Indebtedness (or of any guaranty thereof).

SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) pay Dividends in respect of any Equity Interest of such Loan Party held by, or pay or subordinate any Indebtedness owed to, any other Loan Party, (b) make Investments in any other Loan Party or (c) transfer any of its assets to any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) the Financing Agreements or other Indebtedness permitted hereunder, (ii) Requirements of Law, including those of any Gaming Authority, (iii) any agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or property of a Loan Party or the disposition of property covered by such restriction, (iv) with respect to any property subject to a Lien permitted in accordance with Section 6.02, an agreement that has been entered into in connection with the incurrence of such Liens so long as such restrictions relate solely to the property subject to such Liens and the proceeds of such property, (v) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (vi) restrictions in respect of Equity Interests and customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, (vii) restrictions on cash or deposits constituting amounts paid under the ERGG Agreement or relating to the ERGG Agreement, (viii) restrictions with respect to Excluded Property and (ix) other customary nonassignment provisions in leases, licenses and similar agreements and other contracts.

SECTION 6.13 Limitation on Issuance of Capital Stock.

(a) With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) for issuance of nominal directors’ qualifying shares pursuant to Requirements of Law. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.14 Phase II Development. At any time (x) develop or improve in any material respect or at any material cost the Tower II Air Parcel, or construct any material improvements or any material building on the Tower II Air Parcel, or (y) enter into any contract or agreement for such construction, development or improvement or for any materials, supplies or labor necessary in connection with such construction, development or improvement.

SECTION 6.15 Business; Holding Company Status.

(a) Enter into any material line of business other than Permitted Businesses;

(b) Permit Borrower to hold title to the Project Site or the principal assets comprising the Project (except through its Equity Interests in Subsidiaries which hold title to such assets).

SECTION 6.16 [Reserved].

SECTION 6.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.18 No Further Negative Pledge. Enter into or suffer to exist or become effective any agreement (other than the ACHA Documents as in effect on the date hereof) that prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Financing Agreements and any Indebtedness permitted under Section 6.01(f), (b) any agreements governing any Liens permitted hereunder (in each such case, any prohibition or limitation shall only be effective against the property financed thereby or subject to such Lien and proceeds thereof), (c) customary nonassignment provisions contained in leases, licenses and similar agreements, joint venture arrangements and other contracts (in each case other than those with respect to Real Property) and so long as such restrictions are limited to such leases, licenses and similar agreements, joint venture arrangements or other contracts, or, in the case of leases, licenses and similar agreements, the property subject thereto), (d) any agreements governing any Excluded Property (in which case any prohibition or limitation shall only be effective against such Excluded Property applicable thereto and proceeds thereof), (e) as required by applicable law or any applicable rule or order, including those of any Gaming Authority (f) restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (g) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary, (h) restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto), (i) the subordination provisions of any Indebtedness owed to Borrower or any of its Restricted Subsidiaries, (j) restrictions relating to the ERGG Agreement, any amounts paid relating to the ERGG Agreement, any accounts in which payments relating to the ERGG Agreement are made and restrictions relating to proceeds of ERGG Monetization Indebtedness and (k) any agreements, encumbrances or restrictions existing on the Closing Date.

SECTION 6.19 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.20 [Reserved].

SECTION 6.21 [Reserved].

SECTION 6.22 Limitation on Hedge Agreements. Enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business (and not for speculative purposes) to protect against changes in interest rates or foreign exchange rates.

SECTION 6.23 Limitation on Zoning and Contract Changes and Compliance. Without the knowledge and written consent of the Required Lenders’, initiate or consent to any zoning change of the Project Site or any Buffer Property or seek any material variance under any existing zoning ordinance or under the Redevelopment Agreement, except, in each case, to the extent such variance or change in zoning or the Redevelopment Agreement would not reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Project Site as a resort hotel and casino.

SECTION 6.24 No Joint Assessment; Separate Lots. Suffer, permit or initiate the joint assessment of any Mortgaged Property owned by it with real property other than the Mortgaged Property owned by it or other Loan Parties.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(b) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) in connection with the proceeding referenced in Section 8.01(g) or (h) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) the Equity Interests of any Guarantor are sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be, and (ii) any Restricted Subsidiary is designated as an Unrestricted Subsidiary, such Subsidiary be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”), provided in no event shall any such event that occurs prior to the Closing Date constitute an Event of Default:

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or Credit Extension hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided, that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02(d), 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt by the Borrower of written notice of such default from the Administrative Agent or the Required Lenders to Borrower; provided, that the failure to perform or comply with any such provision of the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to perform or to comply constitutes a Disbursement Agreement Event of Default;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $15,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than any Immaterial Subsidiary), or of a substantial part of the property of any Company (other than any Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the property of any Company (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company (other than any Immaterial Subsidiary); (iv) make a general assignment for the benefit of creditors; (v) admit in writing its inability or fail generally to pay its debts as they become due; or (vi) except as expressly permitted by Section 6.05, wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $15,000,000 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or in the imposition of a material Lien on any properties of a Company;

(k) (i) prior to the Opening Date, with respect to any portion of the Collateral with a fair market value in excess of $2,500,000 and (ii) after the Opening Date, with respect to any portion of the Collateral with a fair market value in excess of $7,500,000, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document, taken as a whole (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise provided in this Agreement or in such Security Document and subject to Permitted Liens)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected (except as otherwise provided in any Loan Document) security interest in or Lien on the Collateral covered thereby; provided, that no Event of Default shall occur under this clause (k) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control;

(n) (i) Failure to obtain by the Opening Date the requisite Gaming Approvals for the ownership, use or operation of the Project or (ii) after the Opening Date, a License Revocation that continues for ten or more consecutive Business Days prohibiting gaming operations accounting for ten percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Loan Parties related to gaming operations;

(o) any Permit or any material provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect, if any such failure, violation, breach, suspension, revocation, cancellation, termination or modification, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(p) the Opening Date has not occurred on or prior to January 1, 2013;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the written request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. Subject to the terms of any intercreditor agreement contemplated under Section 6.02(y), the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 8.04 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event Borrower fails to comply with any Financial Performance Covenant with respect to a period of four consecutive fiscal quarters, then Borrower may elect to include the Net Cash Proceeds of any Equity Contribution made prior to the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the last fiscal quarter of such four fiscal quarter period in Consolidated EBITDA with respect to such applicable quarter (which Equity Contribution shall increase Consolidated EBITDA by the amount of such Net Cash Proceeds); provided that such Net Cash Proceeds (i) are actually received by Borrower (including through a capital contribution of such Net Cash Proceeds) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary for purposes of complying (by addition to Consolidated EBITDA) with such Financial Performance Covenant for such period. The parties hereby acknowledge and agree that notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 8.04(a) (and any Equity Contribution or the proceeds thereof) may not be relied on for purposes of calculating any financial ratios (other than as applicable to the Financial Performance Covenants for purposes of increasing Consolidated EBITDA as provided herein) or any available basket or thresholds under this Agreement and shall not increase Excess Cash Flow.

(b) The parties hereto agree that (i) in each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no Equity Contribution is made, (ii) during the term of this Agreement, no more than four Equity Contributions will be made and (iii) if a Notice of Intent to Cure has been delivered, no remedies with respect to a Default or Event of Default relating to the Financial Performance Covenant that is to be cured may be exercised, unless such cure does not occur by the period required above.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as the Administrative Agent, the Collateral Agent and the Disbursement Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06 and Section 9.10 which benefit, and may be enforced by, the Loan Parties) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own equity interests in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower or a Lender.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Default has occurred and is continuing, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments and communications provided to be made by, to or through an Agent shall instead be made by or to each Lender directly (and any determinations to be made by the Collateral Agent shall instead by made by the Required Lenders), until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by Borrower pursuant to Sections 2.12 and 2.15 and without limiting any obligation of Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Disbursement Agent or a Lender hereunder.

SECTION 9.10 Collateral Matters. The Lenders and the Agents irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent and the Guarantees provided by the Loan Parties under any Loan Document shall be automatically terminated and released (i) upon payment in full of all Obligations (other than (x) Hedging Obligations not yet due and payable, (y) obligations under Treasury Services Agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 7.09.

The Agents shall, upon the request of the Borrower, and is hereby irrevocably authorized by the Lenders to:

(i) release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(r), to the extent required by the terms of the obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the Project (including the CUP Land Lease), as applicable, in connection with the transactions contemplated by Section 6.06 (f), (l), (n), (o), (p) and (q);

(iii) subordinate any Mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.06(l), (n), (o), (p) and (q); and

(iv) with respect to the transactions contemplated by Section 6.06(n), (A) enter into an intercreditor agreement with the applicable Loan Party, the CUP Holder and the agent or trustee for the persons providing financing for the CUP Holder (the “CUP Holder Agent”), providing for (1) intercreditor provisions in respect of the applicable Loan Party’s second Lien on substantially all of the assets of the CUP Holder and (2) an acknowledgement by the CUP Holder Agent of such Loan Party’s rights, if any, to control construction of the CUP and (B) one or more consents to assignment with the applicable Loan Party, the CUP Holder and/or the CUP Holder Agent, in each case, providing for (1) the CUP Holder’s consent to the collateral assignment of the Energy Services Agreement by the applicable Loan Party to the Collateral Agent and (2) the applicable Loan Party’s and Collateral Agent’s consent to the collateral assignment of the Energy Services Agreement by the CUP Holder to the CUP Holder Agent.

In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Security Documents or any such consents or subordination agreements or intercreditor agreements to effectuate the matters referenced above, in each case in accordance with the terms of the Loan Documents, Section 7.09 and this Section 9.10.

SECTION 9.11 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

SECTION 9.12 Inspection; the Construction Consultant.

(a) Exculpation. It is expressly understood and agreed that no Agent is under any duty to supervise or to inspect the work of construction, and that any such inspection by or on behalf of any Agent is for the sole purpose of protecting the interests of Agents and the Lenders with respect to the Mortgaged Property. Failure to inspect the work or any part thereof shall not constitute a waiver of any Agent’s rights hereunder. Inspection not followed by notice of Default shall not constitute a waiver of any Default then existing; nor shall it constitute an acknowledgment that there has been or will be compliance with the Plans and Specifications or applicable legal requirements or that the construction is free from defective materials or workmanship.

(b) Authority of Construction Consultant. Borrower acknowledges that (i) the Construction Consultant has been retained by Administrative Agent and Disbursement Agent to act as a consultant and only as a consultant to Administrative Agent and Disbursement Agent in connection with the construction of the Project, (ii) except as provided in the Loan Documents, the Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Administrative Agent and Disbursement Agent or the Lenders and any such purported decision, approval, consent, act or thing by the Construction Consultant on behalf of Administrative Agent and Disbursement Agent or the Lenders shall be void and of no force or effect, (iii) notwithstanding the recommendations of the Construction Consultant, Administrative Agent, Disbursement Agent and the Lenders reserve the right to make any and all decisions required to be made by Administrative Agent, Disbursement Agent or the Lenders under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Administrative Agent, Disbursement Agent or the Lenders under this Agreement and to accept or not accept any matter or thing required to be accepted by Administrative Agent, Disbursement Agent or the Lenders under this Agreement, without in any instance being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant to Administrative Agent, Disbursement Agent the Lenders or any other Person with respect thereto, and (iv) Administrative Agent, Disbursement Agent and the Lenders reserve the right in their sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Administrative Agent, Disbursement Agent, the Lenders or any other Person Borrower shall have no right to rely on the substance of any written reports by the Construction Consultant.

(c) Acceptance of Construction Documents. Any Agent’s receipt, review or acceptance of the Plans and Specifications, the Construction Contracts, the Construction Management Agreement, subcontracts, bonds and other Material Agreements (including Administrative Agent’s acceptance of any modifications thereof and any Person providing work, labor or services pursuant thereto) shall not be deemed in any respect a representation or warranty, express or implied, that the Project will be structurally sound, have a value of any particular magnitude or otherwise satisfy a particular standard, and no Agent shall have any duty to inform Borrower of such Agent’s assessment of any such construction document.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to any Loan Party, to Borrower at:

REVEL ENTERTAINMENT GROUP, LLC

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

Attention: Kevin G. DeSanctis

Facsimile No.: 609-568-9317

Email: kevin@revelentertainment.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, 34th Floor

Los Angeles, California 90071

Attention: David Reamer, Esq.

Facsimile: 213-621-5052

Email: david.reamer@skadden.com

(ii)	if to the Administrative Agent or the Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24	10 South Dearborn, Floor 19
New York, New York 10179	Chicago, IL 60603-2003
Attention: Mohammad Hasan	Attention: James Imbeau
Facsimile: (646) 534-0574	Facsimile: (312) 325-5055
mohammad.s.hasan@jpmorgan.com	james.l.imbeau@chase.com

with a copy to:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10

Houston, TX 77002-6925

Attention: Lydia Gomez

Facsimile: (713) 750-2223

Email: lydia.x.gomez@jpmchase.com

(iii)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such

Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at lydia.x.gomez@jpmchase.com and mohammad.s.hasan@jpmorgan.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct or breach of this Agreement.

(e) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b), (c) and (d) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean Projections and other material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its subsidiaries and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (e), neither this Agreement nor any other Loan Document nor the Intercreditor Agreement nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document or the Intercreditor Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document or the Intercreditor Agreement), the Disbursement Agent (in the case of the Disbursement Agreement) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that (A) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) and (B) no consent of any other Person other than such Lender directly affected thereby shall be required in connection with such actions);

(iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment (or permitted prepayment) of or the installment otherwise due on the principal amount of any Loan under Section 2.09, or (B) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), in any case, without the written consent of each Lender directly affected thereby (and no consent of any other Person shall be required);

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (provided that a merger or consolidation (regardless of which person is the survivor thereof) shall not be considered an assignment or delegation);

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit liability of all or substantially all the Guarantors in respect of their Guarantee, without the written consent of each Lender;

(vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Loans pursuant to Section 2.18 or Indebtedness incurred under Section 6.01(f) or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents) and Indebtedness under Section 6.01(f) may be secured on a first out or first priority basis to the Obligations;

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby; provided that modifications to Section 2.14(b), (c) or (d) or any other provision requiring pro rata payments or sharing of payments in connection with (A) any Dutch Auction or any similar Loan buy back program that may in the future be permitted hereunder or (B) any amendment to this Agreement to add one or more additional credit facilities (including credit facilities which share ratably in such payments and any prepayment of the Obligations) to this Agreement (including by extensions of maturities of existing Loans), shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

(ix) change any provision of this Section 10.02(b) or (c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Loans pursuant to Section 2.18 or Indebtedness incurred under Section 6.01(f) or consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Loans under this Agreement pursuant to Section 2.18 or consented to by the Required Lenders are made, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10);

(xii) change or waive the application of prepayments of Loans of any Class set forth in Section 2.10(h) to the remaining scheduled amortization payments to be made thereon under Section 2.09, without the written consent of the Required Class Lenders of such Class; or

(xiii) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent.

Notwithstanding anything to the contrary herein, (i) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested by Gaming Authorities, (ii) Borrower may amend any Loan Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Commitments and Incremental Loans and (iii) such amendment shall become effective without any further consent of any other party to such Loan Document. Notwithstanding anything to the contrary herein, additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments).

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument (including consents to assignments with third parties), to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (including consents to assignments), or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to terminate any Control Agreements which are not required under the Security Documents and to enter into Control Agreements with respect to accounts created after the Closing Date, to the extent required under the Loan Documents.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e) Notwithstanding anything in this Section 10.02 to the contrary, (i) in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness, including pursuant to Section 6.01(d), each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, including the entry into the intercreditor agreement referred to in Section 6.01(d), as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise and (ii) the Agents are authorized by the Lenders to enter into the agreements and instruments permitted under Section 6.06 and Section 9.10.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Disbursement Agent, the Construction Consultant, the Insurance Consultant, each Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03 and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Disbursement Agent or any Lender (provided that any such legal expenses shall be limited to the fees, disbursements and other charges of one counsel to all Secured Parties plus local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Disbursement Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented, out-of-pocket losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from, or any Environmental Claim related in any way to any Mortgaged Property or any liability resulting from any Hazardous Materials Activity, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. For the avoidance of doubt, this Section 10.03(b) shall not apply to with respect to any Tax-related matter, except to the extent of any Taxes that represent losses, damages, etc. resulting from a non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Disbursement Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Disbursement Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Disbursement Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by a Loan Party are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or material breach of any Loan Document by such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender (it being understood that a merger or consolidation shall not constitute such an assignment or transfer) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except, (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or an Approved Fund, any such assignment shall be subject to the following conditions:

(i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arranger to Persons identified by the Administrative Agent to the Borrower on or prior to the Closing Date and made within 30 days of the Closing Date or in connection with the Disqualification of a Lender, (A) the consent (not to be unreasonably withheld or delayed) of the Administrative Agent and Borrower shall be required (provided that (i) no consent of the Borrower shall be required during the continuance of an Event of Default under Section 8.01(a), (b), (f) or (h) and (ii) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (B) the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and

(iii) the Lenders party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Regis ter shall be available for inspection by Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any person (other than a Competitor or a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 10.4(e) shall, acting as a non-fiduciary agent of Borrower, keep a register, specifying the name and address of each Participant and each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i) Notwithstanding anything else to the contrary contained in this Agreement, subject to any required Gaming Approvals, any Lender may assign all or a portion of its Loans to any Purchasing Borrower Party in accordance with Section 10.04(b); provided that:

(i) the assigning Lender or Purchasing Borrower Party purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit T hereto (a “Purchasing Borrower Party Assignment and Assumption”) in lieu of an Assignment and Assumption;

(ii) such assignment, if made to a Purchasing Borrower Party, is made pursuant to a Dutch Auction in accordance with Section 2.10(k) open to all Lenders on a pro rata basis; and

(iii) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled for upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.15, 9.10, 10.09, 10.10, and 10.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar compulsory legal process, (d) to the extent that such information is independently developed by the Administrative Agent or any Lender without use of any Information or any derivative thereof, (e) to the extent that such Information becomes publicly available other than by reason of disclosure by Administrative Agent and the Lenders, any of their affiliates or any of their representatives in breach of this agreement, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (I) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than any Competitor), (II) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations (other than any Competitor) or (III) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower that is not to the knowledge of the Administrative Agent or such Lender subject to confidentiality obligations to Borrower or otherwise prohibited from furnishing or making available such information to the Administrative Agent or any Lender by a contract, legal or fiduciary obligation. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Bor-

rower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 [Reserved].

SECTION 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.17 Waiver of Immunity. To the extent that Borrower or any of the other Loan Parties has, or hereafter may be entitled to claim or may acquire, for themselves, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to themselves, any Collateral or any other assets of the Loan Parties, Borrower and the other Loan Parties hereby waive such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.17 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.18 [Reserved].

SECTION 10.19 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the U.S. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any person organized under the laws of a jurisdiction outside the United States, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the person who issued the respective promissory notes or whose Equity Interests is pledged, under the Security Documents.

SECTION 10.20 Certain Matters Affecting Lenders.

(a) If (i) a Gaming Authority issues a finding of Disqualification regarding a Lender (a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) that agree to become a substitute lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or Affiliate or Affiliated Fund of a Lender) is an Eligible Assignee and subject to any other requirements of Gaming Authorities. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. In the event a Former Lender is replaced by a Substitute Lender in accordance with this Section 10.20(a), Borrower and the Substitute Lender shall pay to the Former Lender all amounts that would have been required to be paid pursuant to Section 2.16 had such Former Lender been replaced in accordance with such provisions.

(b) Notwithstanding the provisions of subsection (a) of this Section 10.20, if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.20 within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), such Lender shall execute and deliver an Assignment and Acceptance with respect to the outstanding Loans of such Lender in favor of one or more Eligible Assignees that is not an Affiliate of such Lender, which Eligible Assignee shall be designated by Borrower with the Administrative Agent’s consent (which consent shall not be unreasonable withheld or delayed), for an amount equal to the then unpaid principal amount Loans of such Lender, plus any accrued and unpaid interest, fees and costs payable under this Agreement through the date of the Assignment and Acceptance or any other price as set forth by the Gaming Authority, in each case subject to approval by the Gaming Authority. Alternatively, Borrower may immediately prepay in full the outstanding amount of all Loans of such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period, and any other amounts that would have been required to be paid to such Former Lender pursuant to Section 2.16 had such Former Lender been replaced in accordance with such provision, and all unfunded commitments of such Former Lender shall expire and terminate upon such prepayment. This clause (b) shall supersede any provisions of Section 2.14 or 10.02.

(c) Upon the prepayment of all amounts owing to any Lender in accordance with this Section 10.20, such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

(d) The interests, with respect to this Agreement, of any Former Lender shall be subject to the regulatory jurisdiction of all Gaming Authorities.

SECTION 10.21 Gaming Authorities and Liquor Laws. Each party to this Agreement hereby acknowledges that the Loan Documents and consummation of the transactions contemplated by the Loan Documents are subject to applicable Gaming Laws, including but not limited to any licensing, qualification or transfer requirements which may be imposed on the Arrangers, the Agents and each Lender. The Arrangers, the Agents and each Lender agree to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Loan Parties and their Subsidiaries, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Arrangers, the Agents, any of the Lenders, any Loan Party, any Subsidiary of a Loan Party or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower and each Loan Party hereby consent to any such cooperation and disclosure by the Arrangers, the Agents and each Lender to any such Gaming Authorities or Liquor Authorities and releases such parties from any liability for any such cooperation or disclosure. The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REVEL AC, INC., as Borrower

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer

REVEL AC, LLC, as Guarantor

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer

REVEL ATLANTIC CITY, LLC, as Guarantor

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer

REVEL ENTERTAINMENT GROUP, LLC, as Guarantor

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer

NB ACQUISITION LLC, as Guarantor

By:	/s/ Kevin DeSanctis
Name: Kevin DeSanctis
Title: Chief Executive Officer

S-1

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Mohammad S Hasen
Name: Mohammad S Hasen
Title Vice President

S-2

SCHEDULE 1.01(a)

ACHA Parcel

ACHA PARCEL

See attached description.

ARTHUR W. PONZIO COMPANY & ASSOCIATES, INC.

400 N. DOVER AVENUE

ATLANTIC CITY, N.J. 08401

(609) 344-8194 PH / (609) 344-1594 FAX

METES AND BOUNDS DESCRIPTION

BLOCK 62 LOT 2 #601 BOARDWALK

ALL THAT CERTAIN LOT, TRACT, OR PARCEL OF LAND AND PREMISES SITUATE, LYING, AND BEING IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, AND STATE OF NEW JERSEY, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE) SOUTH 27° 28’ 00” SECONDS EAST, 310.00’ FROM THE INTERSECTION OF NEW JERSEY AND ORIENTAL AVENUES (72’ WIDE); THENCE

1.	NORTH 62° 32’ 00” EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 350.00’ TO A POINT IN THE FORMER WESTERLY LINE OF CONNECTICUT AVENUE (50’ WIDE); THENCE

2.	SOUTH 27° 28’ 00” EAST IN AND ALONG SAME, A DISTANCE OF 569.10’ TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK; ALSO BEING THE NORTHERLY LINE OF THE BOARDWALK RIGHT OF WAY (60’ WIDE); THENCE

3.	SOUTHWESTWARDLY IN AND ALONG SAME, CURVING TO THE LEFT, ALONG THE ARC OF A CIRCLE HAVING A RADIUS OF 687.845’, THE ARC LENGTH OF 24.67’ TO A POINT OF TANGENCY; THENCE

5.	SOUTH 54° 13’ 06” WEST CONTINUING IN AND ALONG SAME A DISTANCE OF 328.99’ TO THE EASTERLY LINE OF NEW JERSEY AVENUE; THENCE

6.	NORTH 27° 28’ 00” WEST IN AND ALONG SAME A DISTANCE OF 619.81’ TO THE POINT AND PLACE OF BEGINNING.

KNOWN AS BLOCK 62, LOT 2

ALSO KNOWN AS #601 BOARDWALK

PREPARED IN ACCORDANCE WITH A PROPERTY SURVEY BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. PROJECT NUMBER 30147, WITH LATEST REVISION DATE OF 02/08/11.

/s/ Arthur W. Ponzio, Jr.
ARTHUR W. PONZIO, JR.	PROFESSIONAL LAND SURVEYOR
N.J. LICENSE NO. GS 28314

SCHEDULE 1.01(b)

Environmental Reports

1. Remediation of multiple underground storage tank (UST) systems identified on the Revel Pad Site (Block 64, Lots 1-41; Block 66, Lots 1-58; Block 67, Lots 1-6; Block 69, Lots 1&2), including remediation of isolated areas of contaminated historic fill by excavation and offsite disposal, and verification of post-remediation groundwater quality, as reflected in the following documents and reports, which are incorporated herein in their entirety by reference:

a. April 2008 Underground Storage Tank Closure Report/Remedial Action Report – Revel Entertainment Site Blocks 62 and 67 prepared by Excel Environmental Resources, Inc. (Excel)

b. April 2008 Supplemental Remedial Investigation Report/Remedial Action Report Addendum – Revel Entertainment Site Blocks 62, 64, 66, 67, and 69 prepared by Excel

c. May 2008 Preliminary Assessment Report – Revel Pad Site Blocks 62, 64, 66, 67, and 69 prepared by Excel

d. September 16, 2008 Underground Storage Tank Closure Report/Remedial Action Report/Supplemental Remedial Investigation Report/Remedial Action Report Addendum – Revel Entertainment Site Blocks 62, 64, 66, 67, and 69 prepared by Excel

e. October 2, 2008 Entire Site No Further Action Letter and Covenant Not to Sue prepared by NJDEP

2. Remediation of historic fill and contamination from USTs at the Energy Plant Site (Block 68, Lots 3-14 & 16 – Incident No. 08-10-16-0004-13 and SRP ID 481200), including excavation and offsite disposal of all documented historic fill at the subject property to the property boundaries, and closure of five UST systems, as reflected in the following documents and reports, which are incorporated herein in their entirety by reference:

a. October 2008 Preliminary Assessment/Site Investigation/Remedial Investigation Report – Block 68, Lots 3 through 14 and 16 prepared by Excel

b. November 10, 2008 PA/SI/RI Report Approval Letter prepared by NJDEP

c. April 2009 Remedial Action Report – Block 68, Lots 3 through 14 and 16 prepared by Excel

d. December 21, 2009 Entire Site No Further Action Letter prepared by NJDEP

3. Historic fill, USTs and suspect former operations have been identified in the following reports, each incorporated herein in their entirety by reference, for the following reference properties:

a. November 2007 Preliminary Assessment (PA)/Focused Site Investigation (SI) Report for Block 68, Lots 3, 7, 8, 9, 10, and 11; Block 71, Lots 1, 6, 8, 14, 15, 16, 38, 39, 43, and 51; Block 73, Lots 24, 25, and 27; Block 308, Lot 23; Block 416, Lot 1.01; Block 418.01, Lot 1.01; Block 418.02, Lot 1.01; Block 418.03, Lot 1.01; Block 422, Lot 1.01

b. January 2008 PA/Focused SI Report for Block 68, Lots 4, 5, 6, 12, 13, and 14; Block 70, Lots 5 and 6

c. March 2008 PA/Focused SI Report for Block 128, Lot 26

d. March 2008 PA/Focused SI Report for Block 71, Lot 47

e. July 2008 PA/Focused SI Report for Block 74, Lot 38

f. October 2008 PA/Focused SI Report for Block 71, Lots 18, 19, and 36; Block 74, Lots 19 and 24

g. December 2008 PA/Focused SI Report for Block 73, Lot 36

h. December 2008 PA/Focused SI Report for Block 71, Lot 40

i. March 2009 Underground Storage Tank Closure Report for Block 71, Lot 9

j. July 2009 PA/Focused SI Report for Block 73, Lots 13, 33, and 34

SCHEDULE 1.01(c)

Guarantors

Name of Entity	Jurisdiction of Formation
Revel AC, LLC	Delaware
Revel Atlantic City, LLC	New Jersey
Revel Entertainment Group, LLC	New Jersey
NB Acquisition LLC	New Jersey

SCHEDULE 1.01(d)

Mortgaged Property

See attached descriptions.

LEGAL DESCRIPTION

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

CASINO PARCEL

BLOCK 62 LOTS 1 AND 2

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF ORIENTAL AVENUE (72’ AS WIDENEND 12’ ON ITS NORTHERLY SIDE) WITH THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE), AND EXTENDING FROM SAID BEGINNING POINT; THENCE

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG THE SOUTHERLY LINE OF ORIENTAL AVENUE 960.00 FEET TO THE WESTERLY LINE OF METROPOLITAN AVENUE; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME 875.00 FEET TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK (THE BOARDWALK) (60’ WIDE); THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST IN AND ALONG SAME, PARALLEL WITH PACIFIC AVENUE 535.00 FEET TO A POINT OF CURVATURE; THENCE

4. SOUTHWESTWARDLY CONTINUING IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK IN THE ARC OR A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 687.845 FEET, AN ARC LENGTH OF 99.82 FEET TO A POINT OF TANGENCY; THENCE

5. SOUTH 54 DEGREES, 13 MINUTES, 06 SECONDS WEST STILL IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK 328.99 FEET TO THE WESTERLY LINE OF NEW JERSEY AVENUE; THENCE

6. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME 929.81 FEET TO THE POINT AND PLACE OF BEGINNING.

LEGAL DESCRIPTION

CENTRAL UTILITY PLANT (BLOCK 68)

BEGINNING AT A POINT IN THE INTERSECTION OF THE WESTERLY LINE OF METROPOLITAN AVENUE (30.00’ WIDE) AND THE NORTHERLY LINE OF ORIENTAL AVENUE (60.00’ WIDE) AND EXTENDING; THENCE

1. SOUTH 62 DEGREES, 32 MINUTES 00 SECONDS WEST IN AND ALONG THE NORTHERLY LINE OF ORIENTAL AVENUE A DISTANCE OF 160.00 FEET TO A POINT IN THE EAST LINE OF MASSACHUSETTS AVENUE; THENCE

2. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME A DISTANCE OF 280.00 FEET TO A POINT; THENCE

3. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 95.00 FEET TO A POINT; THENCE

4. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 20.00 FEET TO A POINT; THENCE

5. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 5.00 FEET TO A POINT; THENCE

6. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 60.00 FEET TO THE NORTHERLY LINE OF LOT 7; THENCE

7. NORTH 62 DEGREES, 32 MINUTES 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 10.00 FEET TO THE CORNER OF A 3” X 60” STRIP OF LAND (LOT 16); THENCE

8. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 0.25 FEET TO THE NORTHERLY LINE OF LOT 13; THENCE

9. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 60.00 FEET TO A POINT IN THE WEST LINE OF METROPOLITAN AVENUE; THENCE

10. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 199.75 FEET TO THE POINT AND PLACE OF BEGINNING.

EXCEPTING FROM THE ABOVE A PARCEL CONVEYED TO CASINO REINVESTMENT DEVELOPMENT AUTHORITY, IN DEED BOOK 13128, INSTRUMENT N0. 2010020400 (ABOUT TO BE KNOWN AS BLOCK 68, LOT 3.01) AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF MASSACHUSETTS AVENUE, SAID POINT BEING 280.00 FEET NORTHERLY FROM THE INTERSECTION OF SAME WITH THE NORTHERLY LINE OF ORIENTAL AVENUE AND RUNNING THENCE:

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST 18.00 FEET TO A POINT; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST 280.00 FEET TO A POINT; THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST 18.00 FEET TO A POINT; THENCE

4. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST 280.00 FEET TO THE POINT AND PLACE OF BEGINNING.

SCHEDULE 1.01(f)

Buffer Property

Street Address	Block	Lot	Owner
121 S Metropolitan Ave	70	5	NB Acquisition LLC
115 S Metropolitan Ave	70	6	NB Acquisition LLC
200 S Rhode Island Ave	71	1	NB Acquisition LLC
212 S Rhode Island Avenue	71	6	NB Acquisition LLC
218 S Rhode Island Ave	71	8	NB Acquisition LLC
220 S Rhode Island Ave	71	9	NB Acquisition LLC
236 S Rhode Island	71	16	NB Acquisition LLC
240 S Rhode Island Ave	71	18	NB Acquisition LLC
242 S Rhode Island Ave	71	19	NB Acquisition LLC
245 S Metropolitan Ave	71	36	NB Acquisition LLC
239 S Metropolitan Ave	71	38	NB Acquisition LLC
237 S Metropolitan Ave	71	39	NB Acquisition LLC
235 S Metropolitan Ave	71	40	NB Acquisition LLC
229 S Metropolitan Ave	71	43	NB Acquisition LLC
221 S Metropolitan Ave	71	47	NB Acquisition LLC
213 S Metropolitan Ave	71	51	NB Acquisition LLC
249 S Rhode Island	73	24	NB Acquisition LLC
315 Boardwalk	73	25	NB Acquisition LLC
333 Hygeia Place	73	27	NB Acquisition LLC
227 S Rhode Island Ave	73	36	NB Acquisition LLC
218 S Vermont Avenue	74	9	NB Acquisition LLC
238 S Vermont Ave	74	19	NB Acquisition LLC
301 Boardwalk	74	22	NB Acquisition LLC
313 Boardwalk	74	23	NB Acquisition LLC
239 S Victoria Ave	74	24	NB Acquisition LLC
213 S Victoria Ave	74	37	NB Acquisition LLC
211 S Victoria Ave	74	38	NB Acquisition LLC
22 S Rhode Island Ave	128	26	NB Acquisition LLC

SCHEDULE 3.03

Consents, Authorizations, Filings, Notices

1.	Based on REG’s status as a casino license applicant in the State of New Jersey, notice of the execution of the Credit Agreement and ancillary documents must be given to the Gaming Authorities and copies of the Credit Agreement and ancillary documents must be provided.

2.	Also based on REG’s status as a casino license applicant, REG, the Lenders and/or the Administrative Agent may be required by the Gaming Authorities under applicable Gaming Laws to provide additional notices and other periodic informational filings.

3.	REG must obtain a casino license from the New Jersey Casino Control Commission. REG has filed a Business Entity Disclosure Form in connection therewith, thus beginning the casino license application process. Additional filings by entities and individuals are necessary in order to obtain casino licensure. We anticipate that the process will be complete prior to the anticipated Opening Date.

4.	The Credit Agreement and ancillary documents, and the transactions contemplated thereby must be approved by the Gaming Authorities prior to and as a prerequisite to REG obtaining a casino license in the State of New Jersey. Amendments to the Credit Agreement and ancillary documents may be required in order to obtain such approvals.

a.	Such approvals will include approval of the borrowing under the Agreement as a material debt transaction.

b.	Such approvals will require a determination of REG’s financial stability under the Gaming Laws.

c.	Other examples, not by way of limitation of approvals required from the Gaming Authorities in connection with the transaction contemplated by this Agreement are approvals of: (i) the Guarantees, (ii) all agreements which place any encumbrance on the Project Site; (iii) the pledges by each Loan Party of the Equity Interests held by such Loan Parties.

5.	In connection with REG obtaining a casino license, the Lenders and/or the Administrative Agent may be required to be qualified under the Applicable Gaming Laws, unless they are exempt or obtain a waiver from such qualification.

6.	After REG obtains a casino license certain transfers, assignments, pledges, sales or other dispositions under the Credit Agreement may be subject to pre-approval and/or notice requirements.

7.	Consents by the Gaming Authorities may be required to exercise certain remedies and enforce certain provisions under the Credit Agreement and ancillary documents, and licensure of the Lenders and/or the Administrative Agent prior to such exercise may be required.

8.	Consent of the ACHA, The City of Atlantic City or The City Council of The City of Atlantic City required under the Development Agreements; such consents have been obtained.

9.	Approval of the final site plan for Phase I by the Atlantic City Planning Board; such approval with respect to Phase I has been received.

10.	Approval from the New Jersey Department of Community Affairs for all structural drawings including foundations, concrete and steel.

11.	Any additional consents, authorizations or other acts that may be required to be obtained, made or taken arising after the Closing Date.

SCHEDULE 3.05(b)(i)

Real Property

OWNED:

Please see Schedules 1.01(d) and 1.01(f).

LEASED:

Street Address/General Description	Description	Landlord	Tenant	Lease Date	Lease Expiration/ Initial Lease Term

That area of Atlantic City Beach lying between Garden Pier and Massachusetts Avenue from the Southerly boundary of Atlantic City Boardwalk to the Mean High Water Line of the beach.	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	March 1, 2009	February 28, 2013

6577 Delilah Road, Egg Harbor Township, New Jersey 08234	Equipment Storage	Delilah Road Limited Partners	Revel Entertainment Group, LLC	May 1, 2010	month to month

Midtown Building, 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401	Office Building/Parking Spaces	Midtown Building, LLC	Revel Entertainment Group, LLC	December 5, 2006	5 year term

6587 Delilah Road, Egg Harbor Township, New Jersey 08234	Sublease for Storage	Thomas Company, Inc.	Revel Atlantic City, LLC	October 1, 2008	September 30, 2010

6587 Delilah Road, Egg Harbor Township, NJ 08234 & Brunozz Transfer & Truck Rental 201 DeRosa Drive, Vineland, New Jersey 08360	Kitchen Equipment Storage at Two Locations	Thomas United, Inc.	Revel Entertainment Group, LLC	October 31, 2007	month to month

OPTIONS TO PURCHASE:

Covered Property Description/Address	Owner(s)	Revel Party	Expiration Date

Block 76, lots 6, 8 and 31 Block 78, lots 3 and 7	Zarych, LLC Inlet 78, LLC Scannpieco Development, LLC	NB Acquisition LLC	March 15, 2011

SCHEDULE 3.05(b)(iv)

Assessments

None.

SCHEDULE 3.05(b)(vii)

Options to Purchase; Rights of First Refusal; Restrictions on Transfer

None.

SCHEDULE 3.05(d)

Resolutions of ACHA, City of Atlantic City and City Council of Atlantic City

ACHA Resolutions:

6916	Approval of Contract for Sale

7028	Approval to execute 1st Amendment

7135-02-06	Approval to execute 2nd Amendment

7168-04-06	Approval to execute 3rd Amendment

7353-04-07	Approval of Transfer and execution of 4th Amendment

7518-01-08	Authorization to execute 5th Amendment

7519-01-08	Interim Financing approved

8080-02-11	Authorization to execute 6th Amendment

City of Atlantic City Resolutions:

No. 410	Authorizes ACHA to enter 3rd Amendment

No. 805	Approval of Redevelopment Agreement

No. 969	Amend and direct ACHA to execute 5th Amendment

No. 556	Agreement for Demolition of Pier

No. 121	Approval for Financing of the Project

No. 889	Designating the City as an Area in Need of Rehabilitation

No. 310	Designating the Southwest Inlet Redevelopment Area as an Area in Need of Redevelopment

No. 364	Authorizing the ACHA to enter into the 4th Amendment

No. 121	Authorizing the transfer and the execution of the Second Amendment to the Redevelopment Agreement

No. 847	Amending the Revel Redevelopment Plan and Revel Redevelopment Area to include Block 68

SCHEDULE 3.05(f)

Project Property

OWNED:

Please see Schedule 1.01(d)

LEASED:

Street Address/General Description	Description	Landlord	Tenant	Lease Date	Lease Expiration/ Initial Lease Term

That area of Atlantic City Beach lying between Garden Pier and Massachusetts Avenue from the Southerly boundary of Atlantic City Boardwalk to the Mean High Water Line of the beach.	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	March 1, 2009	February 28, 2013

6577 Delilah Road, Egg Harbor Township, New Jersey 08234	Equipment Storage	Delilah Road Limited Partners	Revel Entertainment Group, LLC	May 1, 2010	month to month

Midtown Building, 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401	Office Building/Parking Spaces	Midtown Building, LLC	Revel Entertainment Group, LLC	December 5, 2006	5 year term

6587 Delilah Road, Egg Harbor Township, New Jersey 08234	Sublease for Storage	Thomas Company, Inc.	Revel Atlantic City, LLC	October 1, 2008	September 30, 2010

6587 Delilah Road, Egg Harbor Township, NJ 08234 & Brunozz Transfer & Truck Rental 201 DeRosa Drive, Vineland, New Jersey 08360	Kitchen Equipment Storage at Two Locations	Thomas United, Inc.	Revel Entertainment Group, LLC	October 31, 2007	month to month

Project Site	Ground Lease for Project Site	Revel Atlantic City, LLC	Revel Entertainment Group, LLC	February 17, 2011	30 years

SCHEDULE 3.06(b)

Trademarks

None.

SCHEDULE 3.06(c)

Patents

None.

SCHEDULE 3.06(d)

Copyrights

None.

SCHEDULE 3.06(e)

Intellectual Property Licenses

1. Trademark License Agreement, dated the Closing Date, between Revel Group, LLC and REG.

2. Trademark License Agreement, dated the Closing Date, between REG and Revel Group, LLC.

SCHEDULE 3.07(a)

Subsidiaries; Equity Interests

Subsidiary	Jurisdiction	Owner	Percentage of Each Class of Capital Stock	Number of Each Class of Capital Stock
Revel AC, LLC	Delaware	Revel AC, Inc.	100%	100% Membership Interest
Revel Atlantic City, LLC	New Jersey	Revel AC, LLC	100%	100% Membership Interest
Revel Entertainment Group, LLC	New Jersey	Revel AC, LLC	100%	100% Membership Interest
NB Acquisition LLC	New Jersey	Revel Entertainment Group, LLC	100%	100% Membership Interest

SCHEDULE 3.07(c)

Organizational Chart

Revel Group, LLC
(Delaware)
Revel AC, Inc.
(Delaware)
Revel AC, LLC
(Delaware)
Revel Atlantic City, LLC
(New Jersey)
Revel Entertainment Group, LLC
(New Jersey)
NB Acquisition LLC
(New Jersey)
Partnership or Disregarded Entity
Corporation

SCHEDULE 3.08

Litigation

None.

SCHEDULE 3.09

Material Agreements

1. The Construction Management Agreement.

2. The ACHA Contract, the Initial Deed and the Revel Deed.

3. The Intellectual Property License Agreement.

4. The Energy Services Agreement.

5. The Transportation Improvement Project Documents.

6. The Redevelopment Agreement.

7. The Architectural Services Agreement.

8. The REG Lease

SCHEDULE 3.18

Environmental Matters

All matters identified in the following reports and documents are incorporated herein in their entirety:

1.	Underground Storage Tank Closure Summary and Site Investigation Report, 249 South Rhode Island Avenue, Atlantic City, Atlantic County, New Jersey, Case No. 05-02-24-0902-47, dated March 2005, prepared by Target Environmental Co., Inc.

2.	Unrestricted Use No Further Action Letter and Covenant Not to Sue, Case No. 05-02-24-0902-47, dated June 28, 2005, issued by the NJDEP

3.	Phase I Environmental Site Assessment, issued March 2006, prepared by Weaver Boos Consultants North Central, LLC

4.	Letter dated December 13, 2007, issued by Paulus, Sokolowski and Sartor, LLC, to Revel Entertainment Group, LLC, regarding Revel Entertainment Site, Environmental Update

5.	Phase I Environmental Site Assessment Report regarding 230 and 234 South Rhode Island Avenue, Block 71, Lots 14 & 15, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated November 2007

6.	Phase I Environmental Site Assessment Report regarding 141 South Massachusetts Avenue, Block 68, Lot 10, Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated November 2007

7.	Letter dated October 26, 2007, issued by Paulus, Sokolowski and Sartor, LLC, to Revel Entertainment Group, LLC, regarding Revel Entertainment Site, Environmental Update

8.	Phase I Environmental Site Assessment Report regarding Residential Dwelling, 239 South Metropolitan Avenue, Block 71, Lot 38, Atlantic City, Atlantic County, prepared by Paulus, Sokolowski & Sartor, LLC, New Jersey, dated September 2007

9.	Phase I Environmental Site Assessment Report regarding Block 71, Lots 1, 8, 39, 43, and 51 and Block 68, Lots 3, 7, 8, 9, and 11, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated April 2007

10.	Phase I Environmental Site Assessment Report regarding Lot 16 of Block 71, 236 South Rhode Island Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

11.	Phase I Environmental Site Assessment Report regarding Lot 27 of Block 73, 333 Hygeia Place, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006.

12.	Phase I Environmental Site Assessment Report regarding Lots 9 & 37 of Block 74, 213 South Victoria Avenue and 218 South Vermont Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

13.	Phase I Environmental Site Assessment Report regarding Lot 6 of Block 71, 212 South Rhode Island Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

14.	Preliminary Assessment Report regarding Hope VI Properties, Block 119, Lots 26-27 and 29-31; Block 307, Lot 1; Block 310, Lots 1-3, 5 and 18-20; Block 409, Lots 1-41; Block 418, Lots 1-39; Block 419, Lots 1-23; Block 420, Lots 1-34; Block 421, Lots 1-25; Block 422, Lots 1-22; Block 445, Lots 1-13; Block 446, Lots 1-9; Block 447, Lots 1-7 and Block 448, Lots 1-13, Atlantic City, Atlantic County, New Jersey, prepared by T&M Associates, Inc., dated September 2005

15.	Phase I Environmental Assessment and Limited Subsurface Investigation For: Block 73, Lots 24 & 25, Block 74, Lots 22 & 23, Block 78, Lots 1, 2, 5, 13, 17, 19, 21 through 25, Block 79, Lots 4 through 7, 9, 19, & 20, Atlantic City, New Jersey, prepared by Target Environmental Co., Inc., dated December 2004

16.	Preliminary Assessment / Focused Site Investigation Report For: Block 68, Lots 3, 7, 8, 9, 10 and 11, Block 71, Lots 1, 6, 8, 14, 15, 16, 38, 39, 43 and 51, Block 73, Lots 24, 25, and 27, Block 308, Lot 23, Block 416, Lot 1.01, Block 418.01, Lot 1.01, Block 418.02, Lot 1.01, Block 418.03, Lot 1.01, Block 422, Lot 1.01, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated November 2007

17.	Preliminary Assessment / Focused Site Investigation Report For: Block 68, Lots 4, 5, 6, 12, 13 and 14, Block 70, Lots 5 and 6, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated January 2008

18.	Preliminary Assessment / Focused Site Investigation Report For: 221 South Metropolitan Avenue, Tax Block 71, Lot 47, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated March 2008

19.	Preliminary Assessment / Focused Site Investigation Report For: 22 South Rhode Island Avenue, Tax Block 128, Lot 26, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated March 2008

20.	Supplemental Remedial Investigation Report/Remedial Action Report Addendum, Revel Entertainment Site Blocks 62, 64, 66, 67, and 69, Atlantic City, New Jersey, NJDEP Case No. 07-03-02-1540-2, prepared by Excel Environmental Resources, Inc., dated April 2008

21.	Underground Storage Tank Closure Report/Remedial Action Report, Revel Entertainment Site Blocks 62 and 67, Atlantic City, New Jersey, NJDEP Case No. 07-03-02-1540-21, prepared by Excel Environmental Resources, Inc., dated April 2008

22.	Preliminary Assessment Report, Revel Pad Site, Tax Blocks 62, 64, 66, 67 and 69, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated May 2008

23.	Preliminary Assessment/Focused Site Investigation Report, 211 South Victoria Avenue, Tax Block 74, Lot 38, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated July 2008

24.	Letter Report, Underground Storage Tank Closure Report/Remedial Action Report, Supplemental Remedial Investigation Report/Remedial Action Report Addendum, Revel Entertainment Site, Blocks 62, 64, 66, 67 and 69, Atlantic City, New Jersey, NJDEP Case No. 07-03-02-1540-21, prepared by Excel Environmental Resources, Inc., dated September 16, 2008

25.	Entire Site No Further Action Letter and Covenant Not to Sue, issued by the NJDEP, dated October 2, 2008

26.	Letter dated October 29, 2008, issued by the NJDEP, approving a Memorandum of Agreement, effective October 23, 2008, for the Revel Casino Energy Plant Site, Metropolitan and Oriental Avenues, Atlantic City, Atlantic County, Block 68, Lots 3 through 14 and 16.

27.	Preliminary Assessment/Site Investigation/Remedial Investigation Report, Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated October 2008

28.	Preliminary Assessment/Focused Site Investigation/Remedial Investigation Report, Block 71, Lots 18, 19, and 36, Block 74, Lots 19 and 24, prepared by Excel Environmental Resources, Inc., dated October 2008

29.	Preliminary Assessment/Site Investigation/Remedial Investigation Report Approval Letter, issued by NJDEP, dated November 10, 2008

30.	Preliminary Assessment/Focused Site Investigation Report, Block 73, Lot 36, prepared by Excel Environmental Resources, Inc., dated December 2008

31.	Preliminary Assessment/Focused Site Investigation Report, Block 71, Lot 40, prepared by Excel Environmental Resources, Inc., dated December 2008

32.	Underground Storage Tank Closure Report, Block 71, Lot 9, prepared by Excel Environmental Resources, Inc., dated March 2009

33.	Remedial Action Report—Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated April 2009

34.	Preliminary Assessment/Focused Site Investigation Report, Block 73, Lots 13, 33, and 34, prepared by Excel Environmental Resources, Inc., dated July 2009

35.	Entire Site No Further Action Letter, issued by NJDEP, dated December 21, 2009

All matters referenced in the summaries and reports set forth on Schedule 1.01(b) are incorporated herein in their entirety.

SCHEDULE 3.19(a)

UCC Filing Offices

Loan Party	Filing Office
Revel AC, Inc.	Delaware Secretary of State
Revel AC, LLC	Delaware Secretary of State
Revel Atlantic City, LLC	New Jersey Division of Commercial Recording
Revel Entertainment Group, LLC	New Jersey Division of Commercial Recording
NB Acquisition LLC	New Jersey Division of Commercial Recording

SCHEDULE 3.19(b)

Mortgage Filing Offices

Office of the Clerk of Atlantic County, New Jersey

SCHEDULE 3.19(c)

Intellectual Property Filing Offices

None.

SCHEDULE 6.01(c)

Existing Indebtedness

None.

SCHEDULE 6.02(f)

Existing Liens

1. Stone Concrete, Inc. (“Stone”): Stone Concrete, Inc. filed a lien on the Property in the amount of $15,300,248.00 on March 19, 2010. Stone filed the Stone Litigation for the lien amount. The Company is defending the lien claim and the Stone Litigation.

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

REVEL AC, INC.

Agent Address:	JPMorgan Chase Bank, N.A.	Return form to:

383 Madison Avenue	Telephone:

New York, New York 10179	Facsimile:

E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

• Signing Credit Agreement	☐	Yes	☐	No

• Coming in via Assignment	☐	Yes	☐	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other- please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[Form of]

AC PROPERTY CO. MORTGAGE

See Attached.

B-1

DOCUMENT PREPARED BY

AND WHEN RECORDED, RETURN TO:

Gibbons P.C.

One Gateway Center

Newark, New Jersey 07102-5310

Attention: Michael J. Lubben, Esq.

REVEL ATLANTIC CITY, LLC

and

REVEL ENTERTAINMENT GROUP, LLC

(together, Mortgagor)

to

JPMORGAN CHASE BANK, N.A. (as Collateral Agent)

(Mortgagee)

FIRST LIEN MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,

SECURITY AGREEMENT AND FIXTURE FILING

Dated: As of February     , 2011

Property Location:	City of Atlantic City
County of Atlantic
State of New Jersey
Block: 62
Lots: 1 and 2

Revel AC - 2011 First Lien Mortgage

TABLE OF CONTENTS

1.	DEFINITIONS	3

2.	GRANT	7

3.	COVENANTS OF MORTGAGOR	10

4.	ASSIGNMENT OF LEASES AND RENTS	12

5.	SECURITY AGREEMENT AND FIXTURE FILING	13

6.	EVENT OF DEFAULT	14

7.	REMEDY PROVISIONS	14

8.	LEASEHOLD ESTATE	21

9.	MISCELLANEOUS	22

Revel AC - 2011 First Lien Mortgage

FIRST LIEN MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, SECURITY

AGREEMENT AND FIXTURE FILING

THIS FIRST LIEN MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING (as amended, supplemented, restated or modified from time to time, this “Mortgage”) is made and effective as of February     , 2011, by REVEL ATLANTIC CITY, LLC, a New Jersey limited liability company, having an address at 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401 (“Revel AC”) and REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company, having an address at 1301 Atlantic Avenue, Suite 200, Atlantic City, New Jersey 08401 (“REG Lessee”, and together with Revel AC, and individually, or collectively, as the context requires, “Mortgagor”), to JPMorgan Chase Bank, N.A., having an address at 383 Madison Avenue, New York, New York 10079, in its capacity as Collateral Agent (together with its successors and assigns in such capacity, the “Mortgagee”) for and on behalf of the Secured Parties (as hereinafter defined) under that certain Credit Agreement (as the same may be amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of even date herewith, among Revel AC, Inc., a Delaware limited liability company (“Borrower”), Mortgagor, the other guarantors party thereto, J.P. Morgan Securities, LLC, as Lead Arranger and Syndication Agent, Mortgagee, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, as joint bookrunning managers, and the financial institutions from time to time party thereto as lenders (the “Lenders”), pursuant to which the Lenders have agreed to lend to Borrower an aggregate principal amount of Eight Hundred Fifty Million Dollars ($850,000,000.00).

RECITALS

WHEREAS, Revel AC is the owner of those certain fee interests of land lying and being situated in Atlantic City, New Jersey and more particularly described in Exhibit A hereto;

WHEREAS, REG Lessee is the lessee of and holder of certain leasehold interests of land lying and being situated in Atlantic City, New Jersey and more particularly described in Exhibit A hereto; and

WHEREAS, this Mortgage is given to secure the Loans made pursuant to the Credit Agreement; and

WHEREAS, as a condition precedent to the Lenders making the Loans, Mortgagor has agreed to execute and deliver this Mortgage to Mortgagee in order to create a first lien on the Mortgaged Property (as hereinafter defined) and to secure Mortgagor’s performance of Mortgagor’s obligations under the Loan Documents, including the payment of all obligations when due pursuant to the Guarantees, the Notes, the Credit Agreement and the other Loan Documents.

NOW THEREFORE, in consideration of the making of the Loans by the Lenders and the covenants, agreements, representations and warranties set forth in this Mortgage and the other Loan Documents, Mortgagor and Mortgagee hereby agree, effective as of the date hereof, as follows:

1. DEFINITIONS. Certain terms used in this Mortgage are defined below and certain other terms used in this Mortgage are defined elsewhere in this Mortgage. The terms “Affiliate,” “Gaming Laws,” “Gaming Authorities,” “Governmental Authority,” “Guarantees,” “Lien,” “Loan Documents,” “Loan Parties,” “Obligations,” “Permitted Liens,” “person,” “Secured Party,” and “Security Agreement,” and any other capitalized terms used in this Mortgage which are not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Revel AC - 2011 First Lien Mortgage

“Accounts Receivable” shall have the meaning set forth in Section 9-102 of the UCC for the term “account.”

“Appurtenant Rights” means all and singular tenements, hereditaments, rights, reversions, remainders, development rights, privileges, benefits, easements (in gross or appurtenant), rights of way, licenses, gores or strips of land, streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and all appurtenances whatsoever and claims or demands of Mortgagor at law or in equity in any way belonging, benefiting, relating or appertaining to the Land or the Improvements, the airspace over the Land, or any of the estate encumbered by this Mortgage, or which hereinafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Mortgagor.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute thereto.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Event of Default” has the meaning set forth in Section 6 hereof.

“FF&E” means all furniture, fixtures, equipment, appurtenances and personal property now or in the future contained in, used in connection with, attached to, or otherwise useful or convenient to the use, operation, or occupancy of or placed on, but unattached to, any part of the Site or the items described in clause (i) of the definition of Improvements whether or not the same constitutes real property or fixtures in the State of New Jersey, including all removable window and floor coverings, all furniture and furnishings, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and elevator and escalator plants, cooking and kitchen facilities (including ranges and ovens, ventilation hoods, fire suppression systems and related ductwork, refrigeration equipment and wine cellars), vacuum cleaning systems, public address and communications systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipe, appliances, equipment, fittings, fixtures, building materials, construction materials, all gaming and financial equipment, computer equipment, calculators, adding machines, gaming tables, video game and slot machines, and any other electronic equipment of every nature used or located on any part of the Site or the items described in clause (i) of the definition of Improvements, together with all venetian blinds, shades, draperies, drapery and certain rods, brackets, bulbs, cleaning apparatus, mirrors, lamps, ornaments, cooling apparatus and equipment, ranges and ovens, garbage disposals, dishwashers, mantels, and any and all such property which is at any time installed in, affixed to or placed upon the Site or items described in clause (i) of the definition of Improvements.

“Imposition” means any taxes, assessments, water rates, sewer rates, maintenance charges, other governmental impositions and other charges now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof.

“Improvements” means (i) all the buildings, structures, facilities and improvements of every nature whatsoever now or hereafter situated on, over or under the Site or any other real property encumbered hereby, and (ii) all FF&E to the extent the same constitutes real property or fixtures in the State of New Jersey.

“Intangible Collateral” means (i) the rights to use all names and all derivations thereof now or hereafter used by Mortgagor in connection with the Site or Improvements together with the goodwill

Revel AC - 2011 First Lien Mortgage

associated therewith, and all names, logos, and designs used by Mortgagor, or in connection with the Site or in which Mortgagor has rights, with the exclusive right to use such names, logos and designs wherever they are now or hereafter used in connection with the Site or the Improvements, and any and all other trade names, trademarks or service marks, whether or not registered, now or hereafter used in connection with the Site or the Improvements, including, without limitation, any interest as a lessee, licensee or franchisee, and, in each case, together with the goodwill associated therewith; (ii) subject to the absolute assignment contained herein, the Rents; (iii) any and all books, records, customer lists, concession agreements, supply or service contracts, licenses, permits, governmental approvals (to the extent such licenses, permits and approvals may be pledged under applicable law), signs, goodwill, credit and charge records, supplier lists, checking accounts, safe deposit boxes (excluding the contents of such deposit boxes owned by persons other than Mortgagor and its subsidiaries), cash, instruments, chattel papers, including inter company notes and pledges, documents, unearned premiums, deposits, refunds, including, but not limited to, income tax refunds, prepaid expenses, rebates, tax and insurance escrow and impound accounts, if any, actions and rights in action, and all other claims, including, without limitation, condemnation awards and insurance proceeds, and all other contract rights and general intangibles resulting from or used in connection with or otherwise relating to the operation and occupancy of the Site or the Improvements or any part thereof and in which Mortgagor now or hereafter has rights; and (iv) general intangibles, vacation license resort agreements or other time share license or right to use agreements, including, without limitation, all rents, issues, profits, income and maintenance fees resulting therefrom, whether any of the foregoing is now owned or hereafter acquired.

“Land” means the real property situated in Atlantic City, Atlantic County, New Jersey, more specifically described in Exhibit A attached hereto and incorporated herein by this reference, including any after acquired title thereto.

“Legal Requirements” means all applicable restrictive covenants, applicable zoning and subdivision ordinances and building codes, all applicable health and environmental laws and regulations, and all other applicable laws, ordinances, rules, regulations, judicial decisions, administrative orders, and other requirements of any Governmental Authority or Gaming Authority having jurisdiction over Mortgagor, the Mortgaged Property and/or any Affiliate of Mortgagor, in effect either at the time of execution of this Mortgage or at any time during the term hereof; including, without limitation, all “Environmental Laws” as defined in the Credit Agreement.

“Mortgage” means this Mortgage, as it may be amended, amended and restated, supplemented, increased or otherwise modified from time to time.

“Mortgaged Property” means all of the property described in Section 2 (Grant) sub-clauses (A) through (P) below, inclusive, and each item of property therein described.

“Permitted Disposition” means a sale, transfer, lease or other disposition of assets permitted by the Credit Agreement.

“Personal Property” has the meaning set forth in Section 5(A) hereof.

“Proceeds” has the meaning assigned to it under the UCC and, in any event, shall include but not be limited to, (i) any and all proceeds of any insurance (including, without limitation, property, casualty and title insurance), indemnity, warranty or guaranty payable from time to time with respect to any of the Mortgaged Property; (ii) any and all proceeds in the form of accounts, security deposits, tax escrows (if any), down payments (to the extent the same may be pledged under applicable law), collections, contract rights, documents, instruments, chattel paper, Liens and security instruments, guarantees or general

Revel AC - 2011 First Lien Mortgage

intangibles relating in whole or in part to the Site or the Improvements and all rights and remedies of whatever kind or nature Mortgagor may hold or acquire for the purpose of securing or enforcing any obligation due Mortgagor thereunder; (iii) any and all payments in any form whatsoever made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any Governmental Authority; (iv) subject to the absolute assignment contained herein, the Rents or other benefits arising out of, in connection with or pursuant to any Space Lease of the Mortgaged Property or any part thereof; and (v) any and all other amounts from time to time paid or payable in connection with any disposition of the Mortgaged Property; provided, however, that the Mortgagor is not authorized to dispose of any of the Mortgaged Property except to the extent permitted by the Credit Agreement.

“REG Lease” means that certain [Lease] dated the date hereof between Revel AC as lessor and REG Lessee as lessee, together with all amendments, extensions, and renewals of the foregoing, and together with any and all other instruments creating REG Lessee’s interest in or defining its rights in respect to the Mortgaged Property.

“Rents” means all rents, room revenues, income, receipts, credit and debit card receipts, issues, profits, revenues and maintenance fees, room, food and beverage revenues, license and concession fees, income, proceeds and other benefits to which Mortgagor may now or hereafter be entitled from the Site, the Improvements, the Space Leases or any other property encumbered hereby or any business or other activity conducted by Mortgagor at the Site or the Improvements.

“Secured Obligations” means (1) the Secured Obligations (as defined in the Credit Agreement); (2) the payment of such additional loans or advances as hereafter may be made to the Mortgagor or the other Loan Parties (individually or jointly and severally with any other person) or their respective successors or assigns; provided, however, that any and all future advances by the Mortgagee or any Secured Party to Mortgagor made for the improvement, protection or preservation of the Mortgaged Property, together with interest at the Default Rate, shall be automatically secured hereby unless Mortgagee agrees otherwise in writing; and (3) the payment of all sums expended or advanced by Mortgagee or any Secured Party under or pursuant to the terms hereof or to protect the security hereof (including Protective Advances, as such term is defined in Section 7(B) hereof), together with interest thereon as herein provided (it being understood that any funds disbursed that, in the reasonable exercise of Mortgagee’s judgment, are needed to complete Improvements to the Land or to protect Mortgagee’s security interest in the Mortgaged Property are to be deemed obligatory advances hereunder and will be added to the total indebtedness secured by this Mortgage and such indebtedness shall be increased accordingly).

“Site” means the Land and the Appurtenant Rights.

“Space Leases” means any and all leases (including, without limitation, the REG Lease), subleases, lettings, licenses, concessions, operating agreements, management agreements, and all other agreements affecting the Mortgaged Property that Mortgagor has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, that give any person the right to conduct its business on, or otherwise use, operate or occupy, all or any portion of the Site or the Improvements and any leases, agreements or arrangements permitting anyone to enter upon or use any of the Mortgaged Property to extract or remove natural resources of any kind, together with all amendments, extensions, and renewals of the foregoing entered into in compliance with this Mortgage and the Loan Documents, together with all rental, occupancy, service, maintenance or any other similar agreements pertaining to use or occupation of, or the rendering of services at the Site or the Improvements or any part thereof.

Revel AC - 2011 First Lien Mortgage

“Space Lessee(s)” means any and all tenants, licensees or other grantees of the Space Leases and any and all guarantors, sureties, endorsers or others having primary or secondary liability with respect to such Space Leases.

“Tangible Collateral” means all FF&E and other personal property, goods, inventory, equipment, supplies, building and other materials of every nature whatsoever and all other tangible personal property constituting a part or portion of, and/or used in connection with any other commercial operations on the Site or Improvements, including, but not limited to, communication systems, visual and electronic surveillance systems and transportation systems, and not constituting a part of the real property subject to the real property Lien of this Mortgage, and including all property and materials stored therein in which Mortgagor has an interest and all tools, utensils, food and beverage, liquor, uniforms, linens, housekeeping and maintenance supplies, vehicles, fuel, advertising and promotional material, Mortgagor’s right, title and interest in blueprints, surveys, plans and other documents relating to the Site or the Improvements and all present and future rights and interests of Mortgagor in and to any operator’s agreement, license agreement or sublease agreement used in connection with the Site or the Improvements.

“UCC” means the Uniform Commercial Code as enacted in the State of New Jersey from time to time.

2. GRANT. To secure payment and performance of the Secured Obligations, including performance and keeping by REG Lessee of each of the covenants and agreements required to be kept and performed by REG Lessee pursuant to the terms of the REG Lease, in consideration of these premises and for other consideration, Mortgagor does hereby irrevocably and unconditionally mortgage, grant, bargain, sell, pledge, assign, hypothecate, warrant, transfer and convey to Mortgagee, its successors and assigns, for the benefit of the Secured Parties, in fee simple, each of the following:

(A) by Revel AC, the Land;

(B) TOGETHER WITH all the estate, right, title and interest of Mortgagor of, in and to the Improvements;

(C) TOGETHER WITH all Appurtenant Rights;

(D) TOGETHER WITH all the estate, right, title and interest of Mortgagor of, in and to the Tangible Collateral;

(E) TOGETHER WITH all the right, title and interest of Mortgagor of, in and to the Intangible Collateral;

(F) TOGETHER WITH (i) all the estate, right, title and interest of Mortgagor of, in and to all judgments and decrees, insurance proceeds, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking of any of the property described in sub-clauses (A), (B), (C), (D) and (E) hereof or any part thereof under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the property described in sub-clauses (A), (B), (C), (D) and (E) hereof or any part thereof and Mortgagee is (subject to the terms hereof) hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittance therefor, and (subject to the terms hereof) to apply the same toward the payment of the indebtedness and other sums secured hereby, notwithstanding the fact that the amount owing thereon may not then be due and payable; (ii) all proceeds of any sales or other dispositions of property or rights described in sub-clauses (A), (B),

Revel AC - 2011 First Lien Mortgage

(C), (D) and (E) hereof or any part thereof whether voluntary or involuntary, provided, however, that the foregoing shall not be deemed to permit such sales, transfers, or other dispositions except as specifically permitted herein; and (iii) whether arising from any voluntary or involuntary disposition of the property described in sub-clauses (A), (B), (C), (D) and (E) hereof or any part thereof, all Proceeds, products, replacements, additions, substitutions, renewals and accessions, remainders, reversions and after acquired interest in, of and to such property;

(G) TOGETHER WITH the absolute assignment of any Space Leases or any part thereof that Mortgagor has entered into, taken by assignment, taken subject to, or assumed, or has otherwise become bound by, now or in the future, together with all of the following (including all “Cash Collateral” within the meaning of the Bankruptcy Code) arising from the Space Leases: (i) Rents (subject, however, to the aforesaid absolute assignment to Mortgagee and the conditional permission hereinbelow given to Mortgagor to collect the Rents); (ii) all guarantees, letters of credit, security deposits, collateral, cash deposits, and other credit enhancement documents, arrangements and other measures with respect to the Space Leases; (iii) all of Mortgagor’s right, title, and interest under the Space Leases, including the following: (a) the right to receive and collect the Rents from the lessee, sublessee or licensee, or their successor(s) or assign(s), under any Space Lease(s); and (b) the right to enforce against any tenants thereunder and otherwise any and all remedies under the Space Leases, including Mortgagor’s right to evict from possession any tenant thereunder or to retain, apply, use, draw upon, pursue, enforce or realize upon any guaranty of any Space Lease; to terminate, modify, or amend the Space Leases; to obtain possession of, use, or occupy, any of the real or personal property subject to the Space Leases; and to enforce or exercise, whether at law or in equity or by any other means, all provisions of the Space Leases and all obligations of the tenants thereunder based upon (1) any breach by such tenant under the applicable Space Lease (including any claim that Mortgagor may have by reason of a termination, rejection, or disaffirmance of such Space Lease pursuant to any Bankruptcy Law); and (2) the use and occupancy of the premises demised, whether or not pursuant to the applicable Space Lease (including any claim for use and occupancy arising under landlord tenant law of the State of New Jersey or any Bankruptcy Law).

(H) TOGETHER WITH all of Mortgagor’s right, title and interest in and to any and all plans and specifications and all maps, plans, specifications, surveys, studies, tests, reports, data and drawings relating to the development of the Site or the construction of the Improvements, including, without limitation, all marketing plans, feasibility studies, soils tests, design contracts and all contracts and agreements of Mortgagor relating thereto including, without limitation, architectural, structural, mechanical and engineering plans and specifications, studies, data and drawings prepared for or relating to the development of the Site or the construction, renovation or restoration of any of the Improvements or the extraction of minerals, sand, gravel or other valuable substances from the Site;

(I) TOGETHER WITH, to the extent permitted by applicable law, all of Mortgagor’s right, title, and interest in and to any and all licenses, permits, variances, special permits, franchises, certificates, rulings, certifications validations, exemptions, filings, registrations, authorizations, consents, approvals, waivers, orders, rights and agreements (including, without limitation, options, option rights and contract rights now or hereafter obtained by Mortgagor from any Governmental Authority having or claiming jurisdiction over the Land, the FF&E, or any other element of the Mortgaged Property or providing access thereto, or relating to the operation of any business on, at, or from the Site); provided, however, that so long as no Event of Default has occurred and is continuing, Mortgagor shall be entitled to the use and enjoyment of, and to exercise all rights, remedies, privileges and benefits of Mortgagor with respect to said collateral;

Revel AC - 2011 First Lien Mortgage

(J) TOGETHER WITH all the estate, right, title and interest of Mortgagor of, in and to all water, riparian, and littoral rights relating to the Site;

(K) TOGETHER WITH all the right, title and interest of Mortgagor of, in and to oil and gas and other mineral rights, if any, in or pertaining to the Site and all royalty, leasehold and other rights of Mortgagor pertaining thereto;

(L) TOGETHER WITH any and all monies and other property, real or personal, which may froth time to time be subjected to the Lien hereof by Mortgagor or by anyone on its behalf or with its consent, or which may come into the possession or be subject to the control of Mortgagee pursuant to this Mortgage or any other Loan Document, including, without limitation, any Protective Advances (as defined in Section 7(B) hereof) under this Mortgage; and all of Mortgagor’s right, title, and interest in and to all extensions, improvements, betterments, renewals, substitutes for and replacements of, and all additions, accessions, and appurtenances to, any of the foregoing that Mortgagor may subsequently acquire or obtain by any means, or construct, assemble, or otherwise place on any of the Mortgaged Property, and all conversions of any of the foregoing; it being the intention of Mortgagor that all property hereafter acquired by Mortgagor and required by the Loan Documents or this Mortgage to be subject to the Lien of this Mortgage or intended so to be shall forthwith upon the acquisition thereof by Mortgagor be subject to the Lien of this Mortgage as if such property were now owned by Mortgagor and were specifically described in this Mortgage and granted hereby or pursuant hereto, and Mortgagee is hereby authorized, subject to applicable laws, to receive any and all such property as and for additional security for the obligations secured or intended to be secured hereby. Mortgagor agrees to take any action as may reasonably be necessary to evidence and perfect such Liens or security interests, including, without limitation, the execution of any documents necessary to evidence and perfect such Liens or security interests;

(M) TOGETHER WITH, to the extent permitted by applicable laws, any and all Accounts Receivable and all royalties, earnings, income, proceeds, products, rents, revenues, reversions, remainders, issues, profits, avails, production payments, and other benefits directly or indirectly derived or otherwise arising from any of the foregoing, all of which are hereby assigned to Mortgagee, who, upon the occurrence of an Event of Default, is authorized to collect and receive the same, to give receipts and acquittances therefor and to apply the same to the Secured Obligations, whether or not then due and payable;

(N) TOGETHER WITH Proceeds of the foregoing property described in sub-clauses (A) through (M), inclusive;

(O) TOGETHER WITH, all of the interest of REG Lessee in and to the REG Lease as lessee of the Land thereunder, together with all of the leasehold interest of REG Lessee in the Land pursuant to the REG Lease, or any greater interest therein that REG Lessee now owns; and

(P) TOGETHER WITH Mortgagor’s rights further to assign, sell, lease, encumber or otherwise transfer or dispose of the property described in sub-clauses (A) through (N) inclusive, above, for debt or otherwise.

Mortgagor, for itself and its successors and assigns, covenants and agrees to and with Mortgagee that, at the time or times of the execution of and delivery of these presents or any instrument of further assurance with respect thereto, Mortgagor has good right, full power and lawful authority to assign, grant, convey, pledge, release, hypothecate, warrant, bargain or mortgage its interests in the Mortgaged Property in the manner and form as aforesaid, and that the Mortgaged Property is free and clear of all Liens and

Revel AC - 2011 First Lien Mortgage

encumbrances whatsoever, except Permitted Liens, and Mortgagor shall warrant and forever defend the above bargained property in the quiet and peaceable possession of Mortgagee and its successors and assigns against all and every person or persons lawfully or otherwise claiming or to claim the whole or any part thereof, except for Permitted Liens. Mortgagor agrees that any greater title to the Mortgaged Property hereafter acquired by Mortgagor during the term hereof shall be automatically subject hereto.

3. COVENANTS OF MORTGAGOR

Mortgagee and the Secured Parties have been induced to enter into the Credit Agreement and other Loan Documents and to make Loans and other accommodations under the Loan Documents to the Mortgagor, on the basis of the following material covenants, all agreed to by Mortgagor:

(A) General Representations, Covenants and Warranties. Mortgagor represents, covenants and warrants that: (a) Revel AC has good and marketable title to an indefeasible fee estate in the Site and the REG Lessee has good and marketable title to an indefeasible leasehold estate in the Site, in each case free and clear of all encumbrances except Permitted Liens, and that it has the right to hold, occupy and enjoy its interest in the Mortgaged Property, and has good right, full power and lawful authority to subject the Mortgaged Property to the Lien of this Mortgage and pledge the same as provided herein and Mortgagee may during the continuance of an Event of Default peaceably and quietly enter upon, hold, occupy and enjoy the entire Mortgaged Property in accordance with the terms hereof; (b) REG Lessee is the owner of the lessee’s interest under the REG Lease and the holder of the estate thereunder, and has good right to grant, bargain, sell, convey, transfer, and assign the same as security under this Mortgage; and (c) other than would not be reasonably expected to result in a Material Adverse Effect, no part of the Mortgaged Property has been damaged, destroyed, condemned or abandoned, other than those portions of the Mortgaged Property that (i) have been the subject of condemnation proceedings that have resulted in the conveyance of the applicable award with respect to such portion of the Mortgaged Property to the Mortgagor in accordance with the Loan Documents for application in accordance with the Loan Documents; or (ii) have been demolished in a manner that does not conflict with the Loan Documents.

(B) Taxes. Except as otherwise permitted by the Loan Documents, (a) Mortgagor shall not suffer to exist, permit or initiate the joint assessment of the real and personal property, or any other procedure whereby the Lien of the real property taxes and the Lien of the personal property taxes shall be assessed, levied or charged to the Land as a single Lien, except as may be required by law; and (b) in the event of the existence or passage of any law deducting from the value of real property for the purposes of taxation any Lien thereon, or changing in any way the taxation of mortgages or obligations secured thereby for state or local purposes or the manner of collecting such taxes or imposing a tax, either directly or indirectly, on this Mortgage or the Loan Documents to which Mortgagor is a party, Mortgagor shall pay all such taxes.

(C) Intentionally Omitted.

(D) Care of Mortgaged Property. The Mortgagor may develop the Site and the Improvements in the manner permitted by the Loan Documents and shall maintain the Mortgaged Property in the manner required by the Loan Documents.

(E) Due On Sale; Further Encumbrance.

(i) Any transfer, encumbrance, conveyance, assignment, mortgage, pledge, hypothecation, grant or other disposition of the Mortgaged Property in violation of the Credit Agreement, this Mortgage or the other Loan Documents shall be an Event of Default.

Revel AC - 2011 First Lien Mortgage

(ii) Mortgagor covenants that at all times prior to the discharge of the Secured Obligations, Mortgagor shall not create, incur, assume or permit to exist, directly or indirectly, any Lien on all or any part of the Mortgaged Property, except for Permitted Liens or to the extent otherwise permitted by the Credit Agreement, and Mortgagor agrees that in the event the ownership of the Mortgaged Property or any part thereof becomes vested in a person other than Mortgagor and such transfer is not permitted by the Credit Agreement, Mortgagee may, without notice to Mortgagor, deal in any way with such successor or successors in interest with reference to this Mortgage, the Credit Agreement, the other Loan Documents and other Secured Obligations without in any way vitiating or discharging Mortgagor’s or any guarantor’s, surety’s or endorser’s liability hereunder or upon the obligations hereby secured. No sale of the Mortgaged Property and no forbearance to any person with respect to this Mortgage and no extension to any person of the time for payment of any of the Secured Obligations, given by Mortgagee shall operate to release, discharge, modify, change or affect the original liability of Mortgagor, or such guarantor, surety or endorser either in whole or in part.

(iii) If Mortgagor shall fail to make any payment required to be made by it under any Loan Document after any applicable notice and opportunity to cure to which Mortgagee is entitled under the Loan Documents, except where Mortgagor is contesting such payment in good faith and in compliance with applicable law, then the Mortgagee, to the extent permitted under the Credit Agreement, shall be entitled to make such payment on Mortgagor’s behalf and any and all sums so expended by the Mortgagee shall be secured by this Mortgage and shall be repaid by Mortgagor upon demand, together with interest thereon at the Default Rate from the date of payment by Mortgagee.

(F) Further Assurances.

(i) At its sole cost and without expense to Mortgagee, and subject in all events to compliance with applicable law, Mortgagor shall do, execute, acknowledge and deliver any and all such further acts, deeds, conveyances, notices, requests for notices, financing statements, continuation statements, certificates, assignments, notices of assignments, agreements, instruments and further assurances, and shall mark any chattel paper, deliver any chattel paper or instruments to Mortgagee and take any other actions that are necessary, prudent, or reasonably requested by Mortgagee to perfect or continue the perfection and first priority of Mortgagee’s security interest in the Mortgaged Property, to protect the Mortgaged Property against the rights, claims, or interests of third persons other than holders of Permitted Liens or to effect the purposes of this Mortgage, including the security agreement and the absolute assignment of Rents contained herein, or for the filing, registering or recording thereof.

(ii) Mortgagor shall forthwith upon the execution and delivery of this Mortgage, and thereafter from time to time, cause this Mortgage and each instrument of further assurance to be filed, indexed, registered, recorded, given or delivered in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the Lien hereof upon, and the title of Mortgagee to, the Mortgaged Property.

(G) Expenses. Mortgagor agrees that it shall indemnify Mortgagee as and to the extent provided in Section 10.03(b) of the Credit Agreement. Any amount payable under such indemnity or any indemnity in this Mortgage shall be added to, and become a part of, the Secured Obligations and shall be secured by this Mortgage. This Section 3(G) shall survive any release of this Mortgage and any foreclosure as to events occurring and causes of action arising before such release or foreclosure.

(H) Mortgagee’s Cure of Mortgagor’s Default. If Mortgagor defaults (subject to any applicable notice and opportunity to cure) hereunder or under any other Loan Document in the payment of any tax, assessment, Lien, encumbrance or other Imposition, in its obligation to furnish insurance

Revel AC - 2011 First Lien Mortgage

hereunder or under any other Loan Documents, or in the performance or observance of any other covenant, condition or term of this Mortgage or any other Loan Document, Mortgagee may, but is not obligated to, preserve its interest in the Mortgaged Property, perform or observe the same, including without limitation the completion of construction of any improvements, and all payments made (whether such payments are regular or accelerated payments) and reasonable costs and expenses incurred or paid by Mortgagee in connection therewith shall become due and payable by Mortgagor immediately. The amounts so incurred or paid by Mortgagee together with interest thereon at the Default Rate, from the date incurred until paid by Mortgagor, shall be added to the Obligations secured by this Mortgage. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Site or any part thereof during the continuance of any such default (after any applicable notice and cure period) for the purpose of performing or observing any such defaulted covenant, condition or term, without thereby becoming liable to Mortgagor or any person in possession holding under Mortgagor. No exercise of any rights under this Section 3(H) by or on behalf of Mortgagee shall cure or waive any Event of Default or notice of default hereunder or invalidate any act done pursuant hereto or to any such notice, but shall be cumulative of all other rights and remedies.

(I) Defense of Actions. To the extent required by the Loan Documents, Mortgagor shall, at its own cost and expense, defend title to the Mortgaged Property and the mortgage and security interest granted herein to Mortgagee and the priority thereof against all claims and demands of all persons at any time claiming any interest therein adverse to the Mortgagee or any Lender other than the Permitted Liens.

(J) Incorporated by Reference. All covenants, conditions and agreements contained in the Credit Agreement are hereby made part of this Mortgage to the same extent and with the same force as if fully set forth herein, including without limit, the remedies for an Event of Default set forth in Section 8.01 of the Credit Agreement.

4. ASSIGNMENT OF LEASES AND RENTS. Mortgagor absolutely, unconditionally and irrevocably assigns to Mortgagee the Leases and the Rents. This assignment is an absolute and present assignment from Mortgagor to Mortgagee and not merely the passing of a security interest and Mortgagee is specifically authorized to enter upon the Site and Improvements to collect such Rents. Notwithstanding the immediately preceding sentence, Mortgagee confers upon Mortgagor the license to collect and retain the Rents, issues and profits of the Mortgaged Property as they become due and payable and otherwise deal with the Leases and Rents, subject, however, to the right of Mortgagee to revoke such license at any time during the continuance of an Event of Default in its sole discretion and without notice to Mortgagor and subject to the terms of the Credit Agreement. Mortgagee shall have the absolute right to revoke such authority and collect and retain the Rents without taking possession of all or any part of the Mortgaged Property. The right to collect Rents herein provided shall not obligate the Mortgagee to take possession of the Mortgaged Property or cause Mortgagee to be a “mortgagee in possession” for any purpose, nor shall such right impose upon Mortgagee the duty to produce Rents or maintain the Mortgaged Property in whole or in part. Possession of the Mortgaged Property by a receiver appointed by a court of competent jurisdiction shall not be considered possession of the Mortgaged Property by Mortgagee for purposes hereof. Following the occurrence and during the continuance of an Event of Default, Mortgagee may apply any Rents collected as provided in Section 8.03 of the Credit Agreement. Collection of any Rents shall not cure or waive any Event of Default or notice of Event of Default, or invalidate any acts done pursuant to such notice. Notwithstanding anything to the contrary contained herein, the foregoing provisions and the provisions of sub-clause (G) of Section 2 shall not constitute an assignment for purposes of security but shall constitute an absolute and present assignment of the Rents to Mortgagee, subject, however, to the conditional license given to Mortgagor to collect and use the Rents as hereinabove provided; and the existence or exercise of such right of Mortgagor shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Mortgagor.

Revel AC - 2011 First Lien Mortgage

5. SECURITY AGREEMENT AND FIXTURE FILING.

(A) Personal Property. Mortgagor (as debtor) hereby grants to Mortgagee (as creditor and secured party) a present and future security interest in all Tangible Collateral, Intangible Collateral, the items described in clause (ii) of the definition of Improvements, all other personal property now or hereafter owned or leased by Mortgagor or in which Mortgagor has or will have any interest, to the extent that such property constitutes a part of the Mortgaged Property (whether or not such items are stored on the Site or elsewhere), Proceeds of the foregoing and all products, substitutions, and accessions therefor and thereto, subject to Mortgagee’s rights to treat such property as real property as herein provided (collectively, the “Personal Property”); provided, however, that no security interest shall be granted in the Excluded Property (as defined in the Security Agreement and the term Personal Property shall not include the Excluded Property. Mortgagor shall execute and/or deliver any and all documents and writings, including, without limitation, financing statements pursuant to the UCC, as may be necessary or prudent to preserve and maintain the perfection or priority of the security interest granted hereby on property which may be deemed subject to the foregoing security agreement or as Mortgagee may reasonably request, and shall pay to Mortgagee on demand any reasonable expenses incurred by Mortgagee in connection with the preparation, execution and filing of any such documents. Mortgagor hereby authorizes and empowers Mortgagee to file, on Mortgagor’s behalf, all financing statements and refiling and continuations thereof as advisable to create, preserve and protect said security interest. Mortgagor acknowledges and agrees that such financing statements may describe the Personal Property in the same manner as described herein or may contain an indication or description of the Personal Property that describes such property in any other manner as Mortgagee may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Personal Property granted to Mortgagee herein, including, without limitation, describing such property as “all assets” or “all personal property”, whether now owned or hereafter acquired. Mortgagor acknowledges and agrees that it is not authorized to, and will not, authenticate or file, or authorize the filing of, any financing statements or other record with respect to the Personal Property (including any amendments thereto, or continuation or termination statements thereof), except as permitted by the Loan Documents. Mortgagor approves and ratifies any filing or recording of records made by or on behalf of Mortgagee in connection with the perfection of the security interest in favor of Mortgagee hereunder. This Mortgage constitutes both a real property Mortgage and a “security agreement,” within the meaning of the UCC, and the Mortgaged Property includes both real and personal property and all other rights and interests, whether tangible or intangible in nature, of Mortgagor in the Mortgaged Property. Mortgagor by executing and delivering this Mortgage has granted to Mortgagee, as security for the Secured Obligations, a security interest in the Mortgaged Property.

(B) Fixture Filing. Without in any way limiting the generality of the immediately preceding section or of the definition of the Mortgaged Property, this Mortgage constitutes a “fixture filing” under the UCC in effect in the State of New Jersey. For such purposes, (i) the “debtor” is Mortgagor and its address is the address given for it in the initial paragraph of this Mortgage; (ii) the “secured party” is Mortgagee, and its address for the purpose of obtaining information is the address given for it in the initial paragraph of this Mortgage; (iii) the real estate to which the fixtures are or are to become attached is the Site; and (iv) the record owner of such real estate or interests therein is Mortgagor.

(C) Remedies. This Mortgage shall be deemed a security agreement as defined in the UCC and the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall include any or all of (i) those prescribed herein or in the other Loan Documents; (ii) those available under applicable law; and (iii) those available under the UCC, all at Mortgagee’s sole election. In addition, a photographic or other reproduction of this Mortgage shall be sufficient as a financing statement for filing wherever filing may be necessary to perfect or continue the security interest granted herein.

Revel AC - 2011 First Lien Mortgage

(D) Derogation of Real Property. It is the intention of the parties that the filing of a financing statement in the records normally having to do with personal property shall never be construed as in anyway derogating from or impairing the express declaration and intention of the parties hereto as hereinabove stated that everything used in connection with the production of income from the Mortgaged Property and/or adapted for use therein and/or which is described or reflected in this Mortgage is, and at all times and for all purposes and in all proceedings both legal or equitable (except as set forth in Section 7(D)(ii)), shall be regarded as part of the real property encumbered by this Mortgage irrespective of whether (i) any such item is physically attached to the Improvements; (ii) serial numbers are used for the better identification of certain equipment items capable of being thus identified in a recital contained herein or in any list filed with Mortgagee; or (iii) any such item is referred to or reflected in any such financing statement so filed at any time. It is the intention of the parties that the mention in any such financing statement of (A) rights in or to the proceeds of any fire and/or hazard insurance policy; (B) any award in eminent domain proceedings for a taking or for loss of value; or (C) Mortgagor’s interest as lessor in any present or future Space Lease or rights to Rents, shall never be construed as in any way altering any of the rights of Mortgagee as determined by this Mortgage or impugning the priority of Mortgagee’s real property Lien granted hereby or by any other recorded document, but such mention in the financing statement is declared to be for the protection of Mortgagee in the event any court or judge shall at any time hold with respect to the matters set forth in the foregoing clauses (A), (B) and (C) that notice of Mortgagee’s priority of interest to be effective against a particular class of persons, including, but not limited to, the federal government and any subdivisions or entity of the federal government, must be filed in the UCC records.

(E) Priority; Permitted Transfer of Personal Property. All Personal Property of any nature whatsoever which is to be attached to the Site or the Improvements shall be purchased or obtained by Mortgagor in its name and free and clear of any Lien or encumbrance, except for Permitted Liens and the Lien hereof, for use only in connection with the development or operation of the Site or the Improvements, so that Mortgagee’s security interest therein shall attach thereto with the priority herein specified, immediately upon the installation or use of the Personal Property at the Site and Mortgagor warrants and represents that Mortgagee’s security interest in the Personal Property is a validly attached and binding security interest, properly perfected and prior to all other security interests therein except as otherwise permitted in this Mortgage. The foregoing shall not be construed as limiting Mortgagor’s rights to transfer Personal Property pursuant to Permitted Dispositions.

6. EVENT OF DEFAULT. The term “Event of Default,” wherever used in this Mortgage, shall mean an “Event of Default” as such term is defined in the Credit Agreement.

7. REMEDY PROVISIONS.

(A) Acceleration of Maturity. If an Event of Default has occurred and is continuing, Mortgagee may declare, in accordance with the Credit Agreement, the Secured Obligations to be due and payable immediately (except that such acceleration shall be automatic if the Event of Default is one described in paragraphs 8.01(g) or (h) of the Credit Agreement), and upon such declaration such Secured Obligations shall immediately become due and payable without demand, presentment, notice or other requirements of any kind (all of which Mortgagor waives) notwithstanding anything in this Mortgage or any other Loan Document or applicable law to the contrary.

Revel AC - 2011 First Lien Mortgage

(B) Protective Advances. If an Event of Default has occurred and is continuing, then without thereby limiting Mortgagee’s other rights or remedies, waiving or releasing any of Mortgagor’s obligations, or imposing any obligation on Mortgagee, Mortgagee may either advance any amount owing or perform any or all actions that Mortgagee considers necessary or appropriate to cure such default. All such advances or costs incurred for such performance shall constitute “Protective Advances” and shall bear interest thereon at the Default Rate from the date of the advance until paid by Mortgagor. No sums advanced or performance rendered by Mortgagee shall cure, or be deemed a waiver of, any Event of Default.

(C) Institution of Equity Proceedings. If an Event of Default has occurred and is continuing, Mortgagee may institute an action, suit or proceeding in equity for specific performance of this Mortgage, the Credit Agreement or any other Loan Document, all of which shall be specifically enforceable by injunction or other equitable remedy. Mortgagor waives any defense based on laches or any applicable statute of limitations.

(D) Other Remedies.

(i) If any Event of Default has occurred and is continuing, Mortgagee may, either with or without entry or taking possession of the Mortgaged Property, and without regard to whether or not the indebtedness and other sums secured hereby shall be due and without prejudice to the right of Mortgagee thereafter to bring an action or proceeding to foreclose or any other action for any default existing at the time such earlier action was commenced, proceed by any appropriate action or proceeding: (i) to enforce payment of any of the Secured Obligations, to the extent permitted by law, or the performance of any term hereof or any other right; (ii) to foreclose this Mortgage in any manner provided by law for the foreclosure of mortgages on real property and to sell, as an entirety or in separate lots or parcels, the Mortgaged Property or any portion thereof pursuant to the laws of the State of New Jersey or under the judgment or decree of a court or courts of competent jurisdiction, and Mortgagee shall be entitled to recover in any such proceeding all costs and expenses incident thereto, including reasonable attorneys’ fees and expenses in such amount as shall be awarded by the court; (iii) to exercise any or all of the rights and remedies available to it under the Loan Documents or applicable law; and (iv) to pursue any other remedy available to it. Mortgagee shall take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Mortgagee may determine.

(ii) The remedies described in this Section 7(D)(ii) may be exercised with respect to all or any portion of the Personal Property, either simultaneously with the sale of any real property encumbered hereby or independent thereof. Mortgagee shall at any time be permitted to proceed with respect to all or any portion of the Personal Property in any manner permitted by the UCC. Mortgagor agrees that Mortgagee’s inclusion of all or any portion of the Personal Property (and any or all other personal property that is subject to a security interest in favor, or for the benefit, of Mortgagee) in a sale or other remedy exercised with respect to the real property encumbered hereby, as permitted by the UCC, is a commercially reasonable disposition of such property.

(E) Mortgagee’s Right to Enter and Take Possession; Operate and Apply Income.

(i) If an Event of Default has occurred and is continuing (beyond any applicable notice and cure period), (i) Mortgagor, upon demand of Mortgagee, shall forthwith surrender to Mortgagee the actual possession and, if and to the extent permitted by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all the Mortgaged Property, including the Personal Property, without liability for trespass, damages or otherwise, and may exclude Mortgagor and its agents and employees wholly therefrom and may have joint access with Mortgagor to

Revel AC - 2011 First Lien Mortgage

the books, papers and accounts of Mortgagor, and (ii) Mortgagor shall pay monthly in advance to Mortgagee upon Mortgagee’s entry into possession, or to any receiver appointed to collect the Rents, all Rents actually paid to Mortgagor.

(ii) If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property, including the Personal Property, or any part thereof after Mortgagee’s demand following the occurrence and during the continuance of an Event of Default (beyond any applicable notice and cure period), Mortgagee may obtain a judgment or decree conferring on Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of all or part of such property to Mortgagee and Mortgagor hereby specifically consents to the entry of such judgment or decree. Mortgagor shall pay to Mortgage upon demand, all reasonable costs and expenses (including attorney’s fees and expenses) of obtaining such judgment or decree and reasonable compensation to Mortgagee and its agents, and all such costs, expenses and compensation shall, until paid, be secured by the Lien of this Mortgage.

(iii) Upon every such entering upon or taking of possession, Mortgagee may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof and of Mortgagor, and, from time to time in its sole and absolute discretion and without being under any duty to so act:

(a) complete construction of all or any part of the Project if applicable, and make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional fixtures, personality and other property;

(b) insure or keep the Mortgaged Property insured;

(c) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor in its name or otherwise with respect to the same;

(d) enter into agreements with others to exercise the powers herein granted Mortgagee, all as Mortgagee from time to time may determine; and, subject to the absolute assignment of the Leases and Rents to Mortgagee, Mortgagee may collect and receive all the Rents, including those past due as well as those scenting thereafter; and shall apply the monies so received by Mortgagee in accordance with the Credit Agreement, and

(e) rent or sublet the Mortgaged Property or any portion thereof for any purpose permitted by this Mortgage.

Mortgagee shall surrender possession of the Mortgaged Property, including the Personal Property, to Mortgagor only when all the Secured Obligations then due and owing shall have been paid and all defaults cured. The same right of taking possession, however, shall exist if any subsequent Event of Default shall occur and be continuing.

(F) Leases. Mortgagee is authorized to foreclose this Mortgage subject to the rights of any tenants of the Mortgaged Property, and the failure to make any such tenants parties defendant to any such foreclosure proceedings and to foreclose their rights shall not be, nor asserted by Mortgagor to be, a defense to any proceedings instituted by Mortgagee to collect the sums secured hereby or to collect any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property, or any portion thereof. Unless otherwise agreed by Mortgagee in writing, all Leases and Space Leases executed subsequent to the

Revel AC - 2011 First Lien Mortgage

date hereof, or any part thereof, shall be subordinate and inferior to the Lien of this Mortgage; provided, however that in accordance with the terms of the Loan Documents, Mortgagee may be required to execute a non disturbance and atonement agreement in connection with certain Leases and Space Leases.

(G) Purchase by Mortgagee. Upon any foreclosure sale (whether judicial or nonjudicial), Mortgagee may bid for and purchase the property subject to such sale and, upon compliance with the terms of sale, may hold, retain and possess and dispose of such property in its own absolute right without further accountability.

(H) Waiver of Appraisement, Valuation, Stay, Extension, Redemption Laws and Marshalling. Mortgagor agrees to the fullest extent permitted by law that if an Event of Default occurs and is continuing, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or any portion thereof or the final and absolute putting into possession of the purchasers thereof immediately after such sale, and Mortgagor for itself and all who may at any time claim through or under it, hereby waives, to the fullest extent that it may lawfully so do, the benefit of all laws providing for any of the foregoing and any and all right to have the assets comprising the Mortgaged Property marshaled upon any foreclosure of the Lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such Lien may sell the Mortgaged Property in part or as an entirety.

(I) Receiver. If an Event of Default has occurred and is continuing, Mortgagee, to the extent permitted by applicable law, including, without limitation, Gaming Laws and the applicable jurisdiction if Gaming Authorities, and without regard to the value, adequacy or occupancy of the security for the Secured Obligations, shall be entitled as a matter of right if it so elects, to the appointment of a receiver to enter upon and take possession of the Mortgaged Property and to collect all Rents and apply the same as the court may direct, and such receiver may be appointed by any court of competent jurisdiction upon application by Mortgagee. Mortgagee may have a receiver appointed without notice to Mortgagor or any third party, and Mortgagee may waive any requirement that the receiver post a bond. Mortgagee shall have the power to designate and select the person who shall serve as the receiver and to negotiate all terms and conditions under which such receiver shall serve. Any receiver appointed on Mortgagee’s behalf may be an Affiliate of Mortgagee. The expenses, including receiver’s fees, attorneys’ fees and expenses, costs and agent’s compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of and to manage and operate the Mortgaged Property and to collect all Rents, whether by a receiver or otherwise, shall be cumulative to any other right or remedy available to Mortgagee under this Mortgage or the Loan Documents or otherwise available to Mortgagee and may be exercised concurrently therewith or independently thereof. Mortgagee shall be liable to account only for such Rents (including, without limitation, security deposits) actually received by Mortgagee, whether received pursuant to this Section or any other provision hereof. Notwithstanding the appointment of any receiver or other custodian, subject to the Gaming Laws, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Mortgagee.

(J) Suits to Protect the Mortgage Property. If an Event of Default has occurred and is continuing, Mortgagee shall have the power and authority to institute and maintain any suits and proceedings as Mortgagee, in its absolute discretion, may deem advisable (a) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property, or (c) to restrain the enforcement of or compliance with any legislation or other Legal Requirement that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Mortgagee’s interest.

Revel AC - 2011 First Lien Mortgage

(K) Proofs of Claim. In the case of any receivership, Insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting Mortgagor, or, to the extent the same would result in an Event of Default hereunder, the Borrower, any Subsidiary, or any guarantor, co maker or endorser of any of Mortgagor’s obligations, its creditors or its property, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim or other documents as it may deem to be necessary or advisable in order to have its claims allowed in such proceedings for the entire amount due and payable by Mortgagor under the Credit Agreement or any other Loan Documents, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by Mortgagor after such date.

(L) Mortgagor to Pay the Obligations on Any Default in Payment: Application of Monies by Mortgagee.

(i) In case of a foreclosure sale of all or any part of the Mortgaged Property and of the application of the proceeds of sale to the payment of the sums secured hereby, Mortgagee shall be entitled to enforce payment from Mortgagor of any additional amounts then remaining due and unpaid with respect to the Secured Obligations and to recover judgment against Mortgagor for any portion thereof remaining unpaid, with interest at the Default Rate.

(ii) Mortgagor hereby agrees to the extent permitted by law, that no recovery of any judgment by Mortgagee or other action by Mortgagee and no attachment or levy of any execution upon any property of Mortgagor by Mortgagee (other than a foreclosure of the entire Mortgaged Property hereunder) shall in any way affect the Lien and security interest of this Mortgage upon the Mortgaged Property or any part thereof or any Lien, rights, powers or remedies of Mortgagee hereunder, but such Lien, rights, powers and remedies shall continue unimpaired as before.

(iii) Any monies collected or received by Mortgagee under this Section 7(L) shall be applied in accordance with the Credit Agreement.

(iv) The provisions of this Section shall not be deemed to limit or otherwise modify the provisions of any guaranty of the indebtedness evidenced by the Credit Agreement or the other Loan Documents.

(M) Delay or Omission; No Waiver. No delay or omission of Mortgagee or any other Secured Party to exercise any right, power or remedy upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiesce therein. Every right, power and remedy given to Mortgagee or any other Secured Party, whether contained herein or in the other Loan Document or otherwise available to Mortgagee or any other Secured Party, may be exercised from time to time and as often as may be deemed expedient by Mortgagee or the applicable Secured Party.

(N) No Waiver of One Default to Affect Another. No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon. If Mortgagee or the Required Lenders, to the extent applicable under the Credit Agreement, (a) grants forbearance or an extension of time for the payment of any sums secured hereby; (b) takes other or additional security for the payment thereof; (c) waives or does not exercise any right granted in this Mortgage or any other Loan Document; (d) releases any part of the

Revel AC - 2011 First Lien Mortgage

Mortgaged Property from the Lien or security interest of this Mortgage or any other instrument securing the Secured Obligations; (e) consents to the filing of any map, plat or replat of the Site (to the extent such consent is required); (f) consents to the granting of any easement on the Site (to the extent such consent is required); or (g) makes or consents to any agreement changing the terms of this Mortgage or any other Loan Document subordinating the Lien or any charge hereof, no such act or omission shall release, discharge, modify, change or affect the original liability of Mortgagor under the Loan Documents or otherwise, or any subsequent purchaser of the Mortgaged Property or any part thereof or any maker, co signer, surety or guarantor. No such act or omission shall preclude Mortgagee from exercising any right, power or privilege herein granted or intended to be granted in case of any Event of Default then existing or of any subsequent Event of Default, nor, except as otherwise expressly provided in an instrument or instruments executed by Mortgagee, shall the Lien or security interest of this Mortgage be altered thereby, except to the extent expressly provided in any releases, maps, easements or subordinations described in clause (d), (e), (f) or (g) above of this Section 7(N). In the event of the sale or transfer by operation of law or otherwise of all or any part of the Mortgaged Property, Mortgagee, without notice to any person, is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property or the Secured Obligations, or with reference to any of the terms or conditions hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any of the liabilities or undertakings hereunder, or waiving its right to declare such sale or transfer an Event of Default as provided herein. Notwithstanding anything to the contrary contained in this Mortgage or any other Loan Document, (i) in the case of any non monetary Event of Default, Mortgagee may continue to accept payments secured hereunder without thereby waiving the existence of such or any other Event of Default; and (ii) in the case of any monetary Event of Default, Mortgagee may accept partial payments of any sums due hereunder without thereby waiving the existence of such or any other Event of Default if the partial payment is not sufficient to completely cure such Event of Default.

(O) Discontinuance of Proceedings; Position of Parties Restored. If Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by foreclosure, entry of judgment or otherwise and such proceedings shall have been discontinued or abandoned for any reason, then and in every such case, Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceedings had occurred or had been taken.

(P) Remedies Cumulative. No right, power or remedy, including, without limitation, remedies with respect to any security for the Secured Obligations, conferred upon or reserved to Mortgagee by this Mortgage or any other Loan Document is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or any other Loan Document, now or hereafter existing at law, in equity or by statute, and Mortgagee shall be entitled to resort to such rights, powers, remedies or security from time to time in such order and in such combination as Mortgagee shall in its sole and absolute discretion deem advisable.

(Q) Intentionally Omitted.

(R) Foreclosure; Expenses of Litigation. If Mortgagee forecloses, reasonable attorneys’ fees and expenses for services in the supervision of said foreclosure proceeding shall be allowed to the Mortgagee as part of the foreclosure costs to the extent allowed by applicable law. In the event of foreclosure of the Lien hereof, there shall be allowed and included as additional indebtedness all reasonable expenditures and expenses which may be paid or incurred by or on behalf of Mortgagee for attorneys’ fees, appraiser’s fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after foreclosure sale or

Revel AC - 2011 First Lien Mortgage

entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies and guarantees, and similar data and assurances with respect to title as Mortgagee may deem reasonably advisable either to prosecute such proceeding or to evidence to a bidder at any sale which may be had pursuant to any decree thereunder the true condition of the title to or the value of the Mortgaged Property or any portion thereof.

(S) Deficiency Judgments. If after foreclosure of this Mortgage, there shall remain any deficiency with respect to any Secured Obligations, and Mortgagee shall institute any proceedings to recover such deficiency or deficiencies, all such amounts shall continue to bear interest at the Default Rate. Mortgagor expressly waives any defense or benefits that may be derived from any statute granting Mortgagor any defense to any such recovery by Mortgagee. In addition, Mortgagee shall be entitled to recovery of all of its reasonable costs and expenditures (including, without limitation, any court imposed costs) in connection with such proceedings, including reasonable attorneys’ fees and expenses, appraisal fees and the other costs, fees and expenditures referred to in Section 7(R) above. This provision shall survive any foreclosure or sale of the Mortgaged Property, any portion thereof and/or the extinguishment of the Lien hereof.

(T) Exculpation of Mortgagee. The acceptance by Mortgagee of the assignment contained herein with all of the rights, powers, privileges and authority created hereby shall not, prior to entry upon and taking possession of the Mortgaged Property by Mortgagee, be deemed or construed to make Mortgagee a “mortgagee in possession”; nor thereafter or at any time or in any event obligate Mortgagee to appear in or defend any action or proceeding relating to the Space Leases, the Rents or the Mortgaged Property, or to take any action hereunder or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under any Space Lease or to assume any obligation or responsibility for any security deposits or other deposits except to the extent such deposits are actually received by Mortgagee, nor shall Mortgagee, prior to such entry and taking possession, be liable in any way for any injury or damage to person or property sustained by any person in or about the Mortgaged Property.

(U) Power of Attorney. If Mortgagor shall fail to perform any covenants contained in this Mortgage or if any representation or warranty on the part of Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that Mortgagee shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which Mortgagor fails to pay or perform as and when required hereby and which Mortgagor does not contest in accordance with the provisions of the Loan Documents. Any and all amounts so expended by Mortgagee shall be paid by Morgagor in accordance with the provisions of the Loan Documents. Neither the provisions of this Section 7(U) nor any action taken by Mortgagee pursuant to the provisions of this Section 7(U) shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of representation or warranty from constituting an Event of Default. Mortgagor hereby appoints Mortgagee its attorney-in-fact, with full power and authority in the place and stead of Mortgagor and in the name of Mortgagor, or otherwise, from time to time in Mortgagee’s discretion to take any action and to execute any instrument consistent with the terms of the Loan Documents, this Mortgage and the other Security Documents which Mortgagee may deem necessary or advisable to accomplish the purposes hereof (but Mortgagee shall not be obligated to and shall have no liability to Mortgagor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Revel AC - 2011 First Lien Mortgage

8. LEASEHOLD ESTATE. REG Lessee hereby covenants, warrants and agrees to the following in its capacity as lessee under the REG Lease:

(a) As security for the Secured Obligations, REG Lessee does hereby give, grant, bargain, sell, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm unto Mortgagee and does hereby agree that Mortgagee shall have a security interest in all of REG Lessee’s right, title and interest in and to the REG Lease, together with any and all other, further or additional title, estates, interests, rights or options which may at any time be acquired by REG Lessee in or to the Site including, without limitation, any present or future option to purchase the Site.

(b) REG Lessee represents and warrants that the REG Lease is a valid and subsisting lease of the premises described therein for the term therein set forth and is in full force and effect in accordance with the terms thereof and has not been modified; and REG Lessee is the owner and holder of the leasehold interest in the Site, and has the right and authority to mortgage the same to Mortgagee hereunder without the need to obtain the consent of any person, or, if needed, such consent has been obtained.

(c) If REG Lessee shall, at any time before indefeasible payment in full of the indebtedness secured by this Mortgage, acquire fee title or any other greater estate to the premises demised by the REG Lease, the lien of this Mortgage shall immediately and without the need for further documentation attach, extend to, cover and be a lien upon REG Lessee’s fee title or other greater estate. REG Lessee upon request will confirm same by documentation reasonably satisfactory to Mortgagee and REG Lessee.

(d) REG Lessee is bound by the terms of this Mortgage, notwithstanding anything to the contrary in the REG Lease.

(e) (i) The lien of this Mortgage shall attach to all of REG Lessee’s rights and remedies at any time arising under or pursuant to subsection 365(h) of the Bankruptcy Code, 11 U.S.C. §365 (h), including, without limitation, all of REG Lessee’s rights to remain in possession of the Site thereunder.

(ii) If any action, proceeding, motion or notice shall be commenced or filed, voluntarily by Revel AC or REG Lessee, or involuntarily, against either of them (and such involuntary proceeding continues undismissed for 60 days or an order or decreee approving or ordering the same shall be entered), in respect to the REG Lease or the premises leased thereby in connection with any case under the Bankruptcy Code, 11 U.S.C. §101 et seq., Mortgagee shall have the option, to the exclusion of REG Lessee, exercisable upon notice from Mortgagee to REG Lessee, to conduct and control any such litigation with counsel of Mortgagee’s choice. Mortgagee may proceed in its own name or in the name of REG Lessee in connection with any such litigation, and REG Lessee agrees to execute any and all powers, authorizations, consents and other documents reasonably required by Mortgagee in connection therewith. REG Lessee shall, upon demand, pay to Mortgagee all costs and expenses (including attorneys’ fees) paid or incurred by Mortgagee in connection with the prosecution or conduct of any such proceedings. Any such costs or expenses not paid by REG Lessee as aforesaid shall be secured by the lien of this Mortgage and shall be added to the principal amount of the indebtedness secured hereby.

(f) So long as any portion of the sums secured by this Mortgage shall remain unpaid, and unless Mortgagee shall otherwise consent in writing, the fee title to the Site and the leasehold interests in the Site shall not merge, but shall always be kept separate and distinct, notwithstanding the union of such estates in REG Lessee or in any other person, by purchase, operation of law or otherwise. If Mortgagee shall acquire the fee title to the Site and leasehold title to the Site by foreclosure of this

Revel AC - 2011 First Lien Mortgage

Mortgage or otherwise, such Estates shall not merge as a result of such acquisition and shall remain separate and distinct for all purposes after such acquisition unless and until Mortgagee shall elect to merge such estates.

(g) The provisions contained in this Paragraph 8 will not be deemed as limiting the other provisions of this Mortgage, or vice versa, and all such provisions shall be deemed complementary.

9. MISCELLANEOUS.

(A) Heirs, Successors and Assigns Included in Parties. Whenever Mortgagor, any Loan Party, Mortgagee or any Secured Party is named or referred to herein, the heirs, successors and assigns of such person shall be included, and all covenants and agreements contained in this Mortgage, by or on behalf of Mortgagor or Mortgagee, shall bind and inure to the benefit of such person’s heirs, successors and assigns, whether so expressed or not.

(B) Addresses for Notices Etc. All notices, reports, requests, demands or other instruments to or upon Mortgagor or Mortgagee to be effective shall be in writing (including by telecopy), and shall be delivered and deemed delivered in accordance with Section 10.01 of the Credit Agreement, and addressed as follows:

Mortgagor:	Revel Atlantic City, LLC 1301 Atlantic Ave., Suite 200 Atlantic City, NJ 08401 Attention: Kevin DeSanctis Telecopy: 609-568-9317 Telephone: 609-340-0003

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, 34th Floor Los Angeles, California 90071 Attention: David Reamer Facsimile: (213) 621-5052 Telephone: (213) 687-5052

Mortgagee:	JPMorgan Chase Bank, N.A. 270 Park Avenue New York, New York 10017 Attention: Mohammad Hasan Facsimile: (646) 534-0574 Email: mohammad.s.hasan@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, Floor 10 Houston, TX 77002-6925 Attention: Lydia Gomez Facsimile: (713) 750-2223 Telephone: lydia.x.gomez@jpmchase.com

Revel AC - 2011 First Lien Mortgage

(C) Change of Notice Address. Any person may change the address to which any such notice, report, demand or other instrument is to be delivered or mailed to that person by furnishing written notice of such change to the other parties, but no such notice of change shall be effective unless and until received by such other parties.

(D) Headings. The headings of the sections, paragraphs and subdivisions of this Mortgage are for convenience of reference only, are not to be considered a part hereof; and shall not limit or expand or otherwise affect any of the terms hereof.

(E) Invalid Provisions to Affect No Others. In the event that any of the covenants, agreements, terms or provisions contained herein or in the other Loan Documents shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the Lien hereof and the remaining covenants, agreements, terms and provisions contained herein or in the other Loan Documents, in such or any other jurisdiction, and the validity, legality and enforceability of the Lien hereof and such covenants, agreements, terms and provisions in any other jurisdiction, shall be in no way affected, prejudiced or disturbed thereby. To the extent permitted by law, Mortgagor waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

(F) Changes and Priority Over Intervening Liens. Neither this Mortgage nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any agreement hereafter made by Mortgagor and Mortgagee relating to this Mortgage shall be superior to the rights of the holder of any intervening Lien or encumbrance.

(G) Intentionally Omitted.

(H) Waiver of Setoff and Counterclaim; Other Waivers. All Secured Obligations shall be payable without setoff, counterclaim or any deduction whatsoever. Mortgagor hereby waives the right to assert a counterclaim (other than a compulsory counterclaim) in any action or proceeding brought against it by Mortgagee and/or any other Secured Party under the Loan Documents, or arising out of or in any way connected with this Mortgage or the other Loan Documents or the Secured Obligations.

(I) Governing Law. The Credit Agreement provides that it is governed by, and construed and enforced in accordance with, the laws of the State of New York. This Mortgage shall also be construed under and governed by the laws of the State of New York (without giving effect to the conflicts of law rules and principles thereof other than Section 5-1401 of the New York General Obligations Law); provided, however, that (a) the terms and provisions of this Mortgage pertaining to the creation, priority, perfection, enforcement or realization by Mortgagee of its respective rights and remedies under this Mortgage with respect to the Mortgaged Property (other than Personal Property), and any deficiency action, shall be governed and construed and enforced in accordance with the internal laws of the State of New Jersey (the “State”) without giving effect to the conflicts of law rules and principles of the State; (b) for Personal Property, the perfection, effect of perfection or non-perfection and priority of the security interest created hereby shall be subject to any mandatory choice of law rules in the UCC; (c) Mortgagor agrees that to the extent deficiency judgments are available under the laws of the State after a foreclosure (judicial or nonjudicial) of the Mortgaged Property, or any portion thereof or any other realization thereon by Mortgagee or any Secured Party hereunder or under the other Loan Documents, Mortgagee or such Secured Party, as the case may be, shall have the right to seek such a deficiency judgment against Mortgagor in the State; and (d) Mortgagor agrees that if Mortgagee or any Secured Party under the Loan

Revel AC - 2011 First Lien Mortgage

Documents obtains a deficiency judgment in another state against Mortgagor, then Mortgagee or such Secured Party, as the case may be, shall have the right to enforce such judgment in the State to the extent permitted under the laws of the State, as well as in other states.

(J) Discharge. Upon written request of Mortgagor when the Secured Obligations have been satisfied in full, Mortgagee shall discharge the Lien and security interests created by this Mortgage.

(K) Attorneys’ Fees. Without limiting any other provision contained herein, Mortgagor agrees to pay all costs of Mortgagee incurred in connection with the enforcement of this Mortgage, including, without limitation, all reasonable attorneys’ fees and expenses whether or not suit is commenced, and including, without limitation, fees incurred in connection with any probate, appellate, bankruptcy, deficiency or any other litigation proceedings, all of which sums shall be secured hereby.

(L) Late Charges; Fluctuating Interest Rates. By accepting payment of any sum secured hereby after its due date, Mortgagee does not waive its right to collect any late charge thereon or interest thereon at the Default Rate or its right either to require prompt payment when due of all other sums so secured or to declare default for failure to pay any amounts not so paid. Interest on obligations secured by this Mortgage accrue at rates which may fluctuate from time to time.

(M) Cost of Accounting. Mortgagor shall pay to Mortgagee, for and on account of the preparation and rendition of any accounting which Mortgagor may be entitled to require under any law or statute now or hereafter providing therefor, the reasonable costs thereof.

(N) Right of Entry. To the extent provided by Section 5.07 of the Credit Agreement, Mortgagee may at any reasonable time or times and on reasonable prior written notice to Mortgagor make or cause to be made entry upon and inspection of the Mortgaged Property or any part thereof in person or by agent.

(O) Intentionally Omitted

(P) Statute of Limitation. To the fullest extent allowed by the law, the right to plead, use or assert any statute of limitations as a plea or defense or bar of any kind to any debt, demand or obligation secured or to be secured hereby, or to any complaint or other pleading or proceeding filed, instituted or maintained for the purpose of enforcing this Mortgage or any rights hereunder, or for any other purpose, is hereby waived by Mortgagor.

(Q) Subrogation. Should the proceeds of any loan or advance made by Mortgagee or any Secured Party under the Credit Agreement, repayment of which is hereby secured, or any part thereof, or any amount paid out or advanced by Mortgagee or any Secured Party under the Loan Documents, be used directly or indirectly to pay off, discharge, or satisfy, in whole or in part, any prior or superior Lien or encumbrance upon the Mortgaged Property, or any part thereof, then, as additional security hereunder, Mortgagee shall be subrogated to any and all rights, superior titles, Liens, and equities owned or claimed by any owner or holder of said outstanding Liens, charges, indebtedness or encumbrances, however remote, regardless of whether said Liens, charges, indebtedness or encumbrances are acquired by assignment or have been released of record by the holder thereof upon payment.

(R) Joint and Several Liability. All obligations of Mortgagor hereunder, if more than one, are joint and several. Recourse for deficiency after sale hereunder may be had against the property of Mortgagor, without, however, creating a present or other Lien or charge thereon.

Revel AC - 2011 First Lien Mortgage

(S) Homestead. Mortgagor hereby waives and renounces all homestead and exemption rights provided by the constitution and the laws of the United States and of any state, in and to the Mortgaged Property as against the collection of the Secured Obligations, or any part hereof.

(T) Context. In this Mortgage, whenever the context so requires, the neuter includes the masculine and feminine, and the singular includes the plural, and vice versa.

(U) Time. Unless otherwise specified herein, any reference to “days” in this Mortgage shall be deemed to mean “calendar days:”

(V) Interpretation. As used in this Mortgage, unless the context clearly requires otherwise: The terms “herein” or “hereunder” and similar temps without reference to a particular section shall refer to the entire Mortgage and not just to the section in which such terms appear, the tern “Lien” shall also mean a security interest, and the term “security interest” shall also mean a Lien.

(W) Amendments. This Mortgage cannot be waived, amended, changed, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, discharge or termination is sought.

(X) Modification of Mortgage. Mortgagor and Mortgagee may agree to change the interest rate and/or the maturity date applicable to the Secured Obligations (to the extent provided in the other Loan Documents), release collateral for the Secured Obligations or, to the extent provided in the other Loan Documents, otherwise alter any other term of the Loan Documents; none of such changes shall affect the priority of the lien on this Mortgage. If Mortgagor and Mortgagee agree to any such change, such change shall be deemed a “modification” as defined in N.J.S.A. 46:9-8.1 et seq. and the priority of the lien of this Mortgage shall not be affected by such modifications to the full extent provided by N.J.S.A. 46:9-8.1 et seq..

(Y) Compliance with Gaming Laws. The Mortgagee acknowledges and agrees that approval of the Gaming Authorities may be required pursuant to applicable Laws for the exercise of certain remedies hereunder or the taking of certain actions hereunder, including without limitation, the taking of possession and disposition of collateral consisting of gaming devices, cashless wagering systems and mobile gaming systems (as those are defined under Gaming Laws). Any such remedies or actions may require the separate and prior approval of the Gaming Authorities. The Mortgagee also acknowledges that, unless exempt under the Gaming Laws, it may be subject to being called forward by the Gaming Authorities, in their sole and absolute discretion, for licensing or a finding of suitability.

(Z) TRUE AND CORRECT COPY. MORTGAGOR ACKNOWLEDGES THAT MORTGAGOR HAS RECEIVED, WITHOUT CHARGE, A TRUE AND CORRECT COPY OF THIS MORTGAGE.

[SIGNATURE PAGE FOLLOWS]

Revel AC - 2011 First Lien Mortgage

IN WITNESS WHEREOF, Mortgagor has executed this First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing on the day and year set forth above.

MORTGAGOR

REVEL ATLANTIC CITY, LLC, a New Jersey limited liability company

By:
Name:
Title:

REVEL ENTERTAINMENT GROUP, LLC, a New Jersey limited liability company

By:
Name:
Title:

CERTIFICATE OF ACKNOWLEDGEMENT

STATE OF	)
)SS:
COUNTY OF	)

On the      day of February, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared                      personally known to me or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument and known to me to be                             , and acknowledged to me that he executed the same in his capacity as the                      of Revel Atlantic City, LLC, the New Jersey limited liability company described in this instrument, with due authorization from its member and that by his signature on the instrument, the individual, as the act and deed of Revel Atlantic City, LLC, executed the instrument.

Notary Public

My commission expires:

STATE OF	)
)SS:
COUNTY OF	)

On the      day of February, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared                      personally known to me or proved to me on the basis of satisfactory evidence, to be the individual whose name is subscribed to the within instrument and known to me to be                             , and acknowledged to me that he executed the same in his capacity as the                      of Revel Entertainment Group, LLC, the New Jersey limited liability company described in this instrument, with due authorization from its member and that by his signature on the instrument, the individual, as the act and deed of Revel Entertainment Group, LLC, executed the instrument.

Notary Public

My commission expires:

EXHIBIT A LEGAL

DESCRIPTION

ALL that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Atlantic City, in the County of Atlantic, State of New Jersey:

[INSERT]

Revel AC - 2011 First Lien Mortgage

EXHIBIT C

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Revel AC, Inc., a Delaware corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC. a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger and syndication agent, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

[ ][3]	$	$		%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Tranche B Loans,” “Other Loans” etc.).

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]4

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[REVEL AC, INC.][5]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[4]	This date may not be fewer than 5 Business Days after the date of assignment unless the Administrative Agent otherwise agrees.
[5]	To be completed to the extent consent is required under Section 10.04(b).

ANNEX 1 to Assignment and Assumption

REVEL AC, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is not a United States person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT D

[Form of]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent for

the Lenders referred to below,

383 Madison Avenue

New York, New York 10179

Attention: Mohammad Hassan

Re: REVEL AC, INC.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger and syndication agent, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and collateral agent for the Secured Parties. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	[Tranche B Loan Borrowing] [Other Term Loan Borrowing]

(B)	Principal amount of Borrowing[6]

(C)	Date of Borrowing (which is a Business Day)

(D)	Type of Borrowing	[ABR] [Eurodollar]

[(E)	Interest Period and the last day thereof][7]

[6]	ABR and Eurodollar Loans must be in an amount that is at least $3,000,000 and an integral multiple of $1,000,000 or equal to the remaining available balance of the applicable Commitments.
[7]	Only applicable to Eurodollar Borrowings. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

(F)	Funds are requested to be disbursed to Borrower’s account with JPMorgan Chase Bank, N.A. (Account No. ).

Borrower hereby certifies that:

(a) each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were be true and correct in all material respects only as of such earlier date; and

(b) no Default or Event of Default has occurred or is continuing on the date hereof or would occur immediately after giving effect to the extensions of credit requested to be made on the date hereof.

[signature page follows]

REVEL AC, INC.

By:
Name:
	Title:	[Responsible Officer]

EXHIBIT E

[Form of]

COMPLIANCE CERTIFICATE

I, [            ], the [Financial Officer] of Revel AC, Inc., a Delaware corporation (the “Borrower”), hereby certify (in my capacity as [Financial Officer] and not in my individual capacity) that, with respect to that certain Credit Agreement dated as of February 17, 2011 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement) among the Borrower, the Guarantors party thereto, the Lenders party thereto, J.P. Morgan Securities LLC, as Arranger and Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent:

a. [Attached hereto as Schedule 1 are detailed calculations demonstrating compliance by the Borrower with Section 6.10 of the Credit Agreement. The Borrower is in compliance with such Section as of the date hereof.]8 [Attached hereto as Schedule 2 are detailed calculations setting forth the Borrower’s Excess Cash Flow.]9 [Attached hereto as Schedule 3 is the report of [accounting firm.]]10

b. To my knowledge, no Default or Event of Default has occurred and is continuing which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.11

[8]	To accompany annual and quarterly financial statements only, to the extent such financial statements cover a period when Section 6.10 of the Credit Agreement is applicable.
[9]	To accompany annual financial statements only, beginning with the first full fiscal year commencing after the Opening Date.
[10]	To accompany annual financial statements only.
[11]

If a Default shall have occurred, an explanation specifying the nature of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken, if any, with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of the Compliance Certificate).

E-1

Dated this [    ] day of [            ], 20[    ].

REVEL AC, INC.

By:
Name:
	Title:	[Financial Officer]

E-2

SCHEDULE 1

Financial Covenants

(A)	Maximum Consolidated Leverage Ratio:

For the Quarter ended             ,          (“Statement Date”)

I.	Section 6.10(a) – Consolidated Leverage Ratio.

	A.	(i) Consolidated Indebtedness at Statement Date:		$

		(ii) Unrestricted Cash at Statement Date (not to exceed $25,000,000):		$

	B.	Consolidated Adjusted EBITDA (as calculated below) for the Test Period ending on the Statement Date:		$

		1.	Consolidated Net Income	$

		2.	Income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such person with respect to such period (whether or not paid during such period)	$

		3.	Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums	$

		4.	Depreciation and amortization expense	$

		5.	Amortization of intangibles (including, but not limited to, goodwill)	$

		6.	Any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)	$

		7.	Losses on sales of assets outside of the ordinary course of business (whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period)	$

8.	Pre-opening expenses related to the initial opening of the Project (whether or not otherwise includable as separate items in the statement of such Consolidated Net Income)	$

9.	Non-Cash Charges	$

10.	Expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity	$

11.	Expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof	$

12.	Expenses and losses relating to the CRDA Obligations and payments made in connection therewith	$

13.	To the extent included in the calculation of such Consolidated Net Income for such period, interest income (except to the extent deducted in determining Consolidated Interest Expense)	$

14.	To the extent included in the calculation of such Consolidated Net Income for such period, any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA))	$

15.	To the extent included in the calculation of such Consolidated Net Income for such period, other non cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period)	$

16.	To the extent not included in determining such Consolidated Net Income for such period, any distributions, dividends or other payments whether constituting fees or otherwise received from any Unrestricted Subsidiary or any joint venture solely to the extent not constituting a return of investment	$

17.	To the extent not included in determining such Consolidated Net Income for such period, Equity Contributions made pursuant to Section 8.04 to cure failure to comply with any Financial Performance Covenant for a fiscal quarter in such period	$

	18.	Consolidated Adjusted EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 +7 + 8 + 9 + 10 + 11 + 12 - 13 - 14 - 15 + 16 + 17)[12]:	$

C.	Consolidated Leverage Ratio (Line I.A(i) minus Line I.A(ii) ÷ Line I.B.18):			to 1

Consolidated Leverage Ratio is in compliance with Section 6.10(a)? Yes/No

[12]

Provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the Loan Parties during such period shall be excluded for such period (as if the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated Adjusted EBITDA of any Person (other than any Unrestricted Subsidiary) or attributable to any line of business acquired by the Loan Parties during such period shall be included for such period (as if the consummation of such acquisition had occurred as of the first day of such period).

(B)	Maximum Consolidated Interest Coverage Ratio

For the Quarter ended             ,          (“Statement Date”)

II.	Section 6.10(b) - Consolidated Interest Coverage Ratio

	A.	Consolidated Adjusted EBITDA for Test Period (Line I.B.18 above):		$

	B.	Consolidated Interest Expense (as calculated below) for such Test Period ending on the Statement Date:[13]

		1.	Consolidated Interest Expense to the extent such Consolidated Interest Expense has been paid in cash or is required to be paid in cash (and is not capitalized, paid in kind or accreted or amortized);;	$

		2.	Interest Income of Borrower and its Restricted Subsidiaries for such period;	$

		3.	Amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting);	$

		4.	The accretion or accrual of discounted liabilities during such period;	$

		5.	Non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification No. 815-Derivatives and Hedging;	$

		6.	Any one-time cash costs associated with breakage in respect of hedging agreements for interest rates;	$

		7.	Debt discount or premium and financing fees and expenses, including underwriting and arrangement fees;	$

		8.	All non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations;	$

[13]	Provided that if any Person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

	9.	Any interest accrued on any Incremental Loans for a period of six full fiscal quarters following the incurrence thereof; and	$

	10.	Any interest accrued on any ERGG Monetization Indebtedness	$

C.	Consolidated Interest Coverage Ratio (Line II.A ÷ (Line II.B.1 - Lines II.B.2 - 3 - 4 - 5 - 6 - 7 - 8 - 9 - 10)):			to 1

Consolidated Interest Coverage Ratio is in compliance with Section 6.10(b)? Yes/No

(C)	Minimum EBITDA

III.	Section 6.10(c) - Minimum EBITDA.

For the Quarter ended , (“Statement Date”)

	A.	Consolidated Adjusted EBITDA for Subject Period (Line I.B.18 above):	$

Minimum EBITDA is in compliance with Section 6.10(c)? Yes/No

(D)	Maximum Capital Expenditures

IV.	Section 6.10(d) - Capital Expenditures.

For the Year ended , (“Statement Date”)

	A.	Maintenance Capital Expenditures

		1.	Maintenance Capital Expenditures made during fiscal year:	$

		2.	Maintenance Capital Expenditures that could have been made during prior fiscal year but which were not made:	$

		3.	Maintenance Capital Expenditures for fiscal year permitted pursuant to Section 6.10(d)(i):	$

		4.	Maximum permitted Maintenance Capital Expenditures (Line IV.A.2 + Line IV.A.3):	$

		5.	Excess (deficient) for covenant compliance (Line IV.A.4 – IV.A1):	$

	B.	Expansion Capital Expenditures

		1.	Expansion Capital Expenditures made during fiscal year:	$

		2.	Expansion Capital Expenditures permitted pursuant to Section 6.10(d)(ii):	$

		3.	Excess (deficient) for covenant compliance (Line IV.B.2 – IV.B.1):	$

SCHEDULE 2

Excess Cash Flow

Excess Cash Flow Calculation:

Consolidated EBITDA for fiscal year ended [ ], 20[ ]			$

(1)	minus, without duplication:

	(a)	Consolidated Interest Expense, to the extent paid in cash, and scheduled principal amortization of Loans pursuant to Section 2.09, to the extent actually made, for such Excess Cash Flow Period;	$

	(b)	Capital Expenditures during such Excess Cash Flow Period that are paid in cash (other than Capital Expenditures to the extent financed with the proceeds of the incurrence of Indebtedness or the issuance of Equity Interests);

	(c)	Capital Expenditures that the Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period;

	(d)	Taxes of Borrower and its Subsidiaries (including any related interest and penalties) that were paid in cash during such Excess Cash Flow Period or that will be paid within six months after the last day of such Excess Cash Flow Period and for which reserves have been established;

	(e)	The absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;

	(f)	Non-Cash Charges to the extent added to clause (h) of the definition of “Consolidated Adjusted EBITDA”;

	(g)	Extraordinary, non-recurring or unusual expenses, charges or losses and other items to the extent added to clause (e) of the definition of “Consolidated Adjusted EBITDA”;

	(h)	Preopening expenses related to the initial opening of the Project;

	(i)	Amounts added to Consolidated Adjusted EBITDA pursuant to clause (i) of the definition of “Consolidated Adjusted EBITDA”;

	(j)	Expenses and losses relating to the CRDA Obligations and payments made in connection therewith;

	(k)	To the extent added in determining Consolidated Adjusted EBITDA, all items constituting cash payment by Borrower or any of its Restricted Subsidiaries;

	(l)	Investments made under Section 6.04(l), 6.04(m) or 6.04(p)(ii)

	(m)	Dividends made under Section 6.08 (other than pursuant to Section 6.08(e)); and

	(n)	the aggregate amount of all repayments or redemptions of Indebtedness of Borrower and the Restricted Subsidiaries (including the principal component of payments in respect of Capitalized Leases and the amount of any scheduled repayment of any Loans (to the extent actually made) but excluding (A) prepayments of Loans pursuant to Section 2.10(a) and (B) purchases or repayments of Loans by a Purchasing Borrower Party pursuant to a Dutch Auction, except to the extent financed with the proceeds of other Indebtedness of Borrower or its Restricted Subsidiaries or the issuance of Equity Interests of Borrower (or with contributions made to Borrower).

(2)	plus, without duplication:

	(a)	The difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period; and	$

	(b)	Any amount deducted in calculating Excess Cash Flow in any prior fiscal year pursuant to clause (c) above that was not ultimately applied to make Capital Expenditures in the succeeding fiscal year.

Excess Cash Flow			$

EXHIBIT F

[Form of]

CUP LAND LEASE SUMMARY TERMS

See Attached.

F-1

LEASE

BY AND BETWEEN

NB ACQUISITION, LLC

“LANDLORD”

AND

ACR ENERGY PARTNERS, LLC

“TENANT”

117 South Massachusetts Avenue

Atlantic City, New Jersey

(a)

7.4	Abatement of Rent	22
7.5	Temporary Condemnation	22
7.6	Allocation of Award	23
7.7	Annual Fixed Rent Increase	23

ARTICLE 8 DEFAULTS AND REMEDIES		23
8.1	Defaults	23
8.2	Remedies	24
8.3	Remedies Cumulative	25
8.4	Landlord’s Right to Cure Defaults	25
8.5	Holding Over	25
8.6	Effect of Waivers of Default	25
8.7	No Waiver, etc.	26
8.8	No Accord and Satisfaction	26
8.9	Waiver of Jury Trial	26

ARTICLE 9 RIGHTS OF HOLDERS		26
9.1	Landlord’s Right to Mortgage Fee Title	26
9.2	Default Notices to Fee Mortgagees	26
9.3	Attornment to Successor Landlords	27
9.4	Priority of Lease Over Fee Mortgages	27
9.5	Modifications	28

ARTICLE 10 MISCELLANEOUS PROVISIONS		28
10.1	Notices	28
10.2	Quiet Enjoyment	29
10.3	Memorandum of Lease; Confidentiality of Lease Terms	29
10.4	Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability	30
10.5	Landlord’s Default	30
10.6	Brokerage	31
10.7	Termination of the Agreement	31
10.8	Applicable Law and Construction	31
10.9	Regulatory Matters	33
10.10	Uniformity	34
10.11	Interference With Other Tenants	34
10.12	Tenant Conduct	34
10.13	Prohibited Advertising	34
10.14	Resort References	34
10.15	No Joint Employer Status	34
10.16	Labor Cooperation	34

Exhibit A	The Land
Exhibit B	Form of Short Form Lease

(b)

LEASE

117 South Massachusetts Avenue

Atlantic City, New Jersey

This lease (this “Lease”) is entered into as of February     , 2011, by and between NB Acquisition, LLC, a New Jersey limited liability company (“Landlord”) and ACR Energy Partners LLC, a New Jersey limited liability company (“Tenant”).

ARTICLE 1

Definitions

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Article 1. Capitalized terms in this Lease not included in this Article 1 or otherwise defined herein shall have the meanings set forth in the Agreement.

1.1 Address for Payment of Annual Fixed Rent.

Revel Entertainment Group, LLC

1301 Atlantic Ave., Suite 200

Atlantic City, NJ 08401

1.2 Agreement. The Energy Sales Agreement dated as of February     , 2011 by and between Tenant and Revel Entertainment (defined below).

1.3 Annual Fixed Rent. One Dollar ($1.00) to be paid on each anniversary of the Commercial Operation Date.

1.4 Improvements. The building(s) and other alterations and improvements to be constructed and located on the Land.

1.5 Land. The land described on Exhibit A.

1.6 Original Address of Landlord.

NB Acquisition, LLC

1301 Atlantic Avenue, Suite 200

Atlantic City, NJ 08401

1.7 Original Address of Tenant.

ACR Energy Partners LLC

5429 Harding Highway

Mays Landing, New Jersey 08330

1.8 Party. Each of Landlord and Tenant.

1.9 Permitted Uses. Provision of energy services pursuant to the Agreement and for no other purposes whatsoever.

1.10 Premises. The Land and Improvements.

1.11 Revel Entertainment. Revel Entertainment Group, LLC, the owner, developer and operator of the multi-use casino resort project under development on an approximately 20- acre site located across Oriental Avenue from the Land, and more particularly described in the Agreement.

1.12 Term. The period specified in Section 2.2.

ARTICLE 2

Premises and Term

2.1 Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, subject to, and with the benefit of, the terms, covenants, conditions and provisions of this Lease. The Premises do not include, and Landlord hereby retains, all mineral and water rights appurtenant to, or associated with, the Premises, as well as any and all excess air or development rights remaining and available after the construction of all of the Improvements.

2.2 Term. The term of this Lease shall be for a period commencing on the Effective Date and expiring contemporaneously with the expiration of the Agreement, as the same may be extended pursuant to the Agreement, unless sooner terminated as hereinafter provided.

2.3 Signage. Notwithstanding anything to the contrary contained herein, Tenant grants to Landlord exclusively, other than Tenant’s identifying signage, and Landlord reserves for itself, the right to install signage, directional and commercial, in any area other than the interior of Tenant’s building(s), but including the exterior facades of Tenant’s buildings; provided, however, that Landlord shall (i) be responsible for all costs of producing and installing such signage; (ii) Landlord shall provide Tenant reasonable notice of its intent to erect such signage; (iii) such signage shall not otherwise materially interfere with Tenant’s rights under this Lease; and (iv) such signage shall comply with all applicable Laws (including, without limitation, as to the size, design and/or position thereof). Landlord shall be liable for costs related to such signage, and shall be entitled to all revenue, if any, generated therefrom.

ARTICLE 3

Condition of Land

3.1 Landlord’s Representations and Warranties. Landlord represents and warrants to Tenant that, to the best of Landlord’s knowledge, as of the Effective Date, the Premises will be in compliance with all Laws affecting the Premises. The Premises will be delivered to Tenant clear of all buildings and obstructions, in compliance with the representations and warranties set forth in this Section 3.1 and in accordance with the provisions of Section 3.2 below on or before the Effective Date.

3.2 Condition of the Premises at Delivery of Possession. On or before the Effective Date, possession of the Premises shall be delivered to Tenant in its condition (including, without limitation, as to all surface and subsurface conditions) existing as of the date of this Lease.

3.3 No Other Representations, Warranties, or Obligations. Except as otherwise specifically set forth in Sections 3.1 and 3.2, or in any applicable provision of the Agreement, Tenant shall accept possession of the Premises in its “as is” condition existing as of the date of this Lease, subject to the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Premises, and such other matters which would be disclosed by an inspection of the Premises and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS BEEN AFFORDED SUCH OPPORTUNITY AS IT HAS REQUESTED TO MAKE SUCH INVESTIGATION AND INSPECTION OF THE PREMISES, AND HAS FOUND THE CONDITION THEREOF SATISFACTORY (INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CHARACTERISTICS AND EXISTING CONDITION OF THE PREMISES AND THE SURFACE AND SUBSURFACE SOIL AND WATER CONDITION THEREOF) AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT FOR THOSE SET FORTH SPECIFICALLY IN THIS LEASE AND/OR IN THE AGREEMENT, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE PREMISES OTHER THAN IN CONNECTION WITH LANDLORD’S OBLIGATIONS AND/OR REPRESENTATIONS AS ARE SET FORTH SPECIFICALLY IN THIS LEASE, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT.

ARTICLE 4

Annual Fixed Rent, Additional Rent and Other Costs

4.1 Annual Fixed Rent. Commencing from and after the Actual Commercial Operation Date, Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement, deduction or demand (except as may be specifically provided otherwise in this Lease, in the Agreement, or in any of the other documents executed and delivered pursuant to, or in conjunction with, the Agreement, including, without limitation, the Project Documents). Annual Fixed Rent shall be payable yearly in advance commencing on the Actual Commercial Operation Date and on each anniversary of the Actual Commercial Operation Date during the Term, at the Address for Payment of Rent set forth in Section 1.1, or at such other place as Landlord shall from time to time designate. Annual Fixed Rent for any partial month shall be prorated on a daily basis.

4.2 Additional Rent. In addition to Annual Fixed Rent, also commencing from and after the Actual Commercial Operations Date, Tenant shall pay or cause to be paid to the appropriate parties, on or before the last day upon which each of the same may be paid without penalty or interest, all Impositions (as hereinafter defined) and all amounts other than Annual Fixed Rent due and arising out of this Lease or with respect to the Premises (all such Impositions and other amounts, together with any other amounts payable to or on behalf of Landlord hereunder, are hereinafter collectively called “Additional Rent”).

(a) Impositions. Commencing from and after the Actual Commercial Operation Date, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay, or cause to be paid, such installments becoming due during the Term (from and after the Actual Commercial Operation Date), as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Any Imposition due or becoming due for a period including either the Actual Commercial Operation Date or the expiration date or termination date (as the case may be) of the Term (including, without limitation, any installment of an Imposition payable in installments, together with the accrued interest thereon, that shall be due for the period including either the Actual Commercial Operation Date or the expiration date or termination date, as the case may be) shall be prorated on a daily basis. Landlord, at its expense, shall, to the extent required or permitted by applicable Law, prepare and file, or cause to be prepared and filed, all tax returns, and pay all taxes due, in respect of Landlord’s net income, general excise and similar taxes; and Tenant, at its expense, shall, to the extent required or permitted by applicable Law, prepare and file, or cause to be prepared and filed, all other tax returns and reports in respect of any Impositions. Provided no Event of Default shall have occurred and be continuing, if any refund shall be due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required returns and reports.

In the event that any government agency shall classify any property covered by this Lease as personal property, Tenant shall, at its expense, prepare and file, or cause to be prepared and filed, all personal property tax returns in such jurisdictions where it may legally so file, and pay or cause to be paid all taxes due with respect thereto. Each Party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Lease, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall (irrespective of whether Landlord or Tenant shall file the relevant return) be paid by Tenant not later than the last date on which the same may be made without interest or penalty.

Landlord shall give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions.

The Premises shall be a separate tax lot from the Entertainment Complex. Tenant shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any Impositions that are to be paid, in whole or in part, directly or indirectly by Tenant, if, after Tenant’s written request to Landlord to seek a reduction of, or contest, the Impositions, Landlord shall fail or refuse either to do so within thirty (30) days after such request or thereafter to pursue the same timely and diligently. While Tenant is seeking a reduction of, or contesting, any Impositions, the failure on Tenant’s part to pay such Impositions or Tenant’s pro rata share thereof (as the case may be) shall not constitute a default hereunder as long as Tenant complies with the provisions of the applicable statutes governing tax appeals and thus obtains a deferral of Landlord’s obligation to pay the amount of Impositions so contested by Tenant. If such a deferral is not obtainable, Tenant shall have the right to pay under protest to the taxing authority the amount owed of the Impositions being contested. If applicable law requires that the proceeding or contest be brought by, or in the name of, Landlord or the then owner of the Premises, Landlord shall join therein or permit such proceeding or contest to be brought in Landlord’s name; provided that, Tenant shall reimburse Landlord for all of Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such contest or proceeding.

“Impositions” shall mean, collectively, all taxes (including, without limitation, all taxes imposed under the Laws of the State of New Jersey, as such Laws may be amended from time to time, and all ad valorem, or similar taxes as the same relate to or are imposed upon Landlord, or the Premises), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), property tax, and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character in respect of the Premises (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon the Premises or any part thereof or any rent therefrom or any estate, right, title or interest of Landlord therein, or in connection with the Premises or the leasing or use of the Premises or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay and the term “Impositions” shall not include (i) any tax based on net income imposed on Landlord, (ii) any transfer fee or other tax imposed with respect to the sale, exchange, transfer, mortgage, or other disposition by Landlord of the Premises or the proceeds thereof [(other than any New Jersey conveyance tax due with respect to this Lease)], and (iii) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by Law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to this Section 4.2. If the Premises are not assessed separately from other property, Landlord and Tenant shall determine and agree upon the amount of Impositions attributable to the Premises. If they are unable to agree thereupon, such dispute shall be resolved in accordance with the provisions of Article IX of the Agreement.

(b) Utilities. Tenant shall pay, or cause to be paid, directly to the proper parties, all charges for water, sewer, gas, oil, electricity, cable, telephone and other utilities or services used or consumed on the Premises, whether designated as a charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such charges to be paid as the same from time to time become due. Tenant shall instruct the suppliers of all such utilities to bill Tenant directly therefor. Tenant shall make its own arrangements for the installation or provision of all utilities, and shall pay all costs associated with the installation, repair and maintenance of the wires, pipes, conduits, meters and other equipment needed to deliver utilities to the Premises and to measure Tenant’s consumption of such utilities, and the costs of any necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance of such utility systems. Landlord agrees to cooperate with Tenant in any application for obtaining or continuing such services, to the extent reasonably necessary. Landlord is under no obligation to furnish or to pay for any utilities to the Premises, and shall not be liable for any interruption or failure in the supply of any such utilities. Except as provided in Section 3.1, Landlord makes no warranty or representation as to the availability of any utilities.

(c) Insurance Premiums. Tenant shall pay, or cause to be paid, all premiums for the insurance coverage required to be maintained pursuant to Section 5.1.6.

(d) Reimbursement for Additional Rent on Account of Impositions. If Tenant pays, or causes to be paid, any Impositions attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Lease, Tenant may, within a reasonable time after the end of the Term, provide notice to Landlord of its estimate of such amounts. Landlord shall reimburse Tenant, within thirty (30) Days after Tenant’s demand accompanied by a reasonably detailed invoice, for all payments of such Impositions that are attributable to any period after the Term. If Landlord shall have paid any Impositions with respect to any period during the Term but after the Actual Commercial Operations Date or if Landlord shall have paid any other expense relating to the Premises during the Term but after the Actual Commercial Operations Date (including, without limitation, utilities or insurance), Tenant shall reimburse Landlord therefor, within thirty (30) Days after Landlord’s demand accompanied by a reasonably detailed invoice, as Additional Rent.

4.3 Late Payment of Rent, Etc. If any Annual Fixed Rent shall not be paid on or before the date the same is due, Tenant shall pay to Landlord, a late charge (to the extent permitted by Law) computed at the Contract Interest Rate on the amount of such payment, from the due date to the date of payment thereof. Absent specific provisions to the contrary, all Additional Rent shall be due and payable together with the Annual Fixed Rent commencing on the Actual Commercial Operation Date as specified in Section 4.1.

In the event of any failure by Tenant to pay any Additional Rent when due, Tenant shall promptly pay and discharge, as Additional Rent, every fine, penalty, interest and cost which is added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Rent as in the case of non-payment of the Annual Fixed Rent.

4.4 Net Lease. The Rent shall be absolutely net to Landlord so that this Lease shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject only to any other provisions of this Lease which expressly provide otherwise.

4.5 No Termination. Notwithstanding anything to the contrary provided in this Lease, in the Agreement, or in any of the other documents executed and delivered pursuant to, or in conjunction with, the Agreement (including, without limitation, the Project Documents), this Lease shall not terminate, nor shall it be subject to termination by either party hereto (notwithstanding the existence of one or more Events of Default or any other occurrence that would otherwise give rise to a right of termination either pursuant to this Lease or otherwise at law or in equity), unless and until the Agreement shall also terminate or be terminated in accordance with the provisions of the Agreement and the Seller’s Lenders Consent. If the Agreement shall so terminate or be terminated, then this Lease shall be deemed to be terminated effective as of the date of termination of the Agreement or, if later, as of the end of the period after termination of the Agreement during which Tenant shall have the right or obligation to continue to supply Energy Services to the Entertainment Complex pursuant to Section 22.02(c) of the Agreement or otherwise.

ARTICLE 5

Covenants and Obligations

5.1 Affirmative Covenants.

5.1.1 Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

5.1.2 Use. Tenant shall, during the Term, use the Premises only for the Permitted Uses and, from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. Landlord shall, at Tenant’s reasonable expense, cooperate with, and assist, Tenant in all reasonable respects in connection with procuring and maintaining such licenses and permits (including, without limitation, promptly signing and returning all applications and/or other documents that shall be necessary or desirable in connection therewith); provided that such cooperation and assistance will not affect any of Landlord’s rights, interests, or obligations under any of the Project Documents.

5.1.3 Construction of Improvements. Tenant shall construct and install on the Premises, as well as improve the Premises with, the Seller’s System as and when required in accordance with the provisions of the Agreement, including, without limitation, the construction and installation of, as well as the improvement of the Premises with, those Improvements intended to house Seller’s System. The construction, installation and improvement work to be performed by Tenant pursuant to this Section 5.1.3 is hereinafter sometimes called “Tenant’s Improvement Work”.

5.1.4 Repair and Maintenance. During the Term, Tenant shall maintain the Land and all Improvements, including without limitation, parking areas, the sidewalks adjoining the Premises and any loading areas, in good and clean working order, appearance and condition, reasonable use and wear thereof, excepted. Tenant shall make such adjustments to its maintenance of the Premises as Landlord reasonably requests so that the appearance of the Land and the exterior of Improvements is consistent, in Landlord’s reasonable opinion, with the appearance of the adjacent areas of the Entertainment Complex. Landlord shall landscape the Premises in a manner compatible with adjoining areas of the Entertainment Complex.

Tenant shall keep any garbage, trash, rubbish or other refuse in sealed vermin-proof containers until removed, and shall dispose of Tenant’s refuse in properly sealed bags placed in dumpsters provided and emptied by Tenant’s trash removal contractor at Tenant’s expense. All containers of refuse shall be maintained in the Premises in a sightly fashion.

5.1.5 Compliance with Law. Tenant shall, during the Term, make all repairs, alterations, additions, improvements or replacements to the Land and Improvements required by any Laws; and shall use and operate the Premises in strict compliance with all Laws. Tenant may, at its expense (and, if necessary, in the name of Landlord), contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any mandate of the nature described above, and Landlord, at Tenant’s sole cost and expense, shall cooperate with Tenant in such proceedings. Notwithstanding anything to the contrary provided in this Section 5.1.5 or elsewhere in this Lease, Tenant shall not be obligated to comply with any such mandate during the pendency of such contest, provided that such non-compliance shall neither place Landlord, or any agent, servant, or employee thereof, in imminent jeopardy of prosecution for a crime nor place the Premises or any part thereof in imminent jeopardy of being condemned or vacated.

5.1.6 Insurance. Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the insurance required under the Agreement. All of such liability insurance shall list Landlord, any Fee Mortgagee (as such term is hereinafter defined) and any First Leasehold Mortgagee (as such term is hereinafter defined), as an additional insured. All of such property insurance shall name Tenant or the First Leasehold Mortgagee as insureds, with proceeds payable as their respective interests shall appear.

5.1.7 Tenant’s Indemnification. Tenant shall indemnify and hold harmless Landlord and its directors, officers, employees, partners, members, managers, agents, consultants, contractors, representatives, licensees, insureds, successors, assigns and shareholders (“Landlord’s Indemnitees”) for any and all actions, claims, or liabilities for bodily injuries, retention of liens, regulatory actions, enforcement actions, nuisance claims and third-party property damage resulting from, or in any way connected with, the performance of or failure to perform of Tenant’s material obligations pursuant to this Lease, including, without limitation, any reasonable costs, expenses and attorneys’ fees that may be incurred by Landlord or Landlord’s Indemnitees incident to any such liability; provided, however, that Tenant shall not be required to indemnify and hold Landlord or Landlord’s Indemnitees harmless from any claims, demands, losses, damages, expenses and other liabilities due to the fault or negligence of Landlord or Landlord’s Indemnitees. If Landlord or any of Landlord’s Indemnitees intends to seek indemnification under this Section from Tenant with respect to any action or claim, Landlord or such Landlord’s Indemnitee(s) shall give Tenant written notice of such claim within ninety (90) Days of the commencement of, or actual knowledge by Landlord or such Landlord’s Indemnitee(s) of, such claim or action, and Tenant shall have no liability under this Section for any claim or action for which such notice is not provided, unless failure to give notice does not substantially prejudice Tenant. Landlord or such Landlord’s Indemnitee(s) shall have the right, at its sole cost and expense, to participate in any such claim or action. Landlord or such Landlord’s Indemnitee(s) shall not compromise or settle any such claim or action without the prior written consent of Tenant.

Tenant shall use reasonable efforts to prevent any liens from being filed against the Premises, or the Entertainment Complex as a result of work performed by, at the request or on behalf of Tenant. Tenant shall indemnify and save harmless Landlord against all loss, liability, costs, attorney’s fees, damages or interest charges as a result of any mechanic’s lien or any other lien caused to be filed against the Premises, the Entertainment Complex or Tenant’s leasehold estate in the Premises as a result of acts or omissions of Tenant or its agents, contractors and employees, and Tenant shall, within thirty (30) Days of the filing of any such lien and written notice given to Tenant, remove, pay or cancel said lien or secure the payment of any such lien or liens by bond or other security reasonably acceptable to Landlord.

5.1.8 Landlord’s Right to Enter. Tenant shall permit Landlord and its agents and invitees to enter into and examine the Land and the Improvements, and to show the same to prospective lenders, partners and purchasers and others having a bona fide interest in the Premises, in all circumstances after giving twenty-four (24) hours’ advance notice to Tenant (except that, in an emergency, Landlord shall give Tenant such advance notice as is reasonable under the circumstances), during reasonable business hours and in a manner so as not to unreasonably interfere with the operation of Tenant’s business. Landlord shall not have the right to enter the Premises in order to show the same to prospective lessees until the last year of the Term. Tenant shall have the right to accompany, or to have its agents or employees accompany, Landlord and/or its agents and invitees at all times when they are in the Premises.

5.1.9 Property at Tenant’s Risk. Tenant shall, during the Term keep, at the sole risk and hazard of Tenant, all real and personal property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant, which may be on the Land, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, or from any other cause, Tenant shall hold harmless and indemnify Landlord from and against any and all injury, loss, damage or liability to Tenant or to any other person or entity arising out of said loss or damage.

5.1.10 Legal Costs. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any reasonable legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party.

5.1.11 Intentionally Omitted.

5.1.12 Environmental Documentation and Due Diligence. Landlord has provided to Tenant any environmental reports, and other environmental documentation concerning the Premises in Landlord’s possession prior to the date of this Lease.

5.1.13 Yield Up. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in good repair and condition with proper fill of any previously excavated areas. Tenant shall further have the right, in Tenant’s sole discretion, to remove such of its trade fixtures, machinery, equipment and other personal property (herein sometimes collectively called “Tenant’s Property”) which neither constitute part of nor are necessary for the operation of Seller’s System, at any time prior to the expiration or sooner termination of the Term. Any of Tenant’s Property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine. Tenant shall pay the cost of repairing any damage to the Premises which occurs during removal of Tenant’s Property from the Premises. Tenant shall notify Landlord in writing not later than one (1) year prior to expiration of the Term, specifying those items of Tenant’s Property that Tenant intends to remove from the Premises.

Tenant shall also, at its sole cost and expense, (i) provide Landlord with an Environmental Report dated within thirty (30) Days of the termination of the Term (the “Termination Date”) certifying that, subject to customary limitations and standards, the Premises do not contain any Hazardous Materials (as hereinafter defined), that were released, spilled or discharged thereon by Tenant and (ii) provide notice to governmental authorities and/or the Landlord that any licenses or permits granted with respect to the Premises should be transferred, as directed by Landlord, to Landlord or another party, and Tenant shall cooperate with Landlord, at Landlord’s reasonable expense, to transfer such permits and licenses. An “Environmental Report” shall be a report of an industrial hygienist, or other qualified professional, reasonably satisfactory to Landlord for which all testing shall have been performed no later than thirty (30) Days prior to the date of such report and which shall be the standard of diligence at the time for surrender of similar space used for similar purposes, together with any additional investigation and report which would customarily follow any discovery contained in such initial report.

Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises as above provided, which indemnity, however, shall be subject to the provisions of Article XXIII of the Agreement.

5.1.14 Estoppel Certificate.

5.1.14.1 Tenant shall, within ten (10) Days’ after written request by Landlord at any time during the Term, execute, acknowledge and deliver to Landlord a statement in form reasonably satisfactory to Landlord in writing certifying that this Lease is unmodified and in full force and effect and that, to Tenant’s knowledge without independent investigation, Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease, (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims of which Tenant has knowledge, setting them forth in reasonable detail), the dates to which Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this Section 5.1.14.1 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgagee.

5.1.14.2 Landlord shall, within ten (10) Days’ after written request by Tenant at any time during the Term, execute, acknowledge and deliver to Tenant a statement in form reasonably satisfactory to Tenant in writing certifying that this Lease is unmodified and in full force and effect and that, to Landlord’s knowledge without independent investigation, Landlord has no defenses, offsets or counterclaims against its obligations to perform its covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims of which Landlord has knowledge, setting them forth in reasonable detail), the dates to which Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this Section 5.1.14.2 may be relied upon by any prospective assignee of this Lease, or subtenant or mortgagee of the Premises, or any prospective assignee of such subtenant or mortgagee.

5.2 Negative Covenants. Tenant shall not do the following.

5.2.1 Assignment and Subletting.

5.2.1.1 Subject to, and except as specifically set forth in, Articles XVIII and XXIX of the Agreement, Tenant shall not directly or indirectly sublet, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, subdivided, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of Law, or permit the use or occupancy of all or any part of the Premises by anyone other than Tenant, without Landlord’s written consent. Unless Tenant’s stock shall be traded on a domestic national securities exchange, any transfer of the stock or partnership or beneficial interests or other evidences of ownership of Tenant or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other entity shall be deemed to be an assignment of this Lease, but shall also be subject to the provisions of Articles XVIII and XXIX of the Agreement.

5.2.1.2 If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 5.2.1.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease. If this Lease is assigned or if the Premises or any part thereof are sublet, or if Tenant, as debtor or debtor in possession, or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, 11 U.S.C. 101 et. seq., as amended from time to time, shall assign this Lease or sublet the Premises or any part thereof, Tenant shall pay to Landlord, as Additional Rent herein reserved, all of the payments or other economic consideration, whether denominated as rent or otherwise, payable to Tenant under the sublease or assignment which is in excess of the aggregate of the Fixed Annual Rent and Additional Rent (including, without limitation, all Impositions, utility charges, insurance premiums and other amounts) payable by Tenant (regardless of whether to Landlord or to others) under this Lease (or, if only a portion of the Premises is sublet, the excess payments or other economic consideration allocable on a square foot basis to the space sublet).

5.2.1.3 Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Section 4.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Premises, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall:

(a) be liable for any act or omission of Tenant under such sublease;

(b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant;

(c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent;

(d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof;

(e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord;

(f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee;

(g) be responsible for any monies owing by Tenant to the credit of subtenant; or

(h) be required to remove any person occupying the Premises or any part thereof;

and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in Section 5.2.1.1.

5.2.1.4 Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises:

(a) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto; or

(b) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property,

and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

5.2.1.5 No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment (which approval shall not be unreasonably withheld, delayed, or conditioned). The joint and several liability of Tenant named herein and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any:

(a) agreement which modifies any of the rights or obligations of the parties under this Lease;

(b) stipulation which extends the time within which an obligation under this Lease is to be performed;

(c) waiver of the performance of an obligation required under this Lease; or

(d) failure to enforce any of the obligations set forth in this Lease.

No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 5.2.1 shall be voidable at Landlord’s option.

5.2.1.6 For all purposes of this Lease, the following terms shall have the meanings set forth below:

(a) “Leasehold Mortgage” shall mean a mortgage made by Tenant, constituting a lien on the leasehold interest of Tenant hereunder and on the fee title to the Improvements erected by Tenant on the Land (subject, however, in all cases, to Landlord’s reversionary interest therein and Landlord’s rights under this Lease), and not encumbering any other interests or premises.

(b) “Leasehold Mortgagee” shall mean the then holder of a Leasehold Mortgage.

(c) “First Leasehold Mortgage” shall mean either (x) at such times as only one Leasehold Mortgage exists, such Leasehold Mortgage, and (y) at such times as more than one Leasehold Mortgage exists, the single Leasehold Mortgage that is most senior in lien (as evidenced from time to time by any title report obtained by Landlord from a reputable title company reasonably selected by Landlord).

(d) “First Leasehold Mortgagee” means the holder of record (as evidenced from time to time by any title report obtained by Landlord from a reputable title company reasonably selected by Landlord) at the time in question of the First Leasehold Mortgage.

5.2.1.7 Subject to the Agreement, Tenant shall have the right, without Landlord’s prior consent, to mortgage its interest in this Lease under one or more Leasehold Mortgage(s) at any given time, and to assign this Lease as collateral security for such Leasehold Mortgage(s). No Leasehold Mortgage shall extend to or affect the Land or the reversionary interest and estate of Landlord in and to the Premises or any part thereof. The granting of a Leasehold Mortgage does not render, and shall not be construed to render, a Leasehold Mortgagee an assignee for purposes of this Lease. No Leasehold Mortgage shall be valid or of any force or effect (and no mortgage shall constitute a Leasehold Mortgage) unless and until the Leasehold Mortgagee shall have sent to Landlord a true and correct photostatic copy of the recorded original of the Leasehold Mortgage and each loan document referenced in the Leasehold Mortgage, together with written notice specifying the name and post office address of the Leasehold Mortgagee. Each Leasehold Mortgage shall contain the following provisions:

(a) This mortgage is executed upon the condition that no purchaser at any foreclosure sale shall acquire any right, title or interest in or to the Lease hereby mortgaged, unless the said purchaser, or the person, firm or corporation to whom or to which such purchaser’s right has been assigned, shall, in the instrument transferring to such purchaser or to such assignee Tenant’s interest under the said Lease, assume and agree to perform all of the terms, covenants and conditions of said Lease to be observed or performed on the part of Tenant, and moreover, that no further or additional mortgage or assignment of said Lease shall be made, except subject to the provisions contained in Section 5.2.1 of said Lease, and that a duplicate original of said assumption agreement, in form reasonably satisfactory to Landlord’s counsel and duly executed and acknowledged by such purchaser or such assignee, is delivered to Landlord promptly after the consummation of such sale, or, in any event, prior to taking physical possession of the Premises.

(b) Notwithstanding anything to the contrary contained in this Lease, the Leasehold Mortgagee waives all right and option to retain and apply the proceeds of any insurance or the proceeds of any condemnation award toward payment of the sum secured by the Leasehold Mortgage to the extent such proceeds are required to be used for the repair or restoration of the Premises in accordance with the provisions of the Lease hereby mortgaged.

(c) This mortgage is executed upon the condition that no purchaser at any foreclosure sale shall acquire any right, title or interest in or to the Lease hereby mortgaged, unless the said purchaser, or the person, firm or corporation to whom to which such purchaser’s right has been assigned, (i) has agreed to assume the rights and obligations of Tenant under the Agreement (in accordance with and as provided in the Seller’s Lenders Consent) and (ii) has demonstrated operational experience and capability, or engages an operation and maintenance contractor with demonstrated operational experience and capability, sufficient to perform the obligations of Tenant under the Agreement (any such purchaser, or the person, firm or corporation to whom to which such purchaser’s right has been assigned, satisfying the requirements of clauses (i) and (ii), a “Substitute Owner”).

The inclusion of the foregoing provisions in a Leasehold Mortgage shall not negate or vitiate any of the provisions of Sections 5.2.1.8, 5.2.1.9, 5.2.1.10, or 5.2.1.11 below.

5.2.1.8 For so long as any Leasehold Mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder thereof to Landlord, the following provisions shall apply:

(a) There shall be no cancellation, surrender or modification of this Lease without the prior consent in writing of the First Leasehold Mortgagee (but nothing herein shall prevent Landlord from terminating this Lease upon an Event of Default as provided herein or pursuant to Section 6.3 or 7.3).

(b) Landlord shall, upon giving Tenant any notice of default (which notice shall specify the nature of the default), give a copy of such notice to the First Leasehold Mortgagee. The First Leasehold Mortgagee shall thereupon have the same period as provided to Tenant, after the giving of such notice of default, to remedy or cause to be remedied the defaults complained of, and Landlord shall accept such performance by the First Leasehold Mortgagee as if the same had been done by Tenant.

5.2.1.9 Notwithstanding anything to the contrary herein contained, if any Event of Default shall occur that, pursuant to any provision of this Lease, shall entitle Landlord to terminate this Lease, then, and in such event, the First Leasehold Mortgagee shall have the right to notify Landlord, within thirty (30) Days after the date upon which Landlord shall give a notice of default to the First Leasehold Mortgagee pursuant to Section 5.2.1.8(b) above, that the First Leasehold Mortgagee exercises its right hereunder to nullify such notice of default (such notification from the First Leasehold Mortgagee being herein referred to as a “Nullification Notice”). If the First Leasehold Mortgagee shall give a Nullification Notice to Landlord within the time hereinbefore set forth, Landlord shall not be entitled to terminate this Lease, or to take any remedial action under this Lease that results in the termination of this Lease, in either case by reason of the Event of Default specified in the Nullification Notice, and any notice of termination theretofore given shall be void and of no effect. Within thirty (30) Days after the First Leasehold Mortgagee shall give the Nullification Notice to Landlord, the First Leasehold Mortgagee shall take all of the applicable actions hereinafter set forth (collectively, the “Cure Actions”):

(a) The First Leasehold Mortgagee shall cure any monetary defaults then existing hereunder (including, without limitation, any interest, penalties and late charges that have accrued thereon).

(b) In the case of non-monetary defaults existing hereunder that are reasonably susceptible of being cured by the First Leasehold Mortgagee without any need for the First Leasehold Mortgagee to first obtain possession of the Premises, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) commence to cure all such non-monetary defaults and diligently prosecute same to completion.

(c) In the case of non-monetary defaults existing hereunder that are reasonably susceptible of being cured by the First Leasehold Mortgagee only after the First Leasehold Mortgagee obtains possession of the Premises, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) institute, and thereafter diligently prosecute, foreclosure and/or other proceedings under its Leasehold Mortgage in order to obtain possession of the Premises as soon as feasible. Upon obtaining such possession, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) commence to cure all such non-monetary defaults and diligently prosecute same to completion.

(d) In the case of non-monetary defaults existing hereunder that are not reasonably susceptible of being cured by the First Leasehold Mortgagee, the First Leasehold Mortgagee shall promptly (but in all events within thirty (30) Days) institute, and thereafter diligently prosecute, foreclosure and/or other proceedings under its Leasehold Mortgage in order to obtain possession of the Premises as soon as feasible. Provided that the first Leasehold Mortgagee so institutes and prosecutes such proceedings, neither the existence nor continuance of the defaults described in this Section 5.2.1.9(d) shall constitute the basis for a claim by Landlord that the First Leasehold Mortgagee has failed to perform the Cure Actions.

(e) The First Leasehold Mortgagee shall use reasonable efforts to prevent the occurrence of any future Event of Default.

Notwithstanding the foregoing, if Landlord shall have the right to terminate the Agreement in accordance with the Agreement and the Seller’s Lenders Consent, and shall in fact so terminate the Agreement, then Landlord shall also be deemed to have terminated this Lease in accordance with the provisions of Section 4.5 above.

5.2.1.10 The giving of a notice of default or termination by Landlord pursuant to the provisions of Section 5.2.1.8 above shall not impair Landlord’s obligation to give, nor impair Tenant’s and the First Leasehold Mortgagee’s right to receive, such notices for other defaults that may arise hereunder and the giving of such notices shall be subject to the provisions of this Article.

5.2.1.11 In the event of a termination or a rejection of this Lease as a result of Tenant becoming Bankrupt, Landlord shall (whether or not a Nullification Notice may have been given) enter into a new lease of the Premises with the First Leasehold Mortgagee or its designee for a term equal to what would have been the remainder of the term of this Lease if this Lease had not been terminated, which new lease shall be effective as of the date of such termination and shall be at the same rental and upon the same terms, provisions, covenants and agreements as are herein contained, provided that:

(a) the First Leasehold Mortgagee gives a written request for such new lease to Landlord within thirty (30) Days after the First Leasehold Mortgagee receives notice from Landlord that this Lease has been terminated;

(b) the First Leasehold Mortgagee or its designee executes and delivers such new lease within ten (10) Days after the execution and delivery of the new lease by Landlord to the First Leasehold Mortgagee;

(c) the Agreement remains in full force and effect or, if the Agreement has been terminated or rejected as a result of Tenant becoming Bankrupt, the First Leasehold Mortgagee or its designee has prior to or contemporaneously with the execution and delivery of the new lease, executed and delivered to Landlord a New Agreement pursuant to Section 29.02(e) of the Agreement;

(d) the First Leasehold Mortgagee pays to Landlord, at the time of the execution and delivery of the new lease, any and all sums that would at the time of the execution and delivery thereof be due pursuant to this Lease but for such termination (including, without limitation, any interest, penalties and late charges that have accrued thereon), together with any reasonable out of pocket costs and expenses, including reasonable attorneys’ fees, that Landlord shall have incurred by reason of such termination, less the amount of any rent under any subleases actually received and collected by Landlord;

(e) the First Leasehold Mortgagee cures, within thirty (30) Days after the execution and delivery of the new lease, all non-monetary defaults of which it has notice remaining uncured under this Lease as of the date of the execution and delivery of the new lease and that are reasonably susceptible of cure by the First Leasehold Mortgagee (with respect to any such default that is susceptible of cure, but requires work to be performed, acts to be done, or conditions to be removed that cannot by their nature reasonably be performed, done, or removed, as the case may be, within such thirty (30) Day period, no default shall be deemed to exist for so long as the First Leasehold Mortgagee shall have commenced curing the same within such thirty (30) Day period and shall diligently prosecute the same to completion); and

(f) the First Leasehold Mortgagee or its applicable designee qualifies as a Substitute Owner in accordance with Section 5.2.1.7(c).

Landlord shall not warrant possession of, or title to, the Premises to the tenant under the new lease, but such tenant shall have the same right, title and interest in and to the Premises that Tenant had therein and thereto prior to the termination of this Lease, subject, however, to all Leasehold Mortgages and the rights of the holders thereunder. Such New Lease shall be subject only to the those conditions of title to which this Lease is subject as of the Effective Date, and to any liens, encumbrances, or other matters that were caused or created by Tenant, that are required by law, or that Tenant was obligated to discharge under the terms of this Lease. Such new lease shall also be made expressly subject to the rights, if any, of Tenant under the terminated lease (provided, however, the foregoing shall not constitute an acknowledgment or implication of the existence of any such rights). This Section 5.2.1.11 shall also apply in the event of a termination of this Lease by reason of the occurrence of an Event of Default other than as a result of Tenant becoming Bankrupt, but only if the First Leasehold Mortgagee or its affiliate or designee shall have the right to obtain a new or replacement Agreement pursuant to the provisions of the Agreement, the Seller’s Lenders Consent or any other document executed and delivered pursuant to, or in conjunction with, the Agreement (including, without limitation, any of the Project Documents), and shall effectively exercise such right and obtain a new or replacement Agreement pursuant thereto.

5.2.1.12 Landlord shall, upon Tenant’s request, execute, acknowledge and deliver to Tenant and/or the First Leasehold Mortgagee an agreement prepared at the out of pocket cost and expense of Tenant and in form reasonably satisfactory to the First Leasehold Mortgagee and Landlord, confirming all or any of the provisions of this Section 5.2.1.

5.2.1.13 For so long as any Leasehold Mortgage exists, the fee title to the Premises and the leasehold estate created hereunder shall not merge, but shall always be kept separate and distinct, notwithstanding the union of said estates either in Landlord, Tenant, any Leasehold Mortgage or its nominee, or other person, provided, however, that the foregoing shall not negate or vitiate any of Landlord’s rights or remedies under or with respect to this Lease, including, without limitation, Landlord’s right to terminate this Lease.

5.2.2 Nuisance, etc. Tenant shall not injure, deface or otherwise harm the Premises; nor permit on the Premises any inflammable fluids or chemicals except for reasonable quantities of such substances customarily used in connection with the Permitted Uses which Tenant shall use in compliance with all other provisions of this Lease and with the manufacturer’s instructions and recommendations for their safe use, storage and disposal, and all procedures for their use which are consistent with best industry practices); nor make any use of the Premises which causes any fire, explosive or damaging or dangerous hazard; nor permit the emission of any toxic, caustic or corrosive material in violation of any applicable Environmental Law; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any Laws.

5.2.3 Installations, Alterations or Additions. Except in accordance with the Agreement or with Landlord’s prior written consent, from and after the completion of the Seller’s System, Tenant shall not change, alter, renovate, improve, repair, maintain, or restore Seller’s System (including, without limitation, any Improvement that shall house any of the same or otherwise constitute part of the Premises) in any manner or respect that shall have a material adverse effect on the ability of Tenant to perform its obligations under the Agreement. Additionally, Tenant shall not make any material change in or to the design of the façade of any Improvement that houses the Seller’s System without the prior written approval of Landlord (which approval shall not be unreasonably withheld, delayed, or conditioned). Further, no construction, alteration, or improvement shall be made in or to the Premises that would tie in or connect any Improvements with any other improvements on property adjacent to the Premises (including, without limitation, tie-ins of buildings or other structures or utilities), excluding, however (a) any tie in or connection with ACE, as contemplated in the Agreement; (b) any tie in or connection of the Improvements with any other improvements (wherever located) in connection with Tenant’s use of the Seller’s System to provide services to Additional Customers in compliance with the requirements of the Agreement; and/or (c) any tie in or connection of the Improvements with any improvements constructed or erected on that certain parcel, located contiguous to the Premises, owned by Whitcome Development, LLC and leased thereby to Tenant. Except as otherwise set forth above, Tenant shall have the right to alter, renovate, construct, improve, repair, maintain and/or restore Seller’s System, as well as all Improvements housing the same or otherwise constituting part of the Premises, from time to time, as Tenant shall determine in Tenant’s sole discretion. The provisions of this Section 5.2.3, as well as any other provisions of this Lease that shall be applicable thereto, shall be subject in all respects to the provisions of Section 7.09 of the Agreement, as well as to any other provisions of the Agreement that shall be applicable thereto, with regard to the exercise and implementation by Tenant of the Cogeneration Option pursuant to the Agreement.

5.2.4 Abandonment. Tenant shall not abandon or vacate the Premises during the Term.

5.2.5 Environmental Matters. Landlord shall be responsible for compliance with all Environmental Laws with respect to any Hazardous Materials present in, on or under the Premises prior to the Effective Date. Tenant shall be responsible for compliance with all Environmental Laws with respect to any Hazardous Materials present, in, on or under the Premises on or after the Effective Date, except for those Hazardous Materials present, in, on, or under the Premises prior to the Effective Date. Tenant shall not introduce on or transfer to the

Premises any Hazardous Materials, except as necessary to, and consistent with, the Permitted Use; nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises; and Tenant shall not commit or suffer to be committed in or on the Premises any act which would require any reporting or filing of any notice with any governmental agency pursuant to any Laws applicable to the Premises or to Hazardous Materials. Tenant may use reasonable quantities of Hazardous Materials customarily used in connection with the Permitted Uses provided Tenant shall comply with all applicable Environmental Laws and the manufacturer’s instructions and recommendations for their use, storage and disposal, and all procedures for their use which are consistent with best industry practices.

If Tenant for any reason shall release, spill, or dispose of any Hazardous Materials at the Premises, it shall forthwith remove the same, at its sole cost and expense, as required by all applicable Environmental Laws. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials, and shall forthwith repair and restore any portion of the Premises which it shall disturb in so removing any such Hazardous Materials.

Tenant shall promptly deliver to Landlord any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any Hazardous Materials affecting the Premises. In addition, Tenant shall, within ten (10) Days of receipt, accurately complete any questionnaires from Landlord or other informational requests relating to Tenant’s use of the Premises and, in particular, to Tenant’s use, generation, storage and/or disposal of Hazardous Materials at, to, or from the Premises

ARTICLE 6

Casualty

6.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to any Improvements, or any portion thereof, and insured under any policy of insurance required by Section 5.1.6 shall be paid directly to Tenant or, if required under the provisions of the First Leasehold Mortgage, to the First Leasehold Mortgagee or a depository designated in accordance with the provisions of the First Leasehold Mortgage, and used to restore such Improvements to their condition prior to such loss or damage. All loss adjustments with respect to any loss in the amount of One Million ($1,000,000) Dollars or more shall require the prior written consent of Landlord (which consent shall not be unreasonably withheld, delayed or conditioned) and, if required by the First Leasehold Mortgage, the First Leasehold Mortgagee. If Tenant is required to reconstruct or repair any Improvements as provided herein, such proceeds shall be held in trust by Tenant, the First Leasehold Mortgagee, or such depository (as the case may be) and paid out thereby from time to time for the costs of reconstruction or repair of such Improvements necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 6.2. Any excess proceeds of insurance remaining after the completion of the restoration shall be paid to, or if applicable retained by, Tenant or the First Leasehold Mortgagee (as permitted or required, as the case may be, by the First Leasehold Mortgage), free of any trust.

6.2 Damage or Destruction. Subject to the provisions of Section 6.3 below, if, during the Term, any Improvements shall be totally or partially destroyed, and the Agreement shall not be terminated as a consequence thereof, Tenant shall promptly restore such Improvements as hereinafter provided and comply with the terms of the Agreement. Tenant shall commence (or cause to be commenced) promptly, and continue diligently to perform (or cause to be performed), the repair and restoration of such Improvements (hereinafter called the “Work”), so as to restore (or cause to be restored) such Improvements to substantially their prior condition (to the extent permitted by Laws) and so that such Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction.

6.3 Damage Near End of Term. Notwithstanding any provisions of Section 6.1 or 6.2 to the contrary, if damage to, or destruction of, any Improvements occurs during the last twelve (12) months of the Term, and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is six (6) months prior to the end of the Term, then, subject to the provisions of Section 4.5 above, Tenant may, by the giving of notice thereof to Landlord, terminate this Lease as of the date of such damage or destruction, whereupon Landlord shall be entitled to retain the insurance proceeds payable on account of such damage and Tenant shall have no obligation to perform the Work pursuant to Section 6.2.

6.4 Tenant’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s personal property shall be paid to Tenant or, if required under the provisions of the First Leasehold Mortgage, to the First Leasehold Mortgagee or a depository designated in accordance with the provisions of the First Leasehold Mortgage.

ARTICLE 7

Condemnation

7.1 Condemnation Defined. A “Condemnation” shall be any event pursuant to which title to, convenient access to, or use of the Premises or any part thereof shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any governmental authority or shall be conveyed, under threat of any like proceeding, by agreement of Landlord.

7.2 Total Condemnation. If either (i) the whole of the Premises shall be subject to Condemnation or (ii) a Condemnation of less than the whole of the Premises renders the balance of the Premises unsuitable for the Permitted Uses, this Lease shall terminate and Tenant and Landlord shall seek the Award for their interests as provided in Section 7.6.

7.3 Partial Condemnation. In the event of a Condemnation of less than the whole of the Premises such that the Premises is still suitable for the Permitted Uses, Tenant shall, to the extent of the Award and any additional amounts disbursed by Landlord as hereinafter provided, commence (or cause to be commenced) promptly and continue diligently to restore (or cause to be restored) the portion of the Improvements not affected by the Condemnation so that the remaining Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as such

Improvements existing immediately prior to such Condemnation, to the extent permitted by applicable Laws, subject to the remaining provisions of this Section 7.3. If the cost of the repair or restoration of the Improvements exceeds the amount of the Award, Tenant shall give Landlord notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by notice to Tenant given within sixty (60) Days after Tenant’s notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency. In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, then, subject to the provisions of Section 4.5 above, either Landlord or Tenant may terminate this Lease and the entire Award shall be allocated as set forth in Section 7.6.

Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with any deficiency Landlord has agreed to disburse, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (i) the absence of any Event of Default, (ii) Landlord’s approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) general contractors’ estimates and architect’s certificates of full or partial completion reasonably acceptable to Landlord, (iv) lien waivers of general contractors, if available, (v) evidence of approval by all Governmental Authorities whose approval is required, (vi) if Tenant has elected to advance deficiency funds pursuant to the preceding paragraph, Tenant depositing the amount thereof with Landlord, (vii) such other certificates as Landlord may, from time to time, reasonably require and (viii) collection of the Award by Landlord. In the event that any First Leasehold Mortgage shall require that such Award or portion thereof (as the case may be) be held by the First Leasehold Mortgagee or a depository designated in accordance with the provisions of the First Leasehold Mortgage, Landlord shall cooperate with Tenant in effecting the parties’ compliance with the requirements of the First Leasehold Mortgage, and shall pay over to the First Leasehold Mortgagee or such depository the portion of the Award necessary for such restoration for their disposition thereof in accordance with the provisions of the First Leasehold Mortgage.

7.4 Abatement of Rent. Except as provided in Sections 7.2 and 7.3, this Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Annual Fixed Rent and Additional Rent and to pay all other charges as and when required under this Lease shall remain unabated during the Term notwithstanding any Condemnation. The provisions of this Article 7 shall be considered an express agreement governing any Condemnation and, to the maximum extent permitted by Law, no Laws in effect during the Term which provide for such a contingency shall have any application in such case.

7.5 Temporary Condemnation. In the event of any temporary Condemnation of any portion of the Premises or Tenant’s interest therein, this Lease shall continue in full force and effect and Tenant shall continue to pay (or cause to be paid), in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe (or cause to be performed and observed) all of the other terms and conditions of this Lease on the part of the Tenant to be performed and observed. Provided no Event of Default has occurred and is continuing, the entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Premises to the condition that existed immediately prior to such Condemnation, to the extent permitted by applicable Law, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration.

7.6 Allocation of Award. Except as provided in Section 7.3, Section 7.5 and the second sentence of this Section 7.6, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant’s leasehold interest in the Premises and Tenant’s relocation expenses shall be the sole property of and payable to Tenant or, if required pursuant to the First Leasehold Mortgage, to the First Leasehold Mortgagee. In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense. “Award” shall mean all monetary consideration or compensation paid or payable by, or on behalf of, any Governmental Authority or other Person having the right or authority to take or Condemn property, or rights therein, for a public purpose by virtue of the power of eminent domain, regardless of whether in connection with a Condemnation or a deed granted in lieu of Condemnation, and shall include, without limitation, all such consideration or compensation that shall be measured either by the value of the property or rights so taken or Condemned or by the damage caused to the portion of the Property not so taken or Condemned, and/or the damages otherwise sustained by the owner or tenant thereof, as a consequence of such taking or Condemnation.

7.7 Annual Fixed Rent Increase. There will be no Annual Fixed Rent increase.

ARTICLE 8

Defaults and Remedies

8.1 Defaults.

8.1.1 Conditional Limitation. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) should Tenant fail to make any payment of Annual Fixed Rent or Additional Rent or any other sum payable hereunder when due which failure shall continue for five (5) Business Days after written notice from Landlord to Tenant; or

(b) should Tenant fail to maintain the insurance coverages required under Section 5.1.6; or

(c) should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) Days after written notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure, or cause to be cured, such default within thirty (30) Days after written notice thereof from Landlord to Tenant and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional ninety (90) Days in the aggregate) as may be necessary to cure such default with all due diligence; or

(d) should an Event Constituting Breach by Tenant occur under the Agreement; or

(e) should Tenant become Bankrupt; or

(f) should Tenant cause or institute any proceeding for its dissolution or termination; or

(g) should the estate or interest of Tenant in the Premises or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated or discharged within sixty (60) Days after commencement thereof;

then, and in any such event, Landlord, in addition to all other remedies available to it, may terminate the Term by giving notice thereof to Tenant and upon the expiration of the time, if any, fixed in such notice, the Term shall terminate and all rights of Tenant under this Lease with respect to the Premises shall cease.

8.1.2 Right of Entry. Upon the occurrence of an Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Premises or any portion thereof and take possession of the Premises without liability for trespass or conversion.

8.1.3 Termination of the Agreement. No termination of this Lease pursuant to Section 8.1.1 or otherwise due to Tenant’s default hereunder, no reentry of Landlord into the Premises pursuant to Section 8.1.2 or otherwise and no exercise by Landlord of any other similar remedy available to Landlord at law or in equity shall have any force or effect hereunder whatsoever unless, contemporaneously with the effective date of such termination, reentry, or exercise, Landlord shall have the right to, and shall, terminate the Agreement by reason of an Event Constituting Default by Tenant thereunder.

8.2 Remedies. Landlord acknowledges that the Parties have entered into this Lease solely to enable Tenant to perform its obligations and obtain the benefits set forth in the Agreement. As a result, in the event that Landlord shall terminate this Lease or reenter the Premises, in either event pursuant to the provisions of Section 8.1, Tenant shall remain liable to Landlord for and shall pay to Landlord:

(a) the amount of any accrued and unpaid monetary obligation(s) of Tenant to Landlord pursuant to this Lease attributable to the period prior to such termination or reentry (including, without limitation, any amount to which Landlord shall be entitled pursuant to Section 8.4 as a result of any expenditures made by Landlord prior to such termination or reentry); plus

(b) if applicable, the amount of any damages to which Landlord shall be entitled as a consequence of the condition of the Premises upon their surrender to Landlord; plus

(c) any amount or amounts to which Landlord shall be entitled pursuant to Section 5.1.10 as a result of the Event of Default committed by Tenant.

Landlord shall not seek, shall not be entitled to receive and hereby waives any and all rights that Landlord shall have to seek and/or receive any other measure of damages by reason of such breach by Tenant and/or such termination or reentry by Landlord. Conversely, to the maximum extent permitted by Law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future Laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the occurrence and continuation of an Event of Default hereunder or by reason of the violation by Tenant of any of the covenants and conditions of this Lease. Nothing contained in this Section 8.2, however, shall be deemed or construed to waive or limit any damages to which Landlord might be entitled pursuant to the provisions of the Agreement by reason of the occurrence of an Event Constituting Breach committed by Tenant thereunder.

8.3 Remedies Cumulative. Subject in all respects to Landlord’s rights, remedies and interests with regard to Tenant’s Property and of Section 8.2 above limiting the amount of money damages to which Landlord shall be entitled as a result of the occurrence of an Event of Default under this Lease, any and all rights and remedies which Landlord may have under this Lease, and at law and equity, for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by Law.

8.4 Landlord’s Right to Cure Defaults. At any time after an Event of Default has occurred and is continuing, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into an Event of Default), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such reasonable sums including reasonable attorneys fees, together with interest thereon at the Contract Interest Rate.

8.5 Holding Over. Any holding over by Tenant after the expiration or early termination of the Term shall be treated as a daily tenancy at sufferance at a rate equal to two (2) times the greater of (x) the fair market rental value for the Premises on a month-to-month basis or (y) the sum of the Annual Fixed Rent plus Additional Rent in effect immediately prior to the expiration or earlier termination of the Term. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6 Effect of Waivers of Default. Any consent or permission by Landlord or Tenant to any act or omission by Tenant or Landlord, respectively, shall not be deemed to be consent or permission by Landlord or Tenant to any other similar or dissimilar act or omission, and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7 No Waiver, etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

8.9 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH ANY ACTION FOR POSSESSION OR NON-PAYMENT OR OTHERWISE ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

ARTICLE 9

Rights of Holders

9.1 Landlord’s Right to Mortgage Fee Title. Nothing herein contained shall limit Landlord’s right to place any mortgage on the interests of Landlord in the Premises (whether alone or together with all or any other portion of the Entertainment Complex), including, without limitation, any modifications, consolidations, extensions, renewals and replacements thereof (hereinafter referred to as a “Fee Mortgage”).

9.2 Default Notices to Fee Mortgagees. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to abate the payment of rent or to claim a partial or total eviction, Tenant shall not exercise such right:

(a) until it has given written notice of such act or omission to Landlord and the holder of each Fee Mortgage (hereinafter referred to as a “Fee Mortgagee”); provided the name and address of the Fee Mortgagee shall previously have been furnished to Tenant; and

(b) until thirty (30) Days shall have elapsed following the giving of such notice if the same can be remedied within such thirty (30) Day period or, if the same cannot be remedied within thirty (30) Days, until a reasonable period of time has elapsed to cure provided such cure has commenced within the thirty (30) Day period, and, further, provided the Fee Mortgagee shall with due diligence continue to remedy such act or omission.

9.3 Attornment to Successor Landlords. If any Fee Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a deed, or otherwise, then, at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be:

(a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease

(b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant;

(c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord;

(d) bound by any modification of this Lease subsequent to such Fee Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month which was not approved in writing by the Successor Landlord;

(e) liable to the Tenant beyond the Successor Landlord’s interest in the Premises;

(f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant; or

(g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.

Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.4 Priority of Lease Over Fee Mortgages. This Lease and all rights of Tenant hereunder, as well as any new lease entered into by Landlord and the First Leasehold Mortgagee or its designee pursuant to Section 5.2.1.11 hereof, are and shall have priority over, and shall be senior and superior to, the lien of any Fee Mortgage now or hereafter made by Landlord and affecting the Land and/or the Improvements, whether or not such Fee Mortgage shall also cover other lands and/or buildings, and to each and every advance now or hereafter to be made under such Fee Mortgage, and to all modifications, spreaders and consolidations of such Fee Mortgage. Not later than sixty (60) Days after the Effective Date, Landlord shall deliver to Tenant two (2) original counterparts of an agreement signed in recordable form by each holder of a Fee Mortgage encumbering the Land and/or the Improvements, which subordination agreements shall be in a form or forms reasonably acceptable to Landlord, Tenant, the First Leasehold Mortgagee (if any) and such Fee Mortgagee and shall unconditionally and irrevocably subordinate the liens of the respective Fee Mortgages to this Lease and all of the rights of Tenant hereunder, as well as to any new lease entered into by Landlord and the First Leasehold Mortgagee or its designee pursuant to Section 5.2.1.11 hereof. Landlord or Tenant shall have the right to cause all of such agreements to be duly recorded at Tenant’s sole cost and expense.

9.5 Modifications. If any prospective Fee Mortgagee shall require any reasonable modification(s) of this Lease as a condition to the closing of a Fee Mortgage, Tenant shall, at Landlord’s request and subject to obtaining the approval of any First Leasehold Mortgagee, promptly execute and deliver to Landlord such reasonable instruments effecting such modification(s) as such prospective Fee Mortgagee shall require, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights, remedies or obligations under this Lease or expand the rights or privileges of Tenant or any Landlord Mortgagee hereunder. Conversely, if any prospective Lender shall require any reasonable modification(s) of this Lease as a condition to the closing of any construction or long term financing for the Seller’s System or any part thereof, or any prospective Leasehold Mortgagee shall require any reasonable modification(s) of this Lease as a condition to the closing of a Leasehold Mortgage, Landlord shall, at Tenant’s request, promptly execute and deliver to Tenant such reasonable instruments effecting such modification(s) as such prospective Lender or Leasehold Mortgagee shall require, provided that such modification(s) do not adversely affect in any material respect any of Landlord’s rights, remedies or obligations under this Lease or expand the rights or privileges of Tenant or any Landlord Mortgagee hereunder.

ARTICLE 10

Miscellaneous Provisions

10.1 Notices.

10.1.1 Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

10.1.2 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Lease upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Lease a notice is either received on a Day which is not a Business Day or is required to be delivered on or before a specific Day which is not a Business Day, the Day of receipt or required delivery shall automatically be extended to the next Business Day.

10.1.3 All notices shall be addressed:

if to Landlord:	Chief Executive Officer
NB Acquisition, LLC
1301 Atlantic Avenue, Suite 200
Atlantic City, NJ 08401

with a copy to:	Michael J. Schaller, Esq.
Shefsky & Froelich Ltd.
111 E. Wacker Drive
Suite 2800
Chicago, IL 60601-3713

if to Tenant:	Chairman of the Executive Board
ACR Energy Partners LLC
5429 Harding Highway
Mays Landing, New Jersey 08330

with a copy to:	General Counsel
ACR Energy Partners LLC
5429 Harding Highway
Mays Landing, New Jersey 08330

10.1.4 By notice given as herein provided, the Parties and their respective successors and assigns shall have the right from time to time and at any time during the Term to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

10.2 Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord.

10.3 Memorandum of Lease; Confidentiality of Lease Terms. This Lease shall not be recorded by either Landlord or Tenant; provided that Landlord may, at its sole discretion, permit Tenant to record and Tenant shall, at Landlord’s request, execute and deliver to Landlord a short-form counterpart of this Lease, in the form attached hereto as Exhibit B. If Tenant shall make such request, Tenant shall pay to Landlord all costs and expenses incurred in connection therewith, including reasonable attorney’s fees and recording fees. If a short-form lease is recorded, Tenant shall, at Landlord’s request upon the expiration or sooner termination of this Lease, execute a document in recordable form prepared by Landlord reflecting the expiration or termination of the Term. The reasonable cost of preparing and recording such document shall also be borne by Tenant. Tenant hereby irrevocably appoints Landlord its attorney-if-fact to execute and record such instrument on Tenant’s behalf should Tenant refuse or fail to do so within ten (10) Days after request is made. Said power of attorney is coupled with an interest and shall be irrevocable.

10.4 Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability. Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by written notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed those Landlord’s obligations hereunder (subject to the limitations set forth in Section 9.3) which accrue from and after the foreclosure of such holder’s mortgage and the taking of possession of the Premises.

The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the Landlord or Landlords at the time in question of Landlord’s interest in the Premises and/or any proceeds thereof, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Premises.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Premises and/or any proceeds thereof, and Tenant agrees to look solely to such interest and/or proceeds for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability beyond the amount of such proceeds. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5 Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) Days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause. Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) Days of such notice to Landlord (or if such breach or default cannot be cured within said time, then Landlord shall have such additional time as may be necessary to cure such default if within said thirty (30) Days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default, not to exceed an additional ninety (90) Days in the aggregate). Any holder of a Fee Mortgage shall have an additional thirty (30) Days within which to cure such breach or default if such breach or default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) Days any such holder or lessor has commenced and is diligently pursuing the remedies necessary to cure such breach or default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction and Tenant shall be entitled to recover from Landlord all costs including reasonable attorney’s fees incurred in brining such action.

10.6 Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease and in the event of any brokerage claims or liens against Landlord or the Premises predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.

10.7 Termination of the Agreement. In the event that the Agreement shall terminate or be terminated, whether as a consequence of an Event Constituting Breach committed by Landlord or Tenant or otherwise, either Party shall have the right to terminate this Lease by giving written notice thereof to the other Party. If such notice shall be given by either Party, this Lease shall be deemed to be terminated effective as of the date upon which the termination of the Agreement shall be effective with such force and effect as if such effective date were specifically set forth in this Lease as the expiration date of the term hereof.

10.8 Applicable Law and Construction.

10.8.1 Applicable Law, Etc. This Lease shall be interpreted, construed, applied and enforced in accordance with the Laws of the State of New Jersey applicable to contracts between residents of New Jersey which are to be performed entirely within New Jersey, regardless of (i) where this Lease is executed or delivered; or (ii) where any payment or other performance required by this Lease is made or required to be made; or (iii) where any breach of any provision of this Lease occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the Laws of the forum jurisdiction otherwise would apply the Laws of a jurisdiction other than New Jersey; or (vii) any combination of the foregoing.

10.8.2 Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

10.8.3 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration, or otherwise, shall the Annual Fixed Rent, Additional Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under applicable Law, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by Law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Annual Fixed Rent or Additional Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Landlord and Tenant.

10.8.4 Incorporation. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent expressly set forth in Sections 3.1 and 3.2 of this Lease, in the Agreement, or in any of the other documents executed and delivered pursuant to, or in conjunction with, the Agreement (including, without limitation, the Project Documents). All understandings and agreements heretofore made between the parties are merged in this Lease and such other agreement(s), which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith.

10.8.5 No Merger of Title. It is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same party may acquire, own or hold, directly or indirectly this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Premises.

10.8.6 Conflicts. In the event of any conflict between any of the provisions of this Lease and any of the provisions of the Agreement, the applicable provisions of the Agreement shall govern, control and be binding upon Landlord, Tenant and their respective successors and assigns.

10.8.7 Miscellaneous. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition and time is of the essence with respect to the exercise of any of Landlord’s or Tenant’s rights under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant (including, without limitation, rental and other monetary obligations, repair and maintenance obligations and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).

10.9 Regulatory Matters.

10.9.1 Prohibited Contracts. Tenant acknowledges that Landlord, together with its parent and affiliated corporations, partnerships and companies (collectively, “Revel”), is subject to the provisions of the following acts and any rules, regulations or orders promulgated thereunder: (i) the New Jersey Casino Control Act, or (ii) any other act, laws, statutes, ordinances, rules, regulations or tribal compact governing any casino operation (collectively the “Acts”), which prohibit a gaming licensee from entering into any contract or agreement with (a) a person who is found unsuitable, who is denied a license, or whose license was revoked by the gaming authorities of (1) New Jersey, or (2) any other gaming regulatory board, agency or commission (hereinafter “Commission”), or (b) any business enterprise under control of such person without the prior approval of the appropriate Commission.

10.9.2 Licensing and Regulatory Requirements. Tenant hereby covenants and agrees to comply and to cause each of its directors, officers, partners, members and employees (each an “Affiliate”) to comply with the requirements of all Acts to the extent the Acts apply. If any Commission requests that Tenant or any Affiliate (i) provide information to (ii) file an application with (iii) respond to written or oral questions, (iv) cooperate in a background investigation, (v) appear before such Commission, or (vi) comply with any other request, Tenant agrees to comply fully, and to cause each Affiliate to comply fully, with such request. Tenant hereby agrees to promptly provide the Landlord with written notice of any Commission request and to keep the Landlord informed of the status of all such requests and actions taken in response thereto. By entering this Lease, Tenant hereby represents and warrants that neither Tenant nor any Affiliate has been found unsuitable or has been denied any license or approval by any Commission, nor has it engaged in any conduct or practices, which would cause Tenant to be found unsuitable before any Commission. In the event that Tenant has been found unsuitable or has been denied any license or approval, prior approval of each Commission is required before this Lease can be effective. If there has been a finding of unsuitability or a denial of any license or approval, Tenant must immediately contact Landlord by telephone, facsimile, and certified mail.

10.9.3 Termination of Agreement. In the event (i) Tenant or any Affiliate fails to abide by the requirements of this Section 10.9, or (ii) Tenant or any Affiliate is found unsuitable or unqualified for any license, registration, approval or finding of suitability, or otherwise to be associated with a gaming licensee by any Commission, or (iii) the Landlord determines in the exercise of its sole and absolute discretion that Tenant’s or any Affiliate’s continued association with the Landlord may result in (a) the disapproval, modification or non-renewal of any contract under which the Landlord has sole or shared authority to manage any gaming operations, or (b) the loss, non-renewal or non-reinstatement of any license, registration, approval, finding of suitability or franchise held by the Landlord to conduct any portion of the Landlord’s business, or (c) the imposition of any fine or the taking of disciplinary action by any Commission, the Landlord shall be entitled to immediately terminate this Lease and the Landlord shall thereafter have no liability to Tenant or any Affiliate for any loss, costs, expense, loss of anticipated profits, direct damages, indirect damages, consequential damages, punitive damages or other damages or liability of any nature whatsoever whether based on contract, tort or any other theories of liability. Notwithstanding such termination, the indemnity obligations of the Parties shall survive.

10.10 Uniformity. Intentionally omitted.

10.11 Interference With Other Tenants. Intentionally omitted.

10.12 Tenant Conduct. Intentionally omitted.

10.13 Prohibited Advertising. Intentionally omitted.

10.14 Resort References. Intentionally omitted.

10.15 No Joint Employer Status. This Lease is not intended to create an express or implied joint-employer, alter-ego, successor employer or single employer relationship between Landlord and Tenant as those terms are used under the National Labor Relations Act or any other Law. Tenant shall have exclusive authority over all labor relations matters pertaining to its employees. Likewise, Landlord shall not have any express or implied authority whatsoever to control any aspect of the employment relationship between Tenant and its employees. Tenant is responsible for compliance with all Laws with respect to its employees.

10.16 Labor Cooperation. Tenant shall perform or cause Tenant’s contractors to perform all work in the making and/or installation of any repairs, alterations or improvements in a manner so as to avoid any labor dispute that causes or is likely to cause stoppage or impairment of work or delivery services or any other services in Revel. If there shall be any such stoppage or impairment as the result of any such labor dispute or potential labor dispute, Tenant shall immediately undertake such reasonable action as may be necessary to eliminate such dispute or potential dispute, including, but not limited to any of the following that are legally available to Tenant: (a) removing all disputants from the job site until such time as the labor dispute no longer exists, (b) seeking an injunction in the event of a breach of contract between Tenant and any of Tenant’s contractors, and (c) filing appropriate unfair labor practice charges in the event of a union jurisdictional dispute.

(Signatures Begin on Top of Next Page)

WITNESS the execution hereof under seal on the date of this Lease.

Landlord:

NB ACQUISITION LLC

By:
Name:
Title:

Tenant:

ACR ENERGY PARTNERS LLC

By:
Name:
Title:

EXHIBIT A

The Land

Central Utility Plant (Block 68)

Described in accordance with a survey prepared by Arthur W. Ponzio Co. & Associates, Inc. as follows:

BEGINNING at a point in the intersection of the Westerly line of Metropolitan Avenue (30.00’ wide) and the Northerly line of Oriental Avenue (60.00’ wide) and extending; thence

1.	South 62 degrees, 32 minutes 00 seconds West in and along the northerly line of Oriental Avenue a distance of 160.00 feet to a point in the East line of Massachusetts Avenue; thence

2.	North 27 degrees, 28 minutes, 00 seconds West in and along same a distance of 280.00 feet to a point; thence

3.	North 62 degrees, 32 minutes, 00 seconds East parallel with Oriental Avenue a distance of 95.00 feet to a point; thence

4.	South 27 degrees, 28 minutes, 00 seconds East in and along same a distance of 20.00 feet to a point; thence

5.	South 62 degrees, 32 minutes, 00 seconds West parallel with Oriental Avenue a distance of 5.00 feet to a point; thence

6.	South 27 degrees, 28 minutes, 00 seconds East parallel with Metropolitan Avenue a distance of 60.00 feet to the Northerly line of Lot 7; thence

7.	North 62 degrees, 32 minutes 00 seconds East in and along same a distance of 10.00 feet to the corner of a 3” x 60” strip of land (Lot 16); thence

8.	South 27 degrees, 28 minutes, 00 seconds East parallel with Metropolitan Avenue a distance of 0.25 feet to the Northerly line of Lot 13; thence

9.	North 62 degrees, 32 minutes, 00 seconds East in and along same a distance of 60.00 feet to a point in the West line of Metropolitan Avenue; thence

10.	South 27 degrees, 28 minutes, 00 seconds East in and along same a distance of 199.75 feet to the point and place of BEGINNING.

Excepting from the above a parcel conveyed to Casino Reinvestment Development Authority, in Deed Book 13128, Instrument No. 2010020400 (about to be known as Block 68, Lot 3.01) and described as follows:

BEGINNING at a point in the easterly line of Massachusetts Avenue, said point being 280.00 feet northerly from the intersection of same with the northerly line of Oriental Avenue and running thence:

1.	North 62 degrees, 32 minutes, 00 seconds East 18.00 feet to a point; thence

2.	South 27 degrees, 28 minutes, 00 seconds West 280.00 feet to a point; thence

3.	South 62 degrees, 32 minutes, 00 seconds West 18.00 feet to a point; thence

4.	North 27 degrees, 28 minutes, 00 seconds East 280.00 feet to the point and place of BEGINNING.

Together with the benefits of that certain Easement Agreement between NB Acquisition LLC, a New Jersey limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, ACR Energy Partners, LLC, a New Jersey limited liability company and the City of Atlantic City dated the date of this Lease and intended to be recorded promptly after the date hereof.

Being also known as Block 68, part of current Lot 3 (about to be known as Lot 3.02, formerly known as Lots 3, 4, 5, 6, 7, 8, 9, 11 & 13) on the official tax map of the City of Atlantic City, Atlantic County, New Jersey.

EXHIBIT B

Form of Short Form Lease

Memorandum of Lease

THIS MEMORANDUM OF LEASE (this “Memorandum”), dated as of the     day of February, 2011, is made by and among NB Acquisition, LLC (“Landlord”), and ACR Energy Partners, LLC (“Tenant”);

R E C I T A L S

A. Landlord is the fee simple title owner of that certain parcel of property commonly known as                                         , Atlantic City, New Jersey, legally described on Exhibit A attached hereto and made a part hereof (the “Premises”).

B. Landlord and Tenant have entered into that certain Lease dated as of             , 2011 (the “Lease”), pursuant to which Landlord has agreed to lease to Tenant the Premises upon the terms and conditions set forth in the Lease.

C. Landlord and Tenant desire to set forth certain terms and provisions contained in the Lease in this Memorandum for recording purposes.

NOW, THEREFORE, for and in consideration of the rents reserved and the covenants and conditions set forth in the Lease, Landlord and Tenant do hereby covenant, promise and agree as follows:

1. Definitions. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Lease.

2. Grant of Lease. Pursuant to the Lease between Landlord and Tenant dated             , 2011 (the “Lease”) and this Memorandum, Landlord hereby demises and leases to Tenant and Tenant hereby leases from Landlord the Premises upon the terms and conditions set forth herein and in the Lease.

3. Commencement Date. The Term shall commence on             , 2011.

4. Expiration Date. The Term of the Lease shall expire or terminate contemporaneously with the expiration or termination of that certain Energy Sales Agreement between Tenant, as seller, and Revel Entertainment Group, LLC, as buyer, dated the date of the Lease.

5. Rent. The Rent due and payable from Tenant to Landlord for the Term of the Lease and shall be determined and shall be payable pursuant to the terms and provisions of the Lease.

6. Rights of First Refusal. None.

7. Option to Purchase. None.

8. Leasehold Mortgagee Rights. The Lease gives certain rights to leasehold mortgagees. Among these rights is a right to obtain a new direct lease from Landlord in the event of a termination of the Lease under certain circumstances more particularly set forth in the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum as of the date first written above.

LANDLORD:	TENANT:

NB ACQUISITION, LLC	ACR ENERGY PARTNERS, LLC

By:	By:
Its:	Its:

EXHIBIT G

[Form of]

DISBURSEMENT AGREEMENT

[Provided under separate cover]

G-1

EXHIBIT I

[Form of]

IN-BALANCE TEST CERTIFICATE

This In-Balance Test Certificate (“Certificate”) is delivered to JPMorgan Chase Bank, N.A., as Administrative Agent pursuant to Section 5.17 of the Credit Agreement, dated as of February 17, 2011 (as amended, restated, amended and restated, supplemented, replaced or modified from time to time, the “Credit Agreement”), among REVEL AC, INC., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger (in such capacity, “Arranger”) and syndication agent (in such capacity, “Syndication Agent”), J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers (collectively in such capacity, the “Bookrunners”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

Capitalized terms used in this Certificate and all Attachments hereto but not defined herein or therein shall have the meanings given to such terms in the Credit Agreement.

1. I am a duly elected, qualified and acting Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate and am executing this Certificate solely in my capacity as the Financial Officer of the Borrower.

3. Attached hereto as Attachment 1.I are the In-Balance Projections prepared for the In-Balance Test for the Project.

4. The In-Balance Projections are based on assumptions believed by the Borrower to be reasonable at the time made as to all matters material to the estimates set forth herein.

5. Attached hereto as Attachment 1.II are the calculations of the Available Construction Funds and the aggregate Remaining Costs for the Project as of the date set forth thereto showing compliance with the In-Balance Test.

IN WITNESS WHEREOF, I execute this Certificate this      day of                      20    .

REVEL AC, INC., a Delaware corporation

By:
Name:
Title:

Attachment 1

The information described herein is as of                     , 20     (the “Certification Date”), and pertains to the period from                     , 20     to                     , 20    .14

I. IN-BALANCE PROJECTIONS

A.	In-Balance Projections means, with respect to the In-Balance Test, good faith projections of the Available Construction Funds and the aggregate Remaining Costs for the Project from the first day of the calendar month in which the In-Balance Test is being made through the Final Completion Date.

	Projection for Quarter Ending [ ]	Projection for Quarter Ending [ ]	Projection for Quarter Ending [ ]	[add more columns as appropriate]	Projection for Quarter Ending at the Scheduled Completion Date

Available Construction Funds

Remaining Costs

[14]

Should be made through the end of the Project Period for the applicable Project. The Project Period for any Project is the period of time commencing on the date of the determination of the In-Balance Test with respect to such Project and ending on the date six full months after the scheduled opening date of the Project.

II. IN-BALANCE TEST

A. Available Construction Funds as of the Certification Date

1.	$

2.	$

3. Aggregate amount of Available Construction Funds (aggregate amount of Available Construction Funds described in A1 through [ ]):	$

B. Remaining Costs as of the Certification Date

1.	$

2.	$

3. Aggregate amount of Remaining Costs (aggregate amount of Remaining Costs described in B1 through [ ]):	$

C. Aggregate amount of Available Construction Funds (amount in A[ ]) minus Aggregate amount of Remaining Costs (amount in B[ ]):[15]	$

Project is In-Balance (if amount in C is > 0 or not equal to 0)

Project is not In-Balance (if amount in C is < 0)

[15]	The Project shall satisfy the In-Balance Test if, as of such date, the Available Construction Funds exceed the aggregate Remaining Costs for the Project.

EXHIBIT J

[Form of]

INTERCOMPANY NOTE

New York, New York

February 17, 2011

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in (i) the Credit Agreement dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”) among Revel AC, Inc., a Delaware corporation, as Borrower (such term and each other capitalized term used but not defined herein having the meaning given it in the First Lien Credit Agreement or the Second Lien Indenture (as defined below), as applicable), the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger and syndication agent, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “First Lien Administrative Agent”) for the Lenders, and collateral agent for the Secured Parties (in such capacity, the “First Lien Collateral Agent”), and (ii) the Second Lien Indenture, dated as of February 17, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Indenture”), among the Borrower, the Guarantors, U.S. Bank National Association, as trustee (in such capacity, the “Second Lien Trustee”) and as collateral agent (in such capacity, the “Second Lien Collateral Agent”), and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement (as defined in the First Lien Credit Agreement) and the Security Agreement (as defined in the Second Lien Indenture), to the extent required pursuant to the respective terms thereof. Each Payee hereby acknowledges and agrees that (i) the First Lien Administrative Agent may exercise all rights provided in the First Lien Credit Agreement and the Security Agreement (as defined in the First Lien Credit Agreement) with respect to this Note and (ii) subject to the terms of the Intercreditor Agreement, the Second Lien Collateral Agent may exercise all rights provided in the Second Lien Indenture and the Security Agreement (as defined in the Second Lien Indenture) with respect to this Note.

“Senior Indebtedness” means (i) all Obligations (as defined in the First Lien Credit Agreement; such Obligations, the “First Lien Obligations”) of Payors now existing or hereafter arising under the First Lien Credit Agreement and the other documents entered into in connection therewith (including, without limitation, under any of Payors’ guarantees of any of the First Lien Obligations) and (ii) all Obligations (as defined in the Second Lien Indenture; such Obligations, the “Second Lien Obligations”) of Payors now existing or hereafter arising under the Second Lien Indenture and the other documents entered into in connection therewith (including, without limitation, under any of Payors’ guarantees of any of the Second Lien Obligations), in each case whether for principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Payors, whether or not a claim for post-filing interest is allowed or allowable in any such proceedings), fees, charges, expenses, indemnification and reimbursement obligations and all other amounts.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed to any Payee by any Payor which is an obligor under any Senior Indebtedness (a “Subordinated Payor”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Indebtedness:

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than (x) equity interests or (y) debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default or Event of Default under the First Lien Credit Agreement or any Default or Event of Default under the Second Lien Indenture) (after any applicable grace period), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other person on its behalf with respect to this Note; provided, however, that a Subordinated Payor may make payments or distributions without regard to the foregoing if such Payor receives written notice approving such payment from the First Lien Administrative Agent (and the Second Lien Collateral Agent if and to the extent required under the Intercreditor Agreement); and

(iii) if any payment or distribution of any character, whether in cash, securities or other property in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the First Lien Administrative Agent for the Secured Parties (as defined in the First Lien Credit Agreement; such Secured Parties, the “First Lien Secured Parties”) for the pro rata benefit of the applicable First Lien Secured Parties and, subject to the terms of the Intercreditor Agreement, to the Second Lien Collateral Agent for the Secured Parties (as defined in the Second Lien Indenture; such Secured Parties, the “Second Lien Secured Parties”) for the pro rata benefit of the applicable Second Lien Secured Parties, to the extent necessary to pay all Senior Indebtedness of the relevant Subordinated Payor in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the First Lien Administrative Agent, the First Lien Collateral Agent, the First Lien Secured Parties, the Second

Lien Trustee, the Second Lien Collateral Agent and the Second Lien Secured Parties; and the First Lien Administrative Agent and the First Lien Secured Parties, the Second Lien Trustee and the Second Lien Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and each of the First Lien Administrative Agent, on behalf of itself and the First Lien Secured Parties, and the Second Lien Trustee, on behalf of itself and the Second Lien Secured Parties, may proceed to enforce the subordination provisions herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

From time to time after the date hereof, additional Persons may become parties hereto by executing a signature page hereto, which shall automatically be incorporated into this Note. Upon delivery of such signature page, notice of which is hereby waived by the other Payors and Payees, such Person (the “Additional Party”) shall become a Payor and a Payee hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder.

Notwithstanding anything to the contrary contained herein, if REG obtains a casino license this Note shall not be transferred, assigned, pledged or otherwise disposed of without the express prior approval of the New Jersey Casino Control Commission (the “Commission”). Furthermore, each Payor (other than the Borrower) reserves the right to repurchase, for an amount equal to the then unpaid principal amount of all loans and advances made by it to the Borrower, plus any accrued and unpaid interest, fees and costs payable in connection therewith through the date of such repurchase or any other price as set forth by any Gaming Authority, in each case subject to approval by any Gaming Authority, Borrower’s interest under this Note, in the event Borrower is not found qualified by the Commission to hold an interest in this Note.

[signature page follows]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

REVEL AC, INC.

By:
Name:
Title:

REVEL AC, LLC

By:
Name:
Title:

REVEL ATLANTIC CITY, LLC

By:
Name:
Title:

REVEL ENTERTAINMENT GROUP, LLC

By:
Name:
Title:

NB ACQUISITION LLC

By:
Name:
Title:

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED, each of the parties listed on Schedule I appended hereto, hereby sells, assigns and transfers unto                                          all of its interests in, to, and under that certain Intercompany Note dated February 17, 2011 and issued by any of the parties listed on Schedule I having a principal amount as is outstanding from time to time and does hereby irrevocably constitute and appoint                                  attorney to transfer such Intercompany Note with full power of substitution in the premises.

Date:

[signature page follows]

REVEL AC, INC.

By:
Name:
Title:

REVEL AC, LLC

By:
Name:
Title:

REVEL ATLANTIC CITY, LLC

By:
Name:
Title:

REVEL ENTERTAINMENT GROUP, LLC

By:
Name:
Title:

NB ACQUISITION LLC

By:
Name:
Title:

J-1

SCHEDULE I

Revel AC, Inc.

Revel AC, LLC

Revel Atlantic City, LLC

Revel Entertainment Group, LLC

NB Acquisition LLC

J-2

EXHIBIT K

[Form of]

INTERCREDITOR AGREEMENT

[Provided under separate cover]

K-1

EXHIBIT L

[Form of]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

    as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Mohammad Hasan

[Date]

Re: Revel AC, Inc.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I thereof), the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger and syndication agent, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, collateral agent for the Secured Parties.

Borrower hereby requests that on [                     ]16 (the “Interest Election Date”),

1. $[        ] of the presently outstanding principal amount of the Loans originally made on [                    ],

2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3. be [converted into] [continued as],

4. [Eurodollar Loans having an Interest Period of [one/two/three/six[/nine/twelve]17] months] [ABR Loans].

[16]	Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 p.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 p.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

[signature page follows]

Footnote continued from previous page.

[17]	To the extent nine or twelve month interest periods are available to all applicable the Lenders.

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

REVEL AC, INC.

By:
Name:
Title:

EXHIBIT M

[Form of]

TERM NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, REVEL AC, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of JPMORGAN CHASE BANK, N.A. (the “Lender”) on the [Tranche B]18 Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of         DOLLARS ($        ), or, if less, the aggregate unpaid principal amount of all [Tranche B Loans]19 of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger and syndication agent, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders and collateral agent for the Secured Parties is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

[18]	In the case of Tranche B Loans made on the Closing Date. Otherwise, the applicable Other Loan Repayment Date.
[19]	In the case of Tranche B Loans made on the Closing Date. Otherwise, the applicable Other Loan.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[signature page follows]

REVEL AC, INC., as Borrower

By:
Name:
Title:

EXHIBIT N-1

[Form of]

PERFECTION CERTIFICATE

See Attached.

N-1-1

FORM OF PERFECTION CERTIFICATE

February 17, 2011

Reference is hereby made to (i) that certain Security Agreement dated as of February 17, 2011 (the “Security Agreement”), between Revel AC, Inc., a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of February 17, 2011 (the “Credit Agreement”) among Borrower, the Guarantors, certain other parties thereto and JPMorgan Chase Bank, N.A, as Administrative Agent and Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and each of the Guarantors.

The undersigned, Responsible Officers of the Companies, hereby certify solely in their capacities as officers of such entities and not in an individual capacity, as of the date hereof, to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company (other than the names listed in Section 1(b) above), or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office (A) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (B) in each jurisdiction described in Schedule 1(c) relating to any of the transactions described in Schedule 1(c). A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

4. UCC Filings. The financing statements, attached as Schedule 4 have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdictions identified in Schedule 5 hereof.

5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 4.

6. Stock Ownership and Other Capital Stock. Attached hereto as Schedule 6 is a true and correct list of all of the issued and outstanding Capital Stock held of record and/or beneficially owned by each Company and its Subsidiaries. Also set forth in Schedule 6 is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such capital stock pledged under the Security Agreement.

7. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, that are required to be pledged under the Security Agreement.

8. Intellectual Property. (a) Attached hereto as Schedule 8(a) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) (other than Excluded Property) applied for or registered with the United States Patent and Trademark Office or any similar offices in any other country, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 8(b) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement) subject to registration, and all other Copyrights subject to registration in any other country, including the name of the registered owner and the registration number of each such Copyright owned by each Company.

9. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof, required to be pledged under the Security Agreement.

10. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account.

11. Letter-of-Credit Rights. Attached hereto as Schedule 11 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first set forth above.

REVEL AC, INC.

By:
Name:
Title:

REVEL AC, LLC

By:
Name:
Title:

REVEL ENTERTAINMENT GROUP, LLC

By:
Name:
Title:

REVEL ATLANTIC CITY, LLC

By:
Name:
Title:

NB ACQUISITION LLC

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 4

Copy of Financing Statements To Be Filed

See attached.

Schedule 5

Filings/Filing Offices

Entity	Jurisdictions

Schedule 6

Capital Stock

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 7

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Pledgor	Debt Issuer	Principal Amount	Description of Debt	Date of Issuance	Maturity Date

2.	Chattel Paper:

Schedule 8(a)

Patents and Trademarks

Schedule 8(b)

Copyrights

Schedule 9

Commercial Tort Claims

Schedule 10

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers

Securities Accounts

Commodity Accounts

Schedule 11

Letter of Credit Rights

EXHIBIT N-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

Not Applicable

N-2-1

EXHIBIT O

[Form of]

SECURITY AGREEMENT

See Attached.

O-1

EXECUTION VERSION

SECURITY AGREEMENT

By

REVEL AC, INC.,

as Borrower

and

THE GUARANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of February 17, 2011

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS	2
SECTION 1.2.	INTERPRETATION	11
SECTION 1.3.	RESOLUTION OF DRAFTING AMBIGUITIES	11
SECTION 1.4.	PERFECTION CERTIFICATE	11

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST	11
SECTION 2.2.	FILINGS	12

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

SECTION 3.1.	DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	13
SECTION 3.2.	PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	13
SECTION 3.3.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	13
SECTION 3.4.	OTHER ACTIONS	14
SECTION 3.5.	JOINDER OF ADDITIONAL GUARANTORS	17
SECTION 3.6.	SUPPLEMENTS; FURTHER ASSURANCES	17

-i-

		Page

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	TITLE	18
SECTION 4.2.	VALIDITY OF SECURITY INTEREST	18
SECTION 4.3.	DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED COLLATERAL	18
SECTION 4.4.	OTHER FINANCING STATEMENTS	18
SECTION 4.5.	RESERVED.	18
SECTION 4.6.	DUE AUTHORIZATION AND ISSUANCE	18
SECTION 4.7.	CONSENTS, ETC.	19
SECTION 4.8.	PLEDGED COLLATERAL	19
SECTION 4.9.	INSURANCE	19
ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	19
SECTION 5.2.	VOTING RIGHTS; DISTRIBUTIONS; ETC.	20
SECTION 5.3.	DEFAULTS, ETC.	21
SECTION 5.4.	CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	21

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

SECTION 6.1.	GRANT OF INTELLECTUAL PROPERTY LICENSE	21
SECTION 6.2.	[RESERVED]	22
SECTION 6.3.	AFTER-ACQUIRED PROPERTY	22
SECTION 6.4.	LITIGATION	22

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	MAINTENANCE OF RECORDS	23

-ii-

-iii-

		Page

ARTICLE XII

SPECIAL PROVISIONS RELATING TO GAMING LAWS

SECTION 12.1.	ADDITIONAL PROVISIONS RELATING TO GAMING LAWS AND GAMING LICENSES	34

SECTION 12.2.	COMPLIANCE WITH GAMING LAWS	35

SIGNATURES		S-1

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement

-iv-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by REVEL AC, INC., a Delaware corporation (the “Borrower”) and the guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined) (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

R E C I T A L S :

A. The Borrower, the Guarantors, the Collateral Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement).

B. The Credit Agreement permits the Borrower to incur certain revolving credit facilities in the future and for the obligations under such facilities to be secured on an equal and ratable basis with the Secured Obligations.

C. Each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations and may guarantee the Revolving Credit Obligations.

D. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and any future Revolving Credit Obligations Documents and each is, therefore, willing to enter into this Agreement.

E. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the First Lien Secured Parties (as hereinafter defined) to secure the payment and performance of all of the First Lien Obligations.

F. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement and (ii) the performance of the obligations of the Secured Parties under Hedging Agreements and Treasury Services Agreements that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.03 of the Credit Agreement shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Bank Proceeds Account” shall mean Deposit Account number                              in the name of REG established at JPMorgan Chase Bank, N.A. or such other Deposit Account in replacement or substitution thereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Cash Management Account” shall mean Deposit Account number                              in the name of REG established at JPMorgan Chase Bank, N.A. or such other Deposit Account in replacement or substitution thereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

“Company Funds Account” shall mean Deposit Account number                              in the name of REG established at JPMorgan Chase Bank, N.A. or such other Deposit Account in replacement or substitution thereof.

“Construction Disbursement Account” shall mean Deposit Account number                              in the name of REG established at JPMorgan Chase Bank, N.A. or such other Deposit Account in replacement or substitution thereof.

“Contracts” shall mean, collectively, with respect to each Pledgor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the Bank Proceeds Account, the Construction Disbursement Account, the Company Funds Account, the Interest Reserve Account, the Cash Management Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“ERGG Agreement” shall mean the State Economic Redevelopment Growth Incentive Grant Agreement, dated as of February 17, 2011 among the Borrower, REG, the New Jersey Economic Development Authority and the Treasurer of the State of New Jersey, as amended from time to time in accordance with the terms thereof.

“ERGG Proceeds” means any cash payments received from time to time by the Borrower or REG from the State of New Jersey pursuant to Section (I)(2) and (I)(3) of the ERGG Agreement.

“ERGG Proceeds Account” shall mean a Deposit Account to be established by the Pledgors pursuant to the ERGG Agreement, which shall hold either (x) the proceeds of any ERGG Monetization Indebtedness in an aggregate amount not exceeding at any time the lesser of $70,000,000 or the aggregate principal amount outstanding under the Second Lien Notes at such time, or (y) forty-five (45%) percent of the ERGG Proceeds in an aggregate amount not exceeding at any time the lesser of $70,000,000 or the aggregate principal amount outstanding under the Second Lien Notes at such time; provided that on any date on which any Second Lien Notes are repurchased or redeemed, the aggregate amount on deposit in such account shall be reduced on a dollar for dollar basis equal to the aggregate principal amount of the Second Lien Notes so repurchased or redeemed.

“ERGG Project Development Account” means the designated trust account set up pursuant to Section (I)(5) of the ERGG Agreement which shall hold fifty-five (55%) of the ERGG Proceeds.

“Excluded Accounts” shall mean any Deposit Account, Securities Account or Commodity Account that: (A) prior to the Opening Date, (i) is a zero balance account, (ii) is pledged for the benefit of a person other than the Collateral Agent in accordance with Section 6.02(t) of the Credit Agreement, (iii) the Mezz Proceeds Account, (iv) the ERGG Proceeds Account or (v) the ERGG Project Development Account, and (B) after the Opening Date, (i) is used solely to fund payroll, taxes, 401(k) plans, retiree benefits, healthcare benefits (including any flexible spending accounts) or other employee benefits or withholding tax in the ordinary course of business, (ii) have an account balance of less than $10,000,000 in the aggregate for all such Deposit Accounts, Securities Accounts or Commodities Accounts excluded pursuant to this clause (B)(ii), (iii) is used for escrow, customs or other fiduciary purposes and accounts established to comply with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (iv) is a zero balance account, (v) is pledged for the benefit of a person other than the Collateral Agent in accordance with Section 6.02(t) of the Credit Agreement, (vi) the Mezz Proceeds Account, (vii) the ERGG Proceeds Account, or (viii) the ERGG Project Development Account.

“Excluded Property” shall mean

(a) any permit or license, including any Gaming Licenses, to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any applicable law applicable thereto, prohibit the creation by such Pledgor of a security interest in such permit, license or agreement in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(b) assets owned by any Pledgor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the First Lien Loan Documents to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) prohibits, or requires the consent of any Person other than such Pledgor (and such consent has not been obtained) as a condition to, the creation of any other Lien on such assets and proceeds;

(c) the Mezz Proceeds Account;

(d) the ERGG Agreement, the ERGG Proceeds Account, any ERGG Proceeds, and the ERGG Project Development Account;

(e) any Equity Interests of a Foreign Subsidiary to the extent and for so long as the pledge thereof to the Collateral Agent would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that this clause (e) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (e);

(f) all Trademarks;

(g) motor vehicles; and

(h) any Equity Interests of any joint venture, only to the extent and for so long as any agreement governing such joint venture prohibits, or requires the consent of any Person other than such Pledgor (and such consent has not been obtained) as a condition to, the pledge of or the creation of any Lien on such Equity Interests; provided that any such Equity Interest is held in a Special Restricted Subsidiary;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b), (c), (d), (e), (f), (g) or (h) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a), (b), (c), (d), (e), (f), (g) or (h)).

“First Lien Loan Documents” shall mean the Loan Documents and any Revolving Credit Obligations Documents.

“First Lien Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“First Lien Secured Parties” shall mean the Secured Parties and the holders of any Revolving Credit Obligations.

“Gaming License” means any finding of suitability, registration, license, franchise or other approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which Pledgors or any of their Subsidiaries conduct business (including all such licenses granted by the New Jersey Gaming Authorities under Gaming Laws) issued by any Gaming Authority and all applicable Liquor Licenses.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill owned by such Pledgor that is connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill; provided that Intellectual Property Collateral shall not include any Excluded Property.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 7 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Intercreditor Agreement” shall mean that certain intercreditor agreement, dated as of the date hereof, between the Collateral Agent and the Second Lien Collateral Agent.

“Interest Reserve Account” shall mean Deposit Account number                              in the name of REG established at JPMorgan Chase Bank, N.A. or such other Deposit Account in replacement or substitution thereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Mezz Proceeds Account” shall mean Deposit Account number                              in the name of REG established at JPMorgan Chase Bank, N.A. or such other Deposit Acount in replacement or substitution thereof.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedule 6 to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided that Pledged Securities shall not include any Equity Interests which are not required to be pledged pursuant to Section 5.11 of the Credit Agreement or which constitute Excluded Property.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Revolving Credit Obligations” means all obligations of the Borrower and the other Pledgors incurred under Section 6.01(f) of the Credit Agreement.

“Revolving Credit Obligations Documents” means the revolving credit agreement under which the Revolving Credit Obligations are incurred and all other instruments, agreements and other documents evidencing or governing the Revolving Credit Obligations or providing any guarantee, Lien or other right in respect thereof.

“Second Lien Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Second Lien Documents, and its successors and assigns.

“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Special Restricted Subsidiary” means a Restricted Subsidiary that is directly wholly-owned by any Pledgor and all of whose Equity Interests are pledged as Pledged Collateral securing the Loans or a Guarantee (as applicable), which Restricted Subsidiary (i) is not permitted to incur any Indebtedness, preferred stock or other liabilities (including, without limitation, trade payables or similar amounts), (ii) is not permitted to incur any Liens, (iii) is not permitted to operate any business, other than the holding of Equity Interests of joint ventures, or enter into any contracts, and (iv) has no employees.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the First Lien Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

SECTION 1.4. Perfection Certificate. The Collateral Agent and each First Lien Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the First Lien Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the First Lien Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Investment Property;

(vi)	the Commercial Tort Claims described on Schedule 9 to the Perfection Certificate;

(vii)	all General Intangibles;

(viii)	all Money and all Deposit Accounts;

(ix)	all Supporting Obligations;

(x)	all books and records; and

(xi)	all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xi) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property.

The Pledgors shall from time to time at the request of the Collateral Agent, give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request.

SECTION 2.2. Filings. Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” or using words of similar import and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

(a) Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents as may be necessary or reasonably deemed desirable by the Collateral Agent for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the certificated Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing certificated Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within thirty days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the certificated Securities Collateral, without any indication that such certificated Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) at the Collateral Agent’s request, either (A) cause the issuer of such Pledged Securities (other than Block 73, LLC, a New Jersey limited liability company) to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent or (B) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, and (ii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the Organizational Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Permitted Liens.

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 7 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. The requirement in the preceding sentence shall not apply to the extent that the face amount of any such Instrument or Tangible Chattel Paper is less than $2,500,000 individually or $5,000,000 in the aggregate for all Pledgors. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $5,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank.

(b) Deposit Accounts. Subject to Section 5.18 of the Credit Agreement, each Pledgor shall enter into and cause the applicable Bank to enter into a Deposit Account Control Agreement with the Collateral Agent with respect to each Deposit Account listed on Schedule 10 to the Perfection Certificate, except Excluded Accounts and Deposit Accounts that are held internally at the First Lien Collateral Agent. No Pledgor shall hereafter establish and maintain any Deposit Account (other than an Excluded Account) unless (1) it shall have given the Collateral Agent 10 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent and (3) such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing. No Pledgor shall grant Control of any Deposit Account (other than an Excluded Account) to any person other than the Collateral Agent and the Second Lien Collateral Agent.

(c) Securities Accounts and Commodity Accounts. (a) Each Pledgor shall enter into and cause the applicable Securities Intermediary or Commodity Intermediary to enter into a Control Agreement with the Collateral Agent with respect to each Securities

Account or Commodity Account listed on Schedule 10 to the Perfection Certificate other than Excluded Accounts. No Pledgor shall hereafter establish and maintain any Securities Account (other than an Excluded Account) or Commodity Account (other than an Excluded Account) with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Collateral Agent 10 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within three (3) Business Days of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Collateral Agent’s Control, except for (i) all cage cash required to be maintained as cash by the provisions of applicable Gaming Laws to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons and (ii) such cash as may be held in Excluded Accounts in accordance with the terms of this Agreement. The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. No Pledgor shall grant Control over any Investment Property (other than an Excluded Account) to any person other than the Collateral Agent and the Second Lien Collateral Agent.

(i) As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 7 to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the

Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $5,000,000 in the aggregate for all Pledgors. The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter of Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the reasonable request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit. The actions in the preceding sentence shall not be required to the extent that perfection is achieved by filing a financing statement under the UCC or the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $1,000,000 in the aggregate for all Pledgors.

(f) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly (and in any event, within thirty (30) days) notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $5,000,000 in the aggregate for all Pledgors.

SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the First Lien Secured Parties pursuant to the provisions of the First Lien Loan Documents, to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate Supplement, in each case, within thirty (30) days of the date on which it was acquired or created. Upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the benefit of the First Lien Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by the First Lien Loan Documents.

SECTION 4.2. Validity of Security Interest. The security interest and Lien granted to the Collateral Agent for the benefit of the First Lien Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Liens.

SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Subject to the First Lien Loan Documents, each Pledgor shall, at its own cost and expense, take all commercially reasonable actions necessary to defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other First Lien Secured Party other than Permitted Liens.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements filed on the date hereof. No Pledgor shall execute or authorize to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to any holder of Permitted Liens.

SECTION 4.5. Reserved.

SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.

SECTION 4.7. Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its commercially reasonable efforts to assist the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in the Perfection Certificate and the schedules thereto, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate dated as of the Closing Date or the latest Perfection Certificate Supplement constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors as of the Closing Date or as of the date of the latest supplement to the Perfection Certificate, as applicable.

SECTION 4.9. Insurance. In the event that the Net Cash Proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and promptly after receipt thereof shall be paid to the Collateral Agent for application in accordance with the First Lien Loan Documents.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within thirty days after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the First Lien Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which would reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the First Lien Loan Documents; provided, however, that any and all such Distributions consisting of rights or interests in the form of Securities Collateral shall be delivered to the Collateral Agent in accordance with Sections 3.1 or 3.2, as applicable.

(b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to the exercise of any and all voting rights and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default and prior written notice by the Collateral Agent to such Pledgor:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Defaults, etc. Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent it has the legal right to do so, an irrevocable (until the termination of this Agreement; provided that any sublicenses granted by the Collateral Agent during such period shall continue for their term as direct licenses from the relevant Pledgor) and non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2. [Reserved].

SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof obtain any rights to any additional Intellectual Property Collateral, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Pledgor shall promptly (and in any event within 30 days) provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any of the foregoing by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 8(a) and 8(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the First Lien Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with the First Lien Loan Documents. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.

ARTICLE VIII

[RESERVED].

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than five (5) Business Days after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the First Lien Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the First Lien Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other First Lien Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the First Lien Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4. Certain Sales of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Collateral Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may reasonably request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other First Lien Secured Parties, that the Collateral Agent and the other First Lien Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other First Lien Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other First

Lien Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other First Lien Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate for a reasonable period to enable such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds. Subject to the terms of the Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement; provided however that in the event that there are any Revolving Credit Obligations in existence, such proceeds shall be applied first pursuant to the terms of an intercreditor agreement setting forth the priority of Collateral proceeds allocation between those held by the Secured Parties and the holders of the Revolving Credit Obligations and next any such proceeds directed to the Revolving Credit Obligations shall be applied in accordance with the terms of the Revolving Credit Obligations Documents and any such proceeds directed to the Secured Parties shall be applied in accordance with the terms of the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Collateral Agent.

(a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement and the Revolving Credit Obligations Documents. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the First Lien Loan Documents. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the First Lien Loan Documents. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the First Lien Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other First Lien Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes of the type described in Section 5.13(a) of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the First Lien Loan Documents. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of the First Lien Loan Documents. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the First Lien Loan Documents, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other First Lien Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any First Lien Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person in accordance with and pursuant to the Credit Agreement and, in the case of a First Lien Secured Party that is a party to a Hedging Agreement or a Treasury Services Agreement, such Hedging Agreement or Treasury Services Agreement, as applicable, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such First Lien Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a First Lien Secured Party that is a party to a Hedging Agreement or a Treasury Services Agreements, such Hedging Agreement or Treasury Services Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the First Lien Obligations is rescinded or must otherwise be restored by the First Lien Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4. Termination; Release. When all the First Lien Obligations have been paid in full and the Commitments of the Lenders to make any Loan under the Credit Agreement and any Revolving Credit Obligations Document, or to issue any letter of credit under any Revolving Credit Obligations Document shall have expired or been sooner terminated and all Letters of Credit issued under any Revolving Credit Obligations Document have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement and the Revolving Credit Obligations Documents, this Agreement shall automatically, and without any action by any party hereto, terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Indenture, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement and the Revolving Credit Obligations Documents, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in the possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and any Revolving Credit Obligations Document and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the First Lien Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement and any Revolving Credit Obligations Document, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.09 and 10.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Taxes on the Pledged Collateral or any part thereof.

SECTION 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13. No Release. Nothing set forth in this Agreement or any other First Lien Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other First Lien Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other First Lien Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other First Lien Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other First Lien Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other First Lien Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other First Lien Loan Documents.

SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other First Lien Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the First Lien Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Hedging Agreement, Treasury Services Agreement or any other First Lien Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the First Lien Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other First Lien Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

SECTION 11.15. Intercreditor Agreement. Notwithstanding anything herein to the contrary (other than Section 2.1 hereof), the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

ARTICLE XII

SPECIAL PROVISIONS RELATING TO GAMING LAWS

SECTION 12.1. Additional Provisions Relating to Gaming Laws and Gaming Licenses.

(a) Each Pledgor agrees that, upon the occurrence of and during the continuance of an Event of Default and at the Collateral Agent’s request, it will, and will cause each of its Subsidiaries to, promptly file (and in any event within 5 Business Days) such applications for approval and shall use commercially reasonable efforts to take all other and further actions required by the Collateral Agent to obtain such approvals or consents of the applicable Gaming Authorities, and any other Governmental Authorities with jurisdiction as are necessary for the Collateral Agent, to continue operation of the businesses of the Borrower and its Subsidiaries under the Gaming Licenses held by it, or to hold its interest in any Person holding any such Gaming License related to the operations of any Pledgor pursuant to the Gaming Laws. To enforce the provisions of this Article XII, the Collateral Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the applicable Gaming Authority and any other Governmental Authorities with jurisdiction, authorization pursuant to the Gaming Laws to continue operation of the businesses of each Pledgor and its Subsidiaries under all necessary Gaming Licenses for the purpose of seeking a bona fide purchaser of the businesses of each Pledgor and its Subsidiaries. Each Pledgor hereby agrees to authorize, and to cause each of its Subsidiaries to authorize such an authorization pursuant to the Gaming Laws to continue the operation of the businesses of such Pledgor and its Subsidiaries upon the request of the receiver so appointed and, if any Pledgor or any such Subsidiary shall refuse to authorize the transfer, its approval may be required by the court. Upon the occurrence and continuance of an Event of Default, each Pledgor shall further use, and shall cause its Subsidiaries to use, commercially reasonable efforts to assist in obtaining approval of the applicable Gaming Authority and any other Governmental Authorities with jurisdiction, if required, for any action or transactions contemplated by the Agreement or the Loan Documents, including, preparation, execution, and filing with the applicable Gaming Authority and any other Governmental Authorities with jurisdiction of any application or applications for authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of any Pledgor and its Subsidiaries under any Gaming License or transfer of control necessary or appropriate under the applicable Gaming Laws for approval of the transfer or assignment of any portion of the Pledged Collateral. Each Pledgor acknowledges that the authorization pursuant to the Gaming Laws for the receiver to continue the operation of the businesses of any Pledgor and its Subsidiaries under the Gaming Licenses or for a transfer of control is integral to the Collateral Agent’s realization of the value of the Pledged Collateral, that there is no adequate remedy at law for failure by each Pledgor to comply with the provisions of this Article XII and that such failure would not be adequately compensable in damages, and therefore agrees that the agreements contained in this Article XII may be specifically enforced.

(b) All rights, remedies, and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the Gaming Laws and all provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of the Gaming Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement or the other Loan Documents invalid or unenforceable, in whole or in part. The Collateral Agent will timely apply for and receive all required approvals of the applicable Gaming Authority for the sale or other disposition of gaming equipment regulated by the Gaming Laws (including any such sale or disposition of gaming equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices” (as such term or words of like import referring thereto are defined in the Gaming Laws), and “associated equipment” (as such term or words of like import referring thereto are defined in the Gaming Laws).

SECTION 12.2. Compliance with Gaming Laws. Notwithstanding anything to the contrary contained herein or in any other First Lien Loan Documents, the Collateral Agent expressly acknowledges and agrees that the exercise of its rights and remedies under this Agreement is subject to the mandatory provisions of the Gaming Laws.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

REVEL AC, INC.,
as Pledgor

By:
Name:
Title:

REVEL AC, LLC, as Pledgor

By:
Name:
Title:

REVEL ATLANTIC CITY, LLC, as Pledgor

By:
Name:
Title:

REVEL ENTERTAINMENT GROUP, LLC, as Pledgor

By:
Name:
Title:

S-1

NB ACQUISITION LLC,
as Pledgor

By:
Name:
Title:

S-2

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

S-3

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of February 17, 2011, made by REVEL AC, INC., a Delaware corporation (the “Borrower”) and the guarantors from to time to time party thereto (the “Guarantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with prior written instructions of the Collateral Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, and (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [                ], 20[    ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of February 17, 2011, made by REVEL AC, INC., a Delaware corporation (the “Borrower”) and the guarantors from to time to time party thereto (the “Guarantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all First Lien Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ], as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of February 17, 2011, made by REVEL AC, INC., a Delaware corporation (the “Borrower”) and the guarantors from to time to time party thereto (the “Guarantors”) and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                    ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the First Lien Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement.

Annexed hereto are supplements to each of the schedules to the Security Agreement with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                ], 2011, by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the First Lien Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. As collateral security for the payment and performance in full of all the First Lien Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the First Lien Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Copyrights of such Pledgor listed on Schedule I1 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the

[1]	Should include same Copyrights listed on Schedule 8(b) of the Perfection Certificate.

Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the payment in full of the First Lien Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Copyright Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [                ], 2011, by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the First Lien Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. As collateral security for the payment and performance in full of all the First Lien Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the First Lien Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Patents of such Pledgor listed on Schedule I2 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

[2]	Should include same Patents listed on Schedule 8(a) of the Perfection Certificate.

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the payment in full of the First Lien Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Patent Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [                ], 2011, by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the First Lien Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. As collateral security for the payment and performance in full of all the First Lien Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the First Lien Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm

Ex. I-1

that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the payment in full of the First Lien Obligations and termination of the Security Agreement, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Trademark Security Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

Ex. I-2

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Ex. I-3

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Ex. I-4

EXHIBIT P

[Form of]

UNITED STATES TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Revel AC, Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in the Credit Agreement), the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. No payments in connection with the Loan Documents are effectively connected with the conduct of a U.S. trade or business by the undersigned.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:             , 201    .

P-1

EXHIBIT Q

[Form of]

SOLVENCY CERTIFICATE

February 17, 2011

I, the undersigned, [Financial Officer] of REVEL AC, INC., a Delaware corporation (“Borrower”), DO HEREBY CERTIFY, in my capacity as [Financial Officer] and not in my individual capacity, on behalf of Borrower that:

1. This Certificate is furnished pursuant to Section 4.01(g) of the Credit Agreement dated as of February 17, 2011 among Borrower, the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger, and syndication agent, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers and JPMORGAN CHASE BANK, N.A. as administrative agent for the Lenders, collateral agent for the Secured Parties (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined).

2. After giving effect to the transactions completed by the Credit Agreement and the other Financing Agreements (including, without limitation, the issuance of the Second Lien Notes, and after giving effect to the application of the proceeds thereof) on the date hereof, (a) the amount of the “present fair saleable value” of the assets of the Loan Parties, taken as a whole on a consolidated basis, exceeds the amount of all “liabilities of such person, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of the Loan Parties, taken as a whole on a consolidated basis, is greater than the amount required to pay the liability of the Loan Parties, taken as a whole on a consolidated basis, on their then existing debts as such debts become absolute and matured considering potential financing alternatives and asset sales that may be available to the Loan Parties, taken as a whole on a consolidated basis; (c) the Loan Parties, taken as a whole on a consolidated basis, do not have an unreasonably small amount of capital with which to conduct their business and (d) the Loan Parties, taken as a whole on a consolidated basis, will be able to pay their debts as they mature.

[signature page follows]

Q-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

REVEL AC, INC.

By:
Name:
Title: [Financial Officer]

Q-2

EXHIBIT R

[Form of]

TITLE POLICIES

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE A
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

Name and Address of Title Insurance Company:	CHICAGO TITLE INSURANCE COMPANY
2446 CHURCH ROAD, 3RD FL
TOMS RIVER NJ 08753
TEL (732)255-6326 FAX (732)255-7906

File No.: 2010-00856

Loan No.: N/A

Address Reference: 626 ORIENTAL AVENUE, 601 BOARDWALK, ATLANTIC CITY, NEW JERSEY

Amount of Insurance: $510,000,000.00

Date of Policy: PROFORMA

1.	Name of Insured:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, J. P. MORGAN SECURITIES LLC, AS SYNDICATION AGENT

2.	The estate or interest in the Land that is encumbered by the Insured Mortgage is:

FEE SIMPLE

3.	Title is vested in:

*** SEE ATTACHED ***

4.	The Insured Mortgage and its assignments, if any, are described as follows:

*** SEE ATTACHED ***

5.	The land referred to in this policy is described as follows:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

6.	This policy incorporates by reference those ALTA endorsements selected below:

☐	4.1-06	(Condominium)

☐	5.1-06	(Planned Unit Development)

☐	6-06	(Variable Rate)

☐	6.2-06	(Variable Rate - Negative Amortization)

☐	8.1-06	(Environmental Protection Lien - New Jersey Variation) Paragraph b refers to the following state statute(s): N.J.S.A.58:10-23.11 et seq.

☐	9-06	(Restrictions, Encroachments, Minerals - New Jersey Variation)

☐	13.1-06	(Leasehold Loan)

☐	14-06	(Future Advance - Priority)

☐	14.1-6	(Future Advance - Knowledge)

☐	14.3-06	(Future Advance - Reverse Mortgage)

☐	22-06	(Location - New Jersey Variation) The type of improvement is a one-to-four family residential structure, and the street address is as shown above.

72S101 (6/06)	THIS POLICY VALID ONLY IF SCHEDULE B IS ATTACHED	New Jersey Variation

06LA1 8/10 KMS SAH SAH 02/16/11 16:02:02	Page A - 1	ALTA Loan Policy Schedule A-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE A
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

3.	TITLE IS VESTED IN:

CASINO PARCEL (BLOCK 62 LOTS 1 AND 2)

REVEL ATLANTIC CITY, LLC BY DEED FROM VENTURA AC, LLC (F/K/A MS ATLANTIC CITY, LLC) DATED JUNE 11, 2007, RECORDED JULY 16, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12655, INSTRUMENT NO. 2007066126. NOTE: SEE FIRST AMENDMENT IN DEED BOOK 12770, INSTRUMENT NO. 2008007262. (AS TO BLOCK 62, LOT 2)

REVEL ATLANTIC CITY, LLC BY DEED FROM VENTURA AC, LLC (F/K/A MS ATLANTIC CITY, LLC) DATED MAY 30, 2007, RECORDED JULY 10, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12652, INSTRUMENT NO. 2007064772. (AS TO BLOCK 62, LOT 1)

TOGETHER WITH THOSE PORTIONS OF CONGRESS PLACE; CONNECTICUT AVENUE; SOUTH CALLOWAY PLACE AND MASSACHUSETTS AVENUE LYING CONTIGIOUS TO THE ABOVE TRACTS OF LAND AS VACATED BY VACATION ORDINANCE NO. 31, RECORDED IN THE ATLANTIC COUNTY CLERKS OFFICE ON OCTOBER 23, 2007 IN BOOK 12718 AS INSTRUMENT NUMBER 2007095736

CENTRAL UTILITY PLANT PARCEL (NOW KNOWN AS BLOCK 68 PART OF CURRENT LOT 3, (ABOUT TO BE KNOWN AS LOT 3.02)) (FORMERLY KNOWN AS LOTS 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 & 13)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM MGM GRAND ATLANTIC CITY, INC. DATED JUNE 4, 2007, RECORDED JUNE 25, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12643, INSTRUMENT NO. 2007060628. BLOCK 68 LOTS 3, 7, 8, 9 & 11)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM HOWARD LEVIN AND ROBERT LEVIN, DATED FEBRUARY 19, 2008, RECORDED FEBRUARY 27, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12788, INSTRUMENT NO. 2008016111. (AS TO BLOCK 68 LOT 5)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ELEVEN MASSACHUSETTS AVENUE, L.L.C., DATED JANUARY 3, 2008, RECORDED JANUARY 25, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12771, INSTRUMENT NO. 2008007642. (AS TO BLOCK 68 LOT 10)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ANITA Y SUMNER, AS EXECUTRIX FOR RICHARD J. SUMNER AND ANITA Y. SUMNER, DATED APRIL 15, 2008, RECORDED MAY 2, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12827, INSTRUMENT NO. 2008035278. (AS TO BLOCK 68 LOT 4)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ANITA Y SUMNER, AS EXECUTRIX FOR RICHARD J. SUMNER AND ANITA Y. SUMNER, DATED APRIL 15, 2008, RECORDED MAY 2, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12827, INSTRUMENT NO. 2008035277. (AS TO BLOCK 68 LOT 6)

This Policy is valid only if Schedule B is attached.
Page A -
06LVC 3/07 KMS SAH SAH 02/16/11 16:02:02	ALTA Loan Policy Schedule A-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE A
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

3.	TITLE IS VESTED IN:

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM DOROTHY T. TRETTNER, DATED MARCH 6, 2008, RECORDED MARCH 14, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12799, INSTRUMENT NO. 2008021213. (AS TO BLOCK 68 LOTS 12 & 13)

This Policy is valid only if Schedule B is attached.
Page A -
06LVC 3/07 KMS SAH SAH 02/16/11 16:02:02	ALTA Loan Policy Schedule A-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE A
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

4.	THE INSURED MORTGAGE, AND ITS ASSIGNMENTS, IF ANY, ARE DESCRIBED AS FOLLOWS:

A MORTGAGE TO SECURE AN INDEBTEDNESS AS SHOWN BELOW:

MORTGAGOR: NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, MORTGAGEE: JPMORGAN CHASE BANK, N.A., DATED ~, IN THE AMOUNT OF $850,000,000.00, RECORDED ~ IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT ~, BOOK ~ PAGE ~. (AS TO CENTRAL UTILITY PLANT PARCEL)

MORTGAGOR: REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY (AS TO THE FEE INTEREST) AND REVEL ENTERTAINMENT GROUP, LLC (AS TO THE LEASEHOLD INTEREST), MORTGAGEE: JPMORGAN CHASE BANK, N.A., DATED ~, IN THE AMOUNT OF $850,000,000.00, RECORDED ~ IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT ~, BOOK ~ PAGE ~. (AS TO CASINO PARCEL)

NOTWITHSTANDING ANYTHING WHICH MAY BE CONTAINED IN SCHEDULE A, NO. 4 OR IN ANY OTHER PROVISION OF THIS POLICY TO THE CONTRARY, THE AMOUNT OF INSURANCE UNDER THIS POLICY IS LIMITED TO FACE AMOUNT HEREOF, OR $510,000,000.00.

This Policy is valid only if Schedule B is attached.
Page A -
06LMC 3/07 KMS SAH SAH 02/16/11 16:02:02	ALTA Loan Policy Schedule A-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE A
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE

Title No:	2010-00856

LEGAL DESCRIPTION

EXHIBIT “A”

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF ATLANTIC, STATE OF NEW JERSEY, AND IS DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

CASINO PARCEL

BLOCK 62 LOTS 1 AND 2

DESCRIBED IN ACCORDANCE WITH A SURVEY PREPARED BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. DATED NOVEMBER 18, 2010 AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF ORIENTAL AVENUE (72’ AS WIDENEND 12’ ON ITS NORTHERLY SIDE) WITH THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE), AND EXTENDING FROM SAID BEGINNING POINT; THENCE

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG THE SOUTHERLY LINE OF ORIENTAL AVENUE 960.00 FEET TO THE WESTERLY LINE OF METROPOLITAN AVENUE; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME 875.00 FEET TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK (THE BOARDWALK) (60’ WIDE); THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST IN AND ALONG SAME, PARALLEL WITH PACIFIC AVENUE 535.00 FEET TO A POINT OF CURVATURE; THENCE

4. SOUTHWESTWARDLY CONTINUING IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK IN THE ARC OR A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 687.845 FEET, AN ARC LENGTH OF 99.82 FEET TO A POINT OF TANGENCY; THENCE

5. SOUTH 54 DEGREES, 13 MINUTES, 06 SECONDS WEST STILL IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK 328.99 FEET TO THE WESTERLY LINE OF NEW JERSEY AVENUE; THENCE

6. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME 929.81 FEET TO THE POINT AND PLACE OF BEGINNING.

72S101 (6/06)	2 (cont)	New Jersey Variation
06LLC 11/07 KMS SAH SAH 02/16/11 16:02:02		ALTA Loan Policy Schedule A-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE A
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE

Title No:	2010-00856

CENTRAL UTILITY PLANT (BLOCK 68)

DESCRIBED IN ACCORDANCE WITH A SURVEY PREPARED BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. AS FOLLOWS:

BEGINNING AT A POINT IN THE INTERSECTION OF THE WESTERLY LINE OF METROPOLITAN AVENUE (30.00’ WIDE) AND THE NORTHERLY LINE OF ORIENTAL AVENUE (60.00’ WIDE) AND EXTENDING; THENCE

1. SOUTH 62 DEGREES, 32 MINUTES 00 SECONDS WEST IN AND ALONG THE NORTHERLY LINE OF ORIENTAL AVENUE A DISTANCE OF 160.00 FEET TO A POINT IN THE EAST LINE OF MASSACHUSETTS AVENUE; THENCE

2. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME A DISTANCE OF 280.00 FEET TO A POINT; THENCE

3. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 95.00 FEET TO A POINT; THENCE

4. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 20.00 FEET TO A POINT; THENCE

5. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 5.00 FEET TO A POINT; THENCE

6. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 60.00 FEET TO THE NORTHERLY LINE OF LOT 7; THENCE

7. NORTH 62 DEGREES, 32 MINUTES 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 10.00 FEET TO THE CORNER OF A 3” X 60” STRIP OF LAND (LOT 16); THENCE

8. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 0.25 FEET TO THE NORTHERLY LINE OF LOT 13; THENCE

9. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 60.00 FEET TO A POINT IN THE WEST LINE OF METROPOLITAN AVENUE; THENCE

10. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 199.75 FEET TO THE POINT AND PLACE OF BEGINNING.

EXCEPTING FROM THE ABOVE A PARCEL CONVEYED TO CASINO REINVESTMENT DEVELOPMENT AUTHORITY, IN DEED BOOK 13128, INSTRUMENT NO. 2010020400 (ABOUT TO BE KNOWN AS BLOCK 68, LOT 3.01) AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF MASSACHUSETTS AVENUE, SAID POINT BEING 280.00 FEET NORTHERLY FROM THE INTERSECTION OF SAME WITH THE NORTHERLY LINE OF ORIENTAL AVENUE AND RUNNING THENCE:

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST 18.00 FEET TO A POINT; THENCE

72S101 (6/06)	2 (cont)	New Jersey Variation
06LLC 11/07 KMS SAH SAH 02/16/11 16:02:02		ALTA Loan Policy Schedule A-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE A
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE

Title No:	2010-00856

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST 280.00 FEET TO A POINT; THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST 18.00 FEET TO A POINT; THENCE

4. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST 280.00 FEET TO THE POINT AND PLACE OF BEGINNING.

AS TO CASINO PARCEL AND CENTRAL UTILITY PLANT PARCEL: TOGETHER WITH THE BENEFITS OF THAT CERTAIN EASEMENT AGREEMENT BETWEEN NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, ARC~ AND THE CITY OF ATLANTIC CITY DATED ~, RECORDED ~ IN DEED BOOK ~, PAGE ~.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

CASINO PARCEL

BLOCK 62 LOT 2; BLOCK 62 LOT 1, ON THE OFFICIAL TAX MAP OF THE CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY.

CENTRAL UTILITY PLANT PARCELS

BLOCK 68 PART OF CURRENT LOT 3, (ABOUT TO BE KNOWN AS LOT 3.02) (FORMERLY KNOWN AS LOTS 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 & 13) ON THE OFFICIAL TAX MAP OF THE CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY.

72S101 (6/06)	2 (cont)	New Jersey Variation
06LLC 11/07 KMS SAH SAH 02/16/11 16:02:02		ALTA Loan Policy Schedule A-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART I
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

SCHEDULE B - PART I

EXCEPTIONS FROM COVERAGE

Except as provided in Schedule B - Part II, this policy does not insure against loss or damage (and the Company will not pay costs, attorneys’ fees or expenses) that arise by reason of:

T	CONSTRUCTION LIEN CLAIMS:

INSTRUMENT NO. 2010017501 FILED BY STONE CONCRETE, INC. IN THE AMOUNT OF $15,300,248.00 FILED MARCH 19, 2010, AMENDED BY INSTRUMENT NO. 2010056687 FILED SEPTEMBER 21, 2010. LIS PENDENS NO. 2010060194 FILED OCTOBER 7, 2010.

INSTRUMENT NO. 2010039702 FILED BY AMQUIP CRANE RENTAL, LLC IN THE AMOUNT OF $448,112.31 FILED JULY 1, 2010. TO BE OMITTED FROM FINAL POLICIES UPON PROOF OF DISCHARGE

X	AS TO ALL TRACTS, LOTS AND PARCELS

(Z) THE EXACT QUANTITY OF LAND IN NUMBER OF ACRES OR SQUARE FEET CONTAINED WITHIN THE PREMISES DESCRIBED HEREIN IS NOT INSURED.

~ (AA) RIGHTS OR CLAIMS OF TENANTS, LESSEES OR PARTIES IN POSSESSION. TO BE OMITTED UPON RECEIPT OF EXECUTED AFFIDAVIT OF TITLE STATING NO TENANTS

(AB) RIGHTS OF THE UNITED STATES FOR LIGHT HOUSE PRESERVATION AS SET FORTH IN DEED BETWEEN THE STATE OF NEW JERSEY AND THE UNITED STATES OF AMERICA DATED AUGUST 30, 1878, RECORDED OCTOBER 30, 1878 IN DEED BOOK 71, PAGE 580. (DOES NOT AFFECT CASINO PARCEL) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(AC) RIGHTS OF THE UNITED STATES FOR LIGHT HOUSE PRESERVATION AS SET FORTH IN DEED BETWEEN THE STATE OF NEW JERSEY AND THE UNITED STATES OF AMERICA DATED AUGUST 16, 1878, RECORDED OCTOBER 30, 1878 IN DEED BOOK 71, PAGE 585. (DOES NOT AFFECT CASINO PARCEL) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(AD) TERMS AND CONDITIONS OF RIPARIAN GRANT BETWEEN THE STATE OF NEW JERSEY AND EMANUEL METZGER DATED NOVEMBER 2, 1878, RECORDED DECEMBER 16, 1878 IN DEED BOOK 72, PAGE 119. (AFFECTS CASINO PARCEL ONLY BLOCK 62 LOT 2) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(AE) TERMS AND CONDITIONS OF RIPARIAN GRANT BETWEEN THE STATE OF NEW JERSEY AND JOHN HUNTER DATED NOVEMBER 2, 1878, RECORDED NOVEMBER 11, 1881 IN DEED BOOK 84, PAGE 540. (AFFECTS CASINO PARCEL ONLY BLOCK 62 LOT 2) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A

*** CONTINUED ***

72S102 (6/06)	Page B1 - 1	New Jersey Variation
06LB11 11/07 KMS SAH SAH 02/16/11 16:41:44		ALTA Loan Policy Schedule B-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART I
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

FORFEITURE OR REVERSION OF TITLE.

(AM) TERMS AND CONDITIONS OF “REDEVELOPMENT PLAN FOR THE REVEL REDEVELOPMENT AREA” PURSUANT TO ORDINANCE NO. 6 ADOPTED MARCH 22, 2007

(AP) RIGHTS, PUBLIC AND PRIVATE, IN AND TO ANY STREETS, ROADS, LANES OR HIGHWAYS ABUTTING, OR BOUNDING THE SUBJECT PREMISES.

(BF)	INTENTIONALLY OMITTED

(CR) THIS POLICY IS ISSUED CONTEMPORANEOUSLY WITH:

POLICY NUMBER NCS-465256 OF FIRST AMERICAN TITLE INSURANCE COMPANY IN THE AMOUNT OF $340,000,000.00 (40%) (1ST LIEN LOAN POLICY)

AT THE TIME LIABILITY FOR ANY LOSS SHALL HAVE BEEN FIXED PURSUANT TO THE CONDITIONS OF THIS POLICY, THIS COMPANY WILL NOT BE LIABLE TO THE INSURED FOR A GREATER PORTION OF THE LOSS THAN THE AMOUNT THAT THIS POLICY BEARS TO THE WHOLE AMOUNT OF INSURANCE HELD BY THE INSURED AS AFORESAID.

Y	AS TO CASINO PARCEL

(AK) RESTRICTIONS AS SET FORTH IN DEED BETWEEN CITY OF ATLANTIC CITY AND BOARDMAN SMITH CORP. DATED DECEMBER 26, 1952, RECORDED JANUARY 31, 1953 IN DEED BOOK 1626, PAGE 408 AS AMENDED BY DEED BOOK 1739, PAGE 400. (AFFECTS BLOCK 62 LOT 1) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(AQ) INTENTIONALLY OMITTED

(AR) INTENTIONALLY OMITTED

(AV) TERMS AND CONDITIONS AS SET FORTH IN PERMIT BETWEEN STATE OF NEW JERSEY AND REVEL ENTERTAINMENT GROUP, LLC, DATED NOVEMBER 16, 2007 AND RECORDED APRIL 8, 2008 IN DEED BOOK 12814, PAGE 1 OF 6 INSTRUMENT NO. 2008028282.

(AW) EXISTING RIGHTS OF UTILITY COMPANIES IN AND TO ANY PORTION OF THE PREMISES WHICH LIES IN THE BED(S) OF VACATED CONNECTICUT AVENUE, CONGRESS PLACE AND MASSACHUSETTS AVENUE. SAID STREETS VACATED BY ORDINANCE #31 ADOPTED BY THE CITY OF ATLANTIC CITY ON JULY 25, 2007, RECORDED ON OCTOBER 23, 2007 AS INSTRUMENT NO. 2007095736.

(BB) TERMS AND CONDITIONS OF RIPARIAN GRANT BETWEEN THE STATE OF NEW JERSEY AND MARY A. WOOTON DATED DECEMBER 5, 1898, RECORDED MAY 12, 1899 IN DEED BOOK 232, PAGE 118. (AFFECTS BLOCK 62 LOT 1) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(CJ) TERMS AND CONDITIONS OF DECLARATION OF COVENANTS AND RESTRICTIONS DATED DECEMBER 4, 2009 RECORDED DECEMBER 12, 2009 IN THE OFFICE OF THE CLERK OF ATLANTIC COUNTY IN BOOK 13086, INSTRUMENT NO. 2009085445

72S102 (6/06)	Page B1 - 2	New Jersey Variation
06LB1C 3/07 KMS SAH SAH 02/16/11 16:41:44		ALTA Loan Policy Schedule B-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART I
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

(CU) NOTWITHSTANDING ANY PROVISION IN THE POLICY TO THE CONTRARY UNLESS AN EXCEPTION IS TAKEN IN SCHEDULE B, THE POLICY INSURES AGAINST LOSS ARISING FROM ANY ENCROACHMENT, ENCUMBRANCE, VIOLATION, VARIATION, OR ADVERSE CIRCUMSTANCE AFFECTING THE TITLE. THE FOLLOWING MATTERS SHOWN ON A SURVEY MADE BY ARTHUR W. PONZIO, DATED NOVEMBER 18, 2010, LAST REVISED TO ~, JOB NO. 30147-28428, ARE ADDED TO SCHEDULE B:

A. BUILDING ON SOUTHERLY LINE

THIS POLICY DOES NOT INSURE AGAINST ERRORS OR INACCURACIES IN THE SURVEY WITH RESPECT TO MATTERS WHICH DO NOT AFFECT TITLE.

72S102 (6/06)	Page B1 - 3	New Jersey Variation
06LB1C 3/07 KMS SAH SAH 02/16/11 16:41:44		ALTA Loan Policy Schedule B-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART I
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

AA	AS TO CENTRAL UTILITY PLANT PARCELS

(AG) TERMS, CONDITIONS AND RESTRICTIONS AS SET FORTH IN DEED BOOK 700, PAGE 267. (AFFECTS FORMER LOTS 7, 8 AND 9) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(AH) INTENTIONALLY OMITTED

(AI) SUBJECT TO RESTRICTIONS ONLY, AS SET FORTH IN DEED BOOK 715, PAGE 156. (AFFECTS FORMER LOTS 7, 8, 9 AND 10) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(AJ) RIGHTS OF THE UNITED STATES AND RESTRICTIONS AS SET FORTH IN DEED BOOK 765, PAGE 242. (AFFECTS FORMER LOTS 7, 8 AND 9) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(AL) RIGHTS OF THE UNITED STATES AS SET FORTH IN DEED BOOK 2311, PAGE 36. LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE. (AFFECTS FORMER LOTS 7, 8 AND 9)

(AT) INTENTIONALLY OMITTED

(AW) EXISTING RIGHTS OF UTILITY COMPANIES IN AND TO ANY PORTION OF THE PREMISES WHICH LIES IN THE BED(S) OF VACATED CONNECTICUT AVENUE, CONGRESS PLACE AND MASSACHUSETTS AVENUE. SAID STREETS VACATED BY ORDINANCE #31 ADOPTED BY THE CITY OF ATLANTIC CITY ON JULY 25, 2007, RECORDED ON OCTOBER 23, 2007 AS INSTRUMENT NO. 2007095736.

(BL) SUBJECT TO RESTRICTIONS ONLY, AS SET FORTH IN DEED BOOK 808, PAGE 140. (AFFECTS FORMER LOTS 7, 8 AND 9) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

(BV) INTENTIONALLY OMITTED

(BW) INTENTIONALLY OMITTED

(CV) NOTWITHSTANDING ANY PROVISION IN THE POLICY TO THE CONTRARY UNLESS AN EXCEPTION IS TAKEN IN SCHEDULE B, THE POLICY INSURES AGAINST LOSS ARISING FROM ANY ENCROACHMENT, ENCUMBRANCE, VIOLATION, VARIATION, OR ADVERSE CIRCUMSTANCE AFFECTING THE TITLE. THE FOLLOWING MATTERS SHOWN ON A SURVEY MADE BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC., DATED NOVEMBER 18, 2010, LAST REVISED ~, JOB NO. 30147-28428, ARE ADDED TO SCHEDULE B:

A. AREA OF DEDICATION TO CRDA AS EXCEPTED IN SCHEDULE A LEGAL DESCRIPTION

72S102 (6/06)	Page B1 - 4	New Jersey Variation
06LB1C 3/07 KMS SAH SAH 02/16/11 16:41:44		ALTA Loan Policy Schedule B-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART I
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

THIS POLICY DOES NOT INSURE AGAINST ERRORS OR INACCURACIES IN THE SURVEY WITH RESPECT TO MATTERS WHICH DO NOT AFFECT TITLE.

AF	AS TO ALL PARCELS: LIEN OF UNPAID REAL ESTATE TAXES FOR THE YEAR 2011. TAXES PAID THROUGH EFFECTIVE DATE HEREIN. SUBSEQUENT TAXES NOT YET DUE AND PAYABLE.

AG	NOTE: THIS IS A PRO-FORMA POLICY FURNISHED TO OR ON BEHALF OF THE PARTY TO BE INSURED. IT MAY NOT REPRESENT THE PRESENT STATE OF TITLE AND IS NOT A COMMITMENT TO INSURE THE ESTATE OR INTEREST AS SHOWN HEREIN, NOR DOES IT EVIDENCE THE WILLINGNESS OF THE COMPANY TO PROVIDE ANY STATED AFFIRMATIVE COVERAGE, WHICH MAY BE SUBJECT TO ADDITIONAL REQUIREMENTS SET FORTH ON SCHEDULE B-1 OF THE CORRESPONDING TITLE COMMITMENT, THE TERMS OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

THIS PRO-FORMA AND THE PREMIUM TO BE CHARGED ARE PRELIMINARY AND SUBJECT TO FINAL CORPORATE APPROVAL. SUCH APPROVAL, CONSISTENT WITH THE PROVISIONS OF THE NJLTIRB RATE MANUAL, MUST BE RECEIVED PRIOR TO CLOSING.

AL	EASEMENT AGREEMENT BETWEEN NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, ARC~ AND THE CITY OF ATLANTIC CITY DATED ~, RECORDED ~ IN DEED BOOK ~, PAGE ~. (AFFECTS CASINO PARCEL AND CENTRAL UTILITY PARCEL)

72S102 (6/06)	Page B1 - 5	New Jersey Variation
06LB1C 3/07 KMS SAH SAH 02/16/11 16:41:44		ALTA Loan Policy Schedule B-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART I
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

END OF SCHEDULE B - PART I

72S102 (6/06)	New Jersey Variation
06LB1E2 11/07 KMS SAH SAH 02/16/11 16:02:02	ALTA Loan Policy Schedule B-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART II
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

SCHEDULE B - PART II

In addition to the matters set forth in Part I of this Schedule, the Title is subject to the following matters and the Company insures against loss or damage sustained in the event that they are not subordinate to the lien of the Insured Mortgage:

AI	MORTGAGOR: NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY MORTGAGEE: U.S. BANK NATIONAL ASSOCIATION, DATED ~, IN THE AMOUNT OF $304,400,000.00, RECORDED ~ IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT ~, BOOK ~ PAGE ~. (AS TO CENTRAL UTILITY PLANT PARCEL)

MORTGAGOR: REVEL ATLANTIC CITY, LLC (AS TO FEE INTEREST) AND REVEL ENTERTAINMENT GROUP, LLC (AS TO LEASEHOLD INTEREST) MORTGAGEE: U.S. BANK NATIONAL ASSOCIATION, DATED ~, IN THE AMOUNT OF $304,400,000.00, RECORDED ~ IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT ~, BOOK ~ PAGE ~. (AS TO CASINO PARCEL)

AP	TERMS AND CONDITIONS OF LEASE, AS EVIDENCED BY SHORT FORM OF LEASE TO REVEL ENTERTAINMENT GROUP, LLC FROM REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, DATED ~ AND RECORDED ~ IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC, IN DEED BOOK ~, PAGE ~ (AFFECTS CASINO PARCEL)

AQ	TERMS AND CONDITIONS OF LEASE, AS EVIDENCED BY SHORT FORM OF LEASE TO ACR ENERGY PARTNERS, LLC FROM NB ACQUISITION, LLC, DATED ~ AND RECORDED ~ IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC, IN DEED BOOK ~, PAGE ~. (AFFECTS CENTRAL UTILITY PLANT PARCEL)

Page B2 - 1
72S103 (6/06)		New Jersey Variation
06LB21 11/07 KMS SAH SAH 02/16/11 16:02:02		ALTA Loan Policy Schedule BII-06

Issued By:
CHICAGO TITLE INSURANCE COMPANY	SCHEDULE B - PART II
2446 CHURCH ROAD, 3RD FL, TOMS RIVER NJ 08753 PHONE: (732)255-6326 FAX: (732)255-7906	(continued)

Your Ref: REVEL REFINANCE
Policy No:	2010-00856

END OF SCHEDULE B - PART II

72S103 (6/06)	New Jersey Variation
06LB2E2 11/07 KMS SAH SAH 02/16/11 16:02:02	ALTA Loan Policy Schedule BII-06

ENDORSEMENT

Attached to Policy No: 2010-00856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures the owner of the Indebtedness secured by the Insured Mortgage against loss or damage sustained by reason of:

1.	The existence, at Date of Policy, of any of the following:

a.	Covenants, conditions, or restrictions under which the lien of the Insured Mortgage can be divested, subordinated, or extinguished, or its validity, priority, or enforceability impaired.

b.	Unless expressly excepted in Schedule B

i.	Present violations on the Land of any enforceable covenants, conditions, or restrictions, or existing improvements on the Land described in Schedule A that violate any building setback lines shown on a plat of subdivision recorded or filed in the Public Records.

ii.	Any instrument referred to in Schedule B as containing covenants, conditions, or restrictions on the Land that, in addition, (A) establishes an easement on the Land; (B) provides a lien for liquidated damages; (C) provides for a private charge or assessment; (D) provides for an option to purchase, a right of first refusal, or the prior approval of a future purchaser or occupant.

iii.	Any encroachment of existing improvements located on the Land onto adjoining Land, or any encroachment onto the Land of existing improvements located on adjoining Land.

iv.	Any encroachment of existing improvements located on the Land onto that portion of the Land subject to any easement excepted in Schedule B.

v.	Any notices of violation of covenants, conditions, or restrictions relating to environmental protection recorded or filed in the Public Records.

2.	Any future violation on the Land of any existing covenants, conditions, or restrictions occurring prior to the acquisition of Title to the estate or interest in the land by the Insured, provided the violation results in

a.	the invalidity, loss of priority, or unenforceability of the lien of the Insured Mortgage; or

b.	the loss of title if the Insured shall acquire Title in satisfaction of the Indebtedness secured by the Insured Mortgage.

3.	Damage to existing improvements, including lawns, shrubbery, or trees

a.	that are located on or encroach upon that portion of the Land subject to any easement excepted in Schedule B, which damage results from the exercise of the right to maintain the easement for the purpose for which it was granted or reserved;

b.	resulting from the future exercise of any right to use the surface of the Land for the extraction or development of minerals excepted from the description of the Land or excepted in Schedule B.

4.	Any final court order or judgment requiring the removal from any Land adjoining the Land of any encroachment excepted in Schedule B.

5.	Any final court order or judgment denying the right to maintain any existing improvements on the Land because of any violation of covenants, conditions, or restrictions, or building setback lines shown on a plat of subdivision recorded or filed in the Public Records.

New Jersey Variation
NJRB 5-95 (Revised 4/15/10)	ALTA Endorsement 9-06

0AL906P1 8/10 KMS SAH SAH 02/16/11 16:02:02	Page 1 of 2	(Restrictions, Encroachments, Minerals) (5/15/09)

Policy No: 2010-00856

Wherever in this endorsement the words “covenants, conditions, or restrictions” appear, they shall not be deemed to refer to or include the terms, covenants, conditions, or limitations contained in an instrument creating a lease.

As used in paragraphs 1.(b)(i) and 5, the words “covenants, conditions, or restrictions” do not include any covenants, conditions, or restrictions (a) relating to obligations of any type to perform maintenance, repair, or remediation on the Land, or (b) pertaining to environmental protection of any kind or nature, including hazardous or toxic matters, conditions, or substances, except to the extent that a notice of a violation or alleged violation affecting the Land has been recorded or filed in the Public Records at Date of Policy and is not excepted in Schedule B.

As used in this endorsement, the words “covenants, conditions or restrictions” do not include any recorded covenants, conditions or restrictions excepted in Schedule B for rules, or regulations or covenants, conditions or restrictions promulgated by the Department of Community Affairs (“DCA”) or Council on Affordable Housing (“COAH”) or any other federal, state or local governmental body or agency or any federal or state laws with regard to affordable housing or matters related thereto.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle

Authorized Signatory

New Jersey Variation
NJRB 5-95 (Revised 4/15/10)	ALTA Endorsement 9-06

0AL906P2 8/10 KMS SAH SAH 02/16/11 16:02:02	Page 2 of 2	(Restrictions, Encroachments, Minerals) (Revised 5/15/09)

ENDORSEMENT

Attached to Policy No: 2010-00856

Issued by

CHICAGO TITLE INSURANCE COMPANY

This endorsement is effective only if the Collateral includes at least two parcels of real property.

1.	For the purposes of this endorsement

a.	“Collateral” means all property, including the Land, given as security for the Indebtedness.

b.	“Material Impairment Amount” means the amount by which any matter covered by this policy for which a claim is made diminishes the value of the Collateral below the Indebtedness.

2.	In the event of a claim resulting from a matter insured against by this policy, the Company agrees to pay that portion of the Material Impairment Amount that does not exceed the limits of liability imposed by Sections 2 and 8 of the Conditions without requiring

a.	maturity of the Indebtedness by acceleration or otherwise,

b.	pursuit by the Insured of its remedies against the Collateral,

c.	pursuit by the Insured of its remedies under any guaranty, bond or other insurance policy.

3.	Nothing in this endorsement shall impair the Company’s right of subrogation. However, the Company agrees that its right of subrogation shall be subordinate to the rights and remedies of the Insured. The Company’s right of subrogation shall include the right to recover the amount paid to the Insured pursuant to paragraph 2 from any debtor or guarantor of the Indebtedness, after payment or other satisfaction of the remainder of the Indebtedness and other obligations secured by the lien of the Insured Mortgage. The Company shall have the right to recoup from the Insured Claimant any amount received by it in excess of the Indebtedness up to the amount of the payment under paragraph 2.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Authorized Signatory

ALTA Endorsement Form 20-06
AL2006 9/08 KMS SAH SAH 02/16/11 16:02:02	(First Loss - Multiple Parcel Transactions) (6/17/06)

ENDORSEMENT

Attached to Policy No: 2010-00856

Issued by

CHICAGO TITLE INSURANCE COMPANY

1.	The insurance for Advances added by Sections 2 and 3 of this endorsement is subject to the exclusions in Section 4 of this endorsement and the Exclusions from Coverage in the Policy, except Exclusion 3(d), the provisions of the Conditions, and the exceptions contained in Schedule B.

a.	“Agreement,” as used in this endorsement, shall mean the note or loan agreement, the repayment of Advances under which is secured by the Insured Mortgage.

b.	“Advances,” as used in this endorsement, shall mean only those advances of principal indebtedness made after the Date of Policy as provided in the Agreement, including expenses of foreclosure, amounts advanced pursuant to the Insured Mortgage to pay taxes and insurance, assure compliance with laws, or to protect the lien of the Insured Mortgage before the time of acquisition of the Title, and reasonable amounts expended to prevent deterioration of improvements, together with interest on those advances.

c.	“Changes in the rate of interest,” as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to a formula provided in the Insured Mortgage or the Agreement at Date of Policy.

2.	The Company insures against loss or damage sustained by the Insured by reason of:

a.	The invalidity or unenforceability of the lien of the Insured Mortgage as security for each Advance.

b.	The priority of any lien or encumbrance over the lien of the Insured Mortgage as security for each Advance.

c.	The invalidity or unenforceability or lack of priority of the lien of the Insured Mortgage as security for the Indebtedness, Advances and unpaid interest resulting from (i) re-Advances and repayments of Indebtedness, (ii) earlier periods of no indebtedness owing during the term of the Insured Mortgage, or (iii) the Insured Mortgage not complying with the requirements of state law of the state in which the Land is located to secure Advances.

3.	The Company also insures against loss or damage sustained by the Insured by reason of:

a.	The invalidity or unenforceability of the lien of the Insured Mortgage resulting from any provisions of the Agreement that provide for (i) interest on interest, (ii) changes in the rate of interest, or (iii) the addition of unpaid interest to the Indebtedness.

b.	Lack of priority of the lien of the Insured Mortgage as security for the Indebtedness, including any unpaid interest that was added to principal in accordance with any provisions of the Agreement, interest on interest, or interest as changed in accordance with the provisions of the Insured Mortgage, which lack of priority is caused by (i) changes in the rate of interest, (ii) interest on interest, or (iii) increases in the Indebtedness resulting from the addition of unpaid interest.

4.	This endorsement does not insure against loss or damage (and the Company will not pay costs, attorneys’ fees, or expenses) resulting from:

a.	The invalidity, unenforceability or lack of priority of the lien of the Insured Mortgage as security for any Advance made after a Petition for Relief under the Bankruptcy Code (11 U.S.C.) has been filed by or on behalf of the mortgagor.

b.	The lien of real estate taxes or assessments on the Title imposed by governmental authority arising after Date of Policy.

c.	The lack of priority of the lien of the Insured Mortgage as security for any Advance, to a federal tax lien, which Advance is made after the earlier of (i) actual knowledge of the Insured that a federal tax lien was filed against the mortgagor, or (ii) the expiration, after notice of a federal tax lien filed against the mortgagor, of any grace period for making disbursements with priority over the federal tax lien provided in the Internal Revenue code (26.U.S.C.).

New Jersey Variation
NJRB 5-107 (Revised 4/15/10)	ALTA Endorsement 14-06

0AL14061 8/10 KMS SAH SAH 02/16/11 16:02:03	Page 1 of 2	(Future Advance - Priority) (6/17/06)

Policy No: 2010-00856

d.	Any federal or state environmental protection lien.

e.	Usury, or any consumer credit protection or truth-in-lending law.

5.	The Amount of Insurance shall include Advances.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Authorized Signatory

New Jersey Variation
NJRB 5-107 (Revised 4/15/2010)	ALTA Endorsement 14-06

0AL14062 8/10 KMS SAH SAH 02/16/11 16:02:03	Page 2 of 2	(Future Advance - Priority) (6/17/06)

ENDORSEMENT

Attached to Policy No: 201000856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures against loss or damage sustained by the Insured by reason of:

1.	The invalidity or unenforceability of the lien of the Insured Mortgage resulting from its provisions that provide for changes in the rate of interest.

2.	Loss of priority of the lien of the Insured Mortgage as security for the unpaid principal balance of the loan, together with interest as changed in accordance with the provisions of the Insured Mortgage, which loss of priority is caused by the changes in the rate of interest.

“Changes in the rate of interest”, as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to the formula provided in the loan documents secured by the Insured Mortgage at Date of Policy.

This endorsement does not insure against loss or damage based upon:

1.	usury, or

2.	any consumer credit protection or truth in lending law.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Authorized Signatory

NJRB 5-91	ALTA Endorsement 6-06
9AL606 3/10 KMS SAH SAH 02/16/11 16:02:03	(Variable Rate Mortgage) (Revised: 5/15/09)

ENDORSEMENT

Attached to Policy No: 201000856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures against loss or damage sustained by the Insured by reason of the lack of a right of access to utilities either over, under or upon rights-of-way or easements for the benefit of the Land because of:

(1)	a gap or gore between the boundaries of the Land and the rights-of-way or easements;

(2)	a gap between the boundaries of the rights-of-way or easements ; or

(3)	a termination by a grantor, or its successor, of the rights-of-way or easements.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNER’S POLICY.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Authorized Signatory

New Jersey Variation
NJRB 5-124 Effective: 5/15/09	ALTA Endorsement 17.2-06
9AL17206 8/10 KMS SAH SAH 02/16/11 16:02:03	(Utility Access) (10/6/08)

Issued by

CHICAGO TITLE INSURANCE COMPANY

WAIVER OF ARBITRATION ENDORSEMENT

(OWNER’S OR LOAN POLICY)

Attached to and made part of Policy No. 201000856

The policy is amended by deleting therefrom:

(a)	Condition 13 (if this endorsement is attached to an ALTA Loan Policy or ALTA Expanded Coverage Residential Loan Policy);

(b)	Condition 14 (if this endorsement is attached to an ALTA Owner’s Policy);

(c)	Condition 8 (if this endorsement is attached to an ALTA Residential Owner’s Title Insurance Policy); or

(d)	Condition 11 (if this endorsement is attached to an ALTA Homeowner’s Policy).

This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and of any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle

Authorized Signatory

NJRB 5-128	WAIVER OF ARBITRATION ENDORSEMENT
10ARB 5/10 KMS SAH SAH 02/16/11 16:02:03	(Owner’s or Loan Policy) (Effective: 4/15/2010)

ENDORSEMENT

Attached to Policy No: 2010-00856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures against loss or damage sustained by the Insured by reason of:

1.	the failure of the WESTERLY boundary line of Casino Parcel BLOCK 62 LOT 1 of the Land to be contiguous to the EASTERLY boundary line of Casino Parcel BLOCK 62 LOT 2 of the Land; or

2.	the presence of any gaps, strips, or gores separating any of the contiguous boundary lines described above.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle

Authorized Signatory

ALTA Endorsement Form 19-06
AL1906 9/08 KMS SAH SAH 02/16/11 16:02:03	(Contiguity - Multiple Parcels) (6/17/06)

ENDORSEMENT

Attached to Policy No: 2010-00856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures against loss or damage sustained by the Insured if, at Date of Policy (i) the Land does not abut and have both actual vehicular and pedestrian access to and from ***SEE BELOW (the “Street”), (ii) the Street is not physically open and publicly maintained, or (iii) the Insured has no right to use existing curb cuts or entries along that portion of the Street abutting the Land.

***CASINO PARCEL - METROPOLITAN AVENUE; ORIENTAL AVENUE; NEW JERSEY AVENUE CENTRAL UTILITY PLANT PARCEL - METROPOLITAN AVENUE; ORIENTAL AVENUE; MASSACHUSETTS AVENUE

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle

Authorized Signatory

ALTA Endorsement Form 17-06
AL1706 9/08 KMS SAH SAH 02/16/11 16:02:03	(Access and Entry) (6/17/06)

ENDORSEMENT

Attached to Policy No: 201000856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures against loss or damage sustained by the Insured by reason of the failure of the Land as described in Schedule A to be the same as that identified on the survey made by ARTHUR W. PONZIO CO. & ASSOCIATES, INC. dated NOVEMBER 18, 2010, and designated Job No. 30147-28428 and described in this Policy.

This Endorsement does not insure against errors or inaccuracies which may be contained in the survey.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNERS’ POLICY.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle

Authorized Signatory

NJRB 5-125 Effective: 5/15/09	New Jersey Modification - ALTA Endorsement 25-06
9AL2506 8/09 KMS SAH SAH 02/16/11	Same as Survey (10/16/08)

ENDORSEMENT

Attached to Policy No: 201000856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures against loss or damage sustained by the Insured by reason of:

1.	those portions of the Land identified below not being assessed for real estate taxes under the listed tax identification numbers or those tax identification numbers including any additional land:

Parcel:	Tax Identification Numbers:

CASINO PARCEL	BLOCK 62 LOT 1
BLOCK 62 LOT 2

2.	the easements, if any, described in Schedule A being cut off or disturbed by the nonpayment of real estate taxes, assessed against the servient estate.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle

Authorized Signatory

ALTA Endorsement Form 18.1-06
AL18106 9/08 KMS SAH SAH 02/16/11 16:02:03	(Multiple Tax Parcel) (6/17/06)

ENDORSEMENT

Attached to Policy No: 2010-00856

Issued by

CHICAGO TITLE INSURANCE COMPANY

The Company insures against loss or damage sustained by the Insured by reason of any inaccuracy in the statement that, according to the survey referred to in the Survey Endorsement, there is located on the Land at Date of Policy a HOTEL, known as 626 ORIENTAL AVENUE AND 601 BOARDWALK and a MASONRY FOUNDATION known as 117 S. MASSACHUSETTS AVENUE

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNER’S POLICY.

Dated: PROFORMA	CHICAGO TITLE INSURANCE COMPANY

	By:	/s/ Raymond R. Quirk
Raymond R. Quirk
Countersigned
	By:	/s/ Michael L. Gravelle
Michael L. Gravelle

Authorized Signatory

NJRB 5-123	New Jersey Variation - ALTA Endorsement 22-06
9AL2206 3/10 KMS SAH SAH 02/16/11 16:02:03	(Location) (Revised: 1/1/10)

Form No. 1056.06 ALTA Loan Policy (6-17-06) NJRB 2-16 FANJ 216	Policy Page 1 Policy Number: 465256

LOAN POLICY OF TITLE INSURANCE

ISSUED BY

First American Title Insurance Company

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at the address shown in Section 17 of the Conditions.

COVERED RISKS

SUBJECT TO THE EXCLUSIONS FROM COVERAGE, THE EXCEPTIONS FROM COVERAGE CONTAINED IN SCHEDULE B, AND THE CONDITIONS, FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation (the “Company”) insures as of Date of Policy and, to the extent stated in Covered Risks 11, 13, and 14, after Date of Policy, against loss or damage, not exceeding the Amount of Insurance, sustained or incurred by the Insured by reason of:

1.	Title being vested other than as stated in Schedule A.

2.	Any defect in or lien or encumbrance on the Title. This Covered Risk includes but is not limited to insurance against loss from

(a)	A defect in the Title caused by

(i)	forgery, fraud, undue influence, duress, incompetency, incapacity, or impersonation;

(ii)	failure of any person or Entity to have authorized a transfer or conveyance;

(iii)	a document affecting Title not properly created, executed, witnessed, sealed, acknowledged, notarized, or delivered;

(iv)	failure to perform those acts necessary to create a document by electronic means authorized by law;

(v)	a document executed under a falsified, expired, or otherwise invalid power of attorney;

(vi)	a document not properly filed, recorded, or indexed in the Public Records including failure to perform those acts by electronic means authorized by law; or

(vii)	a defective judicial or administrative proceeding.

(b)	The lien of real estate taxes or assessments imposed on the Title by a governmental authority due or payable, but unpaid.

(c)	Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land.

The term “encroachment” includes encroachments of existing improvements located on the Land onto adjoining land, and encroachments onto the Land of existing improvements located on adjoining land.

3.	Unmarketable Title.

4.	No right of access to and from the Land.

5.	The violation or enforcement of any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to

(a)	the occupancy, use, or enjoyment of the Land;

(b)	the character, dimensions, or location of any improvement erected on the Land;

(c)	the subdivision of land; or

(d)	environmental protection

if a notice, describing any part of the Land, is recorded in the Public Records setting forth the violation or intention to enforce, but only to the extent of the violation or enforcement referred to in that notice.

6.	An enforcement action based on the exercise of a governmental police power not covered by Covered Risk 5 if a notice of the enforcement action, describing any part of the Land, is recorded in the Public Records, but only to the extent of the enforcement referred to in that notice.

7.	The exercise of the rights of eminent domain if a notice of the exercise, describing any part of the Land, is recorded in the Public Records.

8.	Any taking by a governmental body that has occurred and is binding on the rights of a purchaser for value without Knowledge.

9.	The invalidity or unenforceability of the lien of the Insured Mortgage upon the Title. This Covered Risk includes but is not limited to insurance against loss from any of the following impairing the lien of the Insured Mortgage

(a)	forgery, fraud, undue influence, duress, incompetency, incapacity, or impersonation;

(b)	failure of any person or Entity to have authorized a transfer or conveyance;

(c)	the Insured Mortgage not being properly created, executed, witnessed, sealed, acknowledged, notarized, or delivered;

(d)	failure to perform those acts necessary to create a document by electronic means authorized by law;

(e)	a document executed under a falsified, expired, or otherwise invalid power of attorney;

(f) a document not properly filed, recorded, or indexed in the Public Records including failure to perform those acts by electronic means authorized by law; or

(g) a defective judicial or administrative proceeding.

10. The lack of priority of the lien of the Insured Mortgage upon the Title over any other lien or encumbrance.

11. The lack of priority of the lien of the Insured Mortgage upon the Title

(a) as security for each and every advance of proceeds of the loan secured by the Insured Mortgage over any statutory lien for services, labor, or material arising from construction of an improvement or work related to the Land when the improvement or work is either

(i) contracted for or commenced on or before Date of Policy; or

(ii) contracted for, commenced, or continued after Date of Policy if the construction is financed, in whole or in part, by proceeds of the loan secured by the Insured Mortgage that the Insured has advanced or is obligated on Date of Policy to advance; and

(b) over the lien of any assessments for street improvements under construction or completed at Date of Policy.

12. The invalidity or unenforceability of any assignment of the Insured Mortgage, provided the assignment is shown in Schedule A, or the failure of the assignment shown in Schedule A to vest title to the Insured Mortgage in the named Insured assignee free and clear of all liens.

13. The invalidity, unenforceability, lack of priority, or avoidance of the lien of the Insured Mortgage upon the Title

(a) resulting from the avoidance in whole or in part, or from a court order providing an alternative remedy, of any transfer of all or any part of the title to or any interest in the Land occurring prior to the transaction creating the lien of the Insured Mortgage because that prior transfer constituted a fraudulent or preferential transfer under federal bankruptcy, state insolvency, or similar creditors’ rights laws; or

(b) because the Insured Mortgage constitutes a preferential transfer under federal bankruptcy, state insolvency, or similar creditors’ rights laws by reason of the failure of its recording in the Public Records

(i) to be timely, or

(ii) to impart notice of its existence to a purchaser for value or to a judgment or lien creditor.

14. Any defect in or lien or encumbrance on the Title or other matter included in Covered Risks 1 through 13 that has been created or attached or has been filed or recorded in the Public Records subsequent to Date of Policy and prior to the recording of the Insured Mortgage in the Public Records.

The Company will also pay the costs, attorneys’ fees, and expenses incurred in defense of any matter insured against by this policy, but only to the extent provided in the Conditions.

First American Title Insurance Company

BY	PRESIDENT

ATTEST	SECRETARY

Form No. 1056.06	Policy Page 2
ALTA Loan Policy (6-17-06)	Policy Number: 465256

EXCLUSIONS FROM COVERAGE

The following matters are expressly excluded from the coverage of this policy, and the Company will not pay loss or damage, costs, attorneys’ fees, or expenses that arise by reason of:

1.	(a) Any law, ordinance, permit, or governmental regulation (including those relating to building and zoning) restricting, regulating, prohibiting, or relating to

(i) the occupancy, use, or enjoyment of the land;

(ii) the character, dimensions, or location of any improvement erected on the Land;

(iii) the subdivision of land; or

(iv) environmental protection;

or the effect of any violation of these laws, ordinances, or governmental regulations. This Exclusion 1(a) does not modify or limit the coverage provided under Covered Risk 5.

(b) Any governmental police power. This Exclusion 1(b) does not modify or limit the coverage provided under Covered Risk 6.

2.	Rights of eminent domain. This Exclusion does not modify or limit the coverage provided under Covered Risk 7 or 8.

3.	Defects, liens, encumbrances, adverse claims, or other matters

(a) created, suffered, assumed, or agreed to by the Insured Claimant;

(b) not Known to the Company, not recorded in the Public Records at Date of Policy, but Known to the Insured Claimant and not disclosed in writing to the Company by the Insured Claimant prior to the date the Insured Claimant became an Insured under this policy;

(c) resulting in no loss or damage to the Insured Claimant;

(d) attaching or created subsequent to Date of Policy (however, this does not modify or limit the coverage provided under Covered Risk 11, 13, or 14); or

(e) resulting in loss or damage that would not have been sustained if the Insured Claimant had paid value for the Insured Mortgage.

4.	Unenforceability of the lien of the Insured Mortgage because of the inability or failure of an Insured to comply with applicable doing-business laws of the state where the Land is situated.

5.	Invalidity or unenforceability in whole or in part of the lien of the Insured Mortgage that arises out of the transaction evidenced by the Insured Mortgage and is based upon usury or any consumer credit protection or truth-in-lending law,

6.	Any claim, by reason of the operation of federal bankruptcy, state insolvency, or similar creditors’ rights laws, that the transaction creating the lien of the Insured Mortgage, is

(a) a fraudulent conveyance or fraudulent transfer, or

(b) a preferential transfer for any reason not stated in Covered Risk 13(b) of this policy.

7.	Any lien on the Title for real estate taxes or assessments imposed by governmental authority and created or attaching between Date of Policy and the date of recording of the Insured Mortgage in the Public Records. This Exclusion does not modify or limit the coverage provided under Covered Risk 11(b).

CONDITIONS

1.	DEFINITION OF TERMS

The following terms when used in this policy mean:

(a) “Amount of Insurance”: The amount stated in Schedule A, as may be increased or decreased by endorsement to this policy, Increased by Section 8(b) or decreased by Section 10 of these Conditions.

(b) “Date of Policy”: The date designated as “Date of Policy” in Schedule A.

(c) “Entity”: A corporation, partnership, trust, limited liability company, or other similar legal entity.

(d) “Indebtedness”: The obligation secured by the Insured Mortgage including one evidenced by electronic means authorized by law, and if that obligation is the payment of a debt, the Indebtedness is the sum of

(i) the amount of the principal disbursed as of Date of Policy;

(ii) the amount of the principal disbursed subsequent to Date of Policy;

(iii) the construction loan advances made subsequent to Date of Policy for the purpose of financing in whole or in part the construction of an Improvement to the Land or related to the Land that the Insured was and continued to be obligated to advance at Date of Policy and at the date of the advance;

(iv) interest on the loan;

(v) the prepayment premiums, exit fees, and other similar fees or penalties allowed by law;

(vi) the expenses of foreclosure and any other costs of enforcement;

(vii) the amounts advanced to assure compliance with laws or to protect the lien or the priority of the lien of the Insured Mortgage before the acquisition of the estate or interest in the Title;

(viii) the amounts to pay taxes and insurance; and

(ix) the reasonable amounts expended to prevent deterioration of improvements;

but the Indebtedness is reduced by the total of all payments and by any amount forgiven by an Insured.

(e) “Insured”: The Insured named in Schedule A.

(i) The term “Insured” also includes

(A) the owner of the Indebtedness and each successor in ownership of the Indebtedness, whether the owner or successor owns the Indebtedness for its own account or as a trustee or other fiduciary, except a successor who is an obligor under the provisions of Section 12(c) of these Conditions;

(B) the person or Entity who has “control” of the “transferable record,” if the Indebtedness is evidenced by a “transferable record,” as these terms are defined by applicable electronic transactions law;

(C) successors to an Insured by dissolution, merger, consolidation, distribution, or reorganization;

(D) successors to an Insured by its conversion to another kind of Entity;

(E) a grantee of an Insured under a deed delivered without payment of actual valuable consideration conveying the Title

(1) if the stock, shares, memberships, or other equity interests of the grantee are wholly-owned by the named Insured,

(2) if the grantee wholly owns the named Insured, or

(3) If the grantee is wholly-owned by an affiliated Entity of the named Insured, provided the affiliated Entity and the named Insured are both wholly-owned by the same person or Entity;

(F) any government agency or instrumentality that is an Insurer or guarantor under an insurance contract or guaranty insuring or guaranteeing the Indebtedness secured by the insured Mortgage, or any part of it, whether named as an Insured or not;

(ii) With regard to (A), (B), (C), (D), and (E) reserving, however, all rights and defenses as to any successor that the Company would have had against any predecessor Insured, unless the successor acquired the Indebtedness as a purchaser for value without Knowledge of the asserted defect, lien, encumbrance, or other matter insured against by this policy.

(f) “Insured Claimant”: An Insured claiming loss or damage.

(g) “Insured Mortgage”: The Mortgage described in paragraph 4 of Schedule A.

(h) “Knowledge” or “Known”: Actual knowledge, not constructive knowledge or notice that may be imputed to an Insured by reason of the Public Records or any other records that Impart constructive notice of matters affecting the Title.

(i) “Land”: The land described in Schedule A, and affixed improvements that by law constitute real property. The term “Land” does not include any property beyond the lines of the area described in Schedule A, nor any right, title, Interest, estate, or easement in abutting streets, roads, avenues, alleys, lanes, ways, or waterways, but this does not modify or limit the extent that a right of access to and from the Land is insured by this policy.

(j) “Mortgage”: Mortgage, deed of trust, trust deed, or other security instrument, including one evidenced by electronic means authorized by law.

(k) “Public Records”: Records established under state statutes at Date of Policy for the purpose of imparting constructive notice of matters relating to real property to purchasers for value and without Knowledge. With respect to Covered Risk 5(d), “Public Records” shall also include environmental protection liens filed in the records of the clerk of the United States District Court for the district where the Land is located.

(l) “Title”: The estate or Interest described in Schedule A.

(m) “Unmarketable Title”: Title affected by an alleged or apparent matter that would permit a prospective purchaser or lessee of the Title or lender on the Title or a prospective purchaser of the Insured Mortgage to be released from the obligation to purchase, lease, or lend if there is a contractual condition requiring the delivery of marketable title.

2.	CONTINUATION OF INSURANCE

The coverage of this policy shall continue in force as of Date of Policy in favor of an Insured after acquisition of the Title by an Insured or after conveyance by an Insured, but only so long as the Insured retains an estate or interest in the Land, or holds an obligation secured by a purchase money Mortgage given by a purchaser from the Insured, or only so long as the Insured shall have liability by reason of warranties in any transfer or conveyance of the Title. This policy shall not continue in force in favor of any purchaser from the Insured of either (i) an estate or interest in the Land, or (ii) an obligation secured by a purchase money Mortgage given to the Insured.

First American Title Insurance Company

Form No. 1056.06	Policy Page 3
ALTA Loan Policy (6-17-06)	Policy Number: 465256

3.	NOTICE OF CLAIM TO BE GIVEN BY INSURED CLAIMANT

The insured shall notify the Company promptly in writing (i) in case of any litigation as set forth In Section 5(a) of these Conditions, (ii) in case Knowledge shall come to an Insured of any claim of title or interest that is adverse to the Title or the lien of the Insured Mortgage, as insured, and that might cause loss or damage for which the Company may be liable by virtue of this policy, or (iii) if the Title or the lien of the Insured Mortgage, as insured, is rejected as Unmarketable Title. If the Company is prejudiced by the failure of the Insured Claimant to provide prompt notice, the Company’s liability to the Insured Claimant under the policy shall be reduced to the extent of the prejudice.

4.	PROOF OF LOSS

In the event the Company is unable to determine the amount of loss or damage, the Company may, at its option, require as a condition of payment that the Insured Claimant furnish a signed proof of loss. The proof of loss must describe the defect, lien, encumbrance, or other matter Insured against by this policy that constitutes the basis of toss or damage and shall state, to the extent possible, the basis of calculating the amount of the loss or damage.

5.	DEFENSE AND PROSECUTION OF ACTIONS

(a) Upon written request by the Insured, and subject to the options contained in Section 7 of these Conditions, the Company, at its own cost and without unreasonable delay, shall provide for the defense of an Insured in litigation in which any third party asserts a claim covered by this policy adverse to the Insured. This obligation is limited to only those stated causes of action alleging matters Insured against by this policy. The Company shall have the right to select counsel of its choice (subject to the right of the Insured to object for reasonable cause) to represent the Insured as to those stated causes of action, it shall not be liable for and will not pay the fees of any other counsel. The Company will not pay any fees, costs, or expenses incurred by the Insured in the defense of those causes of action that allege matters not Insured against by this policy.

(b) The Company shall have the right, in addition to the options contained in Section 7 of these Conditions, at its own cost, to institute and prosecute any action or proceeding or to do any other act that in its opinion may be necessary or desirable to establish the Title or the lien of the Insured Mortgage, as Insured, or to prevent or reduce loss or damage to the Insured. The Company may take any appropriate action under the terms of this policy, whether or not it shall be liable to the Insured. The exercise of these rights shall not be an admission of liability or waiver of any provision of this policy. If the Company exercises its rights under this subsection, it must do so diligently.

(c) Whenever the Company brings an action or asserts a defense as required or permitted by this policy, the Company may pursue the litigation to a final determination by a court of competent jurisdiction, and it expressly reserves the right, in its sole discretion, to appeal any adverse judgment or order.

6.	DUTY OF INSURED CLAIMANT TO COOPERATE

(a) In all cases where this policy permits or requires the Company to prosecute or provide for the defense of any action or proceeding and any appeals, the Insured shall secure to the Company the right to so prosecute or provide defense in the action or proceeding, including the right to use, at its option, the name of the Insured for this purpose. Whenever requested by the Company, the Insured, at the Company’s expense, shall give the Company all reasonable aid (i) in securing evidence, obtaining witnesses, prosecuting or defending the action or proceeding, or effecting settlement, and (ii) in any other lawful act that in the opinion of the Company may be necessary or desirable to establish the Title, the lien of the Insured Mortgage, or any other matter as insured. If the Company is prejudiced by the failure of the Insured to furnish the required cooperation, the Company’s obligations to the Insured under the policy shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation, with regard to the matter or matters requiring such cooperation.

(b) The Company may reasonably require the Insured Claimant to submit to examination under oath by any authorized representative of the Company and to produce for examination, Inspection, and copying, at such reasonable times and places as may be designated by the authorized representative of the Company, all records, in whatever medium maintained, including books, ledgers, checks, memoranda, correspondence, reports, e-mails, disks, tapes, and videos whether bearing a date before or after Date of Policy, that reasonably pertain to the loss or damage. Further, If requested by any authorized representative of the Company, the Insured Claimant shall grant its permission, in writing, for any authorized representative of the Company to examine, inspect, and copy all of these records in the custody or control of a third party that reasonably pertain to the loss or damage.

All information designated as confidential by the Insured Claimant provided to the Company pursuant to this Section shall not be disclosed to others unless, in the reasonable judgment of the Company, it is necessary in the administration of the claim. Failure of the Insured Claimant to submit for examination under oath, produce any reasonably requested information, or grant permission to secure reasonably necessary information from third parties as required in this subsection, unless prohibited by law or governmental regulation, shall terminate any liability of the Company under this policy as to that claim.

7.	OPTIONS TO PAY OR OTHERWISE SETTLE CLAIMS; TERMINATION OF LIABILITY

In case of a claim under this policy, the Company shall have the following additional options;

(a) To Pay or Tender Payment of the Amount of Insurance or to Purchase the Indebtedness.

(i) To pay or tender payment of the Amount of Insurance under this policy together with any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment or tender of payment and that the Company is obligated to pay; or

(ii) To purchase the Indebtedness for the amount of the Indebtedness on the date of purchase, together with any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of purchase and that the Company is obligated to pay.

When the Company purchases the Indebtedness, the Insured shall transfer, assign, and convey to the Company the Indebtedness and the Insured Mortgage, together with any collateral security.

Upon the exercise by the Company of either of the options provided for in subsections (a)(i) or (ii), all liability and obligations of the Company to the Insured under this policy, other than to make the payment required in those subsections, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

(b) To Pay or Otherwise Settle With Parties Other Than the Insured or With the Insured Claimant.

(i) to pay or otherwise settle with other parties for or in the name of an Insured Claimant any claim insured against under this policy. In addition, the Company will pay any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay; or

(ii) to pay or otherwise settle with the Insured Claimant the loss or damage provided for under this policy, together with any costs, attorneys’ fees, and expenses incurred by the Insured Claimant that were authorized by the Company up to the time of payment and that the Company is obligated to pay.

Upon the exercise by the Company of either of the options provided for in subsections (b)(i) or (ii), the Company’s obligations to the Insured under this policy for the claimed loss or damage, other than the payments required to be made, shall terminate, including any liability or obligation to defend, prosecute, or continue any litigation.

8.	DETERMINATION AND EXTENT OF LIABILITY

This policy is a contract of indemnity against actual monetary loss or damage sustained or incurred by the Insured Claimant who has suffered loss or damage by reason of matters Insured against by this policy.

(a) The extent of liability of the Company for loss or damage under this policy shall not exceed the least of

(i) the Amount of Insurance,

(ii) the Indebtedness,

(iii) the difference between the value of the Title as insured and the value of the Title subject to the risk insured against by this policy, or

(iv) If a government agency or instrumentality is the Insured Claimant, the amount it paid in the acquisition of the Title or the Insured Mortgage in satisfaction of its insurance contract or guaranty.

(b) If the Company pursues its rights under Section 5 of these Conditions and is unsuccessful in establishing the Title or the lien of the Insured Mortgage, as insured,

(i) the Amount of Insurance shall be increased by 10%, and

(ii) the Insured Claimant shall have the right to have the loss or damage determined either as of the date the claim was made by the Insured Claimant or as of the date it is settled and paid.

(c) In the event the Insured has acquired the Title in the manner described in Section 2 of these Conditions or has conveyed the Title, then the extent of liability of the Company shall continue as set forth in Section 8(a) of these Conditions.

First American Title Insurance Company

Form No. 1056.06	Policy Page 4
ALTA Loan Policy (6-17-06)	Policy Number: 465256

(d) In addition to the extent of liability under (a), (b), and (c), the Company will also pay those costs, attorneys’ fees, and expenses incurred in accordance with Sections 5 and 7 of these Conditions.

9.	LIMITATION OF LIABILITY

(a) If the Company establishes the Title, or removes the alleged defect, lien, or encumbrance, or cures the lack of a right of access to or from the Land, or cures the claim of Unmarketable Title, or establishes the lien of the Insured Mortgage, all as insured, in a reasonably diligent manner by any method, including litigation and the completion of any appeals, it shall have fully performed its obligations with respect to that matter and shall not be liable for any loss or damage caused to the Insured.

(b) In the event of any litigation, including litigation by the Company or with the Company’s consent, the Company shall have no liability for loss or damage until there has been a final determination by a court of competent jurisdiction, and disposition of all appeals, adverse to the Title or to the lien of the Insured Mortgage, as insured.

(c) The Company shall not be liable for loss or damage to the Insured for liability voluntarily assumed by the Insured in settling any claim or suit without the prior written consent of the Company.

10.	REDUCTION OF INSURANCE; REDUCTION OR TERMINATION OF LIABILITY

(a) All payments under this policy, except payments made for costs, attorneys’ fees, and expenses, shall reduce the Amount of Insurance by the amount of the payment. However, any payments made prior to the acquisition of Title as provided in Section 2 of these Conditions shall not reduce the Amount of Insurance afforded under this policy except to the extent that the payments reduce the Indebtedness.

(b) The voluntary satisfaction or release of the Insured Mortgage shall terminate all liability of the Company except as provided in Section 2 of these Conditions.

11.	PAYMENT OF LOSS

When liability and the extent of loss or damage have been definitely fixed in accordance with these Conditions, the payment shall be made within 30 days.

12.	RIGHTS OF RECOVERY UPON PAYMENT OR SETTLEMENT

(a) The Company’s Right to Recover

Whenever the Company shall have settled and paid a claim under this policy, it shall be subrogated and entitled to the rights of the Insured Claimant in the Title or Insured Mortgage and all other rights and remedies in respect to the claim that the Insured Claimant has against any person or property, to the extent of the amount of any loss, costs, attorneys’ fees, and expenses paid by the Company. If requested by the Company, the Insured Claimant shall execute documents to evidence the transfer to the Company of these rights and remedies. The Insured Claimant shall permit the Company to sue, compromise, or settle in the name of the Insured Claimant and to use the name of the Insured Claimant in any transaction or litigation Involving these rights and remedies.

If a payment on account of a claim does not fully cover the loss of the Insured Claimant, the Company shall defer the exercise of its right to recover until after the Insured Claimant shall have recovered its loss.

(b) The Insured’s Rights and Limitations

(i) The owner of the Indebtedness may release or substitute the personal liability of any debtor or guarantor, extend or otherwise modify the terms of payment, release a portion of the Title from the lien of the Insured Mortgage, or release any collateral security for the Indebtedness, if it does not affect the enforceability or priority of the lien of the Insured Mortgage.

(ii) If the Insured exercises a right provided In (b)(i), but has Knowledge of any claim adverse to the Title or the lien of the Insured Mortgage Insured against by this policy, the Company shall be required to pay only that part of any losses insured against by this policy that shall exceed the amount, if any, lost to the Company by reason of the impairment by the Insured Claimant of the Company’s right of subrogation.

(c) The Company’s Rights Against Noninsured Obligors

The Company’s right of subrogation includes the Insured’s rights against noninsured obligors including the rights of the Insured to indemnities,

guaranties, other policies of insurance, or bonds, notwithstanding any terms or conditions contained in those instruments that address subrogation rights.

The Company’s right of subrogation shall not be avoided by acquisition of the Insured Mortgage by an obligor (except an obligor described in Section 1(e)(i)(F) of these Conditions) who acquires the Insured Mortgage as a result of an Indemnity, guarantee, other policy of Insurance, or bond, and the obligor will not be an Insured under this policy.

13.	ARBITRATION

Either the Company or the Insured may demand that the claim or controversy shall be submitted to arbitration pursuant to the Title Insurance Arbitration Rules of the American Land Title Association (“Rules”). Except as provided in the Rules, there shall be no joinder or consolidation with claims or controversies of other persons. Arbitrable matters may include, but are not limited to, any controversy or claim between the Company and the lnsured arising out of or relating to this policy, any service in connection with its Issuance or the breach of a policy provision, or to any other controversy or claim arising out of the transaction giving rise to this policy. All arbitrable matters when the Amount of Insurance is $2,000,000 or less shall be arbitrated at the option of either the Company or the Insured. All arbitrable matters when the Amount of Insurance is in excess of $2,000,000 shall be arbitrated only when agreed to by both the Company and the Insured. Arbitration pursuant to this policy and under the Rules shall be binding upon the parties, Judgment upon the award rendered by the Arbitrator(s) may be entered in any court of competent jurisdiction.

14.	LIABILITY LIMITED TO THIS POLICY; POLICY ENTIRE CONTRACT

(a) This policy together with all endorsements, if any, attached to it by the Company is the entire policy and contract between the Insured and the Company. In interpreting any provision of this policy, this policy shall be construed as a whole.

(b) Any claim of loss or damage that arises out of the status of the Title or lien of the Insured Mortgage or by any action asserting such claim shall be restricted to this policy.

(c) Any amendment of or endorsement to this policy must be in writing and authenticated by an authorized person, or expressly incorporated by Schedule A of this policy.

(d) Each endorsement to this policy issued at any time is made a part of this policy and is subject to all of its terms and provisions. Except as the endorsement expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsement, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance.

15.	SEVERABILITY

In the event any provision of this policy, in whole or in part, is held invalid or unenforceable under applicable law, the policy shall be deemed not to include that provision or such part held to be invalid, but all other provisions shall remain in full force and effect.

16.	CHOICE OF LAW; FORUM

(a) Choice of Law: The Insured acknowledges the Company has underwritten the risks covered by this policy and determined the premium charged therefor in reliance upon the law affecting interests in real property and applicable to the Interpretation, rights, remedies, or enforcement of policies of title insurance of the jurisdiction where the Land is located.

Therefore, the court or an arbitrator shall apply the law of the jurisdiction where the Land is located to determine the validity of claims against the Title or the lien of the Insured Mortgage that are adverse to the Insured and to Interpret and enforce the terms of this policy. In neither case shall the court or arbitrator apply its conflicts of law principles to determine the applicable law.

(b) Choice of Forum: Any litigation or other proceeding brought by the Insured against the Company must be filed only in a state or federal court within the United States of America or its territories having appropriate jurisdiction.

17.	NOTICES, WHERE SENT

Any notice of claim and any other notice or statement in writing required to be given to the Company under this policy must be given to the Company at 1 First American Way, Santa Ana, CA 92707, Attn: Claims Department.

POLICY OF TITLE INSURANCE

First American Title Insurance Company

Form No. 1056.06	Policy Page 5
ALTA Loan Policy (6-17-06)	Policy Number: 465256

SCHEDULE A

First American Title Insurance Company

Name and Address of the issuing Title Insurance Company:

First American Title Insurance Company

2 Research Way

Princeton, NJ 08540

File No.: NCS-465256-GLAP	Policy No.: 465256

Loan No.: N/A
Address Reference: 626 Oriental Avenue, 601 Boardwalk, Atlantic City, NJ
Amount of Insurance: $340,000,000.00
Date of Policy: PROFORMA

1.	Name of Insured:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, J. P. MORGAN SECURITIES LLC, AS SYNDICATION AGENT

2.	The estate or interest in the Land that is encumbered by the Insured Mortgage is:

Fee Simple

3.	Title is vested in:

CASINO PARCEL (BLOCK 62 LOTS 1 AND 2)

REVEL ATLANTIC CITY, LLC BY DEED FROM VENTURA AC, LLC (F/K/A MS ATLANTIC CITY, LLC) DATED JUNE 11, 2007, RECORDED JULY 16, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12655, INSTRUMENT NO. 2007066126. NOTE: SEE FIRST AMENDMENT IN DEED BOOK 12770, INSTRUMENT NO. 2008007262. (AS TO BLOCK 62, LOT 2)

REVEL ATLANTIC CITY, LLC BY DEED FROM VENTURA AC, LLC (F/K/A MS ATLANTIC CITY, LLC) DATED MAY 30, 2007, RECORDED JULY 10, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12652, INSTRUMENT NO. 2007064772. (AS TO BLOCK 62, LOT 1)

TOGETHER WITH THOSE PORTIONS OF CONGRESS PLACE; CONNECTICUT AVENUE; SOUTH CALLOWAY PLACE AND MASSACHUSETTS AVENUE LYING CONTIGUOUS TO THE ABOVE TRACTS OF LAND AS VACATED BY VACATION ORDINANCE NO. 31, RECORDED IN THE ATLANTIC COUNTY CLERKS OFFICE ON OCTOBER 23, 2007 IN BOOK 12718 AS INSTRUMENT NUMBER 2007095736

CENTRAL UTILITY PLANT PARCEL (NOW KNOWN AS BLOCK 68 PART OF CURRENT LOT 3, (ABOUT TO BE KNOWN AS LOT 3:02))(FORMERLY KNOWN AS LOTS 3, 4, 5, 6, 7, 8, 9, 11 & 13)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM MGM GRAND ATLANTIC CITY, INC. DATED JUNE 4, 2007, RECORDED JUNE 25, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12643, INSTRUMENT NO. 2007060628. BLOCK 68 LOTS 3, 7, 8, 9, 10 & 11)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM HOWARD LEVIN AND ROBERT LEVIN, DATED FEBRUARY 19, 2008, RECORDED FEBRUARY 27, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12788, INSTRUMENT NO. 2008016111. (AS TO BLOCK 68 LOT 5)

First American Title Insurance Company

Form No. 1056.06	Policy Page 6
ALTA Loan Policy (6-17-06)	Policy Number: 465256

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ELEVEN MASSACHUSETTS AVENUE, L.L.C., DATED JANUARY 3, 2008, RECORDED JANUARY 25, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12771, INSTRUMENT NO. 2008007642. (AS TO BLOCK 68 LOT 10)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ANITA Y SUMNER, AS EXECUTRIX FOR RICHARD J. SUMNER AND ANITA Y. SUMNER, DATED APRIL 15, 2008, RECORDED MAY 2, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12827, INSTRUMENT NO. 2008035278. (AS TO BLOCK 68 LOT 4)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ANITA Y SUMNER, AS EXECUTRIX FOR RICHARD J. SUMNER AND ANITA Y. SUMNER, DATED APRIL 15, 2008, RECORDED MAY 2, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12827, INSTRUMENT NO. 2008035277. (AS TO BLOCK 68 LOT 6)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM DOROTHY T. TRETTNER, DATED MARCH 6, 2008, RECORDED MARCH 14, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12799, INSTRUMENT NO. 2008021213. (AS TO BLOCK 68 LOTS 12 & 13)

4.	The Insured Mortgage, and its assignments, if any, are described as follows:

Mortgagor: NB Acquisition LLC, a New Jersey limited liability company, Mortgagee: JP Morgan Chase Bank, N.A., dated     /    /            , in the amount of $850,000,000.00, recorded     /    /             in the office of the Clerk/Register of Atlantic County as Instrument             , Book             , Page     . (As to Central Utility Plant Parcel)

Mortgagor: Revel Atlantic City, LLC, a New Jersey limited liability company (As to the Fee Interest) and Revel Entertainment Group, LLC (As to the Leasehold Interest), Mortgagee: JPMorgan Chase Bank, N.A., dated     /    /             in the amount of $850,000,000.00, recorded in the office of the Clerk/Register of Atlantic County as Instrument             , Book             , Page     , (As to Casino Parcel)

Notwithstanding anything to the contrary, the amount of insurance under this policy is limited to face amount hereof, or $340,000,000.00.

5.	The Land referred to in this policy is described as follows:

Being more particularly described in SCHEDULE “A”, see attached.

NOTICE: This is a pro-forma policy furnished to or on behalf of the party to be insured. It neither reflects the present status of title, nor is it intended to be a commitment to insure. The inclusion of endorsements as part of the pro-forma policy in no way evidences the willingness of the Company to provide any affirmative coverage shown therein.

There are requirements which must be met before a final policy can be issued in the same form as this pro-forma policy. A commitment to insure setting forth these requirements should be obtained from the Company.

First American Title Insurance Company

Form No. 1056.06	Policy Page 7
ALTA Loan Policy (6-17-06)	Policy Number: 465256

6.	This policy incorporates by reference those ALTA endorsements selected below:

[ ] 4.1-06	(Condominium)
[ ] 5.1-06	(Planned Unit Development)
[ X ] 6-06	(Variable Rate)
[ ] 6.2-06	(Variable Rate—Negative Amortization)
[ ] 8.1-06	(Environmental Protection Lien)
[ X ]9-06	(Restrictions, Encroachments, Minerals) (revised 5/15/09)
[ ]13.1-06	(Leasehold Loan)
[ X ] 14-06	(Future Advance-Priority)
[ ] 14.1-06	(Future Advance-Knowledge)
[ X ] 22-06	(Location) The type of improvement is a hotel, and the street address is shown above.

First American Title Insurance Company

Form No. 1056.06	Policy Page 8
ALTA Loan Policy (6-17-06)	Policy Number: 465256

SCHEDULE B

File No.: NCS-465256-GLAP	Policy No.: 465256

EXCEPTIONS FROM COVERAGE

PART I

This Policy does not insure against loss or damage, and the Company will not pay costs, attorneys’ fees, or expenses that arise by reason of:

T.	Construction Lien Claims:

Instrument No. 2010017501 filed by Stone Concrete, Inc. in the amount of $15,300,248.00 filed March 19, 2010, amended by Instrument No. 2010056687 filed September 21, 2010. Lis Pendens No. 2010060194 filed October 7, 2010.

Instrument No. 2010039702 filed by Amquip Crane Rental, LLC in the amount of $448,112.31 filed July 1, 2010.

(To be omitted upon proof of discharge)

X.	As to all tracts, lots and parcels

(Z) The exact quantity of land in number of acres or square feet contained within the premises described herein is not insured.

(AA) Rights or claims of tenants, lessees or parties in possession.

(To be omitted upon receipt of executed Affidavit of Title stating no tenants)

(AB) Rights of the United States for Light House Preservation as set forth in Deed between the State of New Jersey and the United States of America dated August 30,1878, recorded October 30, 1878 in Deed Book 71, Page 580. (Does not affect Casino Parcel) Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(AC) Rights of the United States for Light House Preservation as set forth in Deed between the State of New Jersey and the United States of America dated August 16, 1878, recorded October 30, 1878 in Deed Book 71, Page 585. (Does not affect Casino Parcel) Loan Policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(AD) Terms and Conditions of Riparian Grant between the State of New Jersey and Emanuel Metzger dated November 2, 1878, recorded December 16, 1878 in Deed Book 72, Page 119. (Affects Casino Parcel only Block 62 Lot 2) Loan Policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(AE) Terms and Conditions of Riparian Grant between the State of New Jersey and John Hunter dated November 2, 1878, recorded November 11, 1881 in Deed Book 84, Page 540. (Affects Casino Parcel only Block 62 Lot 2) Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

First American Title Insurance Company

Form No. 1056.06	Policy Page 9
ALTA Loan Policy (6-17-06)	Policy Number: 465256

(AM) Terms and Conditions of “Redevelopment Plan for the Revel Redevelopment Area” pursuant to Ordinance No. 6 adopted March 22, 2007

(AP) Rights, public and private, in and to any streets, roads, lanes or highways abutting or bounding the subject premises. Affects all tracts

(BF) Intentionally deleted

(CR) This policy is issued contemporaneously with:

Policy Number - of Chicago Title Insurance Company in the amount of $510,000,000.00 (60%) (1st Lien Loan Policy)

At the time liability for any loss shall have been fixed pursuant to the conditions of this policy, this company will not be liable to the insured for a greater portion of the loss than the amount that this policy bears to the whole amount of insurance held by the insured as aforesaid.

Y.	As to Casino Parcel

(AK) Restrictions as set forth in Deed between City of Atlantic City and Boardman Smith Corp. dated December 26, 1952, recorded January 31, 1953 in Deed Book 1626, Page 408 as amended by Deed Book 1739, Page 400, (Affects Block 62 Lot 1) Loan Policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(AQ) Intentionally omitted

(AR) Intentionally omitted

(AV) Terms and Conditions as set forth in permit between State of New Jersey and Revel Entertainment Group, LLC, dated November 16, 2007 and recorded April 8, 2008 in Deed Book 12814, Page 1 of 6 Instrument No. 2008028282.

(AW) Existing rights of utility companies in and to any portion of the premises which lies in the bed(s) of vacated Connecticut Avenue, congress place and Massachusetts Avenue. Said streets vacated by Ordinance #31 adopted by the City of Atlantic City on July 25, 2007, recorded on October 23, 2007 as Instrument No. 2007095736.

(BB) Terms and Conditions of riparian grant between the State of New Jersey and Mary A. Wooton dated December 5, 1898, recorded May 12, 1899 in Deed Book 232, Page 118. (Affects Block 62 Lot 1) Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(CJ) Terms and Conditions of Declaration of Covenants and Restrictions dated December 4, 2009 recorded December 12, 2009 in the Office of the Clerk of Atlantic County in Book 13086, Instrument No. 2009085445

(CU) Notwithstanding any provision in the policy to the contrary unless an exception is taken in Schedule B, the policy insures against loss arising from any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the title. The following matters shown on a survey made by Arthur W. Ponzio, dated November 18, 2010, last revised to ~, Job No. 30147- 28428, are added to Schedule B:

A. Building on southerly line

This policy does not insure against errors or inaccuracies in the survey with respect to matters which do not affect title.

First American Title Insurance Company

Form No. 1056.06	Policy Page 10
ALTA Loan Policy (6-17-06)	Policy Number: 465256

AA.	As to Central Utility Plant Parcels

(AG) Terms, Conditions and Restrictions as set forth in Deed Book 700, Page 267. (Affects former Lots 7, 8 and 9) Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(AH) Intentionally omitted

(AI) Subject to Restrictions only, as set forth in Deed Book 715, Page 156. (Affects former Lots 7, 8, 9 and 10) Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(AJ) Rights of the United States and Restrictions as set forth in Deed Book 765, Page 242. (Affects former Lots 7, 8 and 9) Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(AL) Rights of the United States as set forth in Deed Book 2311, Page 36. Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title. (Affects Lots 7, 8 and 9)

(AT) Intentionally omitted

(AW) Existing rights of utility companies in and to any portion of the premises which lies in the bed(s) of vacated Connecticut Avenue, Congress Place and Massachusetts Avenue. Said streets vacated by Ordinance #31 adopted by the City of Atlantic City on July 25, 2007, recorded on October 23, 2007 as Instrument No. 2007095736.

(BL) Subject to restrictions only, as set forth in Deed Book 808, Page 140, (Affects former Lots 7, 8 and 9) Loan policy insures said restrictions have not been violated and any future violation will not result in a forfeiture or reversion of title.

(BV) Intentionally omitted

(BW) Intentionally omitted

(CV) Notwithstanding any provision in the policy to the contrary unless an exception is taken in schedule b, the policy insures against loss arising from any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the title. The following matters shown on a survey made by Arthur W. Ponzio Co. & Associates, Inc., dated November 18, 2010, last revised ~, Job No. 30147-28428, are added to Schedule B:

A. Area of Dedication to CRDA as excepted in Schedule A Legal Description

This policy does not insure against errors or inaccuracies in the survey with respect to matters which do not affect title.

AF.	As to all Parcels: Lien of unpaid real estate taxes for the year 2011. Taxes paid through effective date herein. Subsequent taxes not yet due and payable.

AG.	Note: This is a Pro-Forma Policy furnished to or on behalf of the part to be insured. It may not represent the present state of title and is not a Commitment willingness of the Company to provide any stated affirmative coverage, which may be subject to additional requirements set forth on Schedule B-1 of the corresponding Title Commitment, the terms of which are incorporated herein by reference.

First American Title Insurance Company

Form No. 1056.06	Policy Page 11
ALTA Loan Policy (6-17-06)	Policy Number: 465256

(AH) Easement Agreement between NB Acquisition LLC, a New Jersey limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, ACR Energy Partners, LLC, a New Jersey limited liability company and The City of Atlantic City, dated     /     /             , recorded     /    /             in Deed Book             , Page     .

First American Title Insurance Company

Form No. 1056.06	Policy Page 12
ALTA Loan Policy (6-17-06)	Policy Number: 465256

SCHEDULE B

File No.: NCS-465256-GLAP	Policy No.: 465256

PART II

In addition to the matters set forth in Part I of this Schedule, the Title is subject to the following matters, and the Company insures against loss or damage sustained in the event that they are not subordinate to the lien of the Insured Mortgage:

AI.	1) Mortgagor: NB Acquisition LLC, a New Jersey Limited Liability Company, Mortgagee: U.S. Bank National Association, dated , in the amount of $304,400,000.00, recorded in the office of the Clerk/Register of Atlantic County as Instrument , Book , Page . (As to Central Utility Plant Parcel)

2) Mortgagor: Revel Atlantic City, LLC (As to Fee Interest) and Revel Entertainment Group, LLC (As to Leasehold Interest) Mortgagee: U.S. Bank National Association, dated                     , in the amount of $304,400,000.00, recorded                     in the office of the Clerk/Register of Atlantic County as Instrument             , Book             , Page     . (As to Casino Parcel)

(3) Terms, provisions and conditions of a Lease by and between Revel Entertainment Group, LLC by Short Form of Lease from Revel Atlantic City, LLC, a New Jersey limited liability company, a Short Form of which was dated     /    /             and recorded     /    /              in the office of the Clerk/Register of Atlantic, in Deed Book             , Page    . (As to Casino Parcel)

(4) Terms, provisions and conditions of a Lease by and between NB Acquisition, LLC, a Delaware limited liability company and ACR Energy Partners, LLC, a New Jersey limited liability company, a Short Form of which was dated     /     /             , recorded     /     /             , Deed Book             , Page     . (As to Central Utility Plant Parcels)

First American Title Insurance Company

Form No. 1056.06	Policy Page 13
ALTA Loan Policy (6-17-06)	Policy Number: 465256

SCHEDULE “A”

File No.: NCS-465256-GLAP	Policy No.: 465256

Real property in the City of Atlantic City, County of Atlantic, State of New Jersey, described as follows:

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

CASINO PARCEL

BLOCK 62 LOTS 1 AND 2

DESCRIBED IN ACCORDANCE WITH A SURVEY PREPARED BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. DATED NOVEMBER 18, 2010 AS FOLLOWS: BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF ORIENTAL AVENUE (72’ AS WIDENED 12’ ON ITS NORTHERLY SIDE) WITH THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE), AND EXTENDING FROM SAID BEGINNING POINT; THENCE

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG THE SOUTHERLY LINE OF ORIENTAL AVENUE 960.00 FEET TO THE WESTERLY LINE OF METROPOLITAN AVENUE; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME 875.00 FEET TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK (THE BOARDWALK) (60’ WIDE); THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST IN AND ALONG SAME, PARALLEL WITH PACIFIC AVENUE 535.00 FEET TO A POINT OF CURVATURE; THENCE

4. SOUTHWESTWARDLY CONTINUING IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK IN THE ARC OR A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 687.845 FEET, AN ARC LENGTH OF 99.82 FEET TO A POINT OF TANGENCY; THENCE

5. SOUTH 54 DEGREES, 13 MINUTES, 06 SECONDS WEST STILL IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK 328.99 FEET TO THE WESTERLY LINE OF NEW JERSEY AVENUE; THENCE

6. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME 929.81 FEET TO THE POINT AND PLACE OF BEGINNING.

CENTRAL UTILITY PLANT (BLOCK 68)

DESCRIBED IN ACCORDANCE WITH A SURVEY PREPARED BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. AS FOLLOWS:

BEGINNING AT A POINT IN THE INTERSECTION OF THE WESTERLY LINE OF METROPOLITAN AVENUE (30.00’ WIDE) AND THE NORTHERLY LINE OF ORIENTAL AVENUE (60.00’ WIDE) AND EXTENDING; THENCE

1. SOUTH 62 DEGREES, 32 MINUTES 00 SECONDS WEST IN AND ALONG THE NORTHERLY LINE OF ORIENTAL AVENUE A DISTANCE OF 160.00 FEET TO A POINT IN THE EAST LINE OF MASSACHUSETTS AVENUE; THENCE

2. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME A DISTANCE OF 280.00 FEET TO A POINT; THENCE

First American Title Insurance Company

Form No. 1056.06	Policy Page 14
ALTA Loan Policy (6-17-06)	Policy Number: 465256

3. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 95.00 FEET TO A POINT; THENCE

4. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 20.00 FEET TO A POINT; THENCE

5. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 5.00 FEET TO A POINT; THENCE

6. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 60.00 FEET TO THE NORTHERLY LINE OF LOT 7; THENCE

7. NORTH 62 DEGREES, 32 MINUTES 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 10.00 FEET TO THE CORNER OF A 3” X 60” STRIP OF LAND (LOT 16); THENCE

8. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 0.25 FEET TO THE NORTHERLY LINE OF LOT 13; THENCE

9. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 60.00 FEET TO A POINT IN THE WEST LINE OF METROPOLITAN AVENUE; THENCE

10. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 199.75 FEET TO THE POINT AND PLACE OF BEGINNING.

EXCEPTING FROM THE ABOVE A PARCEL CONVEYED TO CASINO REINVESTMENT DEVELOPMENT AUTHORITY, IN DEED BOOK 13128, INSTRUMENT NO. 2010020400 (ABOUT TO BE KNOWN AS BLOCK 68, LOT 3.01) AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF MASSACHUSETTS AVENUE, SAID POINT BEING 280.00 FEET NORTHERLY FROM THE INTERSECTION OF SAME WITH THE NORTHERLY LINE OF ORIENTAL AVENUE AND RUNNING THENCE:

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST 18.00 FEET TO A POINT; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST 280.00 FEET TO A POINT; THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST 18.00 FEET TO A POINT; THENCE

4. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST 280.00 FEET TO THE POINT AND PLACE OF BEGINNING.

AS TO THE CASINO PARCEL AND CENTRAL UTILITY PLANT PARCEL

TOGETHER WITH THE BENEFITS OF THAT CERTAIN EASEMENT AGREEMENT BETWEEN NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, ACR ENERGY PARTNERS, LLC AND THE CITY OF ATLANTIC CITY DATED     /    /            , RECORDED     /    /             IN DEED BOOK             , PAGE     .

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

CASINO PARCEL

BLOCK 62 LOT 2; BLOCK 62 LOT 1, ON THE OFFICIAL TAX MAP OF THE CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY. CENTRAL UTILITY PLANT PARCELS

BLOCK 68 PART OF CURRENT LOT 3, (ABOUT TO BE KNOWN AS LOT 3.02) (FORMERLY KNOWN AS LOTS 3, 4, 5, 6, 7, 8, 9, 11 & 13) ON THE OFFICIAL TAX MAP OF THE CITY OF ATLANTIC CITY, ATLANTIC COUNTY, NEW JERSEY.

First American Title Insurance Company

Form No. 1056.06	Policy Page 15
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 9-06

NEW JERSEY MODIFICATION

RESTRICTIONS, ENCROACHMENTS, MINERALS

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

The Company insures the owner of the indebtedness secured by the Insured Mortgage against loss or damage sustained by reason of:

1.	The existence, at Date of Policy, of any of the following:

a.	Covenants, conditions, or restrictions under which the lien of the Insured Mortgage can be divested, subordinated, or extinguished, or its validity, priority, or enforceability impaired.

b.	Unless expressly excepted in Schedule B

i.	Present violations on the land of any enforceable covenants, conditions, or restrictions, or existing improvements on the Land that violate any building setback lines shown on a plat of subdivision recorded or filed in the Public Records.

ii.	Any instrument referred to in Schedule B as containing covenants, conditions, or restrictions on the Land that, in addition, (A) establishes an easement on the Land, (B) provides a lien for liquidated damages, (C) provides for a private charge or assessment, (D) provides for an option to purchase, a right of first refusal, or the prior approval of a future purchaser or occupant.

iii.	Any encroachment of existing improvements located on the Land onto adjoining land, or any encroachment onto the Land of existing improvements located on adjoining land.

iv.	Any encroachment of existing improvements located on the Land onto that portion of the Land subject to any easement excepted in Schedule B.

v.	Any notices of violation of covenants, conditions, or restrictions relating to environmental protection recorded or filed in the Public Records.

2.	Any future violation on the land of any existing covenants, conditions, or restrictions occurring prior to the acquisition of title to the estate or interest in the land by the Insured, provided the violation results in:

a.	invalidity, loss of priority, or unenforceability of the lien of the Insured Mortgage; or

b.	loss of title if the insured shall acquire title in satisfaction of the indebtedness secured by the Insured Mortgage.

(continued…)

New Jersey Land Title	NJRB 5-95
Insurance Rating Bureau	Effective 2/15/2007 Revised 5/15/2009

ALTA ENDORSEMENT - Form 9-06 (Restrictions, Encroachments, Minerals) (6/17/06)	FANJ-595
New Jersey Modification

First American Title Insurance Company

Form No. 1056.06	Policy Page 16
ALTA Loan Policy (6-17-06)	Policy Number: 465256

3.	Damage to existing improvements, including lawns, shrubbery, or trees:

a.	which are located on or encroach upon that portion of the Land subject to any easement excepted in Schedule B, which damage results from the exercise of the right to maintain the easement for the purpose for which it was granted or reserved;

b.	resulting from the future exercise of any right to use the surface of the Land for the extraction or development of minerals excepted from the description of the Land or excepted in Schedule B.

4.	Any final court order or judgment requiring the removal from any land adjoining the Land of any encroachment excepted in Schedule B.

5.	Any final court order or judgment denying the right to maintain any existing improvements on the Land because of any violation of covenants, conditions, or restrictions, or building setback lines shown on a plat of subdivision recorded or filed in the Public Records.

Wherever in this endorsement the words “covenants, conditions, or restrictions” appear, they shall not be deemed to refer to or include the terms, covenants, conditions, or limitations contained in an instrument creating a lease.

As used in paragraphs 1.b.i. and 5, the words “covenants, conditions, or restrictions” do not include any covenants, conditions, or restrictions (a) relating to obligations of any type to perform maintenance, repair, or remediation on the Land, or (b) pertaining to environmental protection of any kind or nature, including hazardous or toxic matters, conditions, or substances, except to the extent that a notice of a violation or alleged violation affecting the Land has been recorded or filed in the Public Records at Date of Policy and is not excepted in Schedule B.

As used in this endorsement the words “covenants, conditions, or restrictions” do not include any recorded covenants, conditions, or restrictions excepted in Schedule B for rules, or regulations or covenants, conditions, or restrictions promulgated by the Department of Community Affairs (“DCA”) or Council on Affordable Housing (“COAH”) or any other federal, state or local governmental body or agency or any federal or state Laws with regard to affordable housing or matters related thereto.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-95
Insurance Rating Bureau	Effective 2/15/2007 Revised 5/15/2009
ALTA ENDORSEMENT - Form 9-06 (Restrictions, Encroachments, Minerals)	FANJ-595
(6/17/06)
New Jersey Modification

First American Title Insurance Company

Form No. 1056.06	Policy Page 17
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 20-06

FIRST LOSS - MULTIPLE PARCEL TRANSACTION

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

This endorsement is effective only if the Collateral includes at least two parcels of real property.

1.	For the purposes of this endorsement:

a.	“Collateral” means all property, including the Land, given as security for the Indebtedness.

b.	“Material Impairment Amount” means the amount by which any matter covered by this policy for which a claim is made diminishes the value of the Collateral below the Indebtedness.

2.	In the event of a claim resulting from a matter insured against by this policy, the Company agrees to pay that portion of the Material Impairment Amount that does not exceed the limits of liability imposed by Sections 2 and 8 of the Conditions without requiring:

a.	maturity of the Indebtedness by acceleration or otherwise,

b.	pursuit by the Insured of its remedies against the Collateral, or

c.	pursuit by the Insured of its remedies under any guaranty, bond or other insurance policy.

3.	Nothing in this endorsement shall impair the Company’s right of subrogation. However, the Company agrees that its right of subrogation shall be subordinate to the rights and remedies of the Insured. The Company’s right of subrogation shall include the right to recover the amount paid to the Insured pursuant to paragraph 2 from any debtor or guarantor of the Indebtedness, after payment or other satisfaction of the remainder of the Indebtedness and other obligations secured by the lien of the Insured Mortgage. The Company shall have the right to recoup from the Insured Claimant any amount received by it in excess of the Indebtedness up to the amount of the payment under paragraph 2.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-121
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 20-06 (First Loss- Multiple Parcel Transaction)	FANJ-5121
(6/17/06)

First American Title Insurance Company

Form No. 1056.06	Policy Page 18
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 14-06

FUTURE ADVANCE - PRIORITY

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

1.	The insurance for Advances added by Sections 2 and 3 of this endorsement is subject to the exclusions in Section 4 of this endorsement and the Exclusions from Coverage in the Policy, except Exclusion 3(d), the provisions of the Conditions, and the exceptions contained in Schedule B.

a.	“Agreement,” as used in this endorsement, shall mean the note or loan agreement secured by the Insured Mortgage.

b.	“Advances,” as used in this endorsement, shall mean only those advances of principal indebtedness made after the Date of Policy as provided in the Agreement, including expenses of foreclosure, amounts advanced pursuant to the Insured Mortgage to pay taxes and insurance, assure compliance with laws, or to protect the lien of the Insured Mortgage before the time of acquisition of the Title, and reasonable amounts expended to prevent deterioration of improvements, together with interest on those advances.

2.	The Company insures against loss or damage sustained by the Insured by reason of:

a.	The invalidity or unenforceability of the lien of the Insured Mortgage as security for each Advance.

b.	The lack of priority of the lien of the Insured Mortgage as security for each Advance over any lien or encumbrance on the Title.

c.	The invalidity or unenforceability or loss of priority of the lien of the Insured Mortgage as security for the Indebtedness and Advances resulting from (i) re-Advances and repayments of Indebtedness, (ii) lack of outstanding Indebtedness before an Advance, or (iii) the failure of the Insured Mortgage to comply with the requirements of state law of the state in which the Land is located to secure Advances.

3.	The Company also insures against loss or damage sustained by the Insured by reason of:

a.	The invalidity or unenforceability of the lien of the Insured Mortgage resulting from any provisions of the Agreement that provide for (i) interest on interest, (ii) changes in the rate of interest, or (iii) the addition of unpaid interest to the Indebtedness.

b.	Loss of priority of the lien of the Insured Mortgage as security for the Indebtedness, interest on interest, or interest as changed in accordance with the provisions of the Insured Mortgage, which loss of priority is caused by (i) changes in the rate of interest, (ii) interest on interest, or (iii) increases in the Indebtedness resulting from the addition of unpaid interest.

(continued...)

First American Title Insurance Company

Form No. 1056.06	Policy Page 19
ALTA Loan Policy (6-17-06)	Policy Number: 465256

New Jersey Land Title	NJRB 5-107
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 14-06 (Future Advance - Priority) (6/17/06)	FANJ-5107

“Changes in the rate of interest,” as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to a formula provided in the Insured Mortgage at Date of Policy.

4.	This endorsement does not insure against loss or damage (and the Company will not pay costs, attorneys’ fees, or expenses) resulting from:

a.	Advances made after a Petition for Relief under the Bankruptcy Code (11 U.S.C.) has been filed by or on behalf of the mortgagor.

b.	The loss of priority of the lien of the Insured Mortgage, as security for Advances, to the lien of real estate taxes or assessments on the Title imposed by governmental authority arising after Date of Policy.

c.	The loss of priority of the lien of the Insured Mortgage as security for any Advance, to a federal tax lien, which Advance is made after the earlier of (i) actual knowledge of the Insured that a federal tax lien was filed against the mortgagor, or (ii) the expiration of more than forty-five days after notice of a federal tax lien filed against the mortgagor.

d.	The loss of priority of the lien of the Insured Mortgage as security for Advances to any federal or state environmental protection lien.

e.	Usury, or any consumer credit protection or truth-in-lending law.

f.	The loss of priority of the lien of the Insured Mortgage as security for any Advance to a mechanic’s or materialmen’s lien.

5.	The Amount of Insurance shall include Advances.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-107
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 14-06 (Future Advance - Priority) (6/17/06)	FANJ-5107

First American Title Insurance Company

Form No. 1056.06	Policy Page 20
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 6-06

VARIABLE RATE MORTGAGE

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

The Company insures against loss or damage sustained by the Insured by reason of:

1.	The invalidity or unenforceability of the lien of the Insured Mortgage resulting from its provisions that provide for changes in the rate of interest.

2.	Loss of priority of the lien of the Insured Mortgage as security for the unpaid principal balance of the loan, together with interest as changed in accordance with the provisions of the Insured Mortgage, which loss of priority is caused by the changes in the rate of interest.

“Changes in the rate of interest”, as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to the formula provided in the loan documents secured by the Insured Mortgage at Date of Policy.

This endorsement does not insure against loss or damage based upon:

1.	usury, or

2.	any consumer credit protection or truth in lending law.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-91
Insurance Rating Bureau	Effective 2/15/2007 Revised 5/15/09
ALTA ENDORSEMENT - Form 6-06 (Variable Rate Mortgage) (6/17/06)	FANJ-591

First American Title Insurance Company

Form No. 1056.06	Policy Page 21
ALTA Loan Policy (6-17-06)	Policy Number: 465256

First American Title Insurance Company

ARBITRATION ENDORSEMENT

Attached to and made a part of Policy No.

(Issuing Agent: File No. NCS-465256-GLAP)

Paragraph 13* of the Conditions in your policy is amended by this endorsement. This paragraph allows arbitration and is amended to read:

You and the Company may together agree to arbitration. The arbitration shall be binding on both you and the Company. The arbitration shall decide any matter in dispute between you and the Company.

The arbitration award may:

(1)	include attorney’s fees if allowed by state law;

(2)	be entered as a judgment in the proper Court.

The arbitration shall be under the Title Insurance Arbitration Rules of the American Arbitration Association. You may choose current Rule or Rules in existence on Policy Date.

The law used in the arbitration is the law of New Jersey.

You can get a copy of the Rules from the Company.

This endorsement is made part of the policy and is subject to all of the terms and provisions thereof and of any prior endorsements thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the face amount thereof.

Dated: 02/14/2011		First American Title Insurance Company

By:
Authorized Signature

*the number to be inserted here will vary as follows:

Owner’s Policy: Paragraph 14	Loan Policy: Paragraph 13
Leasehold Owner’s Policy: Paragraph 16	Leasehold Loan Policy: Paragraph 15
Residential Plain Language Owner’s Policy: Paragraph 8

First American Title Insurance Company

Form No. 1056.06	Policy Page 22
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 19

CONTIGUITY - MULTIPLE PARCELS

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

The Company insures against loss or damage sustained by the Insured by reason of:

1.	the failure of the WESTERLY boundary line of Casino Parcel BLOCK 62 LOT 1 of the Land to be contiguous to the EASTERLY boundary line of Casino Parcel BLOCK 62 LOT 2; or

2.	the presence of any gaps, strips, or gores separating any of the contiguous boundary lines described above.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-119
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 19-06 (Contiguity-Multiple Parcels) (6/17/06)	FANJ-5119

First American Title Insurance Company

Form No. 1056.06	Policy Page 23
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 17-06

ACCESS AND ENTRY

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

The Company insures against loss or damage sustained by the Insured if, at Date of Policy (i) the Land does not abut and have both actual vehicular and pedestrian access to and from ***SEE BELOW (the “Street”), (ii) the Street is not physically open and publicly maintained, or (iii) the Insured has no right to use existing curb cuts or entries along that portion of the Street abutting the Land.

***CASINO PARCEL - METROPOLITAN AVENUE; ORIENTAL AVENUE; NEW JERSEY AVENUE CENTRAL UTILITY PLANT PARCEL - METROPOLITAN AVENUE; ORIENTAL AVENUE; MASSACHUSETTS AVENUE

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-115
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 17-06 (Access and Entry) (6/17/06)	FANJ-5115

First American Title Insurance Company

Form No. 1056.06	Policy Page 24
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 25-06

NEW JERSEY MODIFICATION

SAME AS SURVEY

Attached to and made a part of Policy No. 465256

(Issuing Agent: File No: NCS-465256-GLAP)

The Company insures against loss or damage sustained by the Insured by reason of the failure of the Land as described in Schedule A to be the same as that identified on the survey made by ARTHUR W. PONZIO CO. & ASSOCIATES, INC. dated NOVEMBER 18, 2010, and designated Job No. 30147- 28428 and described in the Survey Endorsement attached to this Policy.

This Endorsement does not insure against errors or inaccuracies which may be contained in the survey.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNER’S POLICY.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-125
Insurance Rating Bureau	Effective 5/15/2009
ALTA ENDORSEMENT - Form 25-06 (Same as Survey) (Adopted 10/16/2008)	FANJ 5-125
New Jersey Modification

First American Title Insurance Company

Form No. 1056.06	Policy Page 25
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 18.1-06

MULTIPLE TAX PARCEL

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

The Company insures against loss or damage sustained by the Insured by reason of:

1.	those portions of the Land identified below not being assessed for real estate taxes under the listed tax identification numbers or those tax identification numbers including any additional land:

Parcel:	Tax Identification Numbers:
CASINO PARCEL	BLOCK 62 LOT 1
BLOCK 62 LOT 2

2.	the easements, if any, described in Schedule A being cut off or disturbed by the nonpayment of real estate taxes assessed against the servient estate.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-118
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 18.1-06 (Multiple Tax Parcel) (6/17/06)	FANJ-5118

First American Title Insurance Company

Form No. 1056.06	Policy Page 26
ALTA Loan Policy (6-17-06)	Policy Number: 465256

ALTA ENDORSEMENT FORM 22-06

NEW JERSEY MODIFICATION

LOCATION

Attached to and made a part of Policy No. 465256

(Issuing Agent: File Number: NCS-465256-GLAP)

The Company insures against loss or damage sustained by the Insured by reason of any accuracy in the statement that, according to the survey referred to in the Survey Endorsement, there is located on the Land at Date of Policy a HOTEL, known as 626 ORIENTAL AVENUE AND 601 BOARDWALK and a MASONRY FOUNDATION known as 117 S. MASSACHUSETTS AVENUE.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNER’S POLICY

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-123
Insurance Rating Bureau	Effective 2/15/2007 Revised 5/15/2009
ALTA ENDORSEMENT - Form 22-06 (Location) (6/17/06)	FANJ 5-123
New Jersey Modification

First American Title Insurance Company

Form No. 1056.06	Policy Page 27
ALTA Loan Policy (6-17-06)	Policy Number: 465256

First American Title Insurance Company

UTILITIES AVAILABLE ENDORSEMENT

Attached to and made a part of Policy No. NCS-465256-GLAP

(Issuing Agent:                                                               File No. NCS-465256-GLAP)

The Company insures against loss, which the Insured shall sustain due to the failure of water, gas, electric, telephone, storm sewer and sanitary sewer services, to the extent that they are available to the land, to be transmitted either over, under or upon public rights-of-way or over, under or upon easements for the benefit of the land by reason of:

a)	any gap between the boundaries of the land and the public rights-of-way or easements,

b)	any gaps between the boundaries of the easements and the public rights-of-way, or

c)	termination by the grantors of the easements, or by their heirs, personal representatives, successors or assigns.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Dated:	First American Title Insurance Company

By:
Authorized Signature

First American Title Insurance Company

ALTA ENDORSEMENT FORM 13.1-06

LEASEHOLD - LOAN

Issued by

First American Title Insurance Company

Attached to and forming a part of Policy No. 465256

File Number: NCS-465256-GLAP

1.	As used in this endorsement, the following terms shall mean:

a.	“Evicted” or “Eviction”: (a) the lawful deprivation, in whole or in part, of the right of possession insured by this policy, contrary to the terms of the Lease or (b) the lawful prevention of the use of the Land or the Tenant Leasehold Improvements for the purposes permitted by the Lease, in either case as a result of a matter covered by this policy.

b.	“Lease”: the lease agreement described in Schedule A.

c.	“Leasehold Estate”: the right of possession for the Lease Term.

d.	“Lease Term”: the duration of the Leasehold Estate, including any renewal or extended term if a valid option to renew or extend is contained in the Lease.

e.	“Personal Property”: chattels located on the Land and property that, because of their character and manner of affixation to the Land, can be severed from the Land without causing appreciable damage to themselves or to the Land to which they are affixed.

f.	“Remaining Lease Term”: the portion of the Lease Term remaining after the Insured has been Evicted as a result of a matter covered by this policy.

g.	“Tenant”: the tenant under the Lease and, after acquisition of all or any part of the Title in accordance with the provisions of Section 2 of the Conditions of this policy, the Insured Claimant.

h.	“Tenant Leasehold Improvements”: Those improvements, including landscaping, required or permitted to be built on the Land by the Lease that have been built at the Insured’s expense or in which the Insured has an interest greater than the right to possession during the Lease Term.

2.	Valuation of Estate or Interest Insured:

If in computing loss or damage it becomes necessary to value the Title as the result of a covered matter that results in an Eviction of the Tenant, then that value shall consist of the value for the Remaining Lease Term of the Leasehold Estate and any Tenant Leasehold Improvements existing on the date of the Eviction. The Insured Claimant shall have the right to have the Leasehold Estate and the Tenant Leasehold Improvements valued either as a whole or separately. In either event, this determination of value shall take into account rent no longer required to be paid for the Remaining Lease Term.

(continued...)

New Jersey Land Title	NJRB 5-106
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 13.1-06 (Leasehold - Loan) (6/17/06)	FANJ-5106

3.	Additional items of loss covered by this endorsement:

If the Insured is Evicted, the following items of loss, if applicable, shall be included in computing loss or damage incurred by the Insured, but not to the extent that the same are included in the valuation of the Title.

a.	The reasonable cost of removing and relocating any Personal Property that the Insured has the right to remove and relocate, situated on the Land at the time of Eviction, the cost of transportation of that Personal Property for the initial one hundred miles incurred in connection with the relocation, and the reasonable cost of repairing the Personal Property damaged by reason of the removal and relocation.

b.	Rent or damages for use and occupancy of the Land prior to the Eviction that the Insured as owner of the Leasehold Estate may be obligated to pay to any person having paramount title to that of the lessor in the Lease.

c.	The amount of rent that, by the terms of the Lease, the Insured must continue to pay to the lessor after Eviction with respect to the portion of the Leasehold Estate and Tenant Leasehold Improvements from which the Insured has been Evicted.

d.	The fair market value, at the time of the Eviction, of the estate or interest of the Insured in any lease or sublease made by Tenant as lessor of all or part of the Leasehold Estate or the Tenant Leasehold Improvements.

e.	Damages that the Insured is obligated to pay to lessees or sublessees on account of the breach of any lease or sublease made by the Tenant as lessor of all or part of the Leasehold Estate or the Tenant Leasehold Improvements caused by the Eviction.

f.	Reasonable costs incurred by the Insured to secure a replacement leasehold equivalent to the Leasehold Estate.

g.	If Tenant Leasehold Improvements are not substantially completed at the time of Eviction, the actual cost incurred by the Insured, less the salvage value, for the Tenant Leasehold Improvements up to the time of Eviction. Those costs include costs incurred to obtain land use, zoning, building and occupancy permits, architectural and engineering fees, construction management fees, costs of environmental testing and reviews, and landscaping costs.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements to it.

Dated: 01/13/2011		First American Title Insurance Company

By:
Authorized Signature

New Jersey Land Title	NJRB 5-106
Insurance Rating Bureau	Effective 2/15/2007
ALTA ENDORSEMENT - Form 13.1-06 (Leasehold - Loan) (6/17/06)	FANJ-5106

EXHIBIT S

[Form of]

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made and entered into as of the      day of             , 20[    ] by and between JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) pursuant to that certain Credit Agreement dated as of February 17, 2011 (the “Credit Agreement”) among Revel AC, Inc.20, certain other parties thereto and the Collateral Agent, and                                         , having an office at                                          (“Tenant”).

R E C I T A L S :

A. Tenant is the tenant under a certain lease dated             ,          between                                         , as landlord (“Landlord”), and Tenant, as tenant (as amended through the date hereof, the “Lease”), pursuant to which Tenant leased a portion (the “Leased Premises”) of the property known as                                         , located at                                         , as more particularly described in Schedule A attached hereto (the “Property”).

B. Landlord has or will grant a mortgage lien on and security interest in the Property to Collateral Agent (for its benefit and for the benefit of the secured parties in connection with the Credit Agreement) pursuant to one or more mortgages, deeds of trust, deeds to secure debt or similar security instruments (collectively, the “Security Instruments”).

C. Tenant has agreed to subordinate the Lease to the Security Instruments and to the lien thereof and Collateral Agent has agreed not to disturb Tenant’s possessory rights in the Leased Premises under the Lease on the terms and conditions hereinafter set forth.

A G R E E M E N T :

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. Subordination. Notwithstanding anything to the contrary set forth in the Lease, the Lease and the leasehold estate created thereby and all of Tenant’s rights thereunder are and shall at all times be subject and subordinate in all respects to the Security Instruments and the lien thereof, and to all rights of Collateral Agent thereunder, and to any and all advances to be made thereunder, and to all renewals, modifications, consolidations, replacements and extensions thereof.

[20]	Delete this reference if Borrower is Tenant.

2. Nondisturbance. So long as Tenant is in actual possession of the Leased Premises and complies with the provisions of this Agreement, pays all rents and other charges as specified in the Lease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and covenants pursuant to the Lease, Collateral Agent agrees for itself and its successors in interest and for any other person acquiring title to the Property through a foreclosure (an “Acquiring Party”), that Tenant’s possession of the Leased Premises as described in the Lease will not be disturbed during the term of the Lease by reason of a foreclosure. For purposes of this Agreement, a “foreclosure” shall include (but not be limited to) a judicial foreclosure, a sheriff’s or trustee’s sale under the power of sale contained in the Security Instruments, the termination of any superior lease of the Property and any other transfer of the Landlord’s interest in the Property under peril of foreclosure, including, without limitation to the generality of the foregoing, an assignment or sale in lieu of foreclosure.

3. Attornment. Tenant agrees to attorn to, accept and recognize any Acquiring Party as the landlord under the Lease pursuant to the provisions expressly set forth therein for the then remaining balance of the term of the Lease, and any extensions thereof as made pursuant to the Lease. The foregoing provision shall be self-operative and shall not require the execution of any further instrument or agreement by Tenant as a condition to its effectiveness.

4. No Liability. Notwithstanding anything to the contrary contained herein or in the Lease, it is specifically understood and agreed that neither the Collateral Agent, any receiver nor any Acquiring Party shall be:

(a) liable for any act, omission, negligence or default of any prior landlord (including Landlord); or

(b) liable for any failure of any prior landlord (including Landlord) to construct any improvements or bound by any covenant to construct any improvement either at the commencement of the term of the Lease or upon any renewal or extension thereof or upon the addition of additional space pursuant to any expansion right contained in the Lease; or

(c) subject to any offsets, credits, claims or defenses which Tenant might have against any prior landlord (including Landlord); or

(d) bound by any (i) rent or additional rent which is payable on a monthly basis and which Tenant has or might have paid for more than one (1) month in advance to any prior landlord (including Landlord) or (ii) security deposit or other prepaid charge which Tenant has or might have paid in advance to any prior landlord (including Landlord), except, in each case, to the extent delivered to the Collateral Agent, receiver or the Acquiring Party, as the case may be; or

(e) liable to Tenant hereunder or under the terms of the Lease beyond the Collateral Agent’s, receiver’s or the Acquiring Party’s interest in the Property; or

(f) bound by any assignment, subletting, renewal, extension or any other agreement or modification of the Lease made without the written consent of Collateral Agent; or

(g) bound by any consensual or negotiated surrender, cancellation or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant unless effected unilaterally by Tenant pursuant to the express terms of the Lease or made with the prior written consent of Collateral Agent; or

(h) liable to any broker or other third party for future commission or other fees and expenses.

Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action against such prior landlord for prior losses or damages.

5. Certain Acknowledgments and Agreements by Tenant.

(a) Tenant has notice that the Lease and the rents and all other sums due thereunder have been assigned to Collateral Agent as security for the obligations secured by the Security Instruments. In the event Collateral Agent notifies Tenant of the occurrence of a default under the Security Instruments and demands that Tenant pay its rents and all other sums due or to become due under the Lease directly to Collateral Agent, Tenant shall honor such demand and pay its rent and all other sums due under the Lease directly to Collateral Agent or as otherwise authorized in writing by Collateral Agent. Landlord irrevocably authorizes Tenant to make the foregoing payments to Collateral Agent upon such notice and demand.

(b) Tenant shall send a copy of any and all notices or statements under the Lease to Collateral Agent at the same time such notices or statements are sent to Landlord.

(c) This Agreement satisfies any and all conditions or requirements in the Lease relating to the granting of a non-disturbance agreement.

6. Collateral Agent To Receive Default Notices. Without limiting the general nature of paragraph 5(b), Tenant shall notify Collateral Agent of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective unless Collateral Agent shall have received notice of default giving rise to such cancellation and shall have failed within sixty (60) days after receipt of such notice to cure such default or, if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default; provided, however, if the default materially interferes with Tenant’s use of the Leased Premises the cure period shall be reduced to thirty (30) days.

7. Estoppel. Tenant hereby certifies and represents to Collateral Agent that as of the date of this Agreement:

(a) the Lease is in full force and effect and a true and complete copy (together with all amendments and modifications) is attached hereto as Exhibit A;

(b) all requirements for the commencement and validity of the Lease have been satisfied and there are no unfulfilled conditions to Tenant’s obligations under the Lease;

(c) Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease; to the best of Tenant’s knowledge,

Landlord is not in default under the Lease; to the best of Tenant’s knowledge, no act, event or condition has occurred which with notice or the lapse of time, or both, would constitute a default by Tenant or Landlord under the Lease; to the best of Tenant’s knowledge, no claim by Tenant of any nature exists against Landlord under the Lease; and all obligations of Landlord have been fully performed;

(d) there are no defenses, counterclaims or setoffs against rents or charges due or which may become due under the Lease;

(e) none of the rent which Tenant is required to pay under the Lease has been prepaid, or will in the future be prepaid, more than one (1) month in advance;

(f) Tenant has no right or option contained in the Lease or in any other document to purchase all or any portion of the Leased Premises;

(g) the Lease (as attached hereto as Exhibit A) has not been modified or amended and constitutes the entire agreement between Landlord and Tenant relating to the Leased Premises;

(h) Tenant has not assigned, mortgaged, sublet, encumbered, conveyed or otherwise transferred any or all of its interest under the Lease; and

(i) Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary action.

8. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 8, the term “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York or Atlantic City, New Jersey. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9. Successors. The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties; provided, however, that in the event of the assignment or transfer of the interest of Collateral Agent, all obligations and liabilities of Collateral Agent under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Collateral Agent’s interest is assigned or transferred; and provided, further, that the interest of Tenant under this Agreement may not be assigned or transferred without the prior written consent of Collateral Agent, not to be unreasonably withheld, conditioned or delayed. In addition, Tenant acknowledges that all references herein to Landlord shall mean the owner of the landlord’s interest in the Lease, even if said owner shall be different from the Landlord named in the Recitals.

10. Duplicate Original; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

11. Limitation of Collateral Agent’s Liability. Collateral Agent shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession.

12. Modification in Writing. This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

13. Lien of Security Instruments. Nothing contained in this Agreement shall in any way impair or affect the lien created by the Security Instruments or the provisions thereof.

14. Compliance with Lease. Tenant agrees that in the event there is any inconsistency between the terms and provisions hereof and the terms and provisions of the Lease, the terms and provisions hereof shall be controlling. Without limiting the general nature of the foregoing, Tenant agrees that, notwithstanding anything to the contrary in the Lease, the terms and provisions of the Credit Agreement with respect to the application of casualty insurance proceeds and condemnation awards shall control.

15. Governing Law; Severability. This Agreement shall be governed by the laws of the State of New York. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Further Actions. Tenant agrees at its own expense to execute and deliver, at any time and from time to time upon the reasonable request of Collateral Agent or any Acquiring Party, such documents and instruments (in recordable form, if requested) as may be reasonably necessary or appropriate to fully implement or to further evidence the understandings and agreements contained in this Agreement. Moreover, Tenant hereby irrevocably appoints and constitutes Collateral Agent or any Acquiring Party as its true and lawful attorney-in-fact to execute and deliver any such documents or instruments which may be reasonably necessary or appropriate to implement or further evidence such understandings and agreements and which Tenant, after thirty (30) days’ notice from Collateral Agent or any Acquiring Party, has failed to execute and deliver.

IN WITNESS WHEREOF, Collateral Agent and Tenant have duly executed this Agreement as of the date first above written.

JPMorgan Chase Bank, N.A.,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

,
as Tenant

By:
Name:
Title:

The undersigned, as the Landlord named in the Recitals, having duly executed this Agreement as of the date first written above, and as mortgagor, pledgor, assignor or debtor under the Security Instruments, hereby accepts and agrees for itself and its successors and assigns, (i) to be bound by the provisions of Section 5 hereof, (ii) that nothing contained in the foregoing Agreement (x) shall in any way be deemed to constitute a waiver by Collateral Agent of any of its rights or remedies under the Security Instruments or (y) shall in any way be deemed to release Landlord from its obligations to comply with the terms, provisions, conditions, covenants and agreements set forth in the Security Instruments and (iii) that the provisions of the Security Instruments remain in full force and effect and must be complied with by Landlord.

[Landlord]	, a

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF	)
	)	ss.:
COUNTY OF	)

On the      day of              in the year          before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

(Signature)

SCHEDULE A to EXHIBIT S

Description of Real Property

1

EXHIBIT T

[Form of]

PURCHASING BORROWER PARTY ASSIGNMENT AND ASSUMPTION

This Affiliate Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is a Purchasing Borrower Party]

3. Borrower: REVEL AC, INC., a Delaware corporation

4. Administrative Agent: JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of February 17, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC. a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as lead arranger and syndication agent, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY & CO. INCORPORATED, as joint bookrunning managers and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[21]
[ ][22]	$	$		%

7. Trade Date:

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[21]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[22]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment Agreement (e.g. “Tranche B Loans,” “Other Loans” etc.).

Consented to and Accepted:

JPMORGAN CHASE BANK N.A., as Administrative Agent

By:
Title:

Consented to:

REVEL AC, INC.

By:
Title:

ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its respective Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a Purchasing Borrower Party, (iii) this Assignment and Assumption is being made pursuant to a Discounted Voluntary Prepayment and (iv) no Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Assumption; (b) agrees any Loans assigned to it shall be automatically and permanently cancelled upon the effectiveness of this assignment and will therefore no longer be outstanding for any purpose.

2. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

T-4